As filed with the Securities and Exchange Commission on February 9, 2007
Registration No. 333-140440

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Burger King Holdings, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	5812	75-3095469
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
5505 Blue Lagoon Drive
Miami, Florida 33126
(305) 378-3000
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)
ANNE CHWAT
General Counsel
Burger King Holdings, Inc.
5505 Blue Lagoon Drive
Miami, Florida 33126
(305) 378-3000
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent For Service)

Copies to:

KARA L. MACCULLOUGH Holland & Knight LLP 701 Brickell Avenue Miami, FL 33131 (305) 374-8500	WILLIAM F. GORIN Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, NY 10006 (212) 225-2000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum
Title of Each Class of	Amount to be	Offering	Proposed Maximum	Amount of
Securities to be Registered	Registered(1)	Price per unit(2)	Offering Price(2)	Registration Fee

Common Stock, $0.01 par value	23,000,000 shares	$20.71	$476,330,000	$50,967.31

(1)	Includes shares issuable upon exercise of the underwriters’ option to purchase additional shares of common stock.

(2)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 based upon the average of the high and low sales prices for our common stock reported on the New York Stock Exchange on January 29, 2007.
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated February 9, 2007
20,000,000 Shares
Burger King Holdings, Inc.
Common Stock

The selling stockholders named in this prospectus are offering 20,000,000 shares of our common stock. We will not receive any proceeds from the sale of our common stock by the selling stockholders.
Our common stock is listed on the New York Stock Exchange under the symbol “BKC.” On February 7, 2007, the closing price of our common stock, as reported by the NYSE Consolidated Tape, was $20.56 per share.
Investing in our common stock involves risks. See “Risk Factors” beginning on page 10.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

		Underwriting	Proceeds to selling
		discounts and	stockholders, before
	Price to public	commissions	expenses

Per Share	$	$	$
Total	$	$	$

To the extent that the underwriters sell more than 20,000,000 shares of common stock, the underwriters have an option to purchase up to an additional 3,000,000 shares of common stock from the selling stockholders at the offering price less the underwriting discount. We will not receive any of the proceeds from a sale of the shares by the selling stockholders if the underwriters exercise their option to purchase additional shares of common stock.
The underwriters expect to deliver the shares against payment in New York, New York on                     , 2007.
JPMorgan

Goldman, Sachs & Co.
Morgan Stanley
Banc of America Securities LLC

Citigroup

Loop Capital Markets, LLC
Wachovia Securities

Prospectus dated                      , 2007

No one is authorized to provide you with information that conflicts with information in the registration statement we have filed with the Securities and Exchange Commission. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only where those offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of when this prospectus is delivered or any sale of our common stock occurs.
In this prospectus, we rely on and refer to information regarding the restaurant industry, the quick service restaurant segment and the fast food hamburger restaurant category that has been prepared by the industry research firm NPD Group, Inc. (which prepares and disseminates Consumer Reported Eating Share Trends, or CREST data) or compiled from market research reports, research analyst reports and other publicly available information. All industry and market data that are not cited as being from a specified source are from internal analyses based upon data available from noted sources or other proprietary research and analysis.

Prospectus summary
This summary highlights information contained elsewhere in this prospectus. This summary does not contain all the information you should consider before investing in our common stock. You should read this entire prospectus carefully, including the risks of investing in our common stock discussed under “Risk Factors” and the financial statements and notes included elsewhere in this prospectus. Unless we specifically state otherwise, the information in this prospectus does not take into account the sale of up to 3,000,000 shares of common stock that the underwriters have the option to purchase from the selling stockholders.
On December 13, 2002, we acquired Burger King Corporation, which we refer to as “BKC”, through private equity funds controlled by Texas Pacific Group, Bain Capital Partners and the Goldman Sachs Funds, or the “sponsors”. In this prospectus, unless the context otherwise requires, all references to “we”, “us” and “our” refer to Burger King Holdings, Inc. and its subsidiaries, including BKC, for all periods subsequent to our December 13, 2002 acquisition of BKC. All references to our “predecessor” refer to BKC and its subsidiaries for all periods prior to the acquisition, which operated under a different ownership and capital structure.
The King of Burgers
When the first Burger King® restaurant opened its doors in 1954, our founders had a smart idea: serve great-tasting food fast and allow guests to customize their hamburgers their way. Much has changed in the half century since our founders sold the first Whopper® sandwiches in a Miami drive-up hamburger stand in 1957, but these core principles have remained.
We believe that the Burger King and Whopper brands are two of the world’s most widely-recognized consumer brands. These brands, together with our signature flame-broiled products and the Have It Your Way® brand promise, are among the strategic assets that we believe set Burger King restaurants apart from other regional and national fast food hamburger restaurant chains. Have It Your Way is increasingly relevant as consumers increasingly demand personalization and choice over mass production. In a competitive industry, we believe we have differentiated ourselves through our attention to individual guests’ preferences by offering great tasting fresh food served fast and in a friendly manner.
We are the world’s second largest fast food hamburger restaurant chain, as measured by the number of restaurants and system-wide sales. As of December 31, 2006, we owned or franchised 11,184 restaurants in 66 countries and U.S. territories, of which approximately 90% are franchised. For the fiscal year ended June 30, 2006, our total revenues were $2.05 billion and our net income was $27 million. For the six months ended December 31, 2006 our total revenues were $1.11 billion and net income was $78 million.
Where We Started
Our founders sold Burger King Corporation to The Pillsbury Company in 1967, taking it from a small privately held franchised chain to a subsidiary of a large food conglomerate. The Pillsbury Company was purchased by Grand Metropolitan plc, which, in turn, merged with Guinness plc to form Diageo plc, a British spirits company. Then in December 2002, Burger King Corporation was acquired by private equity funds controlled by Texas Pacific Group, Bain Capital Partners and the Goldman Sachs Funds. In May 2006, we issued and sold 25 million shares of common stock and our sponsors sold 3.75 million shares of common stock at a price of $17.00 per share in our initial public offering. Upon completion of the offering, our common stock became listed on the New York Stock Exchange under the symbol “BKC”.
Upon their acquisition of us, the sponsors focused on attracting an experienced management team, including our current Chief Executive Officer, John Chidsey, who joined the company in March 2004 and became our CEO in April 2006. Immediately, the management team developed and launched the “Go Forward” growth plan, a comprehensive plan guided by the following four principles: Grow Profitably (a market plan); Fund the Future (a financial plan); Fire-up the Guest (a product plan); and Working Together (a people plan).
What We’ve Accomplished by Going Forward Together
Guided by our Go Forward plan and strong executive team leadership, we implemented a number of strategic initiatives that stabilized and improved overall operational and financial performance. We continue to build on these successes as evidenced by the following recent accomplishments:

•	twelve consecutive quarters of positive system-wide comparable sales growth, our best comparable sales growth in more than a decade, including comparable sales growth of 3.7% for the second quarter of fiscal 2007;

•	eleven consecutive quarters of positive comparable sales growth in the United States and Canada, including comparable sales growth of 4.4% for the second quarter of fiscal 2007;

•	all-time high annual revenues of $2.05 billion in fiscal 2006;

•	all-time record high average restaurant sales of $1.13 million for fiscal 2006, $1.16 million for the trailing 12-month period ended December 31, 2006 and as of December 31, 2006, $1.51 million, for the last 50 free-standing restaurants that opened in the United States and have operated at least twelve months (approximately 30% higher than the U.S. average);

•	opening 301 new restaurants in EMEA/ APAC and Latin America, since January 1, 2006, increasing the net restaurant count by 175 to 3,682 as of December 31, 2006;

•	award-winning advertising and promotion programs focused on our core consumers;

•	a robust pipeline of new products that generated system-wide sales of more than $3 billion in the past three years;

•	completion of our Franchisee Financial Restructuring Program, or FFRP program, which we created in February 2003 to assist U.S. and Canadian franchisees in financial distress;

•	the introduction in April 2005 of new, smaller restaurant designs that reduce the average building costs by approximately 25% and the opening of 65 restaurants in such format as of December 31, 2006, with an additional 40 under construction;

•	all-time high guest satisfaction scores, as well as record speed of service and cleanliness scores;

•	completion of our initial public offering in May 2006;

•	announcement on January 30, 2007 of our first quarterly cash dividend as a public company of 6.25 cents per share; and

•	a net reduction in total debt from $1.283 billion as of June 30, 2005 to $872 million as of January 31, 2007.

Why We Are “The King”

•	Distinctive brand with global platform: We believe that our Burger King and Whopper brands are two of the most widely-recognized consumer brands in the world. We have one of the largest restaurant networks in the world, with 11,184 restaurants operating in 66 countries and U.S. territories, of which 4,000 are located in our international markets. We believe that the demand for new international franchise restaurants is growing and that our global platform will allow us to leverage our established infrastructure to significantly increase our international restaurant count with limited incremental investment or expense.

•	Attractive business model: Approximately 90% of our restaurants are franchised, which is a higher percentage than that of our major competitors in the fast food hamburger restaurant category. We believe that our franchise restaurants will generate a consistent, profitable royalty stream to us, with minimal ongoing capital expenditures or incremental expense by us. We also believe this will provide us with significant cash flow to reinvest in growing our brand and enhancing shareholder value. Although we believe that this restaurant ownership mix is beneficial to us, it also presents a number of drawbacks, such as our limited control over franchisees and limited ability to facilitate changes in restaurant ownership.

•	Innovative marketing campaigns, creative advertising and strategic sponsorships: We utilize our successful marketing, advertising and sponsorships to drive sales and generate restaurant traffic. In 2006, our U.S. television advertisements were ranked among the “most liked” or “most recalled” new ads more often than those of any national advertisers in the past 24 months ending December 31, 2006, according to advertising industry researcher IAG. In addition, our successful Xbox® gaming collection sold more than 3.2 million copies, making it the best-selling video game of the 2006 holiday season. We are also reaching out to a broad spectrum of restaurant guests with mass appeal sports and entertainment sponsorships, such as the National Football League (NFL) and NASCAR, and family oriented movie tie-ins.

•	Experienced management team: We have a seasoned management team with significant experience in managing and leading franchised and branded businesses. Our management team has extensive experience with companies such as Avis Rent-A-Car, Budget Rent-A-Car, Coca-Cola, Frito Lay, Jackson Hewitt Tax Services, McDonald’s, PepsiCo, Pillsbury, Taco Bell, Seagram, Wendy’s and 7-Eleven. The core of our management team has been working together since 2004.

Our Way Going Forward

•	Drive further sales growth and profitability: We remain focused on achieving our comparable sales, average restaurant sales and profitability potential. An essential component of our success is to grow system-wide average restaurant sales through an enhanced guest experience. Our key guest satisfaction and operations metrics were at all-time highs in December 2006 and we intend to focus our efforts on further improving these metrics. In addition, we intend to implement initiatives to reduce the gap between our hours of operation and those of our competitors, which we believe will increase comparable sales and average restaurant sales in U.S. restaurants. We also believe that significant opportunities exist to enhance restaurant profitability by better utilizing our fixed cost base, and continuing to explore ways to reduce variable costs. Specifically, we expect to see margin improvement as we roll out our new labor scheduling system and flexible batch broiler to our U.S. company restaurants during fiscal 2007 and to our franchise restaurants during the next three years.

•	Expand our large international platform: We intend to leverage our substantial international infrastructure to expand our franchise network and restaurant base. Internationally we are much smaller than our largest competitor, and therefore we believe we have significant growth opportunities. We have developed a detailed global development plan to accelerate worldwide growth over the next five years. We expect to focus our expansion plans on (1) under-penetrated markets where we already have an established presence, such as Germany, Spain and Mexico, (2) markets in which we have a small presence, but which we believe offer significant opportunities for development, such as Brazil, China, Taiwan and Italy and (3) financially attractive new markets such as Japan and Indonesia, in which we have recently executed development agreements with new franchisees, and countries in the Middle East, Eastern Europe and the Mediterranean region. We believe that our successful entry into Brazil where in two years we have recruited seven new franchisees, opened 27 restaurants in 10 cities and put development agreements in place to add more than 150 restaurants within the next five years, validates the opportunities that exist for us in rapidly developing international markets.

•	Accelerate our new restaurant development: The expansion of our restaurant network and an increase in the number of new restaurants are key ingredients in our growth plan. We expect that most of our new restaurant growth will come from franchisees. Consequently, we believe that providing our franchisees with a development process that is streamlined, financially flexible and capital-efficient will accelerate the pace of restaurant development. As part of this strategy, we developed new, smaller restaurant designs that reduce the level of capital investment required while also addressing a change in consumer preference from dine-in to drive-thru (61% of U.S. company restaurant sales are currently made in the drive-thru). These smaller restaurant models reduce average building costs by approximately 25% and are anticipated to reduce utility and other operating expenses. We are also actively pursuing co-branding and site sharing programs to reduce initial investment expense and have begun testing a turn-key development assistance program that reduces the time and uncertainty associated with new builds. Finally, we are offering financial incentives and investigating innovative financing programs for our franchisees.

•	Employ innovative marketing strategies and expand product offerings: We intend to continue to employ innovative and creative marketing strategies to increase our restaurant traffic and reinforce the Have It Your Way brand promise. As part of this promise, we intend to launch new products to fill gaps in our breakfast, dessert and snack menu, offer more choices to our guests and enhance the price/value proposition of our products with offerings such as the BKTM Value Menu and the soon-to-be launched BKTM Breakfast Value Menu (the first such offering in the FFHR category). In addition, we intend to roll-out more than 15 other new and limited time offer products in the second half of fiscal 2007 and fiscal 2008.

Ownership by sponsors
Our principal stockholders are the private equity funds controlled by the sponsors. As of January 17, 2007, these funds beneficially owned approximately 75.1% of our outstanding common stock. Following completion of this offering, these funds will beneficially own approximately 60.2% of our common stock, or 58.0% if the underwriters’ option to purchase additional shares is fully exercised.
Recent developments
On January 30, 2007, we announced a quarterly cash dividend of 6.25 cents per share. The dividend payment will be made on March 15, 2007 to holders of record of our common stock on February 15, 2007.
On January 30, 2007, we made a prepayment of an additional $25 million of term debt under our credit facility using cash generated from operations.
Our headquarters
Our global headquarters are located at 5505 Blue Lagoon Drive, Miami, Florida 33126. Our telephone number is (305) 378-3000. Our website is accessible through www.burgerking.com or www.bk.com. Information on, or accessible through, this website is not a part of, and is not incorporated into, this prospectus.
Burger King®, Whopper®, Have It Your Way®, BK Joe®, Tendercrisp®, Burger King Bun Halves and Crescent Logo, BKTM Value Menu, BKTM Breakfast Value Menu, BKTM Stacker, and BK Hold’emsTM trademarks are protected under applicable intellectual property laws and are the property of Burger King Brands, Inc., an indirect wholly-owned subsidiary of Burger King Holdings, Inc. Cheesy TotsTM is a trademark of H.J. Heinz Company and used under license by Burger King Corporation. Other registered trademarks referred to in this prospectus are the property of their respective owners.
The offering

Common stock offered by the selling stockholders	20,000,000 shares(1)

Common stock to be outstanding after this offering	134,448,716 shares(2)

Voting Rights	One vote per share.

Use of Proceeds	We will not receive any of the proceeds from the sale of our common stock by the selling stockholders.

New York Stock Exchange Symbol	BKC

Risk Factors	See “Risk Factors” and the other information included in this prospectus for a discussion of the factors you should consider carefully before deciding to invest in shares of our common stock.

(1)	Excludes 3,000,000 shares that may be sold by the selling stockholders upon exercise of the underwriters’ option to purchase additional shares.

(2)	Excludes 8,189,149 shares of our common stock issuable upon the exercise of non-qualified stock options or the settlement of restricted stock unit awards, performance-based restricted stock awards and deferred stock unit awards outstanding as of December 31, 2006, of which options to purchase 2,956,545 shares were exercisable as of December 31, 2006. In addition, as of December 31, 2006, (i) 2,380,985 shares of our common stock remain to be awarded under the Burger King Holdings, Inc. Equity Incentive Plan and (ii) 6,062,594 shares of our common stock remain to be awarded under the Burger King Holdings, Inc. 2006 Omnibus Incentive Plan. As of January 17, 2007, we had not granted any equity awards in the third quarter of fiscal 2007. Between January 1, 2007 and February 7, 2007, 811,155 options were exercised by former employees of the Company. As a result of these exercises total common stock outstanding as of February 7, 2007 was 135,258,871.

Summary consolidated financial and other data
The following summary consolidated financial and other data should be read in conjunction with, and are qualified by reference to, the disclosures set forth under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” as well as in the consolidated financial statements and their notes. The summary consolidated income statement data for the years ended June 30, 2004, 2005 and 2006 have been derived from our audited, consolidated financial statements included elsewhere in this prospectus. The summary consolidated income statement data for the six months ended December 31, 2005 and 2006 and the balance sheet data as of December 31, 2006 have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus, and include all adjustments consisting of normal recurring adjustments necessary for a fair presentation of the results of the interim periods. The data shown below are not necessarily indicative of future results.

				Six months
	Fiscal year ended			ended
	June 30,			December 31,

	2004	2005	2006	2005	2006

	(In millions, except per share data)
Income Statement Data:
Total revenues	$1,754	$1,940	$2,048	$1,020	$1,105

Total company restaurant expenses	1,087	1,195	1,296	640	694
Selling, general and administrative expenses(1)	474	487	488	207	231
Property expenses	58	64	57	28	31
Fees paid to affiliates(2)	8	9	39	6	—
Other operating expenses (income), net	54	34	(2)	(3)	(8)

Total operating costs and expenses	1,681	1,789	1,878	878	948

Income from operations	73	151	170	142	157
Interest expense, net	64	73	72	34	34
Loss on early extinguishment of debt	—	—	18	13	1
Income before income taxes	9	78	80	95	122
Income tax expense	4	31	53	46	44

Net income	$5	$47	$27	$49	$78

Earnings per share(3):
Basic	$0.05	$0.44	$0.24	$0.45	$0.59
Diluted	$0.05	$0.44	$0.24	$0.43	$0.57
Weighted average shares outstanding:
Basic	106.1	106.5	110.3	106.8	133.3
Diluted	106.1	106.9	114.7	112.9	136.1

				Six months
	Fiscal year ended			ended
	June 30,			December 31,

	2004	2005	2006	2005	2006

Other Financial Data:
Cash provided by (used for) operating activities	$199	$218	$74	$2	$(2)
Cash provided by (used for) investing activities	(184)	(5)	(74)	(29)	(27)
Cash provided by (used for) financing activities	3	(2)	(173)	(198)	(97)
Capital expenditures	81	93	85	30	31
EBITDA(4)	$136	$225	$258	$184	$200

Balance Sheet Data:	As of December 31, 2006

Cash and cash equivalents	$135
Total assets	2,431
Total debt and capital lease obligations	965
Total liabilities	1,793
Total stockholders’ equity	$638

				Six months ended
	Fiscal year ended June 30,			December 31,

	2004	2005	2006	2005	2006

Other System-Wide Operating Data:
Comparable sales growth(5)(6)	1.0%	5.6%	1.9%	1.3%	3.0%
Average restaurant sales (in millions)	$1,014	$1,104	$1,126	$549	$597
System-wide sales growth(5)	1.2%	6.1%	2.1%	1.8%	4.0%
Company restaurants:
United States and Canada	759	844	878	876	888
EMEA/ APAC(7)	277	283	293	289	331
Latin America(8)	51	60	69	63	71

Total company restaurants	1,087	1,187	1,240	1,228	1,290
Franchise restaurants:
United States and Canada	7,217	6,876	6,656	6,758	6,614
EMEA/ APAC(7)	2,308	2,373	2,494	2,449	2,492
Latin America(8)	615	668	739	706	788

Total franchise restaurants	10,140	9,917	9,889	9,913	9,894

Total restaurants	11,227	11,104	11,129	11,141	11,184

Segment Data:
Operating income (in millions):
United States and Canada	$115	$255	$295	$152	$171
EMEA/ APAC(7)	95	36	62	42	33
Latin America(8)	26	25	29	15	18
Unallocated(9)	(163)	(165)	(216)	(67)	(65)

Total operating income	$73	$151	$170	$142	$157

Company Restaurant Revenues (in millions):
United States and Canada	$802	$923	$1,032	$507	$541
EMEA/ APAC(7)	429	435	428	219	250
Latin America(8)	45	49	56	28	31

Total company restaurant revenues	$1,276	$1,407	$1,516	$754	$822

Company Restaurant Margin:
United States and Canada	11.3%	14.2%	14.1%	14.1%	15.0%
EMEA/ APAC(7)	18.9%	15.2%	13.9%	15.6%	15.5%
Latin America(8)	37.8%	30.6%	26.6%	26.7%	26.9%
Total company restaurant margin(10)	14.8%	15.1%	14.5%	15.0%	15.6%
Franchise Revenues (in millions):
United States and Canada	$234	$269	$267	$133	$140
EMEA/ APAC(7)	102	114	119	59	65
Latin America(8)	25	30	34	17	20

Total franchise revenues	$361	$413	$420	$209	$225

Franchise sales (in millions)(11)	$10,055	$10,817	$10,903	$5,508	$5,790

(1)	Includes the compensatory make-whole payment made on February 21, 2006 to holders of our options and restricted stock unit awards, primarily members of senior management. See “Certain Relationships and Related Transactions— Compensatory Make-Whole Payment”.

(2)	Fees paid to affiliates primarily consist of management fees we paid to the sponsors under a management agreement. Fees paid to affiliates in fiscal 2006 also included a $30 million fee that we paid to terminate the management agreement with our sponsors upon completion of our initial public offering, which we refer to as the sponsor management termination fee. See “Certain Relationships and Related Transactions — Management Agreement”.

(3)	Earnings per share is calculated using whole dollars and shares.

(4)	EBITDA is defined as earnings (net income) before interest, taxes, depreciation and amortization, and is used by management to measure operating performance of the business. Management believes that EBITDA is a useful measure as it incorporates certain operating drivers of our business such as sales growth, operating costs, selling, general and administrative expenses and other income and expense. Capital expenditures, which impact depreciation and amortization, interest expense and income tax expense, are reviewed separately by management. EBITDA is also one of the measures used by us to calculate incentive compensation for management and corporate-level employees.

While EBITDA is not a recognized measure under generally accepted accounting principles (“GAAP”), management uses it to evaluate and forecast our business performance. Further, management believes that EBITDA provides both management and investors with a more complete understanding of the underlying operating results and trends and an enhanced overall understanding of our financial performance and prospects for the future. EBITDA is not intended to be a measure of liquidity or cash flows from operations nor a measure comparable to net income as it does not take into account certain requirements such as capital expenditures and related depreciation, principal and interest payments and tax payments.

The following table is a reconciliation of our net income to EBITDA:

				Six months
				ended
	Fiscal year ended			December
	June 30,			31,

	2004	2005	2006	2005	2006

Net income	$5	$47	$27	$49	$78
Interest expense, net	64	73	72	34	34
Loss on early extinguishment of debt	—	—	18	13	1
Income tax expense	4	31	53	46	44

Income from operations	73	151	170	142	157
Depreciation and amortization	63	74	88	42	43

EBITDA	$136	$225	$258	$184	$200

This presentation of EBITDA may not be directly comparable to similarly titled measures of other companies, since not all companies use identical calculations.

(5)	Comparable sales growth and system-wide sales growth are analyzed on a constant currency basis, which means they are calculated using the same exchange rate over the periods under comparison, to remove the effects of currency fluctuations from these trend analyses. We believe these constant currency measures provide a more meaningful analysis of our business by identifying the underlying business trend, without distortion from the effect of foreign currency movements. System-wide sales growth includes sales at company restaurants and franchise restaurants. We do not record franchise restaurant sales as revenues. However, our royalty revenues are calculated based on a percentage of franchise restaurant sales. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations— Key Business Measures.”

(6)	Comparable sales growth refers to the change in restaurant sales in one period from a comparable period for restaurants that have been open for thirteen months or longer. Comparable sales growth includes sales at company restaurants and franchise restaurants. We do not record franchise restaurant sales as revenues. However, our royalty revenues are calculated based on a percentage of franchise restaurant sales.

(7)	Refers to our operations in Europe, the Middle East, Africa, Asia, Australia and Guam.

(8)	Refers to our operations in Mexico, Central and South America and the Caribbean.

(9)	Unallocated includes corporate support costs in areas such as facilities, finance, human resources, information technology, legal, marketing and supply chain management.

(10)	Calculated using dollars expressed in hundreds of thousands.

(11)	Franchise sales represent sales at franchise restaurants and revenue to our franchisees. We do not record franchise restaurant sales as revenues. However, our royalty revenues are calculated based on a percentage of franchise restaurant sales.

Risk factors
You should carefully consider the following risks and all of the other information set forth in this prospectus before deciding to invest in shares of our common stock. The following risks comprise all the material risks of which we are aware; however, these risks and uncertainties may not be the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also adversely affect our business or financial performance. If any of the events or developments described below actually occurred, our business, financial condition or results of operations would likely suffer. In that case, the trading price of our common stock would likely decline, and you would lose all or part of your investment in our common stock.
Risks related to our business
Our success depends on our ability to compete with our major competitors.
The restaurant industry is intensely competitive and we compete in the United States and internationally with many well-established food service companies on the basis of price, service, location and food quality. Our competitors include a large and diverse group of restaurant chains and individual restaurants that range from independent local operators to well-capitalized national and international restaurant companies. McDonald’s Corporation, or McDonald’s, and Wendy’s International, Inc., or Wendy’s, are our principal competitors. As our competitors expand their operations, including through acquisitions or otherwise, we expect competition to intensify. We also compete against regional hamburger restaurant chains, such as Carl’s Jr., Jack in the Box and Sonic. Some of our competitors have substantially greater financial and other resources than we do, which may allow them to react to changes in pricing, marketing and the quick service restaurant segment in general better than we can.
To a lesser degree, we compete against national food service businesses offering alternative menus, such as Subway and Yum! Brands, Inc.’s Taco Bell, Pizza Hut and Kentucky Fried Chicken, casual restaurant chains, such as Applebee’s, Chili’s, Ruby Tuesday’s and “fast casual” restaurant chains, such as Panera Bread, as well as convenience stores and grocery stores that offer menu items comparable to that of Burger King restaurants. In one of our major European markets, the United Kingdom, much of the growth in the quick service restaurant segment is expected to come from bakeries, sandwich shops and new entrants that are appealing to changes in consumer preferences away from the FFHR category.
Finally, the restaurant industry has few non-economic barriers to entry, and therefore new competitors may emerge at any time. To the extent that one of our existing or future competitors offers items that are better priced or more appealing to consumer tastes or a competitor increases the number of restaurants it operates in one of our key markets or offers financial incentives to personnel, franchisees or prospective sellers of real estate in excess of what we offer, it could have a material adverse effect on our financial condition and results of operations. We also compete with other restaurant chains and other retail businesses for quality site locations and hourly employees.
Our operating results are closely tied to the success of our franchisees. Over the last several years, many franchisees in the United States, Canada and the United Kingdom have experienced severe financial distress, and our franchisees may experience financial distress in the future.
We receive revenues in the form of royalties and fees from our franchisees. As a result, our operating results substantially depend upon our franchisees’ restaurant profitability, sales volumes and financial viability. However, our franchisees are independent operators, and their decision to incur indebtedness is generally outside of our control and could result in financial distress in the future due to over-leverage. In December 2002, over one-third of our franchisees in the United States and Canada were facing financial distress primarily due to over-leverage. Many of these franchisees became over-leveraged because they took advantage of the lending environment in the late 1990s to incur additional indebtedness without having to offer significant collateral. Others became over-leveraged because they financed the acquisition of restaurants from other franchisees at premium prices on the assumption that sales would continue to grow. When sales began to decline, many of these franchisees were unable to service their indebtedness. Our largest franchisee, with over 300 restaurants, declared bankruptcy in December 2002 and a number of our other large franchisees defaulted on their indebtedness. This distress affected our results of operations as the franchisees did not pay, or delayed, or reduced payments of, royalties, national advertising fund contributions and rents for properties we leased to them.
In response to this situation, we established the Franchisee Financial Restructuring Program, or FFRP program, in February 2003 to address our franchisees’ financial problems in the United States and Canada. At the FFRP program’s peak in August 2003, over 2,540 restaurants were in the FFRP program. From December 2002 through June 30, 2006, we wrote-off approximately $106 million in the United States in uncollectible accounts receivable (principally royalties, advertising fund contributions and rents). As of December 31, 2006, the FFRP program in the United States and Canada was completed. However, there will always be a percentage of franchisees in our system in financial distress and we will continue to provide assistance to these franchisees as needed. As of December 31, 2006, we have an aggregate remaining commitment of up to $30 million to fund certain loans to renovate franchise restaurants, make renovations to certain restaurants that we lease or sublease to franchisees, and to provide rent relief and/or contingent cash flow subsidies to certain franchisees.
In connection with sales of company restaurants to franchisees, we have guaranteed certain lease payments of franchisees arising from leases assigned to the franchisees as part of the sale, by remaining secondarily liable for base and contingent rents under the assigned leases of varying terms. The aggregate contingent obligation arising from these assigned lease guarantees was $106 million as of December 31, 2006, including $62 million in the United Kingdom, expiring over an average period of 6 years.
To the extent that our franchisees experience financial distress, due to over-leverage or otherwise, it could negatively affect (1) our operating results as a result of delayed or reduced payments of royalties, national advertising fund contributions and rents for properties we leased to them or claims under our lease guarantees, (2) our future revenue, earnings and cash flow growth and (3) our financial condition. In addition, lenders to our franchisees were adversely affected by franchisees who defaulted on their indebtedness and there can be no assurance that current or prospective franchisees can obtain necessary financing on favorable terms or at all in light of the history of financial distress among franchisees.
For more information on the FFRP program and its financial impact on us, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Factors Affecting Comparability of Results—Historical Franchisee Financial Distress”.
Our UK business has and may continue to experience declining sales and operating profits that may adversely affect the financial health of our franchisees and us.
We have continued to experience declining sales and operating profits in the United Kingdom (“UK”) that may further impact the financial health of our franchisees and us. As of

December 31, 2006, we operated 108 restaurants and our franchisees operated 491 restaurants in the UK.
With declining sales and increasing rents, certain of our UK franchisees face financial difficulties affecting their ability to meet their obligations to us, including the payment of royalties, advertising contributions and rent payments. For the six months ended December 31, 2006, we deferred $3 million in royalty and rent revenues owed to us by distressed franchisees in the UK and recorded $2 million of bad debt expense in the UK marketing fund. In addition, in connection with the sale of company restaurants to certain UK franchisees, we have guaranteed certain lease payments arising from leases assigned to these franchisees as part of the sale. The aggregate contingent obligation arising from these assigned lease guarantees in the UK was $62 million as of December 31, 2006. If we are unable to strengthen the operating performance of the UK restaurants, we could incur additional write-offs, additional expenses under these assigned lease guarantees and a decrease in our revenues and earnings which could negatively impact our financial condition and our future revenue growth.
We are taking active measures and implementing marketing and operational initiatives to improve the performance of the UK market and to work with our distressed UK franchisees and their creditors to attempt to strengthen the franchisees’ financial condition. As part of our marketing initiatives to improve brand recognition and address changing UK consumer preferences, during the six months ended December 31, 2006, we made an incremental contribution of $7 million to the marketing fund in the UK and may continue to incur incremental advertising contributions in the future. To the extent that these additional expenses are significant, they may negatively impact our future expenses and, consequently, our earnings. Furthermore, these marketing and operational initiatives may not be effective, which would have a negative impact on the financial condition of our UK business.
If we fail to successfully implement our international growth strategy, our ability to increase our revenues and operating profits could be adversely affected and our overall business could be adversely affected.
A significant component of our growth strategy involves opening new international restaurants in both existing and new markets. We and our franchisees face many challenges in opening new international restaurants, including, among others:

•	the selection and availability of suitable restaurant locations;

•	the negotiation of acceptable lease terms;

•	the ability of franchisees to obtain acceptable financing terms;

•	securing required foreign governmental permits and approvals;

•	securing acceptable suppliers; and

•	employing and training qualified personnel.
We are planning to expand our international operations in markets where we currently operate and in selected new markets. Operations in international markets may be affected by consumer preferences and local market conditions.
We expect that most of our international growth will be accomplished through the opening of additional franchise restaurants. However, our franchisees may be unwilling or unable to increase their investment in our system by opening new restaurants, particularly if their existing restaurants are not generating positive financial results. Moreover, opening new franchise restaurants depends, in part, upon the availability of prospective franchisees who meet our criteria, including extensive knowledge of the local market. In the past, we have approved franchisees that were unsuccessful in implementing their expansion plans, particularly in new markets. There can be no assurance that we will be able to find franchisees who meet our criteria, or if we find such franchisees, that they will successfully implement their expansion plans.
Approximately 90% of our restaurants are franchised and this restaurant ownership mix presents a number of disadvantages and risks.
Approximately 90% of our restaurants are franchised and we do not expect the percentage of franchise restaurants to change significantly as we implement our growth strategy. Although we believe that this restaurant ownership mix is beneficial to us because the capital required to grow and maintain our system is funded primarily by franchisees, it also presents a number of drawbacks, such as our limited control over franchisees and limited ability to facilitate changes in restaurant ownership.
Franchisees are independent operators and have a significant amount of flexibility in running their operations, including the ability to set prices of our products in their restaurants. Their employees are not our employees. Although we can exercise control over our franchisees and their restaurant operations to a limited extent through our ability under the franchise agreements to mandate signage, equipment and standardized operating procedures and approve suppliers, distributors and products, the quality of franchise restaurant operations may be diminished by any number of factors beyond our control. Consequently, franchisees may not successfully operate restaurants in a manner consistent with our standards and requirements, or may not hire and train qualified managers and other restaurant personnel. While we ultimately can take action to terminate franchisees that do not comply with the standards contained in our franchise agreements, we may not be able to identify problems and take action quickly enough and, as a result, our image and reputation may suffer, and our franchise and property revenues could decline.
Our principal competitors may have greater control over their respective restaurant systems than we do. McDonald’s exercises control through its significantly higher percentage of company restaurants and ownership of franchisee real estate. Wendy’s also has a higher percentage of company restaurants than we do. As a result of the greater number of company restaurants, McDonald’s and Wendy’s may have a greater ability to implement operational initiatives and business strategies, including their marketing and advertising programs.
A substantial number of franchise agreements in the United States will expire in the next five years and there can be no assurance that the franchisees can or will renew their franchise agreements with us.
Our franchise agreements typically have a 20-year term. As of December 31, 2006, franchise agreements covering approximately 1,900 restaurants in the U.S., or approximately 30% of the total number of U.S. franchise restaurants, will expire in the next five years, of which approximately 500 are scheduled to expire in calendar 2007. These franchisees may not be willing or able to renew their franchise agreements with us. For example, franchisees may decide not to renew due to low sales volumes, high real estate costs, or may be unable to renew due to the failure to secure lease renewals. In order for a franchisee to renew its franchise agreement with us, it typically must pay a $50,000 franchise fee, remodel its restaurant to conform to our current standards and, in many cases, renew its property lease with its landlord. The average cost to remodel a stand-alone restaurant in the United States is approximately $230,000 and franchisees generally require additional capital to undertake the required remodeling and pay the franchise fee, which may not be available to the franchisee on acceptable terms or at all.

Over the past three fiscal years and during the six-month period ended December 31, 2006, we have experienced lower levels of franchisees in the United States renewing their franchise agreements for a standard additional 20-year term than we have historically experienced. In many cases, however, we agreed to extend the existing franchise agreements to avoid the closure of restaurants by giving franchisees additional time to comply with our renewal requirements. In addition, during fiscal 2000 and 2001, we offered an incentive program to franchisees in the United States in which franchisees could renew their franchise agreements prior to expiration and pay reduced royalties for a limited period. Approximately 1,100 restaurants participated in this incentive program. Many of these participants had franchise agreements that would have otherwise expired over the next several years. We believe that this program had a significant impact on our renewal rates in fiscal 2004, 2005 and 2006 because franchisees that would otherwise have renewed during those fiscal years had already signed new franchise agreements for a standard additional 20-year term.
During fiscal 2004, 2005 and 2006, a total of 333, 435 and 409 franchise agreements, respectively, expired in the United States, including, for each year, an estimated 150 that had expired during previous years but were extended. We expect that approximately 372 franchise agreements will expire in fiscal 2007, including approximately 56 franchise agreements that had expired during previous years but were extended. Of the 333 agreements that expired in fiscal 2004, 53, or 16%, were renewed and 103, or 31%, were extended for periods that ranged from nine months to two years. Of the 435 agreements that expired in fiscal 2005, 168, or 39%, were renewed and 130, or 30%, were extended for periods that also ranged from nine months to two years. Of the 409 agreements that expired in fiscal 2006, 191, or 47%, were renewed and 113, or 28%, were extended for similar periods. Of the approximately 187 agreements that have been processed during the six-month period ended December 31, 2006, 101, or 54%, were renewed and 40, or 21%, were extended for similar periods. Additionally, 87, 89 and 98 restaurants with expiring franchise agreements closed during fiscal 2004, 2005 and 2006, respectively, or 26%, 20% and 24% of the total number of expiring franchise agreements for such periods, respectively. The balance of the restaurants with expiring franchise agreements had no agreement in place by the end of the relevant fiscal period, in many cases because franchisees had not completed the renewal documentation, but continued to operate and pay royalty and advertising fund contributions in compliance with the terms of their expired franchise agreements.
If a substantial number of our franchisees cannot or decide not to renew their franchise agreements with us, then our business, results of operations and financial condition would suffer.
Our operating results depend on the effectiveness of our marketing and advertising programs and franchisee support of these programs.
Our revenues are heavily influenced by brand marketing and advertising. Our marketing and advertising programs may not be successful, which may lead us to fail to attract new guests and retain existing guests. If our marketing and advertising programs are unsuccessful, our results of operations could be materially adversely affected. Moreover, because franchisees and company restaurants contribute to our advertising fund based on a percentage of their gross sales, our advertising fund expenditures are dependent upon sales volumes at system-wide restaurants. If system-wide sales decline, there will be a reduced amount available for our marketing and advertising programs.
The support of our franchisees is critical for the success of our marketing programs and any new strategic initiatives we seek to undertake. In the United States, we poll our franchisees before introducing any nationally-or locally-advertised price or discount promotion to gauge the level of support for the campaign. While we can mandate certain strategic initiatives through enforcement of our franchise agreements, we need the active support of our franchisees if the implementation of these initiatives is to be successful. At the time of the December 2002 acquisition, relationships with our franchisees were strained. Although we believe that our current relationships with our franchisees are generally good, there can be no assurance that our franchisees will continue to support our marketing programs and strategic initiatives. The failure of our franchisees to support our marketing programs and strategic initiatives would adversely affect our ability to implement our business strategy and could materially harm our business, results of operations and financial condition.
The loss of key management personnel or our inability to attract and retain new qualified personnel could hurt our business and inhibit our ability to operate and grow successfully.
The success of our business to date has been, and our continuing success will be, dependent to a large degree on the continued services of our executive officers, including John Chidsey, our Chief Executive Officer; Russell Klein, our President, Global Marketing Strategy and Innovation; Ben Wells, our Chief Financial Officer and Treasurer; Jim Hyatt, our Chief Operations Officer; and other key personnel who have extensive experience in the franchising and food industries. If we lose the services of any of these key personnel and fail to manage a smooth transition to new personnel, our business could suffer.
Incidents of food-borne illnesses or food tampering could materially damage our reputation and reduce our restaurant sales.
Our business is susceptible to the risk of food-borne illnesses (such as e-coli, bovine spongiform encephalopathy or “mad cow’s disease”, hepatitis A, trichinosis or salmonella). We cannot guarantee that our internal controls and training will be fully effective in preventing all food-borne illnesses. Furthermore, our reliance on third-party food suppliers and distributors increases the risk that food-borne illness incidents could be caused by third-party food suppliers and distributors outside of our control and/or multiple locations being affected rather than a single restaurant. New illnesses resistant to any precautions may develop in the future, or diseases with long incubation periods could arise, such as bovine spongiform encephalopathy, that could give rise to claims or allegations on a retroactive basis. Reports in the media of one or more instances of food-borne illnesses in one of our restaurants or in one of our competitor’s restaurants could negatively affect our restaurant sales, force the closure of some of our restaurants and conceivably have a national or international impact if highly publicized. This risk exists even if it were later determined that the illness had been wrongly attributed to the restaurant. Furthermore, other illnesses, such as foot and mouth disease or avian influenza, could adversely affect the supply of some of our food products and significantly increase our costs.
In addition, our industry has long been subject to the threat of food tampering by suppliers, employees or guests, such as the addition of foreign objects in the food that we sell. Reports, whether or not true, of injuries caused by food tampering have in the past severely injured the reputations of restaurant chains in the quick service restaurant segment and could affect us in the future as well. Instances of food tampering, even those occurring solely at restaurants of our competitors could, by resulting in negative publicity about the restaurant industry, adversely affect our sales on a local, regional, national or system-wide basis. A decrease in guest traffic as a result of these health concerns or negative publicity could materially harm our business, results of operations and financial condition.

Our business is affected by changes in consumer preferences and consumer discretionary spending.
The restaurant industry is affected by consumer preferences and perceptions. If prevailing health or dietary preferences and perceptions cause consumers to avoid our products in favor of alternative food options, our business could suffer. In addition, negative publicity about our products could materially harm our business, results of operations and financial condition. In recent years, numerous companies in the fast food industry have introduced products positioned to capitalize on growing consumer preference for food products that are and/or are perceived to be healthful, nutritious, low in calories and low in fat content. Our success will depend in part on our ability to anticipate and respond to changing consumer preferences, tastes and eating and purchasing habits.
Our success depends to a significant extent on discretionary consumer spending, which is influenced by general economic conditions, consumer confidence and the availability of discretionary income. Changes in economic conditions affecting our guests could reduce traffic in some or all of our restaurants or limit our ability to raise prices, either of which could have a material adverse effect on our financial condition and results of operations. Accordingly, we may experience declines in sales during economic downturns, periods of prolonged elevated energy prices or due to severe weather conditions (such as hurricanes), health epidemics or pandemics, terrorist attacks or the prospect of such events (such as the potential spread of avian flu). Any material decline in the amount of discretionary spending either in the United States or, as we continue to expand internationally, in other countries in which we operate, could have a material adverse effect on our business, results of operations and financial condition.
Increases in the cost of food, paper products and energy could harm our profitability and operating results.
The cost of the food and paper products we use depends on a variety of factors, many of which are beyond our control. The cost of food and paper products typically represents approximately 31% of our company restaurant revenues. Fluctuations in weather, supply and demand and economic conditions could adversely affect the cost, availability and quality of some of our critical products, including beef. Our inability to obtain requisite quantities of high-quality ingredients would adversely affect our ability to provide the menu items that are central to our business, and the highly competitive nature of our industry may limit our ability to pass increased costs on to our guests.
We purchase large quantities of beef and our beef costs in the United States represent approximately 20% of our food costs. The market for beef is particularly volatile and is subject to significant price fluctuations due to seasonal shifts, climate conditions, industry demand and other factors. If the price of beef or other food products that we use in our restaurants increases in the future and we choose not to pass, or cannot pass, these increases on to our guests, our operating margins would decrease.
The increase in fiscal 2006 in energy costs in the United States has also adversely affected our business. Energy costs for our company restaurants in the United States, principally electricity for lighting restaurants and natural gas for our broilers, increased by $4 million in fiscal 2006. We have generally not been able to pass these increased costs on to our guests and continued high energy costs could adversely affect our and our franchisees’ business, results of operations and financial condition.

We rely on distributors of food, beverages and other products that are necessary for our and our franchisees’ operations. If these distributors fail to provide the necessary products in a timely fashion, our business would face supply shortages and our results of operations might be adversely affected.
We and our franchisees are dependent on frequent deliveries of perishable food products that meet our specifications. Three distributors service approximately 77% of our U.S. system and the loss of any one of these distributors would likely adversely affect our business. Moreover, in many of our international markets, including the United Kingdom, we have a sole distributor that delivers products to all of our restaurants. Our distributors operate in a competitive and low-margin business environment and, as a result, they often extend favorable credit terms to our franchisees. If certain of our franchisees experience financial distress and do not pay distributors for products bought from them, those distributors’ operations would likely be adversely affected which could jeopardize their ability to continue to supply us and our other franchisees with needed products. Finally, unanticipated demand, problems in production or distribution, disease or food-borne illnesses, inclement weather, terrorist attacks or other conditions could result in shortages or interruptions in the supply of perishable food products. As a result of the financial distress of our franchisees or otherwise, we may need to take steps to ensure the continued supply of products to restaurants in the affected markets, which could result in increased costs to distribute needed products. A disruption in our supply and distribution network could have a severe impact on our and our franchisees’ ability to continue to offer menu items to our guests and could adversely affect our and our franchisees’ business, results of operations and financial condition.
Labor shortages or increases in labor costs could slow our growth or harm our business.
Our success depends in part upon our ability to continue to attract, motivate and retain regional operational and restaurant general managers with the qualifications to succeed in our industry and the motivation to apply our core service philosophy. If we are unable to continue to recruit and retain sufficiently qualified managers or to motivate our employees to sustain high service levels, our business and our growth could be adversely affected. Competition for these employees could require us to pay higher wages which could result in higher labor costs. In addition, increases in the minimum wage or labor regulations could increase our labor costs. For example, the European markets have seen increased minimum wages due to a higher level of regulation and the U.S. Congress is also considering an increase to the national minimum wage. In addition, many states have adopted, and others are considering adopting, minimum wage statutes that exceed the federal minimum wage. We may be unable to increase our prices in order to pass these increased labor costs on to our guests, in which case our and our franchisees’ margins would be negatively affected.
Our international operations subject us to additional risks and costs and may cause our profitability to decline.
As of December 31, 2006, our restaurants are operated, directly by us or by franchisees, in 65 foreign countries and U.S. territories (Guam and Puerto Rico, which are considered part of our international business). During fiscal 2005 and 2006, our revenues from international operations were approximately $809 million and $794 million, or 40% and 41% of total revenues, respectively. Unfavorable conditions can depress sales in a given market and may prompt promotional or other actions that adversely affect our margins, constrain our operating flexibility or result in charges, restaurant closures or sales of company restaurants. Whether we can manage this risk effectively depends mainly on the following:

•	our ability to manage fluctuations in commodity prices, interest and foreign exchange rates and the effects of local governmental initiatives to manage national economic conditions such as consumer spending and inflation rates;

•	our ability to manage changing labor conditions and difficulties in staffing our international operations;

•	the impact on our margins of labor costs given our labor-intensive business model and the long-term trend toward higher wages in both mature and developing markets;

•	the effects of legal and regulatory changes and the burdens and costs of our compliance with a variety of foreign laws;

•	the effects of local governmental initiatives to manage national economic conditions such as consumer spending or wage and inflation rates;

•	the effects of increases in the taxes we pay and other changes in applicable tax laws;

•	our ability to manage political and economic instability and anti-American sentiment;

•	whether we can develop effective initiatives in the United Kingdom and other underperforming markets that may be experiencing challenges such as low consumer confidence levels, slow economic growth or a highly competitive operating environment;

•	the nature and timing of decisions about underperforming markets or assets, including decisions that result in significant impairment charges that reduce our earnings; and

•	our ability to identify and secure appropriate real estate sites and to manage the costs and profitability of our growth in light of competitive pressures and other operating conditions that may limit pricing flexibility.
These factors may increase in importance as we expect to open additional company and franchise restaurants in international markets as part of our growth strategy.
The realignment of our European and Asian businesses may result in increased income tax expense to us if these businesses are less profitable than expected.
Effective July 1, 2006, we realigned the activities associated with managing our European and Asian businesses, including the transfer of rights of existing franchise agreements, the ability to grant future franchise agreements and utilization of our intellectual property assets in new European and Asian holding companies. Previously, all cash flows relating to intellectual property and franchise rights in those regions returned to the United States and were subsequently transferred back to those regions to fund their growing capital requirements. We believe this realignment more closely aligns the intellectual property with the respective regions, provides funding in the proper region and lowers our effective tax rate. However, if certain of our European and Asian businesses are less profitable than expected, there could be an adverse impact on our overall effective tax rate, which would result in increased income tax expense to us. In connection with this realignment and the transfer of certain intellectual property to our new European and Asian holding companies, we received from a third-party qualified appraiser valuations of the intellectual property assets. If the IRS were to materially disagree with the valuations or certain other assumptions made in connection with this realignment, it could result in additional income tax expense which could negatively affect our results of operations.
Our business is subject to fluctuations in foreign currency exchange and interest rates.
Exchange rate fluctuations may affect the translated value of our earnings and cash flow associated with our international operations, as well as the translation of net asset or liability positions that are denominated in foreign currencies. In countries outside of the United States where we operate company restaurants, we generate revenues and incur operating expenses and selling, general and administrative expenses denominated in local currencies. In many countries where we do not have company restaurants our franchisees pay royalties in U.S. dollars. However, as the royalties are calculated based on local currency sales, our revenues are still impacted by fluctuations in exchange rates. In fiscal 2006, operating income would have decreased or increased $10 million if all foreign currencies uniformly weakened or strengthened by 10% relative to the U.S. dollar.
Fluctuations in interest rates may also affect our business. We attempt to minimize this risk and lower our overall borrowing costs through the utilization of derivative financial instruments, primarily interest rate swaps. These swaps are entered into with financial institutions and have reset dates and critical terms that match those of our forecasted interest payments. Accordingly, any change in market value associated with interest rate swaps is offset by the opposite market impact on the related debt. We do not attempt to hedge all of our debt and, as a result, may incur higher interest costs for portions of our debt which are not hedged.
We may experience significant fluctuations in our operating results due to a variety of factors, many of which are outside of our control.
We may experience significant fluctuations in our operating results due to a variety of factors, many of which are outside of our control. Our operating results for any one quarter are not necessarily indicative of results to be expected for any other quarter or for any year and system-wide sales, comparable sales, and average restaurant sales for any future period may decrease. Our results of operations may fluctuate significantly because of a number of factors, including but not limited to, our ability to retain existing guests, attract new guests at a steady rate and maintain guest satisfaction; the announcement or introduction of new or enhanced products by us or our competitors; significant marketing promotions that increase traffic to our stores; the amount and timing of operating costs and capital expenditures relating to expansion of our business; operations and infrastructure; governmental regulation; and the risk factors discussed in this section. Moreover, we may not be able to successfully implement the business strategy described in this prospectus and implementing our business strategy may not sustain or improve our results of operations or increase our market share. You should not place undue reliance on our financial guidance, nor should you rely on quarter-to-quarter comparisons of our operating results as indicators of likely future performance.
We or our franchisees may not be able to renew leases or control rent increases at existing restaurant locations or obtain leases for new restaurants.
Many of our company restaurants are presently located on leased premises. In addition, our franchisees generally lease their restaurant locations. At the end of the term of the lease, we or our franchisees might be forced to find a new location to lease or close the restaurant. If we are able to negotiate a new lease at the existing location or an extension of the existing lease, the rent may increase significantly. Any of these events could adversely affect our profitability or our franchisees’ profitability. Some leases are subject to renewal at fair market value, which could involve substantial rent increases, or are subject to renewal with scheduled rent increases, which could result in rents being above fair market value. We compete with numerous other retailers and restaurants for sites in the highly competitive market for retail real estate and some landlords and developers may exclusively grant locations to our competitors. As a result, we may not be able to obtain new leases or renew existing ones on acceptable terms, which could adversely affect our sales and brand-building initiatives. In the United Kingdom, we have approximately 53 leases for properties that we sublease to franchisees in which the lease term with our landlords is longer than the sublease. As a result, we may be liable for lease obligations if such franchisees do not renew their subleases or if we cannot find substitute tenants.
Current restaurant locations may become unattractive, and attractive new locations may not be available for a reasonable price, if at all.
The success of any restaurant depends in substantial part on its location. There can be no assurance that current locations will continue to be attractive as demographic patterns change. Neighborhood or economic conditions where restaurants are located could decline in the future, thus resulting in potentially reduced sales in these locations. If we or our franchisees cannot obtain desirable locations at reasonable prices, our ability to implement our growth strategy will be adversely affected.
We may not be able to adequately protect our intellectual property, which could harm the value of our brand and branded products and adversely affect our business.
We depend in large part on our brand, which represents 37% of the total assets on our balance sheet as of December 31, 2006, and we believe that our brand is very important to our success and our competitive position. We rely on a combination of trademarks, copyrights, service marks, trade secrets and similar intellectual property rights to protect our brand and branded products. The success of our business depends on our continued ability to use our existing trademarks and service marks in order to increase brand awareness and further develop our branded products in both domestic and international markets. We have registered certain trademarks and have other trademark registrations pending in the United States and foreign jurisdictions. Not all of the trademarks that we currently use have been registered in all of the countries in which we do business, and they may never be registered in all of these countries. We may not be able to adequately protect our trademarks, and our use of these trademarks may result in liability for trademark infringement, trademark dilution or unfair competition. The steps we have taken to protect our intellectual property in the United States and in foreign countries may not be adequate. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as the laws of the United States.
We may from time to time be required to institute litigation to enforce our trademarks or other intellectual property rights, or to protect our trade secrets. Such litigation could result in substantial costs and diversion of resources and could negatively affect our sales, profitability and prospects regardless of whether we are able to successfully enforce our rights.
Our indebtedness under our senior secured credit facility is substantial and could limit our ability to grow our business.
As of January 31, 2007, we had total indebtedness under our senior secured credit facility of $869 million. Our indebtedness could have important consequences to you.
For example, it could:

•	increase our vulnerability to general adverse economic and industry conditions;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness if we do not maintain specified financial ratios, thereby reducing the availability of our cash flow for other purposes; or

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate, thereby placing us at a competitive disadvantage compared to our competitors that may have less indebtedness.
In addition, our senior secured credit facility permits us to incur substantial additional indebtedness in the future. As of December 31, 2006, we had $116 million available to us for additional borrowing under our $150 million revolving credit facility portion of our senior secured credit facility (net of $34 million in letters of credit issued under the revolving credit facility). If we increase our indebtedness by borrowing under the revolving credit facility or incur other new indebtedness, the risks described above would increase.
Our senior secured credit facility has restrictive terms and our failure to comply with any of these terms could put us in default, which would have an adverse effect on our business and prospects.
Our senior secured credit facility contains a number of significant covenants. These covenants limit our ability and the ability of our subsidiaries to, among other things:

•	incur additional indebtedness;

•	make capital expenditures and other investments above a certain level;

•	merge, consolidate or dispose of our assets or the capital stock or assets of any subsidiary;

•	pay dividends, make distributions or redeem capital stock in certain circumstances;

•	enter into transactions with our affiliates;

•	grant liens on our assets or the assets of our subsidiaries;

•	enter into the sale and subsequent lease-back of real property; and

•	make or repay intercompany loans.
Our senior secured credit facility requires us to maintain specified financial ratios. Our ability to meet these financial ratios and tests can be affected by events beyond our control, and we may not meet those ratios. A breach of any of these restrictive covenants or our inability to comply with the required financial ratios would result in a default under our senior secured credit facility or require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness. If the banks accelerate amounts owing under our senior secured credit facility because of a default and we are unable to pay such amounts, the banks have the right to foreclose on the stock of BKC and certain of its subsidiaries.
We face risks of litigation and pressure tactics, such as strikes, boycotts and negative publicity from restaurant customers, franchisees, suppliers, employees and others, which could divert our financial and management resources and which may negatively impact our financial condition and results of operations.
Class action lawsuits have been filed, and may continue to be filed, against various quick service restaurants alleging, among other things, that quick service restaurants have failed to disclose the health risks associated with high-fat foods and that quick service restaurant marketing practices have targeted children and encouraged obesity. We have been sued in California under Proposition 65 to force disclosure of warnings that certain of our products, such as french fries, flame-broiled hamburgers and grilled chicken, may expose customers to potentially cancer-causing chemicals. Adverse publicity about these allegations may negatively affect us and our franchisees, regardless of whether the allegations are true, by discouraging customers from buying our products. In addition, we face the risk of lawsuits and negative publicity resulting from illnesses and injuries, including injuries to infants and children, allegedly caused by our products, toys and other promotional items available in our restaurants or our playground equipment.
In addition to decreasing our sales and profitability and diverting our management resources, adverse publicity or a substantial judgment against us could negatively impact our business, results of operations, financial condition and brand reputation, hindering our ability to attract and retain franchisees and grow our business in the United States and internationally.

In addition, activist groups, including animal rights activists and groups acting on behalf of franchisees, the workers who work for our suppliers and others, have in the past, and may in the future, use pressure tactics to generate adverse publicity about us by alleging, for example, inhumane treatment of animals by our suppliers, poor working conditions or unfair purchasing policies. These groups may be able to coordinate their actions with other groups, threaten strikes or boycotts or enlist the support of well-known persons or organizations in order to increase the pressure on us to achieve their stated aims. In the future, these actions or the threat of these actions may force us to change our business practices or pricing policies, which may have a material adverse effect on our business, results of operations and financial condition.
Further, we may be subject to employee, franchisee and other claims in the future based on, among other things, mismanagement of the system, unfair or unequal treatment, discrimination, harassment, violations of privacy laws, wrongful termination and wage, rest break and meal break issues, including those relating to overtime compensation. We have been subject to these types of claims in the past, and if one or more of these claims were to be successful or if there is a significant increase in the number of these claims, our business, results of operations and financial condition could be harmed.
Our products are subject to numerous and changing government regulations, and failure to comply with such existing or future government regulations could negatively affect our sales, revenues and earnings.
Our products are subject to numerous and changing government regulations, and failure to comply with such existing or future government regulations could negatively affect our sales, revenues and earnings. In many of our markets, including the United States and Europe, we are subject to increasing regulation regarding our products, which may significantly increase our cost of doing business.
Many recent governmental bodies, particularly those in the United States, the United Kingdom and Spain, have begun to legislate or regulate high-fat and high-sodium foods as a way of combating concerns about obesity and health. The New York City Health Department recently adopted an amendment to the New York City Health Code that requires New York City restaurants and other food service establishments to phase out artificial trans fat (which we currently use in our french fries and other products) by July 1, 2008. In addition, the City of Philadelphia recently passed a law that requires restaurants to phase out artificial trans fat by September 1, 2008. More than 12 states are considering laws banning trans fat in restaurant food. The Attorney General of the State of California is currently suing us and our major competitors under Proposition 65 to force the disclosure of warnings that carbohydrate-rich foods cooked at high temperatures, such as french fries, contain the potentially cancer-causing chemical acrylamide. In addition, public interest groups have also focused attention on the marketing of these high-fat and high-sodium foods to children in a stated effort to combat childhood obesity and legislators in the United States have proposed replacing the self-regulatory Children’s Advertising Review Board with formal governmental regulation under the Federal Trade Commission while legislators in the United Kingdom have adopted a ban on children’s advertising by fast food restaurants. In addition, the Spanish government and certain industry organizations have focused on reducing advertisements that promote large portion sizes. Additional cities or states may propose or adopt similar regulations. The cost of complying with these regulations could increase our expenses and the negative publicity arising from such legislative initiatives could reduce our future sales.

Our food products are also subject to significant complex, and sometimes contradictory, health and safety regulatory risks including:

•	inconsistent standards imposed by state and federal authorities regarding the nutritional content of our products, which can adversely affect the cost of our food, consumer perceptions and increase our exposure to litigation;

•	the impact of nutritional, health and other scientific inquiries and conclusions, which constantly evolve and often have contradictory implications, but nonetheless drive consumer perceptions, litigation and regulation in ways that are material to our business;

•	the risks and costs of our nutritional labeling and other disclosure practices, particularly given differences in practices within the restaurant industry with respect to testing and disclosure, ordinary variations in food preparation among our own restaurants, and reliance on the accuracy and appropriateness of information obtained from third-party suppliers;

•	the impact and costs of menu labeling legislation, currently adopted in New York City and under consideration in various other jurisdictions, which generally requires restaurant chains to provide certain nutrition information on menus/menu boards such as: (i) number of calories; (ii) fat content, including saturated and trans fats; (iii) number of carbohydrates; and (iv) milligrams of sodium; and

•	the impact of licensing and regulation by state and local departments relating to health, food preparation, sanitation and safety standards.
Additional U.S. or foreign jurisdictions may propose to adopt similar regulations. The cost of complying with these regulations could increase our expenses. Additionally, menu labeling legislation may cause some of our guests to avoid certain of our products and/or alter the frequency of their visits.
If we fail to comply with existing or future laws and regulations governing our products, we may be subject to governmental or judicial fines or sanctions. In addition, our and our franchisees’ capital expenditures could increase due to remediation measures that may be required if we are found to be noncompliant with any of these laws or regulations.
Increasing regulatory complexity surrounding our operations will continue to affect our operations and results of operations in material ways.
Our legal and regulatory environment worldwide exposes us to complex compliance regimes and similar risks that affect our operations and results of operations in material ways. In many of our markets, including the United States and Europe, we are subject to increasing regulation regarding our operations, which may significantly increase our cost of doing business. In developing markets, we face the risks associated with new and untested laws and judicial systems. Among the more important regulatory risks regarding our operations we face are the following:

•	the impact of minimum wage, overtime, occupational health and safety, employer mandated healthcare, immigration and other local and foreign laws and regulations on our business;

•	disruptions in our operations or price volatility in a market that can result from governmental actions, including price controls, currency and repatriation controls, limitations on the import or export of commodities we use or government-mandated closure of our or our vendors’ operations;

•	the risks of operating in foreign markets in which there are significant uncertainties, including with respect to the application of legal requirements and the enforceability of laws and contractual obligations; and

•	the risks associated with information security and the use of cashless payments, such as increased investment in technology, the costs of compliance with privacy, consumer protection and other laws, costs resulting from consumer fraud and the impact on our margins as the use of cashless payments increases.
We are also subject to a Federal Trade Commission rule and to various state and foreign laws that govern the offer and sale of franchises. These laws regulate various aspects of the franchise relationship, including terminations and the refusal to renew franchises. The failure to comply with these laws and regulations in any jurisdiction or to obtain required government approvals could result in a ban or temporary suspension on future franchise sales, fines, other penalties or require us to make offers of rescission or restitution, any of which could adversely affect our business and operating results. We could also face lawsuits by our franchisees based upon alleged violations of these laws.
The Americans with Disabilities Act, or ADA, prohibits discrimination on the basis of disability in public accommodations and employment. We have, in the past, been required to make certain modifications to our restaurants pursuant to the ADA. Although our obligations under those requirements are substantially complete, future mandated modifications to our facilities to make different accommodations for disabled persons could result in material unanticipated expense to us and our franchisees.
If we fail to comply with existing or future laws and regulations, we may be subject to governmental or judicial fines or sanctions. In addition, our and our franchisees’ capital expenditures could increase due to remediation measures that may be required if we are found to be noncompliant with any of these laws or regulations.
Compliance with or cleanup activities required by environmental laws may hurt our business.
We are subject to various federal, state, local and foreign environmental laws and regulations. These laws and regulations govern, among other things, discharges of pollutants into the air and water as well as the presence, handling, release and disposal of and exposure to, hazardous substances. These laws and regulations provide for significant fines and penalties for noncompliance. If we fail to comply with these laws or regulations, we could be fined or otherwise sanctioned by regulators. Third parties may also make personal injury, property damage or other claims against owners or operators of properties associated with releases of, or actual or alleged exposure to, hazardous substances at, on or from our properties.
Environmental conditions relating to prior, existing or future restaurants or restaurant sites, including franchised sites, may have a material adverse effect on us. Moreover, the adoption of new or more stringent environmental laws or regulations could result in a material environmental liability to us and the current environmental condition of the properties could be harmed by tenants or other third parties or by the condition of land or operations in the vicinity of our properties.
Regulation of genetically modified food products may force us to find alternative sources of supply.
As is the case with many other companies in the restaurant industry, some of our products contain genetically engineered food ingredients. Our U.S. suppliers are not required to label their products as such. Environmental groups, some scientists and consumers, particularly in Europe, are raising questions regarding the potential adverse side effects, long-term risks and uncertainties associated with genetically modified foods. Regulatory agencies in Europe and elsewhere have imposed labeling requirements on genetically modified food products.

Increased regulation of and opposition to genetically engineered food products have in the past forced us and may in the future force us to use alternative non-genetically engineered sources at increased costs.
Risks related to investing in our stock
The price of our common stock may be volatile and you may not be able to sell your shares at or above the offering price.
We completed our initial public offering in May 2006. An active and liquid public market for our common stock may not continue to develop or be sustained. Since our initial public offering, the price of our common stock, as reported by the New York Stock Exchange, has ranged from a low of $12.41 on August 1, 2006 to a high of $21.79 on January 10, 2007. Some specific factors that may have a significant effect on the market price of our common stock include:

•	variations in our or our competitors’ actual or anticipated operating results;

•	our or our competitors’ growth rates;

•	our or our competitors’ introduction of new locations, menu items, concepts, or pricing policies;

•	recruitment or departure of key personnel;

•	changes in the estimates of our operating performance or changes in recommendations by any securities analysts that follow our stock;

•	changes in the conditions in the restaurant industry, the financial markets or the economy as a whole;

•	substantial sales of our common stock;

•	announcements of investigations or regulatory scrutiny of our operations or lawsuits filed against us; and

•	changes in accounting principles.
In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. Due to the potential volatility of our stock price, we may therefore be the target of securities litigation in the future. Securities litigation could result in substantial costs and divert management’s attention and resources from our business.
Our current principal stockholders will continue to own the majority of our voting stock after this offering, which will allow them to control substantially all matters requiring stockholder approval.
Upon the completion of this offering, the private equity funds controlled by the sponsors will together beneficially own approximately 60.2% of our outstanding common stock (or 58.0% if the underwriters exercise their option to purchase additional shares). In addition, we expect that six of our thirteen directors following this offering will continue to be representatives of the private equity funds controlled by the sponsors. Following this offering, each sponsor will retain the right to nominate two directors, subject to reduction and elimination as the stock ownership percentage of the private equity funds controlled by the applicable sponsor declines. See “Description of Capital Stock—Shareholders’ Agreement”. As a result, these private equity funds will have significant influence over our decision to enter into any corporate transaction and may have the ability to prevent any transaction that requires the approval of stockholders, regardless of whether or not other stockholders believe that such transaction is in their own best interests. Such concentration of voting power could have the effect of delaying, deterring or preventing a change of control or other business combination that might otherwise be beneficial to our stockholders.
We will continue to be a “controlled company” within the meaning of the New York Stock Exchange rules, and, as a result, will continue to rely on exemptions from certain corporate governance requirements that provide protection to stockholders of other companies.
After the completion of this offering, the private equity funds controlled by the sponsors will collectively own more than 50% of the total voting power of our common shares and we will continue to be a “controlled company” under the New York Stock Exchange, or NYSE, corporate governance standards. As a controlled company, we have utilized and intend to continue utilizing certain exemptions under the NYSE standards that free us from the obligation to comply with certain NYSE corporate governance requirements, including the requirements:

•	that a majority of our board of directors consist of independent directors;

•	that we have a nominating and governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

•	that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	for an annual performance evaluation of the nominating and governance committee and compensation committee.
While our executive and corporate governance committee and our compensation committee have charters that comply with NYSE requirements, we are not required to maintain those charters. As a result of our use of the “controlled company” exemptions, you will not have the same protection afforded to stockholders of companies that are subject to all of the NYSE corporate governance requirements.
Your percentage ownership in us may be diluted by future issuances of capital stock, which could reduce your influence over matters on which stockholders vote.
Our board of directors has the authority, without action or vote of our stockholders, to issue all or any part of our authorized but unissued shares of common stock, including shares issuable upon the exercise of options, or shares of our authorized but unissued preferred stock. Issuances of common stock or voting preferred stock would reduce your influence over matters on which our stockholders vote, and, in the case of issuances of preferred stock, would likely result in your interest in us being subject to the prior rights of holders of that preferred stock.
Future sales of our common stock, or the perception that such sales might occur, may cause the market price of shares of our common stock to decline.
Sales of a substantial number of shares of our common stock, or the perception that such sales might occur, following this offering, could cause the market price of our common stock to decline. The shares of our common stock outstanding prior to this offering will be eligible for sale in the public market at various times in the future. We, all of our executive officers, directors and each of the sponsors have agreed, subject to certain exceptions, not to sell any shares of our common stock for a period of 90 days after the date of this prospectus without the prior written consent of J.P. Morgan Securities Inc. However once this lock-up has expired these shares will be eligible to be sold in the public market, subject to the securities laws. Upon termination of the lock-up, the private equity funds controlled by the sponsors will have approximately 81 million shares, or 78 million shares if the underwriters’ option to purchase additional shares is fully exercised, all of which will be subject to registration rights. For more information, see “Underwriting” and “Description of Capital Stock—Shareholders’ Agreement”.
Provisions in our certificate of incorporation could make it more difficult for a third party to acquire us and could discourage a takeover and adversely affect existing stockholders.
Our certificate of incorporation authorizes our board of directors to issue up to 10,000,000 preferred shares and to determine the powers, preferences, privileges, rights, including voting rights, qualifications, limitations and restrictions on those shares, without any further vote or action by our stockholders. The rights of the holders of our common shares will be subject to, and may be adversely affected by, the rights of the holders of any preferred shares that may be issued in the future. The issuance of preferred shares could have the effect of delaying, deterring or preventing a change in control and could adversely affect the voting power or economic value of your shares. See “Description of Capital Stock— Preferred Stock”.
Our operating results may fluctuate in future periods which could cause the market price of our common stock to be volatile or to decline.
Our operating results for any one quarter are not necessarily indicative of results to be expected for any other quarter or for any year and system-wide sales, comparable sales, and average restaurant sales for any future period may decrease. Our operating results may fall below our expectations or the expectations of investors or industry analysts in one or more future periods. Any such shortfall could result in a significant decline in the price of our common stock.
Special note regarding forward-looking statements
Certain statements made in this report that reflect management’s expectations regarding future events and economic performance are forward-looking in nature and, accordingly, are subject to risks and uncertainties. These forward looking statements include statements regarding our intent to focus on U.S. sales growth and profitability and expand our international network; our beliefs and expectations regarding system-wide average restaurant sales; our beliefs and expectations regarding franchise restaurants, including their growth potential and our expectations regarding franchisee distress; our expectations regarding opportunities to enhance restaurant profitability and margin improvement; our intention to continue to employ innovative and creative marketing strategies, including the launching of new and limited time offer products; our exploration of initiatives to reduce the initial investment expense, time and uncertainty of new builds; our estimates regarding our liquidity, capital expenditures and sources of both, and our ability to fund future operations and obligations; our expectations regarding restaurant openings/closures and increasing net restaurant count; our beliefs regarding sales performance in the UK; our estimates regarding the fulfillment of certain volume purchase commitments; our beliefs regarding the effects of the realignment of our European and Asian businesses; our estimates regarding the rent and costs associated with our new global headquarters lease; our intention to renew hedging contracts; our continued efforts to leverage our global purchasing power; and our expectations regarding the appointment of additional independent directors. These forward-looking statements are only predictions based on our current expectations and projections about future events. Important factors could cause our actual results, level of activity, performance or achievements to differ materially from those expressed or implied by these forward-looking statements.

These factors include those risk factors set forth in filings with the Securities and Exchange Commission, including our annual and quarterly reports, and the following:

•	Our ability to compete domestically and internationally in an intensely competitive industry;

•	Our continued relationship with, and the success of, our franchisees;

•	Risks relating to franchisee financial distress, including the financial difficulties currently experienced by certain franchisees in the United Kingdom which could result in, among other things, delayed or reduced payments to us of royalties and rents and increased exposure to third parties;

•	Our ability to successfully implement our international growth strategy;

•	The effectiveness of our marketing and advertising programs and franchisee support of these programs;

•	Our ability to retain or replace executive officers and key members of management with qualified personnel;

•	Changes in consumer perceptions of dietary health and food safety and negative publicity relating to our products;

•	Changes in consumer preferences and consumer discretionary spending;

•	Risks related to the renewal of franchise agreements by our franchisees;

•	Increases in our operating costs, including cost of food and paper products, energy costs and labor costs;

•	Risks relating to the loss of any of our major distributors, including our sole distributor in the UK and interruptions in the supply of necessary products to us;

•	Risks related to our international operations;

•	Our inability to realize our expected tax benefits from the realignment of our European and Asian businesses;

•	Fluctuations in international currency exchange and interest rates;

•	Our continued ability, and the ability of our franchisees, to obtain suitable locations and financing for new restaurant development;

•	Changes in demographic patterns of current restaurant locations;

•	Our ability to adequately protect our intellectual property;

•	Adverse legal judgments, settlements or pressure tactics; and

•	Adverse legislation or regulation.
These risks are not exhaustive and may not include factors which could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.
Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. We do not undertake any responsibility to update any of these forward-looking statements to conform our prior statements to actual results or revised expectations.
Use of proceeds
We will not receive any proceeds from the sale of our common stock by the selling stockholders.

Market price of our common stock
Our common stock has been listed on the New York Stock Exchange under the symbol “BKC” since May 18, 2006. Prior to that time, there was no public market for our common stock. The following table sets forth for the periods indicated the high and low sales prices of our common stock on the New York Stock Exchange.

2006	High	Low

Fourth Quarter (commencing May 18, 2006)	$19.45	$15.48

2007	High	Low

First Quarter	$16.64	$12.41
Second Quarter	$21.28	$15.46
Third Quarter (through February 7, 2007)	$21.79	$19.67

A recent reported closing price for our common stock is set forth on the cover page of this prospectus. The Bank of New York is the transfer agent and registrar for our common stock. On January 17, 2007, we had 164 holders of record of our common stock.
Dividend policy
On January 30, 2007, we announced a quarterly cash dividend of 6.25 cents per share, payable on March 15, 2007 to holders of record of our common stock on February 15, 2007. Although we do not have a dividend policy, we have elected to pay a cash dividend because we have generated strong cash flow over the past year, and we expect our cash flow to continue to strengthen.
On February 21, 2006, we paid an aggregate cash dividend of $367 million to holders of record of our common stock on February 9, 2006. At the same time, we paid the compensatory make-whole payment of $33 million to holders of our options and restricted stock unit awards, primarily members of senior management. This compensatory make-whole payment was recorded as compensation expense in the third quarter of fiscal 2006. We did not declare or pay any cash dividends on our common stock during the fiscal year ended June 30, 2005.
The terms of our credit facility limit our ability to pay cash dividends in certain circumstances. In addition, because we are a holding company, our ability to pay cash dividends on shares of our common stock may be limited by restrictions on our ability to obtain sufficient funds through dividends from our subsidiaries, including the restrictions under our credit facility. Subject to the foregoing, the payment of cash dividends in the future, if any, will be at the discretion of our board of directors and will depend upon such factors as earnings levels, capital requirements, our overall financial condition and any other factors deemed relevant by our board of directors.

Capitalization
The following table sets forth our capitalization as of December 31, 2006. This table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and notes thereto appearing elsewhere in this prospectus.

December 31, 2006
(Unaudited)

(in millions, except
share amounts)
Cash and cash equivalents	$135

Short-term debt and capital leases	$5
Long-term debt	896
Long-term capital leases	64
Stockholders’ equity:
Common stock, $0.01 par value per share, 300,000,000 shares authorized, 133,805,018 shares issued and outstanding(1)	1
Restricted stock units	5
Additional paid-in capital	554
Retained earnings	81
Accumulated other comprehensive income	—
Treasury stock, at cost	(3)

Total stockholders’ equity	$638

Total capitalization	$1,603

(1) Excludes 8,189,149 shares of our common stock issuable upon the exercise of non-qualified stock options or the settlement of restricted stock unit awards, performance-based restricted stock awards and deferred stock unit awards outstanding as of December 31, 2006, of which options to purchase 2,956,545 shares were exercisable as of December 31, 2006. In addition, as of December 31, 2006, (i) 2,380,985 shares of our common stock remain to be awarded under the Burger King Holdings, Inc. Equity Incentive Plan and (ii) 6,062,594 shares of our common stock remain to be awarded under the Burger King Holdings, Inc. 2006 Omnibus Incentive Plan. As of January 17, 2007, we had not granted any equity awards in the third quarter of fiscal 2007.

Selected consolidated financial and other data
On December 13, 2002, we acquired BKC through private equity funds controlled by the sponsors. In this prospectus, unless the context otherwise requires, all references to “we”, “us” and “our” refer to Burger King Holdings, Inc. and its subsidiaries, including BKC, for all periods subsequent to our December 13, 2002 acquisition of BKC. All references to our “predecessor” refer to BKC and its subsidiaries for all periods prior to the acquisition, which operated under a different ownership and capital structure. In addition, the acquisition was accounted for under the purchase method of accounting and resulted in purchase accounting allocations that affect the comparability of results of operations between periods before and after the acquisition.
The following tables present selected consolidated financial and other data for us and our predecessor for each of the periods indicated. The selected historical financial data for our predecessor as of June 30, 2002, for the fiscal year ended June 30, 2002 and for the period July 1, 2002 to December 12, 2002 have been derived from the audited consolidated financial statements and notes thereto of our predecessor, which are not included herein.
The selected historical financial data as of June 30, 2004, 2005 and 2006 and for the period December 13, 2002 to June 30, 2003, and for the fiscal years ended June 30, 2004, 2005 and 2006 have been derived from our audited financial statements and the notes thereto included herein. The combined financial data for the combined fiscal year ended June 30, 2003 have been derived from the audited consolidated financial statements and notes thereto of our predecessor and us, but have not been audited on a combined basis, do not comply with generally accepted accounting principles and are not intended to represent what our operating results would have been if the acquisition of BKC had occurred at the beginning of the period. The selected consolidated balance sheet data as of June 30, 2003 have been derived from our audited consolidated balance sheet and the notes thereto, which are not included herein. The selected historical financial data as of December 31, 2005 and 2006 and for the six months ended December 31, 2005 and 2006 have been derived from our unaudited consolidated financial statements and the notes thereto included herein. The other operating data for the fiscal year ended June 30, 2002, and for the period July 1, 2002 to December 12, 2002 have been derived from the internal records of our predecessor. The other operating data for the period December 13, 2002 to June 30, 2003, for the fiscal years ended June 30, 2004, 2005 and 2006 and for the six months ended December 31, 2005 and 2006 have been derived from our internal records.
The selected consolidated financial and other operating data presented below contain all normal recurring adjustments that, in the opinion of management, are necessary to present fairly our financial position and results of operations as of and for the periods presented. The selected historical consolidated financial and other operating data included below and elsewhere in this prospectus are not necessarily indicative of future results. The information presented below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited and unaudited consolidated financial statements and related notes and other financial information appearing elsewhere in this prospectus.

			Burger King Holdings,
	Predecessor		Inc.

					Burger King Holdings, Inc.
		For the	For the
	For the	Period	Period	Combined
	Fiscal	from	from	Twelve				For the Six
	Year	July 1,	December 13,	Months	For the Fiscal Year Ended			Months Ended
	Ended	2002 to	2002 to	Ended	June 30,			December 31,
	June 30,	December 12,	June 30,	June 30,
	2002	2002	2003	2003	2004	2005	2006	2005	2006

	(In millions, except per share data)
Income Statement Data:
Revenues:
Company restaurant revenues	$1,130	$526	$648	$1,174	$1,276	$1,407	$1,516	$754	$822
Franchise revenues	392	170	198	368	361	413	420	209	225
Property revenues	124	55	60	115	117	120	112	57	58

Total revenues	1,646	751	906	1,657	1,754	1,940	2,048	1,020	1,105
Company restaurant expenses:
Food, paper and product costs	354	162	197	359	391	437	470	237	247
Payroll and employee benefits	335	157	192	349	382	415	446	219	242
Occupancy and other operating costs	298	146	168	314	314	343	380	184	205

Total company restaurant expenses	987	465	557	1,022	1,087	1,195	1,296	640	694
Selling, general and administrative expenses(1)	422	224	248	472	474	487	488	207	231
Property expenses	58	27	28	55	58	64	57	28	31
Fees paid to affiliates(2)	7	1	5	6	8	9	39	6	—
Impairment of goodwill(3)	5	875	—	875	—	—	—	—	—
Other operating expenses (income), net(3)	45	39	(7)	32	54	34	(2)	(3)	(8)

Total operating costs and expenses	1,524	1,631	831	2,462	1,681	1,789	1,878	878	948
Income (loss) from operations	122	(880)	75	(805)	73	151	170	142	157
Interest expense, net	105	46	35	81	64	73	72	34	34
Loss on early extinguishment of debt	—	—	—	—	—	—	18	13	1

Income (loss) before income taxes	17	(926)	40	(886)	9	78	80	95	122
Income tax expense (benefit)	54	(34)	16	(18)	4	31	53	46	44

Net (loss) income	$(37)	$(892)	$24	$(868)	$5	$47	$27	$49	$78

Earnings per share(4):
Basic	*	*	$0.23	*	$0.05	$0.44	$0.24	$0.45	$0.59
Diluted	*	*	$0.23	*	$0.05	$0.44	$0.24	$0.43	$0.57
Weighted average shares outstanding:
Basic	*	*	104.7	*	106.1	106.5	110.3	106.8	133.3
Diluted	*	*	104.7	*	106.1	106.9	114.7	112.9	136.1
Other Financial Data:
Cash provided by (used for) operating activities	$212	$1	$81	$82	$199	$218	$74	$2	$(2)
Cash used for investing activities	(349)	(102)	(485)	(587)	(184)	(5)	(74)	(29)	(27)
Cash provided by (used for) financing activities	155	112	607	719	3	(2)	(173)	(198)	(97)
Capital expenditures	325	95	47	142	81	93	85	30	31
EBITDA(5)	$283	$(837)	$118	$(719)	$136	$225	$258	$184	$200
Cash dividends declared per common stock	—	—	—	—	—	—	$3.42	—	—

* Not meaningful

		Burger King Holdings, Inc.

						As of
	Predecessor	As of June 30,				December 31,
	As of June 30,
	2002	2003	2004	2005	2006	2005	2006

	(In millions)
Balance Sheet Data:
Cash and cash equivalents	$54	$203	$221	$432	$259	$207	$135
Total assets	3,329	2,458	2,665	2,723	2,552	2,476	2,431
Total debt and capital lease obligations	1,323	1,251	1,294	1,339	1,065	1,066	965
Total liabilities	2,186	2,026	2,241	2,246	1,985	1946	1,793
Total stockholders’ equity	$1,143	$432	$424	$477	$567	$530	$638

	Burger King Holdings, Inc.

	For the Fiscal Year			For the Six Months
	Ended June 30,			Ended December 31,

	2004	2005	2006	2005	2006

Other System-Wide Operating Data:
Comparable sales growth(6)(7)	1.0%	5.6%	1.9%	1.3%	3.0%
Average restaurant sales (in millions)	$1,014	$1,104	$1,126	$549	$597
System-wide sales growth(6)	1.2%	6.1%	2.1%	1.8%	4.0%
Number of company restaurants:
United States and Canada	759	844	878	876	888
EMEA/ APAC(8)	277	283	293	289	331
Latin America(9)	51	60	69	63	71

Total company restaurants	1,087	1,187	1,240	1,228	1,290
Number of franchise restaurants:
United States and Canada	7,217	6,876	6,656	6,758	6,614
EMEA/ APAC(8)	2,308	2,373	2,494	2,449	2,492
Latin America(9)	615	668	739	706	788

Total franchise restaurants	10,140	9,917	9,889	9,913	9,894

Total restaurants	11,227	11,104	11,129	11,141	11,184

Segment Data:
Operating income (in millions):
United States and Canada	$115	$255	$295	$152	$171
EMEA/ APAC(8)	95	36	62	42	33
Latin America(9)	26	25	29	15	18
Unallocated(10)	(163)	(165)	(216)	(67)	(65)

Total operating income	$73	$151	$170	$142	$157

Company Restaurant Revenues (in millions):
United States and Canada	$802	$923	$1,032	$507	$541
EMEA/ APAC(8)	429	435	428	219	250
Latin America(9)	45	49	56	28	31

Total company restaurant revenues	$1,276	$1,407	$1,516	$754	$822

Company Restaurant Margin:
United States and Canada	11.3%	14.2%	14.1%	14.1%	15.0%
EMEA/ APAC(8)	18.9%	15.2%	13.9%	15.6%	15.5%
Latin America(9)	37.8%	30.6%	26.6%	26.7%	26.9%
Total company restaurant margin(11)	14.8%	15.1%	14.5%	15.0%	15.6%
Franchise Revenues (in millions):
United States and Canada	$234	$269	$267	$133	$140
EMEA/ APAC(8)	102	114	119	59	65
Latin America(9)	25	30	34	17	20

Total franchise revenues	$361	$413	$420	$209	$225

Franchise sales (in millions)(12)	$10,055	$10,817	$10,903	$5,508	$5,790

(1)	Selling, general and administrative expenses included $72 million of intangible asset amortization in the fiscal year ended June 30, 2002. Selling, general and administrative expenses also included the compensatory make-whole payment made on February 21, 2006 to holders of our options and restricted stock unit awards, primarily members of senior management. See “Certain Relationships and Related Transactions— Compensatory Make-Whole Payment”.

(2)	Fees paid to affiliates primarily consist of management fees we paid to our sponsors and fees paid by our predecessor to Diageo plc under management agreements. Fees paid to affiliates in fiscal 2006 also include a $30 million fee that we paid to terminate our management agreement with the sponsors.

(3)	In connection with our acquisition of BKC, our predecessor recorded $35 million of intangible asset impairment charges within other operating expenses (income), net and goodwill impairment charges of $875 million during the period from July 1, 2002 to December 12, 2002.

(4)	Earnings per share is calculated using whole dollars and shares.

(5)	EBITDA is defined as earnings (net income) before interest, taxes, depreciation and amortization, and is used by management to measure operating performance of the business. Management believes that EBITDA is a useful measure as it incorporates certain operating drivers of our business such as sales growth, operating costs, selling, general and administrative expenses and other income and expense. Capital expenditures, which impact depreciation and amortization, interest expense and income tax expense, are reviewed separately by management. EBITDA is also one of the measures used by us to calculate incentive compensation for management and corporate-level employees.

While EBITDA is not a recognized measure under generally accepted accounting principles (“GAAP”), management uses it to evaluate and forecast our business performance. Further, management believes that EBITDA provides both management and investors with a more complete understanding of the underlying operating results and trends and an enhanced overall understanding of the Company’s financial performance and prospects for the future. Management also believes that EBITDA is a useful measure as it improves comparability of predecessor and successor results of operations, as purchase accounting renders depreciation and amortization non-comparable between predecessor and successor periods. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Factors Affecting Comparability of Results — Purchase Accounting”.

EBITDA is not intended to be a measure of liquidity or cash flows from operations nor a measure comparable to net income as it does not take into account certain requirements such as capital expenditures and related depreciation, principal and interest payments and tax payments.

The following table is a reconciliation of our net income to EBITDA:

	Predecessor		Burger King Holdings, Inc.		Burger King Holdings, Inc.

		For the	For the	Combined
	For the	period from	period from	twelve				For the six
	fiscal year	July 1,	December 13,	months	For the fiscal year			months ended
	ended	2002 to	2002 to	ended	ended June 30,			December 31,
	June 30,	December 12,	June 30,	June 30,
	2002	2002	2003	2003	2004	2005	2006	2005	2006

	(In millions)
Net (loss) income	$(37)	$(892)	$24	$(868)	$5	$47	$27	$49	$78
Interest expense, net	105	46	35	81	64	73	72	34	34
Loss on early extinguishment of debt	—	—	—	—	—	—	18	13	1
Income tax expense (benefit)	54	(34)	16	(18)	4	31	53	46	44

Income (loss) from operations	122	(880)	75	(805)	73	151	170	142	157
Depreciation and amortization	161	43	43	86	63	74	88	42	43

EBITDA	$283	$(837)	$118	$(719)	$136	$225	$258	$184	$200

This presentation of EBITDA may not be directly comparable to similarly titled measures of other companies, since not all companies use identical calculations.

(6)	Comparable sales growth and system-wide sales growth are analyzed on a constant currency basis, which means they are calculated using the same exchange rate over the periods under comparison, to remove the effects of currency fluctuations from these trend analyses. We believe these constant currency measures provide a more meaningful analysis of our business by identifying the underlying business trend, without distortion from the effect of foreign currency movements. System-wide sales growth includes sales at company restaurants and franchise restaurants. We do not record franchise restaurant sales as revenues. However, our royalty revenues are calculated based on a percentage of franchise restaurant sales. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Business Measures”.

(7)	Comparable sales growth refers to the change in restaurant sales in one period from a comparable period for restaurants that have been open for thirteen months or longer. Comparable sales growth includes sales at company restaurants and franchise restaurants. We do not record franchise restaurant sales as revenues. However, our royalty revenues are calculated based on a percentage of franchise restaurant sales.

(8)	Refers to our operations in Europe, the Middle East, Africa, Asia, Australia and Guam.

(9)	Refers to our operations in Mexico, Central and South America and the Caribbean.

(10)	Unallocated includes corporate support costs in areas such as facilities, finance, human resources, information technology, legal, marketing and supply chain management.

(11)	Calculated using dollars expressed in hundreds of thousands.

(12)	Franchise sales represent sales at franchise restaurants and revenue to our franchisees. We do not record franchise restaurant sales as revenues. However, our royalty revenues are calculated based on a percentage of franchise restaurant sales.

Burger King Holdings, Inc. and subsidiaries restaurant count analysis
The following tables present information relating to the analysis of our restaurants for the geographic areas and periods indicated.

	Company	Franchise	Total

Worldwide
Beginning Balance June 30, 2003	1,061	10,274	11,335
Openings	29	275	304
Closures	(20)	(392)	(412)
Acquisitions, net of refranchisings	17	(17)	—

Ending Balance June 30, 2004	1,087	10,140	11,227

Openings	63	251	314
Closures	(23)	(414)	(437)
Acquisitions, net of refranchisings	60	(60)	—

Ending Balance June 30, 2005	1,187	9,917	11,104

Openings	23	326	349
Closures	(14)	(310)	(324)
Acquisitions, net of refranchisings	44	(44)	—

Ending Balance June 30, 2006	1,240	9,889	11,129

Openings	16	182	198
Closures	(8)	(135)	(143)
Acquisitions, net of refranchisings	42	(42)	—

Ending Balance December 31, 2006	1,290	9,894	11,184

USA and Canada
Beginning Balance June 30, 2003	735	7,529	8,264
Openings	3	43	46
Closures	(16)	(318)	(334)
Acquisitions, net of refranchisings	37	(37)	—

Ending Balance June 30, 2004	759	7,217	7,976

Openings	33	21	54
Closures	(9)	(301)	(310)
Acquisitions, net of refranchisings	61	(61)	—

Ending Balance June 30, 2005	844	6,876	7,720

Openings	4	55	59
Closures	(10)	(235)	(245)
Acquisitions, net of refranchisings	40	(40)	—

Ending Balance June 30, 2006	878	6,656	7,534

Openings	5	36	41
Closures	(5)	(68)	(73)
Acquisitions, net of refranchisings	10	(10)	—

Ending Balance December 31, 2006	888	6,614	7,502

	Company	Franchise	Total

EMEA/ APAC
Beginning Balance June 30, 2003	280	2,179	2,459
Openings	21	177	198
Closures	(4)	(68)	(72)
Acquisitions, net of refranchisings	(20)	20	—

Ending Balance June 30, 2004	277	2,308	2,585

Openings	21	165	186
Closures	(14)	(101)	(115)
Acquisitions, net of refranchisings	(1)	1	—

Ending Balance June 30, 2005	283	2,373	2,656

Openings	10	191	201
Closures	(4)	(66)	(70)
Acquisitions, net of refranchisings	4	(4)	—

Ending Balance June 30, 2006	293	2,494	2,787

Openings	9	94	103
Closures	(3)	(64)	(67)
Acquisitions, net of refranchisings	32	(32)	—

Ending Balance December 31, 2006	331	2,492	2,823

	Company	Franchise	Total

Latin America
Beginning Balance June 30, 2003	46	566	612
Openings	5	55	60
Closures	—	(6)	(6)
Acquisitions, net of refranchisings	—	—	—

Ending Balance June 30, 2004	51	615	666

Openings	9	65	74
Closures	—	(12)	(12)
Acquisitions, net of refranchisings	—	—	—

Ending Balance June 30, 2005	60	668	728

Openings	9	80	89
Closures	—	(9)	(9)
Acquisitions, net of refranchisings	—	—	—

Ending Balance June 30, 2006	69	739	808

Openings	2	52	54
Closures	—	(3)	(3)
Acquisitions, net of refranchisings	—	—	—

Ending Balance December 31, 2006	71	788	859

Management’s discussion and analysis of
financial condition and results of operations
You should read the following discussion together with “Selected Consolidated Financial and Other Data” and our audited and unaudited consolidated financial statements and the notes thereto included elsewhere in this prospectus. In addition to historical consolidated financial information, this discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Actual results could differ from these expectations as a result of factors including those described under “Risk Factors”, “Special Note Regarding Forward-Looking Statements” and elsewhere in this prospectus.
References to fiscal 2004, fiscal 2005, fiscal 2006 and fiscal 2007 in this section are to the fiscal years ended June 30, 2004, 2005, 2006 and the fiscal year ending June 30, 2007, respectively.
Overview
We operate in the fast food hamburger restaurant, or FFHR, category of the quick service restaurant, or QSR, segment of the restaurant industry. We are the second largest FFHR chain in the world as measured by the number of restaurants and system-wide sales. As of December 31, 2006, we owned or franchised a total of 11,184 restaurants in 66 countries and U.S. territories, of which 7,502 were located in the United States and Canada. At that date, 1,290 restaurants were company-owned and 9,894 were owned by our franchisees. The FFHR category is highly competitive with respect to price, service, location and food quality. Our restaurants feature flame-broiled hamburgers, chicken and other specialty sandwiches, french fries, soft drinks and other reasonably-priced food items.
Our business operates in three reportable segments: the United States and Canada; Europe, the Middle East, Africa and Asia Pacific, or EMEA/ APAC; and Latin America. The United States and Canada is our largest segment and comprised 68% of total revenues and 76% of operating income, excluding unallocated corporate general and administrative expenses, in fiscal 2006. EMEA/ APAC comprised 28% of total revenues and 16% of operating income, excluding unallocated corporate general and administrative expenses, and Latin America comprised the remaining 4% of revenues and 8% of operating income, excluding unallocated corporate general and administrative expenses, in fiscal 2006.
Our business
Revenues
We generate revenue from three sources:

•	sales at our company restaurants;

•	royalties and franchise fees paid to us by our franchisees; and

•	property income from restaurants that we lease or sublease to franchisees.
We refer to system-wide sales as sales generated at our company restaurants and franchise restaurants. System-wide sales are heavily influenced by brand advertising, menu selection and initiatives to improve restaurant operations. Company restaurant revenues are affected by comparable sales, timing of company restaurant openings and closures, acquisitions by us of franchise restaurants and sales of company restaurants to franchisees, or “refranchisings.” In fiscal 2006, franchise restaurants generated approximately 88% of system-wide sales. Royalties paid by franchisees are based on a percentage of franchise restaurant sales and are recorded as franchise revenues. Franchise fees and franchise renewal fees are recorded as revenues in the year received. In fiscal 2006, company restaurant and franchise revenues represented 74% and 21% of total revenues, respectively. The remaining 5% of total revenues was derived from property income.
We have a higher percentage of franchise restaurants to company restaurants than our major competitors in the FFHR category. We believe that this restaurant ownership mix provides us with a strategic advantage because the capital required to grow and maintain our system is funded primarily by franchisees while giving us a sizable base of company restaurants to demonstrate credibility with our franchisees in launching new initiatives. As a result of the high percentage of franchise restaurants in our system, we have lower capital requirements compared to our major competitors. Moreover, due to the steps that we have taken to improve the health of our franchise system in the United States and Canada, we expect that this mix will produce more stable earnings and cash flow in the future. However, our franchisee-dominated business model also presents a number of drawbacks, such as our limited control over franchisees and limited ability to facilitate changes in restaurant ownership.
Costs and expenses
Company restaurants incur three types of operating expenses:

•	food, paper and other product costs, which represent the costs of the food and beverages that we sell to consumers in company restaurants;

•	payroll and employee benefits costs, which represent the wages paid to company restaurant managers and staff, as well as the cost of their health insurance, other benefits and training; and

•	occupancy and other operating costs, which represent all other direct costs of operating our company restaurants, including the cost of rent or real estate depreciation (for restaurant properties owned by us), depreciation on equipment, repairs and maintenance, insurance, restaurant supplies, and utilities.
As average restaurant sales increase, we can leverage payroll and employee benefits costs and occupancy and other costs, resulting in a direct improvement in restaurant profitability. As a result, we believe our continued focus on increasing average restaurant sales will result in improved profitability to our system-wide restaurants.
Our selling, general and administrative expenses include the costs of field management for company and franchise restaurants, costs of our operational excellence programs (including program staffing, training and Clean & Safe certifications), corporate overhead, including corporate salaries and facilities, advertising and bad debt expenses and amortization of intangible assets. We believe that our current staffing and structure will allow us to expand our business globally without increasing general and administrative expenses significantly.
Property expenses include costs of depreciation and rent on properties we lease and sublease to franchisees, respectively.
Fees paid to affiliates are primarily management fees paid to our sponsors under a management agreement that we entered into in connection with our acquisition of BKC and terminated upon completion of our initial public offering. Under this agreement, we paid a management fee to the sponsors equal to 0.5% of our total current year revenues, which amount was limited to 0.5% of the prior year’s total revenues.
Items classified as other operating expenses, net include gains and losses on asset and business disposals, impairment charges, settlement losses recorded in connection with acquisitions of franchise operations, gains and losses on foreign currency transactions and other miscellaneous items.
Advertising funds
We promote our brand and products by advertising in all the countries and territories in which we operate. In countries where we have company restaurants, such as the United States, Canada, the United Kingdom and Germany, we manage an advertising fund for that country by collecting required advertising contributions from company and franchise restaurants and purchasing advertising and other marketing initiatives on behalf of all Burger King restaurants in that country. These advertising contributions are based on a percentage of sales at company and franchise restaurants. We do not record advertising contributions collected from franchisees as revenues or expenditures of these contributions as expenses. Amounts which are contributed to the advertising funds by company restaurants are recorded as selling expenses. In countries where we manage an advertising fund, we plan the marketing calendar in advance based on expected contributions into the fund for that year. To the extent that contributions received exceed advertising and promotional expenditures, the excess contributions are recorded as accrued advertising liability on our consolidated balance sheets. If franchisees fail to make the expected contributions, we may not be able to continue with our marketing plan for that year unless we make additional contributions into the fund. These additional contributions are also recorded as selling expenses. We made additional contributions of $41 million, $15 million and $1 million in fiscal 2004, fiscal 2005 and fiscal 2006, respectively, and $7 million for the six months ended December 31, 2006.
Key business measures
We track our results of operations and manage our business by using three key business measures: comparable sales growth, average restaurant sales and system-wide sales growth. Comparable sales growth and system-wide sales growth are analyzed on a constant currency basis, which means they are calculated using the same exchange rate over the periods under comparison to remove the effects of currency fluctuations from these trend analyses. We believe these constant currency measures provide a more meaningful analysis of our business by identifying the underlying business trend, without distortion from the effect of foreign currency movements.
Comparable sales growth
Comparable sales growth refers to the change in restaurant sales in one period from a comparable period for restaurants that have been open for thirteen months or longer. We believe comparable sales growth is a key indicator of our performance, as influenced by our initiatives and those of our competitors.

	For the			For the six
	fiscal year			months
	ended			ended
	June 30,			December 31,

	2004	2005	2006	2005	2006

	(In constant currencies)
Comparable Sales Growth:
United States and Canada	(0.5)%	6.6%	2.5%	1.6%	3.5%
EMEA/ APAC	5.4%	2.8%	0.0%	0.3%	1.4%
Latin America	4.0%	5.5%	2.5%	1.6%	5.1%
Total System-Wide	1.0%	5.6%	1.9%	1.3%	3.0%

Our early fiscal 2004 results were negatively affected by competitive discounting in the United States and Canada, before beginning to improve in the second half of fiscal 2004 as a result of strategic initiatives including new premium products, our new advertising campaigns targeting our core consumers and our operational excellence programs. Strong performance in Germany and Spain was partially offset by weaker performance in the United Kingdom as a result of changes in consumer preferences away from the FFHR category.
Comparable sales growth increased significantly in fiscal 2005 as a result of strategic initiatives introduced in the second half of fiscal 2004. In the United States and Canada, our comparable sales growth performance improved significantly in fiscal 2005, as we continued to make improvements to our menu, advertising and operations. The improved financial health of our franchise system in fiscal 2005 and lower comparable sales in fiscal 2004 also contributed to our exceptionally strong fiscal 2005 comparable sales performance. EMEA comparable sales for fiscal 2005 were lower than fiscal 2004 resulting primarily from a slow down in economic conditions, competition in Germany and weak performance in the United Kingdom as a result of changes in consumer preferences away from the FFHR category.
Our comparable sales growth in fiscal 2006 was driven by new products and marketing and operational initiatives. Comparable sales in the United States and Canada did not increase at the same rate in fiscal 2006 due to the high growth rate in fiscal 2005 to which fiscal 2006 performance is compared. EMEA performance continued to be negatively impacted by consumer preferences in the United Kingdom.
Our comparable sales growth for the six month periods ended December 31, 2006 was driven by our strategic initiatives related to operational excellence, advertising and our continued focus on our BK Value Menu. These results are driven mostly by our franchise restaurants as approximately 90% of our system-wide restaurants are franchised.
In the United States and Canada, our comparable sales growth performance improved for the six months ended December 31, 2006 compared to the same period in the prior year driven by improvements in our operations and our menu, such as the introduction of the BK Stacker, the continued impact of the BK Value Menu and innovative promotions such as the Xbox® game collection.
Comparable sales growth in EMEA/ APAC reflects positive sales performance in most countries in that segment for the six months ended December 31, 2006 except the United Kingdom, where comparable sales continued to be weak in the first quarter of fiscal 2007 but began to improve during the second quarter of fiscal 2007 reflecting our efforts to ignite the brand in that market.
Latin America demonstrated strong results in comparable sales for the six months ended December 31, 2006 compared to the same period in the prior year as this segment continues to grow. These strong results were fueled primarily by the Central America region with promotions such as the BK Stacker, the Texas Double Whopper, and the 15th year Whopper anniversary, South America with the “Whoppermania” promotion, and the Caribbean with a cross promotion with Coca Cola and the advertisement of XL sandwiches.
Average restaurant sales
Average restaurant sales is an important measure of the financial performance of our restaurants and changes in the overall direction and trends of sales. Average restaurant sales is influenced by comparable sales performance and restaurant openings and closures. Average restaurant sales also includes the impact of movement in foreign currency exchange rates.

				For the six
				months
	For the fiscal			ended
	year ended June 30,			December 31,

	2004	2005	2006	2005	2006

	(In thousands)
Average Restaurant Sales	$1,014	$1,104	$1,126	$549	$597

Our improvement in average restaurant sales in fiscal 2004, fiscal 2005, fiscal 2006 and the first six months of fiscal 2007 was primarily due to: improved comparable sales; the opening of new restaurants with higher than average sales volumes; and the closure of under-performing restaurants. Our comparable sales increased by 1%, 5.6% and 1.9% year-over-year in fiscal 2004, 2005 and 2006, respectively, driven primarily by our strategic initiatives related to operational excellence, advertising and our menu. Additionally, we and our franchisees closed 1,638 restaurants between July 1, 2002 and June 30, 2006. Approximately 73% of these closures were franchise restaurants in the United States, which had average restaurant sales of approximately $625,000 in the 12 months prior to closure.
For the six months ended December 31, 2006, ARS was $597,000, compared to $549,000 for the six months ended December 31, 2005. The trailing twelve-month average restaurant sales reached a record high of $1.16 million for the period ended December 31, 2006, as compared to $1.12 million for the trailing twelve months year-over-year, an increase of 4%. As of December 31, 2006 the last 50 free-standing restaurants that opened in the United States and have operated for at least twelve months, generated ARS of $1.51 million, which is approximately 30% higher than the current U.S. system average.
Our ARS improvement during the first half of fiscal 2007 was primarily due to improved comparable sales, the opening of new restaurants with higher than average sales volumes and the closure of under-performing restaurants. Our comparable sales were 3.0% for the six months ended December 31, 2006, driven primarily by our strategic initiatives related to operational excellence, advertising, and our menu, such as our BK Value Menu and BK Stackers, and promotional campaigns, such as our innovative Xbox® game collection. We and our franchisees opened 375 new restaurants between January 1, 2006 and December 31, 2006. The ARS of these new restaurants was higher than our system-wide ARS. Additionally, we and our franchisees closed 332 restaurants during the same period. Over 90% of these closures were franchise restaurants in the United States and Canada which had ARS in the 12 months prior to closure that was significantly lower than system-wide ARS. We believe that continued improvements to ARS of existing restaurants and strong sales at new restaurants combined with the closures of under-performing restaurants will result in financially stronger operators throughout our franchise base.
System-wide sales growth
System-wide sales refer to sales at all company and franchise restaurants. System-wide sales and system-wide sales growth are important indicators of:

•	the overall direction and trends of sales and operating income on a system-wide basis; and

•	the effectiveness of our advertising and marketing initiatives.

				For the six
	For the fiscal year			months ended
	ended June 30,			December 31,

	2004	2005	2006	2005	2006

	(In constant currencies)
System-Wide Sales Growth:
United States and Canada	(2.2)%	4.9%	0.2%	(0.6)%	2.6%
EMEA/ APAC	11.5%	7.9%	5.0%	6.5%	5.3%
Latin America	8.4%	14.5%	13.0%	12.9%	14.8%
Total	1.2%	6.1%	2.1%	1.8%	4.0%

The increases in system-wide sales growth in fiscal 2004 and fiscal 2005 primarily reflected improved comparable sales in all regions and sales at 618 new restaurants opened during that two-year period, which were partially offset by the closure of 849 under-performing restaurants during the same two-year period. This improving trend continued during fiscal 2006, when comparable sales continued to increase on a system-wide basis although at a slower rate due to the high growth rate in fiscal 2005. For the reasons discussed below, our system-wide sales growth continued a growth trend during the six months ended December 31, 2006, while comparable sales and the number of restaurants continued to increase on a system-wide basis. We expect restaurant closures to continue to decline and restaurant openings to accelerate in most regions, with the exception of the United Kingdom, where we continue to work with certain franchisees to help them improve their financial health.
Following a pattern of declining sales in the first half of fiscal 2004, sales in the United States and Canada increased 4.9% in fiscal 2005, primarily due to the implementation of our strategic initiatives related to advertising, our menu and our operational excellence programs. Our system-wide sales growth in the United States and Canada increased slightly in fiscal 2006, primarily as a result of positive comparable sales growth partially offset by restaurant closures. We had 6,656 franchise restaurants in the United States and Canada as of June 30, 2006, compared to 6,876 franchise restaurants as of June 30, 2005. Our system-wide sales growth in the United States and Canada increased during the six months ended December 31, 2006, primarily as a result of positive comparable sales and an increase in the amount of revenues earned by new restaurants, partially offset by a net reduction in restaurants. We had 7,502 restaurants in the United States and Canada as of December 31, 2006, compared to 7,634 restaurants as of December 31, 2005.

EMEA/ APAC demonstrated strong system-wide sales growth during the three-year period ended June 30, 2006, which reflected growth in several markets, including Germany, Spain, The Netherlands and smaller markets in the Mediterranean region and the Middle East. Partially offsetting this growth was the United Kingdom, where changes in consumer preferences away from the FFHR category have adversely affected sales for us. EMEA/ APAC demonstrated strong system-wide sales growth during the six months ended December 31, 2006 reflecting openings of new restaurants and positive comparable sales in several markets, including Germany, Spain, and smaller markets in the Mediterranean and the Middle East. Partially offsetting this growth was the United Kingdom, where changes in consumer preferences away from the FFHR category have adversely affected our sales.
Latin America’s system-wide sales growth was driven by new restaurant openings and strong comparable sales from fiscal 2004 through fiscal 2006 and for the first six months of fiscal 2007. We opened 62 restaurants (net of closures) in Latin America during fiscal 2005, 80 restaurants (net of closures) during fiscal 2006 and 51 restaurants (net of closures) during the first six months of fiscal 2007, increasing our total system restaurant count in this segment to 859 as of December 31, 2006.
Factors affecting comparability of results
Purchase accounting
The acquisition of BKC was accounted for using the purchase method of accounting, or purchase accounting, in accordance with Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards (“SFAS”) No. 141, Business Combinations. Purchase accounting requires a preliminary allocation of the purchase price to the assets acquired and liabilities assumed at their estimated fair market values at the time of our acquisition of BKC in fiscal 2003. In December 2003, we completed our fair market value calculations and finalized the adjustments to these preliminary purchase accounting allocations. As part of finalizing our assessment of fair market values, we reviewed all of our lease agreements worldwide. Some of our lease payments were at below-market lease rates while other lease payments were at above-market lease rates. In cases where we were making below-market lease payments, we recorded an asset reflecting this favorable lease. We amortize this intangible asset over the underlying lease term, which has the effect of increasing our rent expense on a non-cash basis to the market rate. Conversely, in cases where we were making above-market lease payments, we recorded a liability reflecting this unfavorable lease. We amortize this liability over the underlying lease term, which has the effect of decreasing our rent expense on a non-cash basis to the market rate.
During fiscal 2004, fiscal 2005 and fiscal 2006, we recorded a net benefit from favorable and unfavorable lease amortization of $52 million, $29 million and $24 million, respectively. The fiscal 2004 unfavorable and favorable benefit was higher than fiscal 2005 primarily as a result of final adjustments to our purchase price allocation which resulted in a higher benefit of $19 million associated with favorable and unfavorable lease amortization. The favorable and unfavorable lease benefit and other miscellaneous adjustments were partially offset by $18 million of incremental depreciation expense, resulting in a net benefit of $2 million in fiscal 2004, when we finalized our purchase accounting allocations.
In addition to the amortization of these favorable and unfavorable leases, purchase accounting resulted in certain other items that affect the comparability of the results of operations between us and our predecessor (BKC and its subsidiaries for all periods prior to our

December 13, 2002 acquisition of BKC), including changes in asset carrying values (and related depreciation and amortization), expenses related to incurring the debt that financed the acquisition that were capitalized and amortized as interest expense, and the recognition of intangible assets (and related amortization).
Historical franchisee financial distress
Subsequent to our acquisition of BKC, we began to experience delinquencies in payments of royalties, advertising fund contributions and rents from certain franchisees in the United States and Canada. In February 2003, we initiated the FFRP program designed to proactively assist franchisees experiencing financial difficulties due to over-leverage and other factors including weak sales, the impact of competitive discounting on operating margins and poor cost management. Under the FFRP program, we worked with those franchisees with strong operating track records, their lenders and other creditors to attempt to strengthen the franchisees’ financial condition. The FFRP program also resulted in the closure of unviable franchise restaurants and our acquisition of certain under-performing franchise restaurants in order to improve their performance. In addition, we entered into agreements to defer certain royalty payments, which we did not recognize as revenue during fiscal 2004, and acquired a limited amount of franchisee debt, often as part of broader agreements to acquire franchise restaurants or real estate. We also contributed funds to cover shortfalls in franchisee advertising contributions. See “—Other Commercial Commitments and Off-Balance Sheet Arrangements” for further information about the support we committed to provide in connection with the FFRP program, including an aggregate remaining commitment of $30 million to fund certain loans to renovate franchise restaurants, to make renovations to certain restaurants that we lease or sublease to franchisees, and to provide rent relief and/or contingent cash flow subsidies to certain franchisees.

Franchise system distress had a significant impact on our results of operations during fiscal 2004 and fiscal 2005:

	For the fiscal year
	ended June 30,

	2004	2005	2006

	(In millions)
Revenues:
Revenue not recognized(1)	$22	$(3)	—
Selling, general and administrative:
Bad debt expense (recoveries)	11	1	(1)
Incremental advertising contributions	41	15	1
Internal and external costs of FFRP program administration	11	12	—

Total effect on selling, general and administrative	63	28	—
Other operating expenses (income), net:
Reserves (recoveries) on acquired debt, net	19	4	(2)
Other, net	1	4	2

Total effect on other operating expenses (income), net	20	8	—

Total effect on income from operations	$105	$33	—

(1) Fiscal 2005 reflects the collection and recognition of revenue that was not recognized in fiscal 2004.
As a result of the franchisees’ distress, we did not recognize revenues associated with royalties and rent for certain franchise restaurants where collection was uncertain in fiscal 2004, although we retained the legal right pursuant to the applicable franchise agreement to collect these amounts. In accordance with SFAS No. 45 “Accounting for Franchise Revenue”, we recognize revenue for the previously unrecognized revenue at the time such amounts are actually collected. In addition, provisions for bad debt expense were significantly higher than historical levels during fiscal 2004, as a result of a substantial increase in past due receivables. As brand advertising is a significant element of our success, we contributed an incremental $41 million, $15 million and $1 million to the U.S. and Canada advertising fund for each of fiscal 2004, 2005 and 2006, respectively, to fund the shortfall in franchisee contributions. We also incurred significant internal and external costs to manage the FFRP program in fiscal 2004 and fiscal 2005.
We believe the FFRP program has significantly improved the financial health and performance of our franchisee base in the United States and Canada. Franchise restaurant average restaurant sales in the United States and Canada has improved from $973,000 in fiscal 2003 to $1.1 million in fiscal 2006. Our collection rates, which we define as collections divided by billings on a one-month trailing basis, also improved during this period. Collection rates in the United States and Canada have improved from 91% during fiscal 2004 to 100% in fiscal 2005 and fiscal 2006, which reflects the improvement of our franchise system’s financial health. During the first six months of fiscal 2007, our collections have remained at 100%, consistent with fiscal 2006 and fiscal 2005. As of December 31, 2006, the FFRP program was completed.
Our franchisees are independent operators, and their decision to incur indebtedness is generally outside of our control. Although franchisees may experience financial distress in the future due to over-leverage, we believe that there are certain factors that may reduce the likelihood of such a recurrence. We have established a compliance program to monitor the financial condition of restaurants that were formerly in the FFRP program. We review our collections on a monthly basis to identify potentially distressed franchisees. Further, we believe that the best way to reduce the likelihood of another wave of franchisee financial distress in our system is for us to focus on driving sales growth and improving restaurant profitability, and that the successful implementation of our business strategy will help us to achieve these objectives.
We believe the investments we made historically in the FFRP program will continue to provide a return to us in the form of a reinvigorated franchise system in the United States and Canada.
Our global reorganization and realignment
After our acquisition of BKC, we retained consultants to assist us in the review of the management and efficiency of our business, focusing on our operations, marketing, supply chain and corporate structure. In connection with these reviews, we reorganized our corporate structure to allow us to operate as a global brand, including through the elimination of certain corporate and international functions. Also in connection with those reviews, we implemented operational initiatives, which have helped us improve restaurant operations. During fiscal 2006, we continued our global reorganization by regionalizing the activities associated with our European and Asian businesses, including the transfer of rights of existing franchise agreements, the ability to grant future franchise agreements and utilization of our intellectual property assets in EMEA/APAC, in new European and Asian holding companies. See “Liquidity and Capital Resources—Realignment of our European and Asian businesses”.
In connection with our global reorganization and related alignment of our European and Asian businesses, and the resulting corporate restructuring, we incurred costs of $22 million, $17 million, $10 million and $3 million in fiscal 2004, fiscal 2005, fiscal 2006 and the first six months of fiscal 2007, respectively, consisting primarily of consulting and severance-related costs, which included severance payments, outplacement services and relocation costs. The following table presents, for the periods indicated, such costs:

				For the six
				months
				ended
	For the fiscal year			December
	ended June 30,			31,

	2004	2005	2006	2005	2006

			(In millions)
Consulting fees	$14	$2	$10	$1	$3
Severance-related costs of the global reorganization	8	15	—	—	—

Total	$22	$17	$10	$1	$3

Results of operations
The following table presents, for the periods indicated, our results of operations:

						For the six months ended
	For the fiscal year ended June 30,					December 31,

	2004	2005		2006		2005	2006

			Increase/		Increase/			Increase/
	Amount	Amount	(Decrease)	Amount	(Decrease)	Amount	Amount	(Decrease)

	(In millions, except percentages)
Revenues:
Company restaurant revenues	$1,276	$1,407	10%	$1,516	8%	$754	$822	9%
Franchise revenues	361	413	14%	420	2%	209	225	8%
Property revenues	117	120	3%	112	(7)%	57	58	2%

Total Revenues	1,754	1,940	11%	2,048	6%	1,020	1,105	8%
Company restaurant expenses	1,087	1,195	10%	1,296	8%	640	694	8%
Selling, general and administrative expenses	474	487	3%	488	*	207	231	12%
Property expenses	58	64	10%	57	(11)%	28	31	11%
Fees paid to affiliates	8	9	13%	39	333%	6	—	(100)%
Other operating expenses (income), net	54	34	(37)%	(2)	(106)%	(3)	(8)	(167)%

Total operating costs and expenses	1,681	1,789	6%	1,878	5%	878	948	8%
Income from operations	73	151	107%	170	13%	142	157	11%
Interest expense, net	64	73	14%	72	(1)%	34	34	—
Loss on early extinguishment of debt	—	—	*	18	*	13	1	(92)%

Income before income taxes	9	78	*	80	3%	95	122	28%
Income tax expense	4	31	*	53	71%	46	44	(4)%

Net income	$5	$47	*	$27	(43)%	$49	$78	59%

* Not meaningful.

Six months ended December 31, 2006 compared to six months ended December 31, 2005
Revenues
Company restaurant revenues
Company restaurant revenues increased by 9% to $822 million during the six months ended December 31, 2006, primarily as a result of 62 additional company restaurants (net of closures) during the period January 1, 2006 through December 31, 2006 and positive comparable sales of 2.3%. Approximately $19 million, or 28%, of the increase in company restaurant revenues was generated by the favorable impact from the movement of foreign currency exchange rates in Europe and Canada.
In the United States and Canada, company restaurant revenues increased by 7% to $541 million during the six months ended December 31, 2006, primarily as a result of positive comparable sales of 2.8% and a net increase of 12 company restaurants during the period January 1, 2006 through December 31, 2006.
In EMEA/ APAC, company restaurant revenues increased by 14% to $250 million during the six months ended December 31, 2006, primarily as a result of a net increase of 42 company restaurants during the period January 1, 2006 through December 31, 2006. Comparable sales was a positive 1.0% overall in this segment reflecting positive comparable sales in Germany, Spain, and The Netherlands, offset by negative comparable sales in the United Kingdom. The increase in revenues also reflects $16 million due to the favorable impact in the movement of foreign currency exchange rates.
In Latin America, company restaurant revenues increased by 11% to $31 million during the six months ended December 31, 2006, primarily as a result of eight additional restaurants (net of closures) during the period January 1, 2006 through December 31, 2006, and comparable sales of 1.9%.
Franchise revenues
Franchise revenues increased by 8% to $225 million during the six months ended December 31, 2006, driven by positive comparable sales of 3.1% during that period and by $3 million of favorable impact in the movement of foreign currency exchange rates. These increases were partially offset by a net reduction of 19 franchise restaurants during the period January 1, 2006 through December 31, 2006, primarily in the United States and Canada.
In the United States and Canada, franchise revenues increased by 5% to $140 million during the six months ended December 31, 2006, primarily as a result of positive comparable sales of 3.5% partially offset by the elimination of royalties from a net reduction of 144 franchise restaurants during the period January 1, 2006 through December 31, 2006.
In EMEA/ APAC, franchise revenues increased by 10% to $65 million during the six months ended December 31, 2006, driven by an increase of 43 restaurants (net of closures and acquisitions of franchise restaurants by us) during the period January 1, 2006 through December 31, 2006, comparable sales of 1.5% and favorable impact from the movement of foreign currency exchange rates.
Latin America franchise revenues increased by 18% to $20 million during the six months ended December 31, 2006, as a result of positive comparable sales of 5.3% and the addition of

82 franchise restaurants (net of closures) during the period January 1, 2006 through December 31, 2006.
Operating costs and expenses
Food, paper and product costs
Food, paper and product costs increased by 4% to $247 million during the six months ended December 31, 2006, as a result of a 9% increase in company restaurant revenues and the unfavorable impact of foreign currency exchange rates primarily attributable to Europe. As a percentage of company restaurant revenues, food, paper and product costs decreased 1.3% to 30.1%.
In the United States and Canada, food, paper and product costs increased by 2% during the six months ended December 31, 2006, as a result of a 7% increase in company restaurant revenues offset by a benefit from lower food costs. Food, paper and product costs as a percentage of company restaurant revenues decreased by 1.3% to 30.8%, primarily due to decreases in the cost of beef and cheese and the sale of products which generated higher margins.
In EMEA/ APAC food, paper and product costs increased by 8% during the six months ended December 31, 2006, primarily as a result of an increase in company restaurant revenues of 14% and from the unfavorable impact of foreign currency exchange rates. Food, paper and product costs as a percentage of company restaurant revenues decreased by 1.6% to 27.7% driven by price increases and promotions geared towards higher margin products.
There was no significant increase in food, paper and product costs in Latin America during the six months ended December 31, 2006.
Payroll and employee benefits
Payroll and employee benefits costs increased by 11% to $242 million during the six months ended December 31, 2006. This increase was primarily due to the addition of 62 company restaurants (net of closures) during the period January 1, 2006 through December 31, 2006, increased wages and health insurance benefit costs, and unfavorable impact of foreign currency exchange rates. As a percentage of company restaurant revenues, payroll and employee benefits costs increased 0.4% to 29.5% during the six months ended December 31, 2006 compared to 29.1% during the same period of fiscal 2006.
In the United States and Canada, payroll and employee benefits increased by 8% and remained relatively flat as a percentage of company restaurant revenues during the six months ended December 31, 2006.
In EMEA/ APAC, payroll and employee benefits increased by 15% during the six months ended December 31, 2006, primarily as a result of the addition of 42 new company restaurants (net of closures) during the period January 1, 2006 through December 31, 2006 and the unfavorable impact of foreign currency exchange rates. Payroll and employee benefits remained relatively flat as a percentage of company restaurant revenues during six months ended December 31, 2006 compared to the same period in fiscal 2006.
In Latin America payroll and employee benefits increased by 13% during the six months ended December 31, 2006, primarily as a result of the opening of eight new company restaurants (net of closures) during the period January 1, 2006 through December 31, 2006. These costs as a percentage of revenues increased by 0.2% to 11.8% as a result of inflationary increases in wages and payroll tax credits taken during fiscal 2006.

Occupancy and other operating costs
Occupancy and other operating costs increased by 11% to $205 million during the six months ended December 31, 2006, compared to the same period in the prior year. This increase was primarily attributable to the addition of 62 restaurants (net of closures) during the period January 1, 2006 through December 31, 2006 and the unfavorable impact of foreign currency exchange rates. Occupancy and other operating costs were 24.8% of company restaurant revenues during the six months ended December 31, 2006 compared to 24.5% during the six months ended December 31, 2005.
In the United States and Canada, occupancy and other operating costs increased by 6% during the six months ended December 31, 2006, compared to the same period in the prior year driven by twelve additional restaurants (net of closures) during the period January 1, 2006 through December 31, 2006, and an increase in utility costs. These costs decreased as a percentage of company restaurant revenues by 0.2% to 23.6% as a result of a reduction in casualty and hurricane-related losses.
In EMEA/ APAC, occupancy and other operating costs increased by 21% during the six months ended December 31, 2006, compared to the same period in the prior year primarily due to the addition of 42 new company restaurants (net of closures) during the period January 1, 2006 through December 31, 2006, and unfavorable impact of foreign currency exchange rates. As a percentage of company restaurant revenues, occupancy and other operating costs increased to 27.6% compared to 26.0% during the six months ended December 31, 2005. The increase in these costs as a percentage of revenues reflects an acceleration of depreciation and disposal of equipment on certain restaurant closures.
In Latin America, occupancy and other operating costs increased by 15% primarily as a result of an increase of eight company restaurants during the period January 1, 2006 through December 31, 2006. As a percentage of company restaurant revenues, these costs increased to 24.9% during the six months ended December 31, 2006 from 23.6% during the same period in the prior year, primarily as a result of an increase in utility costs and rent.
Selling, general and administrative expenses
Selling, general and administrative expenses increased by $24 million to $231 million for the six months ended December 31, 2006. This increase was primarily driven by an increase in sales promotions and advertising expense of $12 million, $3 million of additional expenses associated with the operational realignment of our European and Asian businesses, an increase of $5 million in additional corporate salaries and fringe benefits, and $2 million of stock based compensation. The overall increase of $24 million also includes the negative impact of approximately $5 million from the movement in foreign currency exchange rates. Contributions made to the marketing fund by company restaurants are recorded as sales promotions and advertising expense and are generally in proportion to company restaurant revenues. Of the $12 million increase in sales promotions and advertising expense, $5 million related to higher company restaurant revenues and $7 million related to an incremental contribution we made to the marketing fund in the United Kingdom.
Other operating income, net
Other operating income, net for the six months ended December 31, 2006 was $8 million as compared to $3 million during the same period in the prior year. This increase was primarily driven by a gain of $5 million recorded during the six months ended December 31, 2006 from the sale of our investment in a joint venture in New Zealand and a gain on forward currency contracts of $3 million, offset by an additional charge of $2 million associated with franchise system distress in the United Kingdom.
Income from operations
Income from operations increased by $15 million to $157 million during the six months ended December 31, 2006, primarily as a result of an improvement in restaurant sales driven by strong comparable sales, which increased both franchise revenues and company restaurant margins, the discontinuation in fees paid to affiliates and a gain from the sale of our investment in a joint venture. These increases were offset by an increase in selling, general and administrative expenses. See Note 14 to our unaudited condensed consolidated financial statements for the period ended December 31, 2006, for operating income by segment. The favorable impact that the movement in foreign currency exchange rates had on revenues was offset by the unfavorable impact on operating costs and expenses resulting in minimal overall impact on income from operations.
In the United States and Canada, income from operations increased by $19 million to $171 million during the six months ended December 31, 2006, primarily as a result of an increase in company restaurant margins of $10 million and franchise revenues of $7 million, driven by an increase in the number of company restaurants during the period January 1, 2006 through December 31, 2006 and positive comparable sales for both company and franchise restaurants.
Income from operations in EMEA/ APAC decreased by $9 million to $33 million during the six months ended December 31, 2006, driven primarily by an increase in company restaurant margins of $5 million, an increase in franchise revenues of $6 million and an increase in other operating income (expense) of $4 million offset by an increase of $21 million in selling, general and administrative expenses.
There was no significant change in income from operations in Latin America during the six months ended December 31, 2006 compared to the same period in the prior year.
Income tax expense
Income tax expense decreased by $2 million during the six months ended December 31, 2006 compared to the same period in the prior year. Our effective tax rate decreased by 12.3 percentage points to 36.1%, partially as a result of tax benefits realized from an operational realignment of our European and Asian businesses, which became effective July 1, 2006. In addition, we received additional benefits during the six months ended December 31, 2006, from the closure of a state tax audit and from foreign currency translation on foreign denominated deferred tax assets.
Fiscal year ended June 30, 2006 compared to fiscal year ended June 30, 2005
Revenues
Company restaurant revenues
Company restaurant revenues increased 8% to $1,516 million in fiscal 2006, primarily as a result of 9 new restaurant openings (net of closures), the acquisition of 44 franchise restaurants (net of refranchisings), and positive comparable sales in the United States and Canada. Partially offsetting these factors were negative comparable sales in EMEA/ APAC. In fiscal 2005, company restaurant revenues increased 10% to $1,407 million, as a result of strong comparable sales in the United States and Canada and Latin America, where approximately 76% of our company restaurants were located.
In the United States and Canada, company restaurant revenues increased 12% to $1,032 million in fiscal 2006, primarily as a result of positive comparable sales and the acquisition of 40 franchise restaurants (net of refranchisings), most of which were located in the United States. In fiscal 2005 company restaurant revenues increased 15% to $923 million, primarily as a result of strong comparable sales generated from the implementation of strategic initiatives related to our menu, advertising and operational excellence programs, as well as the acquisition of 99 franchise restaurants.
In EMEA/ APAC, company restaurant revenues decreased 2% to $428 million in fiscal 2006, primarily as a result of negative comparable sales in the United Kingdom and Germany, where 77% of our EMEA/ APAC company restaurants were located as of June 30, 2006, and the negative impact of foreign currency exchange rates, which were partially offset by strong performance in Spain and the Netherlands. Company restaurant revenues were negatively impacted $19 million by movement in foreign currency exchange rates. However, this negative impact did not have a material impact on operating income as it was offset by the positive impact to company restaurant expenses and selling, general and administrative expenses. In fiscal 2005, company restaurant revenues increased 1% to $435 million, primarily as a result of new restaurant openings and positive comparable sales.
In Latin America, company restaurant revenues increased 14% to $56 million in fiscal 2006, as revenues generated by nine new company restaurants, partially offset by negative comparable sales. In fiscal 2005, company restaurant revenues increased 8% to $49 million, primarily as a result of new restaurant openings and positive comparable sales.
Franchise revenues
Franchise revenues increased 2% to $420 million in fiscal 2006. Comparable sales increased at franchise restaurants in the United States and Canada and Latin America segments and decreased in the EMEA/ APAC segment during fiscal 2006. In addition, 326 new franchise restaurants were opened since June 30, 2005, including 277 new international franchise restaurants. Partially offsetting these factors was the elimination of royalties from 360 franchise restaurants that were closed or acquired by us, primarily in the United States and Canada. In fiscal 2005, franchise revenues increased 14% to $413 million, primarily as a result of improved sales at franchise restaurants in all segments.
In the United States and Canada, franchise revenues decreased 1% to $267 million in fiscal 2006, primarily as a result of the elimination of royalties from 278 franchise restaurants that were closed or acquired by us, partially offset by positive comparable sales. In fiscal 2005, franchise revenues increased 15% to $269 million, primarily as a result of the implementation of our menu, marketing and operational excellence initiatives and the improved financial condition of our franchise system. In addition to increased royalties from improved franchise restaurant sales, we recognized $3 million of franchise revenues not previously recognized in United States and Canada in fiscal 2005, compared to $17 million of franchise revenues not recognized in fiscal 2004. Partially offsetting these factors was the elimination of royalties from franchise restaurants that were closed or acquired by us in fiscal 2005.
Our EMEA/ APAC franchisees opened 121 new franchise restaurants (net of closures and acquisitions) since June 30, 2005 resulting in a 4% increase in franchise revenues to

$119 million in fiscal 2006. In fiscal 2005, our franchisees opened 65 new franchise restaurants (net of closures and acquisitions) in EMEA/APAC which, along with positive comparable sales, resulted in a 13% increase in franchise revenues to $114 million.
Latin America franchise revenues increased 13% to $34 million during fiscal 2006 as a result of 71 new franchise restaurants (net of closures) since June 30, 2005 and positive comparable sales. In fiscal 2005, franchise revenues increased 17% to $30 million, as a result of 53 new franchise restaurants (net of closures) and positive comparable sales.
Property revenues
Property revenues decreased by 7% to $112 million in fiscal 2006, as a result of a decrease in the number of properties that we lease or sublease to franchisees due to franchise restaurants that were closed or acquired by us, partially offset by higher contingent rent payments. In fiscal 2005, property revenues increased 3% to $120 million.
In the United States and Canada, property revenues were $83 million in fiscal 2006 and fiscal 2005, primarily as a result of higher contingent rent payments from increased franchise restaurant sales, offset by the effect of franchise restaurants leased to franchisees that were closed or acquired by us. In fiscal 2005, property revenues increased 1% to $83 million primarily because fiscal 2004 property revenues in the United States and Canada excluded $5 million of property revenues not recognized, partially offset by $3 million of revenues recognized in connection with finalizing our purchase accounting allocations.
Our EMEA/ APAC property revenues decreased $8 million to $29 million, primarily as a result of the closure of franchise restaurants in the United Kingdom and the reclassification of property income on certain properties that were leased or subleased to non-restaurant businesses after restaurant closures. The property income on these properties is treated as a reduction in related property expenses rather than revenue. In fiscal 2005, property revenues increased 5% to $37 million.
Operating costs and expenses
Company restaurant expenses
Food, paper and product costs increased 8% to $470 million in fiscal 2006, primarily as a result of an 8% increase in company restaurant revenues. As a percentage of company restaurant revenues, food, paper and product costs decreased 0.1% to 31.0%, primarily due to reduced beef and cheese prices in the United States, partially offset by increased beef prices in Europe. In fiscal 2005, food, paper and product costs increased 12% to $437 million, primarily as a result of a 10% increase in company restaurant revenues. As a percentage of company restaurant revenues, food, paper and product costs increased 0.5% to 31.1% in fiscal 2005, primarily as a result of increases in the price of beef in the United States.
In the United States and Canada, food, paper and product costs increased 9% to $325 million in fiscal 2006, primarily as a result of a 12% increase in company restaurant revenues. Food, paper and product costs decreased 0.6% to 31.5% of company restaurant revenues, primarily due to reduced beef and cheese prices. In fiscal 2005, food, paper and product costs increased 16% to $297 million, primarily as a result of a 15% increase in company restaurant revenues. As a percentage of company restaurant revenues, food, paper and product costs increased 0.3% to 32.1% in fiscal 2005, primarily as a result of increases in the price of beef.

In EMEA/ APAC, food, paper and product costs increased 2% to $125 million in fiscal 2006, primarily as a result of increased beef prices in Europe, partially offset by a 2% decrease in company restaurant revenues and favorable foreign currency exchange rates. Food, paper and product costs increased 1.2% to 29.2% of company restaurant revenues, primarily as a result of the increased beef prices in Europe. In fiscal 2005, food, paper and product costs increased 2% to $122 million in EMEA/ APAC, primarily as a result of a 1% increase in company restaurant revenues.
In Latin America, food, paper and product costs increased 11% in fiscal 2006, primarily as a result of a 14% increase in company restaurant revenues. In fiscal 2005, food, paper and product costs increased 7% to $18 million, primarily as a result of an 8% increase in company restaurant revenues.
Payroll and employee benefits costs increased 7% to $446 million in fiscal 2006. Payroll and employee benefits costs decreased 0.1% to 29.4% of company restaurant revenues in fiscal 2006 compared to 29.5% in fiscal 2005. Payroll and employee benefits costs have continued to increase as a result of increases in wages and other costs of labor, particularly health insurance, as well as an increase in the number of company restaurants. Partially offsetting these increased costs was a reduction in the labor required to operate our restaurants, due to our operational excellence programs and operational efficiency programs implemented in Europe.
In fiscal 2005, payroll and employee benefits costs increased 9% to $415 million, as a result of increased wages, health insurance and training expenses, as well as the acquisition of franchise restaurants in fiscal 2005. Payroll and employee benefits costs decreased 0.4% to 29.5% of company restaurant revenues in fiscal 2005 as higher costs of wages and health insurance benefits were more than offset by increasing restaurant sales and efficiency gains from our operational excellence programs to reduce the labor required to operate our restaurants.
In the United States and Canada, payroll and employee benefits costs increased 13% to $312 million in fiscal 2006, primarily as a result of the acquisition of 40 franchise restaurants (net of refranchisings) and increased wages and health insurance benefit costs. Payroll and employee benefits costs increased 0.3% to 30.2% of company restaurant revenues. In fiscal 2005, payroll and employee benefits costs increased 12% to $276 million, primarily as a result of the acquisition of franchise restaurants and increased wages and health insurance benefit costs. Payroll and employee benefits costs were 29.9% of company restaurant revenues, compared to 30.8% in fiscal 2004, primarily as a result of leveraging payroll costs from increased sales and efficiency gains resulting from our operational improvement initiatives.
In EMEA/ APAC, payroll and employee benefits costs decreased 5% to $127 million in fiscal 2006, primarily as a result of favorable foreign currency exchange rates. Payroll and employee benefits costs decreased 1.1% to 29.7% of company restaurant revenues in EMEA/ APAC. In fiscal 2005, payroll and employee benefits costs increased 3% to $134 million, primarily as a result of new company restaurants in Germany and increased wages and benefits costs. Payroll and employee benefits costs were 30.8% of company restaurant revenues in EMEA/ APAC, compared to 30.3% in fiscal 2004.
In Latin America, where labor costs are lower than in the United States and Canada and EMEA/ APAC segments, payroll and employee benefits costs increased 17% to $7 million in fiscal 2006, primarily as a result of nine new company restaurant openings since June 30, 2005. Payroll and employee benefits costs increased 0.9% to 12.5% of company restaurant revenues in Latin America. In fiscal 2005, payroll and employee benefits costs increased 12% to $6 million, primarily as a result of new company restaurants. Payroll and employee benefits costs were 11.4% of company restaurant revenues in Latin America in fiscal 2005, compared to 11.0% in fiscal 2004.
Occupancy and other operating costs increased 11% to $380 million in fiscal 2006. Occupancy and other operating costs were 25.1% of company restaurant revenues in fiscal 2006 compared to 24.4% in fiscal 2005. These increases are primarily attributable to the acquisition of franchise restaurants and increased utility costs.
Occupancy and other operating costs increased 9% to $343 million in fiscal 2005, primarily as a result of the acquisition of franchise restaurants and increases in costs such as rents and utilities. Occupancy and other operating costs were 24.4% of company restaurant revenues in fiscal 2005 compared to 24.6% in fiscal 2004, primarily because of sales growth.
In the United States and Canada, occupancy and other operating costs increased to 24.1% of company restaurant revenues in fiscal 2006 compared to 23.6% in fiscal 2005, primarily as a result of increased utility and restaurant supply costs. In fiscal 2005, occupancy and other operating costs were 23.6% of company restaurant revenues compared to 26.1% in fiscal 2004, primarily as a result of leveraging base rents from increased sales.
In EMEA/APAC, occupancy and other operating costs increased to 27.3% of company restaurant revenues in fiscal 2006 compared to 26.1% in fiscal 2005, as a result of decreased restaurant sales, increased utilities in the segment and increased rents in the United Kingdom, partially offset by the closure of certain restaurants with higher than average restaurant rents. In fiscal 2005, occupancy and other operating costs were 26.1% of company restaurant revenues compared to 22.9% in fiscal 2004, primarily as a result of increased rents and utilities in the United Kingdom and adjustments we recorded in fiscal 2004 when we finalized our purchase accounting allocations.
In Latin America, occupancy and other operating costs increased to 25% of company restaurant revenues in fiscal 2006 from 21.6% in fiscal 2005, primarily as a result of a decrease in comparable sales and increased utility costs. In fiscal 2005, occupancy and other operating costs were 21.6% of company restaurant revenues compared to 13.7% in fiscal 2004, primarily as a result of increased utility costs and adjustments we recorded in fiscal 2004 when we finalized our purchase accounting allocations.
Worldwide selling, general and administrative expenses
Selling, general and administrative expenses increased by $1 million to $488 million during fiscal 2006. General and administrative expenses increased $17 million to $416 million, while selling expenses decreased $16 million to $72 million.
Our fiscal 2006 general and administrative expenses included $34 million of compensation expense and taxes related to the compensatory make-whole payment, $10 million in expenses associated with the realignment of our European and Asian businesses and $5 million of executive severance expense. Additionally, our acquisition of 44 franchise restaurants (net of refranchisings) resulted in increased general and administrative expenses related to the management of our company restaurants. Partially offsetting these increased expenses was a $19 million reduction in general and administrative expenses related to franchise system distress and our global reorganization costs in fiscal 2006.
The $16 million decrease in selling expenses in fiscal 2006 is primarily attributable to a $14 million decrease in incremental advertising expense compared to fiscal 2005 resulting from franchisee non-payment of advertising contributions. Partially offsetting this reduction were incremental advertising expenses for company restaurants opened or acquired in fiscal 2006.
In fiscal 2005, selling, general and administrative expenses increased $13 million to $487 million. General and administrative costs increased 10% to $399 million, while selling expenses decreased 21% to $88 million.
General and administrative expenses included $29 million and $33 million of costs associated with the FFRP program’s administration and severance and consulting fees incurred in connection with our global reorganization in fiscal 2005 and fiscal 2004, respectively. Our fiscal 2005 general and administrative cost increases also included $14 million of incremental incentive compensation as a result of improved restaurant operations and our improved financial performance, as well as $7 million of increased costs associated with operational excellence initiatives. Our remaining general and administrative expenses increases in fiscal 2005 were attributable to the acquisition of franchise restaurants and increases in restaurant operations and business development teams, particularly in EMEA/ APAC where our general and administrative expenses increased by $18 million in fiscal 2005.
The decrease in selling expenses is attributable to a decrease in advertising expense and bad debt expense. Our bad debt expense decreased to $1 million in fiscal 2005 from $11 million in fiscal 2004 and our incremental advertising expense resulting from franchisee non-payment of advertising contributions was $15 million in fiscal 2005 compared to $41 million in fiscal 2004. These improvements resulted from the strengthening of our franchise system during fiscal 2005. Partially offsetting these reductions were incremental advertising expenses for company restaurants opened or acquired in fiscal 2005.
Property expenses
Property expenses decreased by $7 million to $57 million in fiscal 2006, as a result of a decrease in the number of properties that we lease or sublease to franchisees, primarily due to restaurant closures and acquisition of franchise restaurants. Additionally, the revenues from properties that we lease or sublease to non-restaurant businesses after restaurant closures is treated as a reduction in property expenses, resulting in decreased property revenues and expenses in fiscal 2006. Property expenses were 35% of property revenues in the United States and Canada in fiscal 2006 compared to 36% in fiscal 2005 and 35% in fiscal 2004. Our property expenses in EMEA/ APAC approximate our property revenues because most of the EMEA/APAC property operations consist of properties that are subleased to franchisees on a pass-through basis.
Fees paid to affiliates
Fees paid to affiliates increased to $39 million in fiscal 2006, compared to $9 million and $8 million in fiscal 2005 and fiscal 2004, respectively, as a result of the $30 million management agreement termination fee paid to the sponsors.

Worldwide other operating (income) expenses, net
Other operating income, net, comprised primarily of gains on property disposals and other miscellaneous items, was $2 million in fiscal 2006 compared to other operating expenses, net, of $34 million and $54 million in fiscal 2005 and fiscal 2004, respectively:

	For the fiscal year
	ended June 30,

	2004	2005	2006

	(In millions)
Losses (gains) on closures, asset disposals, and refranchisings, net	$15	$13	$(3)
Impairment of long-lived assets	—	4	—
Impairment (recovery) of investments in franchisee debt	19	4	(2)
Impairment of investments in unconsolidated investments	4	—	—
Litigation settlements and reserves	4	2	—
Other, net	12	11	3

Total other operating (income) expenses, net	$54	$34	$(2)

Gains and losses on asset disposals are primarily related to exit costs associated with restaurant closures and gains and losses from selling company restaurants to franchisees. In fiscal 2005, the United States and Canada recorded $7 million in net losses on asset disposals compared to $6 million in fiscal 2004. EMEA/ APAC recorded $6 million in net losses on asset disposals in fiscal 2005, compared to $8 million in fiscal 2004, including a loss of $3 million recorded in connection with the refranchising of company restaurants in Sweden.
As a result of our assessments of the net realizable value of certain third-party debt of franchisees that we acquired, primarily in connection with the FFRP program in the United States and Canada, we recorded $4 million and $12 million of impairment charges related to investments in franchisee debt in fiscal 2005 and fiscal 2004, respectively. The remaining fiscal 2004 impairment of debt investments was recorded in connection with the forgiveness of a note receivable from an unconsolidated affiliate in Australia.
Other, net included $5 million of settlement losses recorded in connection with the acquisition of franchise restaurants and $4 million of costs associated with the FFRP program in fiscal 2005 in the United States and Canada. In fiscal 2004, other, net included $3 million of losses from unconsolidated investments in EMEA/ APAC and $2 million each of losses from transactions denominated in foreign currencies, property valuation reserves, and re-branding costs related to our operations in Asia.
Operating income
Operating income increased by $19 million to $170 million in fiscal 2006, primarily as a result of improved restaurant sales and the improved financial health of our franchise system, partially offset by the effect of the compensatory make-whole payment and the management agreement termination fee. See Note 20 to our audited consolidated financial statements contained in this report for segment information disclosed in accordance with Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information (SFAS No. 131). In fiscal 2005, our operating income increased by $78 million to $151 million, primarily as a result of increased revenues and the improved financial health of our franchise system.

In the United States and Canada, operating income increased by $40 million to $295 million in fiscal 2006, primarily as a result of increased sales and reductions in the negative effect of franchise system distress, which decreased by $33 million. The decrease in the negative effect of franchise system distress was comprised primarily of a $14 million reduction in incremental advertising contributions and a $12 million reduction in costs of FFRP administration, both of which resulted from the improved financial health of our franchise system. In fiscal 2005, operating income increased by $140 million to $255 million, primarily as a result of increased revenues and a reduction in the negative effect of franchise system distress, which decreased by $72 million. This decrease was comprised primarily of a $25 million increase in franchise and property revenue recognition, a $26 million reduction in incremental advertising contributions and a $15 million reduction in reserves on acquired debt, all of which resulted from the improved financial health of our franchise system.
Operating income in EMEA/ APAC increased by $26 million to $62 million in fiscal 2006, as a result of a $6 million reduction in losses on property disposals, a $16 million decrease in selling, general and administrative expenses, primarily attributable to the effects of our global reorganization and a $5 million increase in franchise revenues, partially offset by a $7 million decrease in margins from company restaurants driven primarily by results in the United Kingdom, due to decreased sales, increased beef prices and occupancy costs, including rents and utilities. In fiscal 2005, operating income decreased by $59 million to $36 million, as a result of a number of factors, including: (i) a $16 million decrease in margins from company restaurants, as a result of higher operating costs, (ii) a $12 million increase in selling, general and administrative expenses to support growth, (iii) a $6 million increase in expenses related to our global reorganization, (iv) $9 million of lease termination and exit costs, including $8 million in the United Kingdom, and (v) $2 million of litigation settlement costs in Asia.
Operating income in Latin America increased by $4 million to $29 million in fiscal 2006, primarily as a result of increased revenues. In fiscal 2005, operating income decreased by $1 million to $25 million, primarily as a result of higher company restaurant expenses.
Our unallocated corporate expenses increased $51 million to $216 million in fiscal 2006, primarily as a result of (i) the $34 million of compensation expense recorded in connection with the compensatory make-whole payment and related taxes, (ii) the management termination fee of $30 million paid to the sponsors, and (iii) $5 million of executive severance, partially offset by a $7 million decrease in global reorganization costs. In fiscal 2005, our unallocated corporate expenses increased 1% to $165 million.
Interest expense, net
Interest expense, net decreased 1% to $72 million in fiscal 2006. Interest expense decreased 1% to $81 million in fiscal 2006, as a result of our debt repayments and lower interest rates attributable to our July 2005 and February 2006 financings. Interest income was approximately $9 million in fiscal 2006 and fiscal 2005, as increased interest rates offset a reduction in cash invested. In fiscal 2005, interest expense, net increased 14% to $73 million due to higher interest rates related to term debt and debt payable on our payment-in-kind, or PIK notes to Diageo plc and the private equity funds controlled by the sponsors incurred in connection with our acquisition of BKC. Interest income was $9 million in fiscal 2005, an increase of $5 million from fiscal 2004, primarily as a result of an increase in cash and cash equivalents due to improved cash provided by operating activities and increased interest rates on investments.

Loss on early extinguishment of debt
In connection with the refinancing of our secured debt in July 2005, the incremental $350 million borrowing in February 2006, and the prepayment of $350 million in term debt from the proceeds of our initial public offering, $18 million of deferred financing fees were recorded as a loss on early extinguishment of debt.
Income tax expense
Income tax expense increased $22 million to $53 million in fiscal 2006, primarily due to a 26% increase in our effective tax rate to 66%. The higher effective tax rate is primarily attributable to accruals for tax uncertainties of $15 million and changes in the estimate of tax provisions of $7 million which resulted in a higher effective tax rate for fiscal 2006.
In fiscal 2005, income tax expense increased $27 million to $31 million, primarily due to the $69 million increase in income before income taxes in fiscal 2005. Our effective tax rate declined by 4.7% to 39.7% which partially offset the effect of the increase in income before income taxes. The majority of the change in our effective tax rate is attributable to adjustments to our valuation allowances related to deferred tax assets in foreign countries and certain state income taxes in fiscal 2005. See Note 13 to our audited consolidated financial statements for further information regarding our effective tax rate and valuation allowances.
Net income
Our net income decreased $20 million to $27 million in fiscal 2006, primarily due to unusual items such as (i) $34 million of compensation expense and related taxes recorded in connection with the compensatory make-whole payment, (ii) the $30 million termination fee related to the termination of our management agreement with the sponsors, (iii) the $18 million loss recorded on the early extinguishment of debt, and (iv) a $22 million increase in income tax expense. This increase was partially offset by increased revenues and a $40 million reduction in costs of franchise system distress and our global reorganization.
In fiscal 2005, our net income increased by $42 million to $47 million. This improvement resulted primarily from increased revenues, a decrease in expenses related to franchise system distress, particularly bad debt expense, incremental advertising fund contributions and reserves recorded on acquired franchisee debt, and a decrease in global reorganization costs.
Fiscal year ended June 30, 2005 compared to fiscal year ended June 30, 2004
Revenues
Company restaurant revenues
Company restaurant revenues increased 10% to $1,407 million in fiscal 2005 as a result of strong comparable sales in the United States and Canada and Latin America, where approximately 76% of our company restaurants are located.
In the United States and Canada, company restaurant revenues increased 15% to $923 million, primarily as a result of strong comparable sales generated from the implementation of strategic initiatives related to our menu, advertising and operational excellence programs, as well as the acquisition of 99 franchise restaurants.

In EMEA/APAC and Latin America, company restaurant revenues increased 1% and 8%, respectively, to $435 million and $49 million, respectively, primarily as a result of new restaurant openings and positive comparable sales.
Franchise revenues
Franchise revenues increased 14% to $413 million in fiscal 2005 as a result of improved sales at franchise restaurants in all segments.
Franchise revenues increased 15% to $269 million in the United States and Canada in fiscal 2005, primarily as a result of the implementation of our menu, marketing and operational excellence initiatives and the improved financial condition of our franchise system. In addition to increased royalties from improved franchise restaurant sales, we recognized $3 million of franchise revenues not previously recognized in the United States and Canada, compared to $17 million of franchise revenues not recognized in fiscal 2004. Partially offsetting these factors was the elimination of royalties from franchise restaurants that were closed or acquired by us in fiscal 2005.
In EMEA/APAC, our franchisees opened 165 new franchise restaurants in fiscal 2005, contributing to a 3% net increase in the number of EMEA/APAC franchise restaurants from fiscal 2004. This increase in franchise restaurants and positive comparable sales in EMEA/APAC resulted in a 13% increase in franchise revenues to $114 million. In Latin America, franchise revenues increased 17% to $30 million, primarily as a result of 65 new franchise restaurants and positive comparable sales.
Property revenues
Property revenues increased 3% to $120 million in fiscal 2005. On a segment basis, property revenues increased 1% and 5%, respectively, in the United States and Canada and EMEA/APAC to $83 million and $37 million, respectively. Our fiscal 2004 property revenues in the United States and Canada excluded $5 million of property revenues not recognized, partially offset by $3 million of revenues recognized in connection with finalizing our purchase accounting allocations.
Operating costs and expenses
Company restaurant expenses
Food, paper and product costs increased 12% to $437 million in fiscal 2005, primarily as a result of a 10% increase in company restaurant revenues. Food, paper and product costs increased 0.5% to 31.1% of company restaurant revenues in fiscal 2005, primarily as a result of increases in the price of beef in the United States.
On a segment basis, food, paper and product costs increased 16% to $297 million in the United States and Canada, primarily as a result of a 15% increase in company restaurant revenues. Food, paper and product costs increased 0.3% to 32.1% of company restaurant revenues in the United States and Canada, primarily as a result of increases in the price of beef. Food, paper and product costs increased 2% to $122 million in EMEA/APAC and 7% to $18 million in Latin America, primarily as a result of increased company restaurant revenues in EMEA/APAC and Latin America of 1% and 8%, respectively.
Payroll and employee benefits costs increased 9% to $415 million in fiscal 2005 as a result of increased wages, health insurance and training expenses, as well as the acquisition of franchise restaurants in fiscal 2005. Payroll and employee benefits costs decreased 0.4% to 29.5% of company restaurant revenues in fiscal 2005 as higher costs of wages and health insurance benefits were more than offset by increasing restaurant sales and efficiency gains from our operational excellence programs to reduce the labor required to operate our restaurants.
On a segment basis, payroll and employee benefits costs increased 12% to $276 million in the United States and Canada in fiscal 2005, primarily as a result of the acquisition of franchise restaurants and increased wages and health insurance benefit costs. Payroll and employee benefits costs were 29.9% of company restaurant revenues in the United States and Canada in fiscal 2005, compared to 30.8% in fiscal 2004, primarily as a result of leveraging payroll costs from increased sales and efficiency gains resulting from our operational improvement initiatives.
In EMEA/ APAC, payroll and employee benefits costs increased 3% to $134 million in fiscal 2005, primarily as a result of new company restaurants in Germany and increased wages and benefits costs. Payroll and employee benefits costs were 30.8% of company restaurant revenues in EMEA/ APAC in fiscal 2005, compared to 30.3% in fiscal 2004.
In Latin America, payroll and employee benefits costs increased 12% to $6 million, primarily as a result of new company restaurants. Payroll and employee benefits costs were 11.4% of company restaurant revenues in Latin America in fiscal 2005, compared to 11.0% in fiscal 2004.
The net reduction to occupancy and other operating costs resulting from the amortization of unfavorable and favorable leases was $20 million in fiscal 2005, compared to $37 million in fiscal 2004. Excluding this net reduction and depreciation adjustments of $14 million recorded in fiscal 2004 when we finalized our purchase accounting allocations, occupancy and other operating costs increased 8% to $363 million in fiscal 2005. This increase resulted primarily from the acquisition of franchise restaurants and increases in certain other operating costs, such as rents and utilities. Excluding this net reduction and the other adjustments, occupancy and other operating costs decreased as a percentage of company restaurant revenues to 25.8% in fiscal 2005 from 26.4% in fiscal 2004.
On a segment basis, occupancy and other operating costs, excluding the favorable and unfavorable lease amortization and the fiscal 2004 depreciation adjustments discussed above, were 24.5% of company restaurant revenues in the United States and Canada in fiscal 2005 compared to 26.5% in fiscal 2004, primarily as a result of leveraging base rents from increased sales.
In EMEA/ APAC, occupancy and other operating costs, excluding the favorable and unfavorable lease amortization and the fiscal 2004 depreciation adjustments discussed above, were 28.6% of company restaurant revenues in fiscal 2005 compared to 26.9% in fiscal 2004, primarily as a result of increased rents and utilities in the United Kingdom.
Occupancy and other operating costs, excluding the favorable and unfavorable lease amortization and fiscal 2004 depreciation adjustments discussed above, were 23.4% of company restaurant revenues in Latin America in fiscal 2005 compared to 20.1% in fiscal 2004, primarily as a result of increased utility costs.
Worldwide selling, general and administrative expenses
Selling, general and administrative expenses increased 3% to $487 million in fiscal 2005. General and administrative costs increased 10% to $399 million in fiscal 2005, while our selling expenses decreased 21% to $88 million in fiscal 2005.

General and administrative expenses included $29 million and $33 million of costs associated with the FFRP program’s administration and severance and consulting fees incurred in connection with our global reorganization in fiscal 2005 and fiscal 2004, respectively. Our fiscal 2005 general and administrative cost increases also included $14 million of incremental incentive compensation as a result of improved restaurant operations and our improved financial performance, as well as $7 million of increased costs associated with operational excellence initiatives. Our remaining general and administrative expense increases in fiscal 2005 were attributable to the acquisition of franchise restaurants and increases in restaurant operations and business development teams, particularly in EMEA/ APAC where our general and administrative expenses increased by $18 million in fiscal 2005. Management fee expense paid to the sponsors totaled $9 million and $8 million in fiscal 2005 and fiscal 2004, respectively.
The decrease in selling expenses is attributable to a decrease in advertising expense and bad debt expense. Our bad debt expense decreased to $1 million in fiscal 2005 from $11 million in fiscal 2004 and our incremental advertising expense resulting from franchisee non-payment of advertising contributions was $15 million in fiscal 2005 compared to $41 million in fiscal 2004. These improvements resulted from the strengthening of our franchise system during fiscal 2005. Partially offsetting these reductions were incremental advertising expenses for company restaurants opened or acquired in fiscal 2005.
Property expenses
The net reduction to property expenses resulting from the amortization of unfavorable and favorable leases was $9 million in fiscal 2005, compared to $14 million in fiscal 2004. Excluding the amortization of unfavorable and favorable leases and other adjustments recorded when we finalized our purchase accounting allocations in fiscal 2004, property expenses increased 6% to $73 million in fiscal 2005. Excluding the amortization of unfavorable and favorable leases and the other adjustments discussed above, property expenses decreased to 60.8% of property revenues in fiscal 2005 from 61.4% in fiscal 2004. Also excluding the amortization of unfavorable and favorable leases and the other adjustments discussed above, property expenses were 42.5% of property revenues in the United States and Canada in fiscal 2005 compared to 45.2% in fiscal 2004. This improvement is primarily attributable to the non-recognition of $5 million in property revenues in fiscal 2004.
Worldwide other operating expenses

	For the
	fiscal year
	ended
	June 30,

	2004	2005

	(In millions)
Losses on closures, asset disposals and refranchisings, net	$15	$13
Impairment of long-lived assets	—	4
Impairment of investments in franchisee debt	19	4
Impairment of investments in unconsolidated investments	4	—
Litigation settlements and reserves	4	2
Other, net	12	11

Total other operating expenses	$54	$34

Gains and losses on asset disposals are primarily related to exit costs associated with restaurant closures and gains and losses from selling company restaurants to franchisees. In fiscal 2005, the United States and Canada recorded $7 million in net losses on asset disposals compared to $6 million in fiscal 2004. EMEA/APAC recorded $6 million in net losses on asset disposals in fiscal 2005, compared to $8 million in fiscal 2004, including a loss of $3 million recorded in connection with the refranchising of company restaurants in Sweden.
All of the fiscal 2005 and $12 million of the fiscal 2004 impairment of investments in franchisee debt related to our assessments of the net realizable value of certain third-party debt of franchisees that we acquired, primarily in connection with the FFRP program in the United States and Canada. The remaining fiscal 2004 impairment of debt investments was recorded in connection with the forgiveness of a note receivable from an unconsolidated affiliate in Australia.
Other, net included $5 million of settlement losses recorded in connection with the acquisition of franchise restaurants and $5 million of costs associated with the FFRP program in fiscal 2005 in the United States and Canada. In fiscal 2004, other, net included $3 million of losses from unconsolidated investments in EMEA/APAC and $2 million each of losses from transactions denominated in foreign currencies, property valuation reserves, and re-branding costs related to our operations in Asia.
Operating income
In fiscal 2005, our operating income increased by $78 million to $151 million, primarily as a result of increased revenues and the improved financial health of our franchise system.
Operating income in the United States and Canada increased by $140 million to $255 million in fiscal 2005, primarily as a result of increased revenues and a reduction in the negative effect of franchise system distress, which decreased by $72 million in fiscal 2005 in the United States and Canada. This decrease was comprised primarily of a $25 million increase in franchise and property revenue recognition, a $26 million reduction in incremental advertising contributions and a $15 million reduction in reserves on acquired debt, all of which resulted from the improved financial health of our franchise system.
EMEA/ APAC operating income decreased by $59 million to $36 million in fiscal 2005, as a result of a number of factors, including: (i) a $16 million decrease in margins from company restaurants, as a result of higher operating costs, (ii) a $12 million increase in selling, general and administrative expenses to support growth, (iii) a $6 million increase in expenses related to our global reorganization, (iv) $9 million of lease termination and exit costs, including $8 million in the United Kingdom, and (v) $2 million of litigation settlement costs in Asia.
Operating income in Latin America decreased by $1 million to $25 million in fiscal 2005, primarily as a result of higher company restaurant expenses. Our unallocated corporate expenses increased 1% to $165 million in fiscal 2005.
Interest expense, net
Interest expense, net increased 14% to $73 million in fiscal 2005 due to higher interest rates related to term debt and debt payable on our payment-in-kind, or PIK notes to Diageo plc and the private equity funds controlled by the sponsors incurred in connection with our acquisition of BKC. Interest income was $9 million in fiscal 2005, an increase of $5 million from fiscal 2004, primarily as a result of an increase in cash and cash equivalents due to improved cash provided by operating activities and increased interest rates on investments.
Income tax expense
Income tax expense increased $27 million to $31 million in fiscal 2005 primarily due to the $69 million increase in income before income taxes in fiscal 2005. Our effective tax rate declined by 4.7% for fiscal 2005 to 39.7%, partially offsetting the effect of the increase in income before income taxes. The majority of the change in our effective tax rate is attributable to adjustments to our valuation allowances related to deferred tax assets in foreign countries and certain state income taxes in fiscal 2005. See Note 12 to our audited consolidated financial statements for further information regarding our effective tax rate and valuation allowances.
Net income
In fiscal 2005, our net income increased by $42 million to $47 million. This improvement resulted primarily from increased revenues as described above, a decrease in expenses related to franchise system distress, particularly bad debt expense, incremental advertising fund contributions and reserves recorded on acquired franchisee debt, and a decrease in global reorganization costs.

Quarterly financial data
The following table presents unaudited consolidated income statement data for each of the ten fiscal quarters in the period ended December 31, 2006. The operating results for any quarter are not necessarily indicative of the results for any future period. These quarterly results were prepared in accordance with generally accepted accounting principles and reflect all adjustments that are, in the opinion of management, necessary for a fair statement of the results.

	For the quarters ended

	Sept 30,	Dec 31,	Mar 31,	Jun 30,	Sept 30,	Dec 31,	Mar 31,	Jun 30,	Sept 30,	Dec 31,
	2004	2004	2005	2005	2005	2005	2006	2006	2006	2006

					(In millions)
Company restaurant revenues	$350	$354	$339	$364	$375	$379	$368	$394	$405	$417
Franchise revenues	102	104	100	107	105	104	100	111	113	112
Property revenues	29	30	29	32	28	29	27	28	28	30

Total revenues	481	488	468	503	508	512	495	533	546	559
Company restaurant expenses:
Food, paper and product costs	108	110	104	115	118	119	114	119	122	125
Payroll and employee benefits	103	101	104	107	110	109	111	116	119	123
Occupancy and other operating costs	87	81	88	87	91	93	96	100	102	103

Total company restaurant expenses	298	292	296	309	319	321	321	335	343	351
Selling, general and administrative expenses	109	123	124	131	101	106	146	135	112	119
Property expenses	14	15	14	21	14	14	14	15	16	15
Fees paid to affiliates	3	2	2	2	3	3	2	31	—	—
Other operating expenses (income), net	1	2	15	16	(1)	(2)	(2)	3	(7)	(1)

Total operating costs and expenses	425	434	451	479	436	442	481	519	464	484
Income from operations	56	54	17	24	72	70	14	14	82	75

Interest expense, net	16	18	19	20	17	17	19	19	17	17
Loss on early extinguishment of debt	—	—	—	—	13	—	1	4	1	—

Income before income taxes	40	36	(2)	4	42	53	(6)	(9)	64	58
Income tax expense	19	13	(3)	2	20	26	6	1	24	20

Net (loss) income	$21	$23	$1	$2	$22	$27	$(12)	$(10)	$40	$38

Earnings per common share— Diluted	$0.20	$0.21	$0.01	$0.02	$0.20	$0.24	$(0.11)	$(0.08)	$0.30	$0.28
Segment Data Operating Income:
United States and Canada	$72	$65	$55	$63	$78	$74	$67	$76	$87	$84
EMEA/ APAC	17	19	(1)	1	21	21	9	11	20	13
Latin America	6	7	6	6	7	8	7	7	8	10
Unallocated	(39)	(37)	(43)	(46)	(34)	(33)	(69)	(80)	(33)	(32)

Total Operating Income	$56	$54	$17	$24	$72	$70	$14	$14	$82	$75

	For the quarters ended

	Sept 30,	Dec 31,	Mar 31,	Jun 30,	Sept 30,	Dec 31,	Mar 31,	Jun 30,	Sept 30,	Dec 31,
	2004	2004	2005	2005	2005	2005	2006	2006	2006	2006

					(In millions)
Company Restaurant Revenues:
United States and Canada	$229	$229	$220	$245	$253	$254	$254	$271	$271	$270
EMEA/ APAC	109	113	107	106	109	110	100	109	119	131
Latin America	12	12	12	13	13	15	14	14	15	16

Total Company Restaurant Revenues	$350	$354	$339	$364	$375	$379	$368	$394	$405	$417

Company Restaurant Margin:
United States and Canada	13.2%	16.5%	11.9%	15.6%	14.2%	14.1%	12.6%	15.5%	14.8%	15.3%
EMEA/ APAC	16.3%	17.5%	13.0%	13.0%	15.3%	15.9%	11.5%	12.6%	15.2%	15.7%
Latin America	30.9%	30.6%	30.1%	27.7%	24.4%	28.8%	27.3%	25.5%	25.3%	28.8%
Company Restaurant Margin(1)	14.7%	17.3%	12.9%	15.2%	14.9%	15.2%	12.9%	15.0%	15.3%	15.9%
Franchise Revenues:
United States and Canada	$67	$67	$66	$70	$67	$66	$65	$70	$70	$70
EMEA/ APAC	28	29	27	29	30	29	27	32	33	32
Latin America	7	8	7	8	8	9	8	9	10	10

Total Franchise Revenues	$102	$104	$100	$107	$105	$104	$100	$111	$113	$112

Franchise Sales:
United States and Canada	$1,961	$1,877	$1,761	$1,956	$1,923	$1,850	$1,795	$1,914	$1,947	$1,914
EMEA/ APAC	662	667	640	671	708	680	632	695	773	757
Latin America	147	159	153	163	168	179	172	187	194	205

Total Franchise Sales(2)	$2,770	$2,703	$2,554	$2,790	$2,799	$2,709	$2,599	$2,796	$2,914	$2,876

(1)	Calculated using dollars expressed in hundreds of thousands.

(2)	Franchise sales represent sales at franchise restaurants and revenue to our franchisees. We do not record franchise restaurant sales as revenues. However, our royalty revenues are calculated based on a percentage of franchise restaurant sales.
Restaurant sales are affected by the timing and effectiveness of our advertising, new products and promotional programs. Our results of operations also fluctuate from quarter to quarter as a result of seasonal trends and other factors, such as the timing of restaurant openings and closures and our acquisition of franchise restaurants as well as variability of the weather. Restaurant sales are typically higher in our fourth and first fiscal quarters, which are the spring and summer months when weather is warmer, than in our second and third fiscal quarters, which are the fall and winter months. Restaurant sales during the winter are typically highest in December, during the holiday shopping season. Our restaurant sales and company restaurant margins are typically lowest during our third fiscal quarter, which occurs during the winter months and includes February, the shortest month of the year.
New restaurants typically have lower operating margins for three months after opening, as a result of start-up expenses. Similarly, many franchise restaurants that we acquire are under-performing and continue to have lower margins before we make operational improvements. The timing of new restaurant openings has not caused a material fluctuation in our quarterly results of operations. However, we acquired 44 franchise restaurants in fiscal 2006, which resulted in increased revenues and operating expenses in fiscal 2006 compared to fiscal 2005.

Our quarterly results also fluctuate due to the timing of expenses and charges associated with franchisee distress, our global reorganization, gains and losses on asset and business disposals, impairment charges, and settlement losses recorded in connection with acquisitions of franchise restaurants. Unusual charges incurred during each quarter for fiscal 2005 and fiscal 2006 were as follows:

	For the quarters ended

	Sept 30,	Dec 31,	Mar 31,	Jun 30,	Sept 30,	Dec 31,	Mar 31,	Jun 30,
	2004	2004	2005	2005	2005	2005	2006	2006

	(In millions)
Revenues:
Franchise system distress impact(a)	$1	$—	$(1)	$(3)	$—	$—	$—	$—
Selling, general and administrative:
Franchise system distress impact(b)	8	9	9	2	1	—	—	(1)
Global reorganization and realignment	3	3	4	7	—	1	2	7
Compensatory make-whole payment	—	—	—	—	—	—	34	—
Executive severance	—	—	—	—	—	—	—	5

Total effect on SG&A	11	12	13	9	1	1	36	11
Fees paid to affiliates:
Management fee	3	2	2	2	3	3	2	1
Management agreement termination fee	—	—	—	—	—	—	—	30

Total fees paid to affiliates	3	2	2	2	3	3	2	31
Other operating (income) expenses, net:
Franchise system distress impact(c)	1	—	7	—	—	1	(2)	1
Loss on asset disposals and asset impairment	—	(4)	13	9	—	—	—	—

Total effect on other (income) expense, net	1	(4)	20	9	—	1	(2)	1
Total effect on income from operations	16	10	34	17	4	5	36	43

Interest on $350 million loan paid-off at IPO	—	—	—	—	—	—	3	3
Loss on early extinguishment of debt	—	—	—	—	13	—	1	4

Total effect on income before income taxes	$16	$10	$34	$17	$17	$5	$40	$50

(a)	Represents revenues not recognized and (recoveries) of revenues previously not recognized.

(b)	Represents bad debt expense (recoveries), incremental advertising contributions and the internal and external costs of FFRP program administration.

(c)	Represents (recoveries) reserves on acquired debt, net and other items included within operating (income) expenses, net.

Comparable sales growth for each of the quarters in the fiscal years ended June 30, 2005 and 2006 and the six months ended December 31, 2006 was as follows:

	For the quarters ended

	Sept 30,	Dec 31,	Mar 31,	Jun 30,	Sept 30,	Dec 31,	Mar 31,	Jun 30,	Sept 30,	Dec 31,
	2004	2004	2005	2005	2005	2005	2006	2006	2006	2006

					(In constant currencies)
Comparable Sales Growth:
United States and Canada	7.7%	9.1%	8.8%	1.2%	1.1%	2.3%	4.9%	2.0%	2.6%	4.4%
EMEA/ APAC	4.1%	1.7%	2.8%	2.5%	(0.7)%	1.3%	(0.4)%	0.2%	1.1%	1.7%
Latin America	6.4%	8.2%	5.6%	2.2%	1.5%	1.6%	1.5%	5.0%	6.1%	4.1%
Total System-Wide	6.8%	7.2%	7.1%	1.6%	0.7%	2.0%	3.3%	1.7%	2.4%	3.7%

Liquidity and capital resources
Overview
During the six months ended December 31, 2006 cash used in operations was $2 million and was primarily impacted by $114 million tax payment in September 2006 primarily due to the realignment of our European and Asian businesses.
Our cash flow from operations was $74 million in fiscal 2006 and was adversely affected by our payment of the compensatory make-whole payment of $33 million, the management agreement termination fee of $30 million and the interest payment of $103 million related to the PIK Notes. See “Certain Relationships and Related Transactions” for a description of these payments.
We had cash and cash equivalents of $135 million and $259 million as of December 31, 2006 and June 30, 2006, respectively. In addition, as of December 31, 2006, we had a borrowing capacity of $116 million under our $150 million revolving credit facility (net of $34 million in letters of credit issued under the revolving credit facility).
In addition to our cash from operations, we have used liquidity under our senior secured credit facility to meet our cash requirements. Our senior secured credit facility, which we amended and restated on February 15, 2006, consisted of a $150 million revolving credit facility, a $250 million term loan A and a $1.096 billion term loan B-1. In connection with the February 2006 amendment, we borrowed $350 million under term loan B-1 and used the proceeds, along with $55 million of cash on hand, to pay the February 2006 dividend, the compensatory make-whole payment and financing costs and expenses. In May 2006, we utilized a portion of the $392 million in net proceeds we received from our initial public offering to prepay $350 million of term debt. In the six months ended December 31, 2006, we made an aggregate of $100 million in prepayments, reducing our total outstanding debt balance under the senior secured credit facility to $894 million as of December 31, 2006. On January 30, 2007, we made a prepayment of an additional $25 million on the term debt under our senior secured credit facility using cash generated from operations.
On January 30, 2007, we announced a quarterly cash dividend of 6.25 cents per share, payable on March 15, 2007 to holders of record of our common stock on February 15, 2007.

We expect that cash on hand, cash flow from operations and our borrowing capacity under our revolving credit facility will allow us to meet cash requirements, including capital expenditures, tax payments, debt service payments, and dividends, if any, in the short-term and for the foreseeable future. If additional funds are needed for strategic initiatives or other corporate purposes, we believe we could incur additional debt or raise funds through the issuance of our securities.
Comparative cash flows
Operating Activities. Cash used in operating activities was $2 million during the six months ended December 31, 2006 compared to cash generated by operating activities of $2 million during the six months ended December 31, 2005. The $2 million used during the six months ended December 31, 2006 includes a usage of cash from a change in working capital of $126 million, including tax payments of $114 million which were due primarily as a result of the operational realignment of our European and Asian businesses. The $2 million generated during the six months ended December 31, 2005 includes a payment of interest on PIK notes of $103 million and a usage of cash from a change in working capital of $50 million.
Investing Activities. Cash used in investing activities was $27 million during the six months ended December 31, 2006 compared to $29 million during the six months ended December 31, 2005. The $2 million decrease in the amount of cash used during the six months ended December 31, 2006 compared to the same period of the prior fiscal year, was due primarily to an increase in proceeds of $5 million from asset disposals and restaurant closures, offset by an increase in cash usage of $3 million due to fixed asset additions, acquisitions of franchise operations and investments in third party debt.
Capital expenditures include costs to open new company restaurants, to remodel and maintain restaurant properties to our standards and to develop our corporate infrastructure, particularly in information technology. The following table presents capital expenditures, by type of expenditure:

		For the six	For the six
	For the fiscal year	months ended	months ended
	ended June 30,	December 31,	December 31,
	2006	2005	2006

	(In millions)
New restaurants	$25	$6	$8
Maintenance capital	46	18	18
Other, including corporate	14	6	5

Total	$85	$30	$31

Maintenance capital includes renovations to company restaurants, including restaurants acquired from franchisees, investments in new equipment and normal annual capital investments for each company restaurant to maintain its appearance in accordance with our standards, which typically range from $10,000 to $15,000 per restaurant per year. Maintenance capital also includes investments in improvements to properties we lease and sublease to franchisees, including contributions we make towards improvements completed by franchisees. Other capital expenditures include investments in information technology systems, as well as investments in technologies for deployment in restaurants, such as point-of-sale software.

We expect capital expenditures of approximately $80 million to $100 million in fiscal 2007 for maintenance capital, acquisitions, new restaurants and other corporate expenditures, of which $31 million had been spent for the six months ended December 31, 2006.
Financing Activities. Financing activities used cash of $97 million during the six months ended December 31, 2006 and $198 million during the six months ended December 31, 2005. Uses of cash in financing activities during the six months ended December 31, 2006, primarily included repayments of debt and capital leases of $103 million and the purchase of treasury stock of $1 million, offset by $4 million in tax benefits from stock-based compensation, $2 million from proceeds of stock-option exercises and $1 million from a foreign credit facility. Uses of cash in financing activities during the six months ended December 31, 2005, included the repayment of $1.2 billion in term debt, revolver loans, PIK notes and capital leases and related financing costs of $16 million, offset by $1 billion of proceeds received from the refinancing of our credit facility.
Realignment of our European and Asian businesses
During fiscal 2005, we realigned our business to operate as a global brand by moving to common systems and platforms, standardizing our marketing efforts, and introducing a uniform product offering supplemented by offerings targeting local consumer preferences. We also reorganized our international management structure by instituting a regional structure for the United States and Canada, EMEA/APAC and Latin America.
To further this initiative, we regionalized the activities associated with managing our European and Asian businesses, including the transfer of rights of existing franchise agreements, the ability to grant future franchise agreements and utilization of our intellectual property assets in new European and Asian holding companies. Each of these new holding companies is responsible in its region for (a) management, development and expansion of the Burger King trade names and trademarks, (b) management of existing and future franchises and licenses for both franchise and company-owned restaurants, and (c) collection and redeployment of funds. Previously, all cash flows relating to intellectual property and franchise rights in those regions returned to the United States and then were subsequently transferred back to those regions to fund their growing capital requirements. We believe this realignment more closely aligns the intellectual property to the respective regions, provides funding in the proper regions and will lower our effective tax rate going forward.
The new holding companies acquired the intellectual property rights from BKC, a U.S. company, in a transaction that generated a taxable gain for BKC in the United States of $328 million, resulting in a $126 million tax liability in the fourth quarter of 2006 recorded in other accrued liabilities in our consolidated balance sheet. This tax liability was partially offset by $44 million through the utilization of net operating loss carryforwards and other foreign tax credits, resulting in a cash tax obligation of $82 million, which we paid in the first quarter of fiscal 2007.
In accordance with the guidance provided by Accounting Research Bulletin (“ARB”) 51, Consolidated Financial Statements, the resulting tax amount of $126 million was recorded as a prepaid tax asset and offset by the reversal of a $105 million deferred tax liability, which we had previously recorded associated with the transferred asset resulting in a net prepaid asset of $21 million.
We incurred consulting, legal, information technology, finance and relocation costs of approximately $10 million and $3 million during fiscal 2006 and the first six months of fiscal

2007, respectively, to implement this realignment. The relocation costs were incurred in connection with the relocation of certain key officers, finance, accounting and legal staff of the EMEA/APAC businesses to locations within Europe and Asia.
Contractual obligations and commitments
The following table presents information relating to our contractual obligations as of June 30, 2006:

	Payment due by period

		Less than			More than
Contractual obligations	Total	1 Year	1-3 Years	3-5 Years	5 Years

	(In millions
Capital lease obligations	$134	$13	$25	$22	$74
Operating lease obligations(1)	1,391	153	275	231	732
Long-term debt, including current portion and interest(2)	1,354	64	164	273	853
Purchase commitments(3)	56	56	—	—	—

Total	$2,935	$286	$464	$526	$1,659

(1)	Operating lease obligations include lease payments for company restaurants and franchise restaurants that sublease the property from us. Rental income from these franchisees was $88 million and $91 million for fiscal 2006 and fiscal 2005, respectively.

(2)	We have estimated our interest payments based on (i) projected LIBOR rates, (ii) the portion of our debt we converted to fixed rates through interest rate swaps and (iii) the amortization schedule of the debt.

(3)	Includes commitments to purchase advertising and other marketing services from third parties in advance on behalf of the Burger King system and obligations related to information technology service agreements.
As of December 31, 2006, there were no significant differences in our outstanding contractual obligations except for the reduction of $100 million accelerated principal payment on our term debt under our senior secured credit facility during the six months ended December 31, 2006. In addition, on January 30, 2007, we made a prepayment of an additional $25 million of term debt under our senior secured credit facility.
As of June 30, 2006, we leased 1,090 properties to franchisees and other third parties. As of June 30, 2006, we also leased land, buildings, office space and warehousing under operating leases, and leased or subleased land and buildings that we own or lease, respectively, to franchisees under operating leases. In addition to the minimum obligations included in the table above, contingent rentals may be payable under certain leases on the basis of a percentage of sales in excess of stipulated amounts.
As of June 30, 2006, the projected benefit obligation of our defined benefit pension plans exceeded pension assets by $52 million. We use the Moody’s long-term corporate bond yield indices for Aa bonds (“Moody’s Aa rate”), plus an additional 25 basis points to reflect the longer duration of our plans, as the discount rate used in the calculation of the projected benefit obligation as of the measurement date. We made contributions totaling $2 million into our pension plans and estimated benefit payments of $4 million out of these plans during fiscal 2006. Estimates of reasonably likely future pension contributions are dependent on pension asset performance, future interest rates, future tax law changes, and future changes in regulatory funding requirements. In November 2005, we announced the curtailment of our pension plans in the United States and we froze future pension benefit accruals, effective December 31, 2005. These plans will continue to pay benefits and invest plan assets. We recognized a one-time pension curtailment gain of approximately $6 million in December 2005. In conjunction with this curtailment gain, we accrued a contribution totaling $6 million as of December 31, 2005, on behalf of those pension participants who were affected by the curtailment. The curtailment gain and contribution offset each other to result in no net effect on our results of operations.
We commit to purchase advertising and other marketing services from third parties in advance on behalf of the Burger King system in the United States and Canada. These commitments are typically made in September of each year for the upcoming twelve-month period. If our franchisees fail to pay required advertising contributions we could be contractually committed to fund any shortfall to the degree we are unable to cancel or reschedule the timing of such committed amounts. We have similar arrangements in other international markets where we operate company restaurants. As of September 30, 2006, the time of the year when our advertising commitments are typically highest and as of December 31, 2006, our advertising commitments totaled $112 million and $87 million, respectively.
Other commercial commitments and off-balance sheet arrangements
Franchisee restructuring program
In connection with the FFRP program we have made commitments to fund loans to certain franchisees for the purpose of remodeling restaurants; remodel certain properties we lease or sublease to franchisees; provide temporary rent reductions to certain franchisees; and fund shortfalls in certain franchisee cash flow beyond specified levels (to annual and aggregate maximums). As of December 31, 2006, our remaining commitments under the FFRP program totaled up to $30 million to fund certain loans to renovate franchise restaurants, make renovations to certain restaurants that we lease or sublease to franchisees, and to provide rent relief and/or contingent cash flow subsidies to certain franchisees.
Guarantees
We guarantee certain lease payments of franchisees, arising from leases assigned in connection with sales of company restaurants to franchisees, by remaining secondarily liable under the assigned leases of varying terms, for base and contingent rents. The maximum contingent rent amount payable is not determinable as the amount is based on future revenues. In the event of default by the franchisees, we have typically retained the right to acquire possession of the related restaurants, subject to landlord consent. The aggregate contingent obligation arising from these assigned lease guarantees was $106 million as of December 31, 2006, expiring over an average period of five years.
Other commitments, arising out of normal business operations, were $12 million as of December 31, 2006. These commitments consist primarily of guarantees covering foreign franchisees’ obligations, obligations to suppliers, and acquisition-related guarantees.
Letters of credit
As of December 31, 2006, we had $34 million in irrevocable standby letters of credit outstanding, which were issued primarily to certain insurance carriers to guarantee payment for various insurance programs such as health and commercial liability insurance. As of December 31, 2006, none of these irrevocable standby letters of credit had been drawn upon.

As of December 31, 2006, we had posted bonds totaling $2 million, which related to certain utility deposits.
Vendor relationships
In fiscal 2000, we entered into long-term, exclusive contracts with The Coca-Cola Company and with Dr Pepper/ Seven Up, Inc. to supply company and franchise restaurants with their products and obligating Burger King restaurants in the United States to purchase a specified number of gallons of soft drink syrup. These volume commitments are not subject to any time limit. As of December 31, 2006, we estimate that it will take approximately 16 years to complete the Coca-Cola and Dr Pepper purchase commitments. In the event of early termination of these arrangements, we may be required to make termination payments that could be material to our results of operation and financial position. Additionally, in connection with these contracts, we have received upfront fees, which are being amortized over the term of the contracts. As of December 31, 2006, the deferred amounts totaled $21 million. These deferred amounts are amortized as a reduction to food, paper and product costs in the accompanying consolidated statements of operations.
New global headquarters
In May 2005, we entered into an agreement to lease a building in Coral Gables, Florida, to serve as our new global headquarters beginning in fiscal 2009. The estimated annual rent for the 15 year initial term, which is expected to be approximately $8 million per year, will be finalized upon the completion of the building’s construction. Fixed annual rent will escalate by 6% every other year commencing after the second year and operating costs will escalate based upon the inflation rate. We also expect to spend approximately $18 million in tenant improvements, furniture and fixtures, information technology and moving costs. Of this amount, approximately $17 million will be capitalized and amortized over the shorter of the asset’s useful life or lease. One of our directors has an ownership interest in this building. See “Certain Relationships and Related Transactions— New Global Headquarters”.
Other
We have insurance programs with deductibles ranging between $500,000 to $1 million to cover claims such as workers’ compensation, general liability, automotive liability, executive risk, and property. We are self-insured for healthcare claims for eligible participating employees. We determine our liability for claims based on actuarial analysis. As of December 31, 2006, we had a balance of $37 million in accrued liabilities to cover such claims.
We had claims for certain years which were insured by a third party carrier, which was insolvent at June 30, 2006. During the first quarter of fiscal 2007, we entered into a novation agreement whereby the insolvent carrier was replaced by another third party carrier which will take over the administration of pending and potential claims for these years.
Impact of inflation
We believe that our results of operations are not materially impacted by moderate changes in the inflation rate. Inflation and changing prices did not have a material impact on our operations in fiscal 2004, fiscal 2005, fiscal 2006 or the six months ended December 31, 2006. Severe increases in inflation, however, could affect global and U.S. economies and could have an adverse impact on our business, financial condition and results of operations.

Critical accounting policies and estimates
This discussion and analysis of financial condition and results of operations is based on our consolidated financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles. The preparation of these financial statements requires our management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues, and expenses, as well as related disclosures of contingent assets and liabilities. We evaluate our estimates on an ongoing basis and we base our estimates on historical experience and various other assumptions we deem reasonable to the situation. These estimates and assumptions form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Changes in our estimates could materially impact our results of operations and financial condition in any particular period.
Based on the high degree of judgment or complexity in their application, we consider our critical accounting policies and estimates to be:
Business combinations and intangible assets
The December 2002 acquisition of our predecessor required the application of the purchase method of accounting in accordance with SFAS No. 141, Business Combinations (SFAS No. 141). The purchase method of accounting involves the allocation of the purchase price to the estimated fair values of the assets acquired and liabilities assumed. This allocation process involves the use of estimates and assumptions to derive fair values and to complete the allocation. Due to the high degree of judgment and complexity involved with the valuation process, we hired a third party valuation firm to assist with the determination of the fair value of the net assets acquired.
In the event that actual results vary from any of the estimates or assumptions used in any valuation or allocation process under SFAS No. 141, we may be required to record an impairment charge or an increase in depreciation or amortization in future periods, or both. See Note 1 and Note 7 to our audited consolidated financial statements included elsewhere in this prospectus for further information about purchase accounting allocations, related adjustments and intangible assets recorded in connection with our acquisition of BKC and acquisition of franchise restaurants.
Long-lived assets
Long-lived assets (including definite-lived intangible assets) are reviewed for impairment at least annually or more frequently if events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Assets are grouped for recognition and measurement of impairment at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets. Assets are grouped together for impairment testing at the operating market level (based on geographic areas) in the case of the United States, Canada, the United Kingdom and Germany. The operating market asset groupings within the United States and Canada are predominantly based on major metropolitan areas within the United States and Canada. Similarly, operating markets within the other foreign countries with larger asset concentrations (the United Kingdom and Germany) are made up of geographic regions within those countries (three in the United Kingdom and four in Germany). These operating market definitions are based upon the following primary factors:

•	management views profitability of the restaurants within the operating markets as a whole, based on cash flows generated by a portfolio of restaurants, rather than by individual restaurants and area managers receive incentives on this basis; and

•	we do not evaluate individual restaurants to build, acquire or close independent of any analysis of other restaurants in these operating markets.
In countries in which we have a smaller number of restaurants (The Netherlands, Spain, Mexico and China), most operating functions and advertising are performed at the country level, and shared by all restaurants in the country. As a result, we have defined operating markets as the entire country in the case of The Netherlands, Spain, Mexico and China.
Some of the events or changes in circumstances that would trigger an impairment review include, but are not limited to:

•	significant under-performance relative to expected and/or historical results (negative comparable sales or cash flows for two years);

•	significant negative industry or economic trends; or

•	knowledge of transactions involving the sale of similar property at amounts below our carrying value.
When assessing the recoverability of our long-lived assets, we make assumptions regarding estimated future cash flows and other factors. Some of these assumptions involve a high degree of judgment and also bear a significant impact on the assessment conclusions. Included among these assumptions are estimating future cash flows, including the projection of comparable sales, restaurant operating expenses, and capital requirements for property and equipment. We formulate estimates from historical experience and assumptions of future performance, based on business plans and forecasts, recent economic and business trends, and competitive conditions. In the event that our estimates or related assumptions change in the future, we may be required to record an impairment charge in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets.
Impairment of indefinite-lived intangible assets
Indefinite-lived intangible assets consist of values assigned to brands which we own and goodwill recorded upon acquisitions. The most significant indefinite-lived intangible asset we have is our brand asset with a carrying book value of $901 million as of December 31, 2006. We test our indefinite-lived intangible assets for impairment on an annual basis or more often if an event occurs or circumstances change that indicates impairment might exist. Our impairment test for indefinite-lived intangible assets consists of a comparison of the fair value of the asset with its carrying amount in each segment, as defined by SFAS No. 131, which are the United States and Canada, EMEA/ APAC, and Latin America. When assessing the recoverability of these assets, we make assumptions regarding estimated future cash flow similar to those when testing long-lived assets, as described above. In the event that our estimates or related assumptions change in the future, we may be required to record an impairment charge in accordance with SFAS No. 142, Goodwill and Other Intangible Assets.

Reserves for uncollectible accounts and revenue recognition
We collect from franchisees royalties, advertising fund contributions and, in the case of approximately 11% of our franchise restaurants, rents. We recognize revenue that is estimated to be reasonably assured of collection, and also record reserves for estimated uncollectible revenues and advertising contributions, based on monthly reviews of franchisee accounts, average sales trends, and overall economic conditions. In the event that franchise restaurant sales declined, or the financial health of franchisees otherwise deteriorated, we may be required to increase our reserves for uncollectible accounts and/or defer or not recognize revenues, the collection of which we deem to be less than reasonably assured.
Accounting for income taxes
We record income tax liabilities utilizing known obligations and estimates of potential obligations. A deferred tax asset or liability is recognized whenever there are future tax effects from existing temporary differences and operating loss and tax credit carry-forwards. When considered necessary, we record a valuation allowance to reduce deferred tax assets to the balance that is more likely than not to be realized. We must make estimates and judgments on future taxable income, considering feasible tax planning strategies and taking into account existing facts and circumstances, to determine the proper valuation allowance. When we determine that deferred tax assets could be realized in greater or lesser amounts than recorded, the asset balance and income statement reflect the change in the period such determination is made. Due to changes in facts and circumstances and the estimates and judgments that are involved in determining the proper valuation allowance, differences between actual future events and prior estimates and judgments could result in adjustments to this valuation allowance.
We use an estimate of the annual effective tax rate at each interim period based on the facts and circumstances available at that time, while the actual effective tax rate is calculated at fiscal year-end.
Insurance programs
We have insurance programs with deductibles ranging between $500,000 to $1 million to cover claims such as workers’ compensation, general liability, automotive liability, executive risk, and property. We are self-insured for healthcare claims for eligible participating employees. We determine our liability for claims based on actuarial analysis. We review all insurance reserves at least quarterly, and review our estimation methodology and assumptions at least annually. If we determine that the liability exceeds the recorded obligation, the cost of these programs will increase in the future, as insurance reserves are increased to revised expectations, resulting in an increase in insurance program expenses.
We had claims for certain years which were insured by a third party carrier, which was insolvent at June 30, 2006. During the first quarter of fiscal 2007, we entered into a novation agreement whereby the insolvent carrier was replaced by another third party carrier which will take over the administration of pending and potential claims for these years.
Stock-based compensation
Prior to February 16, 2006, the date we filed a Form S-1 registration statement with the Securities and Exchange Commission (for our initial public offering which occurred on May 17, 2006), we accounted for stock-based compensation in accordance with the intrinsic-

value method of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB No. 25”). Under the intrinsic value method of APB No. 25, stock options were granted at fair value, with no compensation cost being recognized in the financial statements over the vesting period. In addition, we issued restricted stock units under APB No. 25 and recognized compensation cost over the vesting period of the awards. For pro forma disclosure required by Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation(“SFAS No. 123”), compensation expense for stock options was measured using the minimum value method, which assumed no volatility in the Black-Scholes model used to calculate the option’s fair value.
Subsequent to February 16, 2006, we transitioned from a nonpublic entity to a public entity under Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (“SFAS No. 123R”). Since we applied SFAS No. 123 pro forma disclosure for stock options using the minimum value method prior to becoming a public entity, SFAS No. 123R requires that we adopt SFAS No. 123R, using a combination of the prospective and modified prospective transition methods. We must apply the prospective transition method for those awards granted prior to the Form S-1 filing date that were measured at minimum value. The unrecognized compensation cost relating to these awards is required to be recognized in the financial statements subsequent to the adoption of SFAS No. 123R, using the same method of recognition and measurement originally applied to those awards. As there was no compensation cost recognized by us in the financial statements for these awards under APB No. 25, no compensation cost has been or will be recognized for these awards after our adoption of SFAS No. 123R on July 1, 2006, unless such awards are modified. For those awards granted subsequent to the Form S-1 filing date, but prior to the adoption date of July 1, 2006, we are required to apply the modified prospective transition method, in which compensation expense is recognized for any unvested portion of the awards granted between the Form S-1 filing date and the adoption date of SFAS 123R over the remaining vesting period of the awards beginning on the adoption date of July 1, 2006.
On July 1, 2006, we adopted SFAS 123R, which requires share-based compensation cost to be recognized based on the grant date estimated fair value of each award, net of estimated forfeitures, over the employee’s requisite service period.
New accounting pronouncements issued but not yet adopted
In June 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The evaluation of a tax position in accordance with FIN 48 is a two-step process. The first step is to determine whether it is more-likely-than-not that a tax position will be sustained upon examination based on the technical merits of the position. The second step is the measurement of any tax positions that meet the more-likely-than-not recognition threshold to determine the amount of benefit to recognize in the financial statements. The tax position is measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. FIN 48 is effective for fiscal years beginning after December 15, 2006 or our 2008 fiscal year. We are currently evaluating the impact that FIN 48 may have on our statements of operations and statement of financial position.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements (“FASB No. 157”) which defines fair value, establishes a framework for measuring fair value in GAAP, and enhances disclosures about fair value measurements. FASB No. 157 applies when other accounting pronouncements require fair value measurements; it does not require new fair value measurements. FASB No. 157 is effective for fiscal years beginning after November 15, 2007, which for us will be our 2009 fiscal year. We are currently evaluating the impact that FASB No. 157 may have on our statements of operations and statements of financial position.
In September 2006, the FASB issued Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106 and 132(R) (“FASB No. 158”). FASB No. 158 requires an employer to recognize the overfunded or underfunded status of a postretirement benefit plan as an asset or liability in its statement of financial position and to recognize changes in that funded status in comprehensive income in the year in which the changes occur. Employers must also measure the funded status of a postretirement benefit plan as of the date of its year end statement of financial position. The provision to recognize the overfunded or underfunded status of a postretirement benefit plan in the statement of financial position is effective as of the end of the fiscal year ending after December 15, 2006, which for us will be our fiscal year ending June 30, 2007. The provision to measure the funded status of a postretirement benefit plan as of the date of an employer’s year end statement of financial position is effective for fiscal years ending after December 15, 2008, which for us will be our fiscal year ending June 30, 2009. Since we measure our plan assets and obligations on an annual basis, we will not be able to determine the impact the adoption of SFAS No. 158 will have on our consolidated financial statements until the end of fiscal 2007 when such valuation is completed. However, based on valuations performed in fiscal 2006, had we been required to adopt the provisions of SFAS No. 158 as of June 30, 2006, our defined benefit plans and postretirement benefit plan would have been underfunded by $52 million and $22 million, respectively. As of June 30, 2006, we recorded a liability of $54 million and $24 million, respectively, for the defined benefit plans and the postretirement benefit plan. In order to recognize (a) the difference between the liability and funded status of the plans, (b) unrecognized net actuarial gains and losses and (c) other unrecognized items, we would have been required to increase our stockholders’ equity by $2 million, on an after-tax basis, as a component of accumulated other comprehensive income.
In September 2006, the SEC issued Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements (“SAB 108”), which requires registrants to consider the effect of all carry over and reversing effects of prior-year misstatements when quantifying errors in current-year financial statements. SAB 108 requires that the registrant quantify the current year misstatement using both the iron curtain approach and the rollover approach to determine whether current-year financial statements need to be adjusted. SAB 108 allows registrants to record the effects of adopting SAB 108 as a cumulative-effect adjustment to retained earnings. This adjustment must be reported as of the beginning of the first fiscal year ending after November 15, 2006. We are currently evaluating the impact, if any, SAB 108 will have on our statements of operations and financial condition.

Quantitative and qualitative disclosures about market risk
Market risk
We are exposed to financial market risks associated with foreign currency exchange rates, interest rates and commodity prices. In the normal course of business and in accordance with our policies, we manage these risks through a variety of strategies, which may include the use of derivative financial instruments to hedge our underlying exposures. Our policies prohibit the use of derivative instruments for trading purposes, and we have procedures in place to monitor and control their use.
Foreign currency exchange risk
Movements in foreign currency exchange rates may affect the translated value of our earnings and cash flow associated with our foreign operations, as well as the translation of net asset or liability positions that are denominated in foreign currencies. In countries outside of the United States where we operate company restaurants, we generate revenues and incur operating expenses and selling, general and administrative expenses denominated in local currencies. In many foreign countries where we do not have Company restaurants our franchisees pay royalties in U.S. dollars. However, as the royalties are calculated based on local currency sales, our revenues are still impacted from fluctuations in exchange rates. In fiscal 2006, operating income would have decreased or increased $10 million if all foreign currencies uniformly weakened or strengthened 10% relative to the U.S. dollar.
We use derivative instruments to reduce the foreign exchange impact on earnings from changes in the value of foreign-denominated inter-company assets and liabilities. As of December 31, 2006, we had forward currency contracts outstanding to sell Euros, British Pounds and Canadian dollars totaling $357 million, $50 million and $5 million, respectively, to hedge intercompany notes and offset the foreign exchange risk associated with the remeasurement of these notes. Changes in the fair value of these forward contracts due to changes in the spot rate between the U.S. dollar and the Euro, British Pound and Canadian dollar are offset by the remeasurement of the intercompany notes resulting in insignificant impact to the Company’s net income. The contracts outstanding as of December 31, 2006 mature at various dates through March 2007 and we intend to continue to renew these contracts to hedge our foreign exchange impact.
Interest rate risk
We have a market risk exposure to changes in interest rates, principally in the United States. We attempt to minimize this risk and lower our overall borrowing costs through the utilization of derivative financial instruments, primarily interest rate swaps. These swaps are entered into with financial institutions and have reset dates and critical terms that match those of our forecasted interest payments. Accordingly, any change in market value associated with interest rate swaps is offset by the opposite market impact on the related debt.
As of December 31, 2006, we had interest rate swaps with a notional value of $440 million that qualify as cash flow hedges under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended. The interest rate swaps help us manage exposure to changes in forecasted LIBOR-based interest payments made on variable rate debt. A 1% change in interest rates on our existing debt of $897 million would result in an increase or decrease in interest expense of approximately $5 million in a given year, as we have hedged $440 million of our debt.

Commodity price risk
We purchase certain products, particularly beef, which are subject to price volatility that is caused by weather, market conditions and other factors that are not considered predictable or within our control. Additionally, our ability to recover increased costs is typically limited by the competitive environment in which we operate. We do not utilize commodity option or future contracts to hedge commodity prices and do not have long-term pricing arrangements. As a result, we purchase beef and other commodities at market prices, which fluctuate on a daily basis.
The estimated change in company restaurant food, paper and product costs from a hypothetical 10% change in average beef prices would have been approximately $8 million and $9 million in fiscal 2005 and fiscal 2006, respectively. The hypothetical change in food, paper and product costs could be positively or negatively affected by changes in prices or product sales mix.

Business
Overview
We are the world’s second largest fast food hamburger restaurant, or FFHR, chain as measured by the number of restaurants and system-wide sales. As of December 31, 2006, we owned or franchised a total of 11,184 restaurants in 66 countries and U.S. territories, of which 1,290 restaurants were company-owned and 9,894 were owned by our franchisees. Of these restaurants, 7,180 or 64% were located in the United States and 4,004 or 36% were located in our international markets. Our restaurants feature flame-broiled hamburgers, chicken and other specialty sandwiches, french fries, soft drinks and other reasonably-priced food items. During our more than 50 years of operating history, we have developed a scalable and cost-efficient quick service hamburger restaurant model that offers guests fast food at modest prices.
We believe that the Burger King and Whopper brands are two of the world’s most widely-recognized consumer brands. These brands, together with our signature flame-broiled products and the Have It Your Way brand promise, are among the strategic assets that we believe set Burger King restaurants apart from other regional and national FFHR chains. Have It Your Way is increasingly relevant as consumers continue to demand personalization and choice over mass production. In a competitive industry, we believe we have differentiated ourselves through our attention to individual guests’ preferences, by offering great tasting fresh food served fast and in a friendly manner.
We generate revenues from three sources: sales at our company restaurants; royalties and franchise fees paid to us by our franchisees; and property income from certain franchise restaurants that lease or sublease property from us. Approximately 90% of our restaurants are franchised and we have a higher percentage of franchise restaurants to company restaurants than our major competitors in the FFHR category. We believe that this restaurant ownership mix provides us with a strategic advantage because the capital required to grow and maintain our system is funded primarily by franchisees, while giving us a sizeable base of company restaurants to demonstrate credibility with our franchisees in launching new initiatives. As a result of the high percentage of franchise restaurants in our system, we have lower capital requirements compared to our major competitors. Moreover, due to the steps that we have taken to improve the health of our franchise system in the United States and Canada, we expect that this mix will produce more stable earnings and cash flow in the future. Although we believe that this restaurant ownership mix is beneficial to us, it also presents a number of drawbacks, such as our limited control over franchisees and limited ability to facilitate changes in restaurant ownership.
Our history
Burger King Corporation, which we refer to as BKC, was founded in 1954 when James McLamore and David Edgerton opened the first Burger King restaurant in Miami, Florida. The Whopper sandwich was introduced in 1957. BKC opened its first international restaurant in the Bahamas in 1966. BKC opened the first Burger King restaurant in Canada in 1969, in APAC in Australia in 1971 and in EMEA in Madrid, Spain in 1975. BKC also established its brand identity with the introduction of the “bun halves” logo in 1969 and the launch of the first Have It Your Way campaign in 1974. BKC introduced drive-thru service, designed to satisfy guests “on-the-go” in 1975. In 1985, BKC rounded out its menu offerings by adding breakfast on a national basis.
In 1967, Mr. McLamore and Mr. Edgerton sold BKC to Minneapolis-based The Pillsbury Company. BKC became a subsidiary of Grand Metropolitan plc in 1989 when it acquired Pillsbury. Grand Metropolitan plc merged with Guinness plc to form Diageo plc in 1997. These conglomerates were focused more on their core operations than on BKC. On December 13, 2002, Diageo plc sold BKC to private equity funds controlled by the sponsors, and for the first time since 1967 BKC became an independent company, which has allowed us to focus exclusively on our restaurant business. We are a holding company formed in connection with the December 2002 acquisition in order to own 100% of BKC. In May 2006, we issued and sold 25 million shares of common stock and our sponsors sold 3.75 million shares of common stock at a price of $17.00 per share in our initial public offering. Upon completion of the offering, our common stock became listed on the NYSE under the symbol “BKC”.
Our industry
We operate in the FFHR category of the quick service restaurant, or QSR, segment of the restaurant industry. In the United States, the QSR segment is the largest segment of the restaurant industry and has demonstrated steady growth over a long period of time. According to NPD Group, Inc., which prepares and disseminates CREST data, QSR sales have grown at an annual rate of 4.9% over the past 10 years, totaling approximately $216 billion for the 12-month period ended November 30, 2006. According to NPD Group, Inc., QSR sales are projected to increase at an annual rate of 4.0% between 2007 and 2012. We believe this attractive historical and projected growth is the result of a number of favorable trends:

•	an increasing percentage of meals being eaten out of the home;

•	growing disposable incomes;

•	favorable demographic trends in the Echo Boomer generation (those born between the late 1970s and early 1990s), who are typically inclined toward QSR dining;

•	new marketing vehicles such as the internet and video games, which lend themselves to marketing QSR concepts; and

•	the continued expansion of QSR menu offerings into more varied and premium products.
Furthermore, we believe the QSR segment is generally less vulnerable to economic downturns and increases in energy prices than the casual dining segment, due to the value that QSRs deliver to consumers, as well as some “trading down” by guests from other restaurant industry segments during adverse economic conditions, as they seek to preserve the “away from home” dining experience on tighter budgets. However, significant economic downturns or sharp increases in energy prices may impact FFHR chains, including us.
According to NPD Group, Inc., the FFHR category is the largest category in the QSR segment, generating sales of more than $57 billion in the United States for the 12-month period ended November 30, 2006, representing 27% of total QSR sales. The FFHR category grew 4.4% in terms of sales during the same period and, according to NPD Group, Inc., is expected to increase at an average rate of 3.5% per year during the next five years. For the 12-month period ended November 30, 2006, the top three FFHR chains (McDonald’s, Burger King and Wendy’s) accounted for 73% of the category’s total sales, with approximately 14% attributable to Burger King.

Our competitive strengths
We believe that we are well-positioned to capitalize on the following competitive strengths to achieve future growth:

•	Distinctive brand with global platform. We believe that our Burger King and Whopper brands are two of the most widely-recognized consumer brands in the world. We have one of the largest restaurant networks in the world, with 11,184 restaurants operating in 66 countries and U.S. territories, of which 4,000 are located in our international markets. We believe that the demand for new international franchise restaurants is growing and that our global platform will allow us to leverage our established infrastructure to significantly increase our international restaurant count with limited incremental investment or expense.

•	Attractive business model. Approximately 90% of our restaurants are franchised, which is a higher percentage than that of our major competitors in the FFHR category. We believe that our franchise restaurants will generate a consistent, profitable royalty stream to us, with minimal ongoing capital expenditures or incremental expense by us. We also believe this will provide us with significant cash flow to reinvest in growing our brand and enhancing shareholder value. Although we believe that this restaurant ownership mix is beneficial to us, it also presents a number of drawbacks, such as our limited control over franchisees and limited ability to facilitate changes in restaurant ownership.

•	Innovative marketing campaigns, creative advertising and strategic sponsorships. We utilize our successful marketing, advertising and sponsorships to drive sales and generate restaurant traffic. In 2006, our U.S. television advertisements were ranked among the “most liked” or “most recalled” new ads more often than those of any national advertisers in the past 24 months ending December 31, 2006, according to advertising industry researcher IAG. In 2006, our brand icon, “The King” appeared as guest more than a dozen times on The Tonight Show with Jay Leno. In addition, our successful Xbox® gaming collection sold more than 3.2 million copies, making it the best-selling video game of the 2006 holiday season. We are also reaching out to a broad spectrum of restaurant guests with mass appeal sports and entertainment sponsorships, such as the National Football League (NFL) and NASCAR, and family oriented movie tie-ins such as King Kong, Spider-Man® and SpongeBob SquarePantstm and Happy Feet.

•	Experienced management team. We have a seasoned management team with significant experience. John Chidsey, our Chief Executive Officer, has extensive experience in managing franchised and branded businesses, including the Avis Rent-A-Car and Budget Rent-A-Car systems, Jackson Hewitt Tax Services and PepsiCo. Russell Klein, our President, Global Marketing Strategy and Innovation, has 27 years of retail and consumer marketing experience, including at 7-Eleven Inc. Ben Wells, our Chief Financial Officer and Treasurer, has 26 years of finance experience, including at Compaq Computer Corporation and British Petroleum. James Hyatt, our Chief Operations Officer, has more than 30 years of brand experience as both a franchisee and senior executive of BKC. In addition, other members of our management team have worked at Coca-Cola, Frito Lay, McDonald’s, Pillsbury, Taco Bell and Wendy’s.

Our business strategy
We intend to achieve further growth and strengthen our competitive position through the continued implementation of the following key elements of our business strategy:

•	Drive further sales growth and profitability. As of December 31, 2006 we have achieved eleven consecutive quarters of comparable sales growth and increased average restaurant sales by 17% since fiscal 2003 in our core U.S. business. We remain focused on achieving our comparable sales, average restaurant sales and profitability potential. As of December 31, 2006, the last 50 free-standing restaurants opened in the United States that have operated at least twelve months generated annual average restaurant sales of more than $1.51 million, which is more than 30% higher than our U.S. system average of $1.16 million. By focusing on improved restaurant operations and enhancing the guest experience we believe that we can drive sales growth at our existing restaurants.

•	Improve restaurant operations. A key component of our strategy to drive sales growth is to improve restaurant operations. We have implemented initiatives focused on continually improving our restaurants’ cleanliness and safety, serving hot and fresh food, providing fast and friendly service to our guests and utilizing systems to measure our performance. We believe that these initiatives have significantly improved the guest experience and resulted in increased comparable sales and average restaurant sales growth. As a result of these efforts, our key guest satisfaction and operations metrics were at all-time highs in December 2006 and we intend to focus our efforts on further improving these metrics.

•	Extend hours of operation. For the convenience of our restaurant guests and to more effectively compete with other quick service restaurant chains, over the past two fiscal years we implemented programs to encourage our U.S. franchisees to keep extended hours, particularly at the drive-thru window. For example, we provided franchisees who agreed to stay open for extended hours with local late night advertising, free merchandising materials and financial incentives. We also engaged a vendor to conduct surveys twice a year to evaluate our hours of operation compared to our main competitors. Most of our U.S. company restaurants are open until midnight or later seven days a week, and the late night time period is our fastest growing day part. We believe that reducing the gap between our operating hours and those of our competitors will be a key component in improving customer traffic and driving future growth in comparable sales and average restaurant sales.

•	Improve restaurant profitability. We believe that significant opportunities exist to enhance restaurant profitability by better utilizing our fixed cost base and continuing to explore ways to reduce variable costs. For example, we have negotiated arrangements with strategic vendors which we believe will deliver cost reductions and profit improvement for our franchisees. In addition, we have developed a labor scheduling system which we believe will reduce labor costs by allocating labor more efficiently and increasing proficiency. We have started to implement this system in our U.S. company restaurants and expect to begin introducing it to U.S. franchisees in fiscal 2007. We have also developed a real time product system called the Kitchen Minder which, using historical data trends, determines the amount of a certain product a restaurant should have at a specific time of day. As of December 31, 2006, the Kitchen Minder has been implemented in all U.S. company restaurants and we intend to begin franchisee roll-out during the next three years. We have also developed a new flexible broiler that we expect will reduce utility costs when introduced. We have started to install the new broiler in our U.S. company restaurants and expect that the U.S. company restaurant roll-out will be completed by the end of fiscal 2007 and to our franchise restaurants during the next three years.

•	Expand our large international platform. We intend to leverage our substantial international infrastructure to expand our franchise network and restaurant base. Internationally we are much smaller than our largest competitor, and therefore we believe we have significant growth opportunities. We have developed a detailed global development plan to accelerate worldwide growth over the next five years. We expect to focus our expansion plans on (1) under-penetrated markets where we already have an established presence, such as Germany, Spain and Mexico, (2) markets in which we have a small presence, but which we believe offer significant opportunities for development such as Brazil, China, Taiwan and Italy, and (3) financially attractive new markets such as Japan and Indonesia, in which we have recently executed development agreements with new franchisees, and countries in the Middle East, Eastern Europe and the Mediterranean region. We believe that our successful entry into Brazil, where in two years we have recruited seven new franchisees, opened 27 restaurants in 10 cities and put development agreements in place to add more than 150 restaurants within the next five years, validates the opportunities that exist for us in rapidly developing international markets.

We believe that our established infrastructure is capable of supporting substantial restaurant expansion in the years ahead with a limited increase in general and administrative costs because we believe we have already made the necessary investments in personnel and systems to support our projected growth. For example, we have increased the number of management, development and operations personnel in EMEA and hired a new management team for APAC. We have also made significant investments in our global information technology infrastructure that are scalable for future growth, such as deploying common platforms for SAP software across all regions, implementing an internet-based communication system for international franchisees and developing an internet-based system for the collection of key franchisee operational and financial metrics.

We have developed a global marketing calendar to create more consistent advertising and brand positioning strategies across our markets. We have also established a global product development team to reduce complexity and increase consistency in our worldwide menu. We are working closely with our franchisees to leverage our global purchasing power and negotiate lower product costs and savings for our restaurants outside of the United States and Canada. We have developed and implemented a global supply chain management program that oversees and manages the strategic purchasing and distribution activities for key products and services used by our company and franchise restaurants outside of the United States and Canada. Over the last year, our international restaurant system has benefited by centrally negotiated equipment supply programs and food, packaging and distribution arrangements that have improved consistency and lowered costs. We believe that the organizational realignment that we have implemented will position us to execute our global growth strategy, while remaining responsive to national differences in consumer preferences and local requirements.

•	Accelerate our new restaurant development. The expansion of our restaurant network and an increase in the number of new restaurants are key ingredients in our growth plan. We expect that most of our new restaurant growth will come from franchisees. Consequently, we believe that providing our franchisees with a development process that is streamlined, financially flexible and capital-efficient will accelerate the pace of restaurant development. As part of this strategy, we developed new, smaller restaurant designs that reduce the level of capital investment required while also addressing a change in consumer preference from dine-in to drive-thru (61% of U.S. company restaurant sales are currently made in the drive-thru). These smaller restaurant models reduce average building costs by approximately 25% and are anticipated to reduce utility and other operating expenses. We are also actively pursuing co-branding and site sharing programs to reduce initial investment expense and have begun testing a turn-key development assistance program that reduces the time and uncertainty associated with new builds.

•	Employ innovative marketing strategies and expand product offerings. We believe that innovative marketing strategies and expanded product offerings are integral components to our growth strategy.

•	Promote innovative marketing strategies. We intend to continue to employ innovative and creative marketing strategies to increase our restaurant sales and traffic, generate interest in our Burger King brand and reinforce the Have It Your Way brand promise. Our marketing strategy is focused on our core consumer, who we refer to as the SuperFan. SuperFans are consumers who reported eating at a fast food hamburger outlet nine or more times in the past month. We believe that our innovative and award-winning advertising campaigns have helped drive improvements in comparable sales and average restaurant sales. In 2006, our U.S. television advertisements were ranked among the “most liked” or “most recalled” new ads more often than those of any national advertisers in the past 24 months ending December 31, 2006, according to advertising industry researcher IAG. We plan to concentrate our marketing on television advertising and mass appeal sports and entertainment sponsorships, such as the National Football League (NFL) and NASCAR, which we believe is the most effective way to reach the SuperFan.

•	Expand Product Offerings. As part of the Have It Your Way brand promise, we intend to launch new products to fill gaps in our breakfast, dessert and snack menu, to offer more choices to our guests and to enhance the price/value proposition of our products with such offerings as the BK Value Menu and the soon-to-be launched BK Breakfast Value Menu, which will feature 10 items starting at one dollar. In addition, we intend to launch more than 15 other new and limited time offer products in the second half of fiscal 2007 and fiscal 2008, including Cheesy Tots as an all-day snack item and a limited time only new BBQ sauce on our core Whopper, BK Stacker and Tendercrisp sandwiches. This summer we plan to extend our BK Joe brand into an iced coffee. At the same time, we will continue building our dessert line-up with a portable, drinkable Oreo sundae. In early fiscal year 2008, we plan to introduce a new portable and wrap line branded as BK Hold’ems. We will continue to use a variety of strategies to enhance the price/value proposition offered to our guests with offerings such as the BK Value Menu, the soon-to-be launched BK Breakfast Value Menu, limited time offers and coupon mailings.

Global Operations
We operate in three reportable business segments: United States and Canada; Europe, the Middle East and Africa and Asia Pacific, or EMEA/ APAC; and Latin America. See our unaudited consolidated financial statements for the period ended December 31, 2006 and our audited consolidated financial statements included elsewhere in this prospectus for financial information about our segments.
United States and Canada
Restaurant operations
Our restaurants are limited-service restaurants of distinctive design and are generally located in high-traffic areas throughout the United States and Canada. As of December 31, 2006, 888 company restaurants and 6,614 franchise restaurants were operating in the United States and Canada. For fiscal 2006, total system sales in the United States and Canada were approximately $8.5 billion. We believe our restaurants appeal to a broad spectrum of consumers, with multiple meal segments appealing to different customer groups.
Operating Procedures and Hours of Operation. All of our restaurants must adhere to strict standardized operating procedures and requirements which we believe are critical to the image and success of the Burger King brand. Each restaurant is required to follow the Manual of Operating Data, an extensive operations manual containing mandatory restaurant operating standards, specifications and procedures prescribed from time to time to assure uniformity of operations and consistent high quality of products at Burger King restaurants. Among the requirements contained in the Manual of Operating Data are standard design, equipment system, color scheme and signage, uniform operating procedures and standards of quality for products and services. Our restaurants are typically open seven days per week from 7:00 a.m. to 11:00 p.m. As of August 31, 2006, 58% of Burger King restaurants were open later than 11:00 p.m., with 7% open 24 hours. Based on surveys as of August 31, 2006, approximately 70-80% of the restaurants of our major competitors are open later than 11:00 p.m., with approximately 41% of McDonald’s restaurants open 24 hours. We believe that reducing the gap between our operating hours and those of our competitors will be a key component in capturing a greater share of FFHR sales in the United States and Canada.
Management. Substantially all of our executive management, finance, marketing, legal and operations support functions are conducted from our global headquarters in Miami, Florida. There is also a field staff consisting of operations, training, real estate and marketing personnel who support company restaurant and franchise operations in the United States and Canada. Our franchise operations are organized into eight divisions, each of which is headed by a division vice president supported by field personnel who interact directly with the franchisees. Each company restaurant is managed by one restaurant manager and one to three assistant managers, depending upon the restaurant’s sales volume. Management of a franchise restaurant is the responsibility of the franchisee, who is trained in our techniques and is responsible for ensuring that the day-to-day operations of the restaurant are in compliance with the Manual of Operating Data.
Restaurant Menu. The basic menu of all of our restaurants consists of hamburgers, cheeseburgers, chicken and fish sandwiches, breakfast items, french fries, onion rings, salads, desserts, soft drinks, shakes, milk and coffee. In addition, promotional menu items are introduced periodically for limited periods. We continually seek to develop new products as we endeavor to enhance the menu and service of all of our restaurants. Franchisees must offer all mandatory menu items.
Restaurant Design and Image. Our restaurants consist of several different building types with various seating capacities. The traditional Burger King restaurant is free-standing, ranging in size from approximately 1,900 to 4,300 square feet, with seating capacity of 40 to 120 guests, drive-thru facilities and adjacent parking areas. Some restaurants are located in institutional locations, such as airports, shopping malls, toll road rest areas and educational and sports facilities. In fiscal 2005, we developed new, smaller restaurant designs that reduce the average building costs by approximately 25%. The seating capacity for these smaller restaurant designs is between 40 and 80 guests. We believe this seating capacity is adequate since approximately 61% of our U.S. company restaurant sales are made at the drive-thru. We have opened 26 new restaurants in this format to date, with an additional 12 under construction.
New Restaurant Development and Renewals. We employ a sophisticated and disciplined market planning and site selection process through which we identify trade areas and approve restaurant sites throughout the United States and Canada that will provide for quality expansion. We have established a development committee to oversee all new restaurant development within the United States and Canada. The development committee’s objective is to ensure that every proposed new restaurant location is carefully reviewed and that each location meets the stringent requirements established by the committee, which include factors such as site accessibility and visibility, traffic patterns, signage, parking, site size in relation to building type and certain demographic factors. Our model for evaluating sites accounts for potential changes to the site, such as road reconfiguration and traffic pattern alterations.
Each franchisee wishing to develop a new restaurant is responsible for selecting a new site location. However, we work closely with our franchisees to assist them in selecting sites. They must agree to search for a potential site within an identified trade area and to have the final site location approved by the development committee.
Our franchisees closed 1,145 restaurants in the United States between July 1, 2002 and June 30, 2006. Many of these closures involved franchisees in bankruptcy and in the FFRP program. The franchise restaurants that closed had average restaurant sales of approximately $625,000 in the 12 months prior to closure. We and our franchisees opened 146 new restaurants in the United States between fiscal 2004 and fiscal 2006, of which 81 were opened for at least 12 months as of June 30, 2006. The average restaurant sales of these new restaurants was approximately $1.3 million for the 12 months after opening. We and our franchisees opened 53 restaurants and 39 restaurants in the United States in fiscal 2006 and during the six months ended December 31, 2006, respectively. We and our franchisees closed 225 and 66 restaurants in the United States during the same periods. We believe that the number of closures will decline in the second half of fiscal 2007 and beyond. We have instituted several initiatives to accelerate restaurant development in the United States, including financial incentives, process simplifications and turnkey development assistance programs, which reduce the time and uncertainty associated with opening new restaurants.
In recent years, we have experienced lower levels of franchisees in the United States renewing their expiring franchise agreements for a standard additional 20-year term than we have historically experienced. In many cases, however, we agreed to extend the existing agreements to avoid the closure of the restaurants by giving franchisees additional time to comply with our renewal requirements. To encourage franchisees to renew, we instituted a program in the United States to allow them to pay the $50,000 franchise fee in installments and to delay the required restaurant remodel for up to two years, while providing an incentive to accelerate the completion of the remodel by offering reduced royalties for a limited period. Although this program is now closed, we believe that this program was instrumental in maintaining our base of restaurants. As a result of this program and our other initiatives, we have seen an increase in the number of restaurants with renewed franchise agreements.

Company restaurants
As of December 31, 2006, we owned and operated 888 restaurants in the United States and Canada, representing 12% of total U.S. and Canada system restaurants. Included in this number are 31 restaurants that we operate but are owned by a joint venture between us and an independent third party. Out of our 888 company restaurants, we own the properties for 337 restaurants and we lease the remaining 551 properties from third-party landlords. Our company restaurants in the United States and Canada generated $1 billion in revenues in fiscal 2006, or 75% of our total U.S. and Canada revenues and 50% of our total worldwide revenues. We also use our company restaurants to test new products and initiatives before rolling them out to the wider Burger King system.
The following table details the top ten locations of our company restaurants in the United States and Canada as of December 31, 2006:

		Company	% of Total U.S. and Canada
Rank	State/Province	restaurant count	company restaurants

1	Florida	228	26%
2	Indiana	69	8%
3	Ontario	67	8%
4	North Carolina	58	7%
5	Georgia	49	6%
6	Virginia	44	5%
7	Massachusetts	43	5%
8	Ohio	38	4%
9	South Carolina	38	4%
10	Connecticut	33	4%
10	New York	33	4%

Franchise operations
General. We grant franchises to operate restaurants using Burger King trademarks, trade dress and other intellectual property, uniform operating procedures, consistent quality of products and services and standard procedures for inventory control and management.
Our growth and success have been built in significant part upon our substantial franchise operations. We franchised our first restaurant in 1961, and as of December 31, 2006 there were 6,614 franchise restaurants, owned by 827 franchise operators, in the United States and Canada. Franchisees report gross sales on a monthly basis and pay royalties based on reported sales. Franchise restaurants in the United States and Canada generated revenues of $267 million in fiscal 2006, or 64% of our total worldwide franchise revenues. The five largest franchisees in the United States and Canada in terms of restaurant count represented in the aggregate approximately 16% of U.S. and Canadian Burger King restaurants as of December 31, 2006.

The following table details the top ten locations of our franchisees’ restaurants in the United States and Canada as of December 31, 2006:

		Franchise	% of Total U.S. and Canada
Rank	State	restaurant count	franchise restaurants

1	California	677	10%
2	Texas	393	6%
3	Michigan	342	5%
4	New York	326	5%
5	Ohio	315	5%
6	Florida	312	5%
7	Illinois	295	4%
8	Pennsylvania	239	4%
9	North Carolina	206	3%
10	Georgia	205	3%

The following is a list of the five largest franchisees in terms of restaurant count in the United States and Canada as of December 31, 2006:

Rank	Name	Restaurant count	Location

1	Carrols Corporation	328	Northeast and Midwest
2	Heartland Food Corp.	248	Mid South and Northwest
3	Strategic Restaurants Corp.	239	Midwest and Southeast
4	Army Air Force Exchange Services	126	Across the United States
5	Quality Dining, Inc.	124	Midwest

Franchise Agreement Terms. For each franchise restaurant, we enter into a franchise agreement covering a standard set of terms and conditions. The typical franchise agreement in the United States and Canada has a 20-year term (for both initial grants and renewals of franchises) and contemplates a one-time franchise fee of $50,000, which must be paid in full before the restaurant opens for business, or in the case of renewal, before expiration of the current franchise term.
Recurring fees consist of monthly royalty and advertising payments. Franchisees in the United States and Canada are generally required to pay us an advertising contribution equal to a percentage of gross sales, typically 4%, on a monthly basis. In addition, most existing franchise restaurants in the United States and Canada pay a royalty of 3.5% and 4% of gross sales, respectively, on a monthly basis. As of July 1, 2000, a new royalty rate structure became effective in the United States for most new franchise agreements, including both new restaurants and renewals of franchises, but limited exceptions were made for agreements that were grandfathered under the old fee structure or entered into pursuant to certain early renewal incentive programs. In general, new franchise restaurants opened and franchise agreement renewals after June 30, 2003 will generate royalties at the rate of 4.5% of gross sales for the full franchise term.
Franchise agreements are not assignable without our consent, and we have a right of first refusal if a franchisee proposes to sell a restaurant. Defaults (including non-payment of royalties or advertising contributions, or failure to operate in compliance with the terms of the Manual of Operating Data) can lead to termination of the franchise agreement. We can control the growth of our franchisees because we have the right to veto any restaurant acquisition or new restaurant opening. These transactions must meet our minimum approval criteria to ensure that franchisees are adequately capitalized and that they satisfy certain other requirements.
Property operations
Our property operations consist of restaurants where we lease the land and often the building to the franchisee. Our real estate operations in the United States and Canada generated $83 million of our revenues in fiscal 2006, or 4% of total worldwide revenue.
For properties that we lease from third-party landlords and sublease to franchisees, leases generally provide for fixed rental payments and may provide for contingent rental payments based on a restaurant’s annual gross sales. Franchisees who lease land only or land and building from us do so on a “triple net” basis. Under these triple net leases, the franchisee is obligated to pay all costs and expenses, including all real property taxes and assessments, repairs and maintenance and insurance. As of December 31, 2006, we leased or subleased to franchisees in the United States and Canada 920 properties, of which we own 462 properties and lease either the land or the land and building from third-party landlords on the remaining 458 properties.
Europe, the Middle East and Africa/ Asia Pacific (EMEA/APAC) regions
Restaurant operations
These regions, and the markets within these regions, differ substantially in many respects, including guest taste preferences, consumer disposable income, occupancy costs, food costs, operating margins and the level of competitive activity. The following discussion is intended as a summary of our EMEA/APAC business as a whole. However, some of the information discussed below may not be applicable to individual countries within our EMEA/APAC operations.
EMEA. EMEA is the second largest geographic area in the Burger King system behind the United States as measured by number of restaurants. As of December 31, 2006, EMEA had 2,198 restaurants in 26 countries and territories, including 325 company restaurants located in the United Kingdom, Germany, Spain and The Netherlands. For fiscal 2006, total system sales in EMEA were approximately $2.477 billion. The United Kingdom is the largest market in EMEA with 599 restaurants as of December 31, 2006. Between fiscal 2002 and fiscal 2006, the number of restaurants in EMEA grew 33% from 1,633 to 2,168. In the first six months of fiscal 2007, 30 restaurants were opened in EMEA (net of closures).
We are focused on improving our sales performance in the United Kingdom, where our business faces challenges due to franchisee financial distress, changes in consumer preferences away from the FFHR category, high labor and real estate costs and increased competition from sandwich shops, bakeries and other new entrants. There are a total of 491 franchise restaurants in the United Kingdom.
APAC. As of December 31, 2006, APAC had 625 restaurants in 12 countries and territories, including China, Malaysia, Thailand, Australia, Philippines, Taiwan, Singapore, New Zealand, and South Korea. For fiscal 2006 total system sales in APAC were approximately $666 million. All of the restaurants in the region other than our six restaurants in China are franchised. Australia is the largest market in APAC, with 294 restaurants as of December 31, 2006, all of which are franchised and operated under Hungry Jack’s, a brand that we own in Australia and New Zealand. Australia is the only market in which we operate under a brand other than Burger King. Between fiscal 1999 and fiscal 2001, the number of restaurants in APAC increased by 29% from 431 to 556. Between fiscal 2002 and fiscal 2006, the number of restaurants in APAC increased by 11% from 556 to 619. We believe there is significant potential for growth in APAC, particularly in our existing markets of Korea, Taiwan, Hong Kong, Singapore, Malaysia, China and the Philippines and in new markets such as Japan and Indonesia.
Our restaurants located in EMEA/APAC generally adhere to the standardized operating procedures and requirements followed by U.S. restaurants. However, regional and country-specific market conditions often require some variation in our standards and procedures. Some of the major differences between U.S. and EMEA/APAC operations are discussed below.
Management Structure. Our EMEA/ APAC operations are managed from restaurant support centers located in Zug, Switzerland, Madrid, London, and Munich (for EMEA) and Singapore and Shanghai (for APAC). These centers are staffed by teams who support both franchised operations and company restaurants.
Menu and Restaurant Design. Restaurants must offer certain global Burger King menu items. In many countries, special products developed to satisfy local tastes and respond to competitive conditions are also offered. Many restaurants are in-line facilities in smaller, attached buildings without a drive-thru or in food courts rather than free-standing buildings. In addition, the design, facility size and color scheme of the restaurant building may vary from country to country due to local requirements and preferences. We and our franchisees are also opening the smaller ROC buildings in EMEA/APAC. We have opened 32 new restaurants in this format to date, with an additional 28 under construction.
New Restaurant Development. Unlike the United States and Canada, where all new development must be approved by the development committee, our market planning and site selection process in EMEA/APAC is managed by our regional teams, who are knowledgeable about the local market. In several of our markets, there is typically a single franchisee that owns and operates all of the restaurants within a country. We have identified particular opportunities for extending the reach of the Burger King brand in many countries, including Spain, Germany, Austria, Switzerland and Italy in EMEA, and Singapore, Taiwan, Malaysia, the Philippines, China, Korea and Hong Kong in APAC. We have also entered into development agreements with new franchisees for Japan and Indonesia. We are also considering the possibility of entering into other EMEA/APAC markets, including countries in Eastern Europe, the Mediterranean and the Middle East, and we are in the process of identifying prospective new franchisees for these markets.
Company restaurants
As of December 31, 2006, 325 (or 15%) of the restaurants in EMEA were company restaurants. There are six company restaurants in APAC, all of which are located in China, and we are planning to open two additional company restaurants in China by the end of fiscal 2007.

The following table details company restaurant locations in EMEA as of December 31, 2006:

		Company	% of total EMEA
		restaurant	company
Rank	Country	count	restaurants

1	Germany	152	47
2	United Kingdom	108	33
3	Spain	41	13
4	The Netherlands	24	7

	Total	325	100%

Franchise operations
As of December 31, 2006, 2,492 or 88% of our restaurants in EMEA/ APAC were franchised. Some of our international markets are operated by a single franchisee. Other markets, such as the United Kingdom, Germany, Spain and Australia, have multiple franchisees. In general, we enter into a franchise agreement for each restaurant. International franchise agreements generally contemplate a one-time franchise fee of $50,000, with monthly royalties and advertising contributions each of up to 5% of gross sales.
We have granted master franchises in Australia and Turkey, where the franchisees are allowed to sub-franchise restaurants within their particular territory. Additionally, in New Zealand and certain Middle East and Persian Gulf countries, we have entered into arrangements with franchisees under which they have agreed to nominate third parties to develop and operate restaurants within their respective territories under franchise agreements with us. As part of these arrangements, the franchisees have agreed to provide certain support services to third party franchisees on our behalf, and we have agreed to share the franchise fees and royalties paid by such third party franchisees. Our largest franchisee in the Middle East and Persian Gulf is also allowed to grant development rights with respect to each country within its territory. We have also entered into exclusive development agreements with franchisees in a number of countries throughout EMEA and APAC, including most recently, Japan. These exclusive development agreements generally grant the franchisee exclusive rights to develop restaurants in a particular geographic area and contain growth clauses requiring franchisees to open a minimum number of restaurants within a specified period.
The following is a list of the five largest franchisees in terms of restaurant count in EMEA/APAC as of December 31, 2006:

Rank	Name	Restaurant count	Location

1	Hungry Jack’s Pty Ltd.	251	Australia
2	Tab Gida Sanayl Ve Ticaret AS	148	Turkey
3	Granada Hospitality Limited (Compass Group)	104	United Kingdom
4	SRS	87	Korea
5	Olayan	85	Saudi/UAE

Property operations
Our property operations in EMEA primarily consist of franchise restaurants located in the United Kingdom, Germany and Spain, which we lease or sublease to franchisees. We have no franchisee-operated properties in APAC. Of the 95 properties in EMEA that we lease or sublease to franchisees, we own 4 properties and lease the land and building from third party landlords on the remaining 91 properties. Our EMEA property operations generated $29 million of our revenues in fiscal 2006, or 1.4% of our total worldwide revenues.
Lease terms on properties that we lease or sublease to our EMEA franchisees vary from country to country. These leases generally provide for 20-year terms, depending on the term of the related franchise agreement. We lease most of our properties from third party landlords and sublease them to franchisees. These leases generally provide for fixed rental payments based on our underlying rent plus a small markup. In general, franchisees are obligated to pay for all costs and expenses associated with the restaurant property, including property taxes, repairs and maintenance and insurance. In the United Kingdom, many of our leases for our restaurant properties are subject to rent reviews every five years, which may result in rent adjustments to reflect current market rents for the next five years.
Latin America
As of December 31, 2006, we had 859 restaurants in 25 countries and territories in Latin America. For fiscal 2006, total system sales in Latin America were approximately $761 million. There were 71 company restaurants in Latin America, all located in Mexico, and 788 franchise restaurants in the region as of December 31, 2006. Between fiscal 2002 and fiscal 2006, the number of restaurants in Latin America grew by 52% from 532 to 808. In the first six months of fiscal 2007, 51 restaurants (net of closures) were opened in Latin America. We are the market leader in 15 of our 25 markets in Latin America, including Puerto Rico, in terms of number of restaurants.
The Mexican market is the largest in the region, with a total of 326 restaurants as of December 31, 2006, or 38% of the region. Our restaurants in Mexico have consistently had the highest company restaurant margins worldwide. In fiscal 2006, we opened 49 new restaurants in Mexico, of which nine were company restaurants and 40 were franchise restaurants. We are also aggressively pursuing development in Brazil.
As of December 31, 2006, there were 27 restaurants in Brazil, and we have entered into agreements with franchisees for the development of more than 150 new restaurants during the next five years. The restaurants in Brazil that have been open and operating for at least twelve months have achieved average restaurant sales of $1.7 million for the trailing 12-month period ended December 31, 2006.
Puerto Rico is our largest market in the Caribbean, with 171 restaurants operated by a single franchisee. The average restaurant sales of these restaurants was $1.56 million for the trailing 12-months ended December 31, 2006, with 36 restaurants above $2 million in ARS.
The following is a list of the five largest franchisees in terms of restaurant count in Latin America as of December 31, 2006:

Rank	Name	Restaurant count	Location

1	Caribbean Restaurants	171	Puerto Rico
2	ALSEA	144	Various
3	Geboy de Tijuana, S.A. de C.V.	44	Mexico
4	Salvador Safie, Fernando Safie and Ricardo Safie	37	Guatemala
5	Operadora Exe S.A. de C.V.	36	Mexico

Advertising and promotion
We believe sales in the QSR segment can be significantly affected by the frequency and quality of advertising and promotional programs. We believe that two of our major competitive advantages are our strong brand equity and market position and our global franchise network which allow us to drive sales through extensive advertising and promotional programs.
Franchisees must make monthly contributions, generally 4% to 5% of gross sales, to our advertising funds, and we contribute on the same basis for company restaurants. Advertising contributions are used to pay for all expenses relating to marketing, advertising and promotion, including market research, production, advertising costs, public relations and sales promotions. In international markets where there is no company restaurant presence, franchisees typically manage their own advertising expenditures, and these amounts are not included in the advertising fund.
However, as part of our global marketing strategy, we intend to provide these franchisees with assistance in order to deliver a consistent global brand message.
In the United States and in those other countries where we have company restaurants, we have full discretion as to the development, budgeting and expenditures for all marketing programs, as well as the allocation of advertising and media contributions among national, regional and local markets, subject in the United States to minimum expenditure requirements for media costs and certain restrictions as to new media channels. We are required, however, under our U.S. franchise agreements to discuss the types of media in our advertising campaigns and the percentage of the advertising fund to be spent on media with the recognized franchisee association, currently the National Franchisee Association, Inc.
Our current global marketing strategy is based upon customer choice. We believe that quality, innovation and differentiation drive profitable customer traffic and pricing power over the long term. Our global strategy is focused on our core consumer, the SuperFan, our Have It Your Way brand promise, our core menu items, such as burgers, fries and soft drinks, the development of innovative products and the consistent communication of our brand. We concentrate our marketing on television advertising, which we believe is the most effective way to reach the SuperFan. We also use radio and Internet advertising and other marketing tools on a more limited basis.

Property
The following table presents information regarding our properties as of December 31, 2006.

			Leased
			Land &	Total
	Owned(1)	Land	Building	Leases	Total

United States and Canada:
Company restaurants	337	190	361	551	888
Franchisee-operated properties	462	261	197	458	920
Non-operating restaurant locations	29	23	10	33	62
Offices	—	—	7	7	7

Total	828	474	575	1,049	1,877

International:
Company restaurants	20	48	334	382	402
Franchisee-operated properties	4	2	89	91	95
Non-operating restaurant locations	1	—	28	28	29
Offices	—	—	10	10	10

Total	25	50	461	511	536

(1) Owned refers to properties where we own the land and the building.
Our global headquarters is located in Miami, Florida and consists of approximately 213,000 square feet which we lease, as well as another 42,950 square foot building, which we also lease. We have signed a 15-year lease to move our global headquarters into a building to be constructed in Coral Gables, Florida. We currently plan to occupy a space of approximately 224,638 square feet in the new building beginning in fiscal 2009. Our regional headquarters are located in Zug, Switzerland for EMEA and Singapore for APAC. We also lease properties for our regional offices in the United Kingdom, Germany and Spain. We currently have a month-to-month lease on our property in London. We lease an office space of 46,864 square feet in Munich, Germany under a lease that expires in August 2015. In Madrid, Spain, we lease an office space of 16,210 square feet under a lease that expires in March 2009. We believe that our existing headquarters and other leased and owned facilities are adequate to meet our current requirements.
Our employees
As of December 31, 2006, we had approximately 38,000 employees in our company restaurants, field management offices and our global headquarters. As franchisees are independent business owners, they and their employees are not included in our employee count. We consider our relationship with our employees and franchisees to be good.
None of our employees are represented by a labor union or covered by a collective bargaining agreement, other than our employees in Brazil, Germany and Mexico.
Supply and distribution
We establish the standards and specifications for most of the goods used in the development, improvement and operation of our restaurants and for the direct and indirect sources of supply of most of those items. These requirements help us assure the quality and consistency of the food products sold at our restaurants and protect and enhance the image of the Burger King system and the Burger King brand.
In general, we approve the manufacturers of the food, packaging and equipment products and other products used in Burger King restaurants, as well as the distributors of these products to Burger King restaurants. Franchisees are generally required to purchase these products from approved suppliers. We consider a range of criteria in evaluating existing and potential suppliers and distributors, including product and service consistency, delivery timeliness and financial condition. Approved suppliers and distributors must maintain standards and satisfy other criteria on a continuing basis and are subject to continuing review. Approved suppliers may be required to bear development, testing and other costs associated with our evaluation and review.
Restaurant Services, Inc., or RSI, is a not-for-profit, independent purchasing cooperative formed in 1992 to leverage the purchasing power of the Burger King system. RSI is the purchasing agent for the Burger King system in the United States and negotiates the purchase terms for most equipment, food, beverages (other than branded soft drinks) and other products such as promotional toys and paper products used in our restaurants. RSI is also authorized to purchase and manage distribution services on behalf of the company restaurants and franchisees who appoint RSI as their agent for these purposes. As of December 31, 2006, RSI was appointed the distribution manager for approximately 91% of the restaurants in the United States. A subsidiary of RSI is also purchasing food and paper products for our company and franchise restaurants in Canada under a contract with us. Three distributors service 77% of the U.S. system and the loss of any one of these distributors would likely adversely affect our business.
There is currently no designated purchasing agent that represents franchisees in our international regions. However, we are working closely with our franchisees to implement programs that leverage our global purchasing power and to negotiate lower product costs and savings for our restaurants outside of the United States and Canada. We approve suppliers and use similar standards and criteria to evaluate international suppliers that we use for U.S. suppliers. Franchisees may propose additional suppliers, subject to our approval and established business criteria.
In fiscal 2000, we entered into long-term exclusive contracts with The Coca-Cola Company and with Dr Pepper/ Seven Up, Inc. to supply company and franchise restaurants with their products, which obligate Burger King restaurants in the United States to purchase a specified number of gallons of soft drink syrup. These volume commitments are not subject to any time limit. As of December 31, 2006, we estimate that it will take approximately 16 years to complete the Coca-Cola and Dr Pepper purchase commitments, respectively. If these agreements were terminated, we would be obligated to pay significant termination fees and certain other costs, including in the case of the contract with Coca-Cola, the unamortized portion of the cost of installation and the entire cost of refurbishing and removing the equipment owned by Coca-Cola and installed in company restaurants in the three years prior to the termination.
Research and development
Company restaurants play a key role in the development of new products and initiatives because we can use them to test and perfect new products, equipment and programs before introducing them to franchisees, which we believe gives us credibility with our franchisees in launching new initiatives. This strategy allows us to keep research and development costs down and simultaneously facilitates the ability to sell new products and to launch initiatives both internally to franchisees and externally to guests.
We operate a research and development facility or “test kitchen” at our headquarters in Miami and certain other regional locations. In addition, certain vendors have granted us access to their facilities in the United Kingdom and China to test new products. While research and development activities are important to our business, these expenditures are not material. Independent suppliers also conduct research and development activities for the benefit of the Burger King system. We believe new product development is critical to our long-term success and is a significant factor behind our comparable sales growth. Product innovation begins with an intensive research and development process that analyzes each potential new menu item, including market tests to gauge consumer taste preferences, and includes an ongoing analysis of the economics of food cost, margin and final price point.
We have developed a new flexible batch broiler that is significantly smaller, less expensive and easier to maintain than the current broiler used in our restaurants. We expect that the new broiler will reduce operating costs (principally through reduced utility costs), without sacrificing speed, quality or efficiency. We currently are installing the new broiler in our U.S. company restaurants and expect that the U.S. company restaurant rollout will be complete by the end of fiscal 2007. The new broiler will be available to U.S. franchisees by July 1, 2008. We have filed a patent application with respect to the broiler technology and design. We have licensed one of our equipment vendors on an exclusive basis to manufacture and supply the new broiler to the Burger King system throughout the world.
Management information systems
Franchisees typically use a point of sale, or POS, cash register system to record all sales transactions at the restaurant. We have not historically required franchisees to use a particular brand or model of hardware or software components for their restaurant system. However, we have recently established specifications to reduce cost, improve service and allow better data analysis and have approved three global POS vendors and one regional vendor for each of our three key regions to sell these systems to our franchisees. Currently, franchisees report sales manually, and we do not have the ability to verify sales data electronically by accessing their POS cash register systems. The new POS system will make it possible for franchisees to submit their sales and transaction level details to us in near-real-time in a common format, allowing us to maintain one common database of sales information. We expect that it will be three to five years before the majority of franchisees have the new POS systems. We provide proprietary software to our U.S. franchisees for labor and product management.
Quality assurance
We are focused on achieving a high level of guest satisfaction through the close monitoring of restaurants for compliance with our key operations platforms: Clean & Safe, Hot & Fresh and Friendly & Fast. We have uniform operating standards and specifications relating to the quality, preparation and selection of menu items, maintenance and cleanliness of the premises and employee conduct.
The Clean & Safe certification is administered by an independent outside vendor whose purpose is to bring heightened awareness of food safety, and includes immediate follow-up procedures to take any action needed to protect the safety of our customers. We measure our

Hot & Fresh and Friendly & Fast operations platforms principally through Guest Trac, a rating system based on survey data submitted by our customers.
We measure the overall performance of our operations platforms through an Operations Excellence Review, or OER, which focuses on evaluating and improving restaurant operations and guest satisfaction.
All Burger King restaurants are required to be operated in accordance with quality assurance and health standards which we establish, as well as standards set by federal, state and local governmental laws and regulations. These standards include food preparation rules regarding, among other things, minimum cooking times and temperatures, sanitation and cleanliness.
We closely supervise the operation of all of our company restaurants to help ensure that standards and policies are followed and that product quality, guest service and cleanliness of the restaurants are maintained. Detailed reports from management information systems are tabulated and distributed to management on a regular basis to help maintain compliance. In addition, we conduct scheduled and unscheduled inspections of company and franchise restaurants throughout the Burger King system.
Intellectual property
As of December 31, 2006, we and our wholly-owned subsidiary, Burger King Brands, Inc., own approximately 2,419 trademark and service mark registrations and applications and approximately 375 domain name registrations around the world. We also have established the standards and specifications for most of the goods and services used in the development, improvement and operation of Burger King restaurants. These proprietary standards, specifications and restaurant operating procedures are trade secrets owned by us. Additionally, we own certain patents relating to equipment used in our restaurants and provide proprietary product and labor management software to our franchisees.
Competition
We operate in the FFHR category of the QSR segment within the broader restaurant industry. Our two main domestic competitors in the FFHR category are McDonald’s and Wendy’s. To a lesser degree, we compete against national food service businesses offering alternative menus, such as Subway, Yum! Brands, Inc.’s Taco Bell, Pizza Hut and Kentucky Fried Chicken, casual restaurant chains, such as Applebee’s, Chili’s, Ruby Tuesday’s and “fast casual” restaurant chains, such as Panera Bread, as well as convenience stores and grocery stores that offer menu items comparable to that of Burger King restaurants.
Our largest U.S. competitor, McDonald’s, has significant international operations. Non-FFHR based chains, such as KFC and Pizza Hut, have many outlets in international markets that compete with Burger King and other FFHR chains. In addition, Burger King restaurants compete internationally against local FFHR chains, sandwich shops, bakeries and single-store locations.
Government regulation
We are subject to various federal, state and local laws affecting the operation of our business, as are our franchisees. Each Burger King restaurant is subject to licensing and regulation by a number of governmental authorities, which include zoning, health, safety, sanitation, building and fire agencies in the jurisdiction in which the restaurant is located. Difficulties in obtaining, or the failure to obtain, required licenses or approvals can delay or prevent the opening of a new restaurant in a particular area.
In the United States, we are subject to the rules and regulations of the Federal Trade Commission, or the FTC, and various state laws regulating the offer and sale of franchises. The FTC and various state laws require that we furnish to prospective franchisees a franchise offering circular containing proscribed information. A number of states, in which we are currently franchising, regulate the sale of franchises and require registration of the franchise offering circular with state authorities and the delivery of a franchise offering circular to prospective franchisees. We are currently operating under exemptions from registration in several of these states based upon our net worth and experience. Substantive state laws that regulate the franchisor/franchisee relationship presently exist in a substantial number of states, and bills have been introduced in Congress from time to time that would provide for federal regulation of the franchisor/franchisee relationship in certain respects. The state laws often limit, among other things, the duration and scope of non-competition provisions, the ability of a franchisor to terminate or refuse to renew a franchise and the ability of a franchisor to designate sources of supply.
Company restaurant operations and our relationships with franchisees are subject to federal and state antitrust laws. Company restaurant operations are also subject to federal and state laws governing such matters as wages, working conditions, citizenship requirements and overtime. Some states have set minimum wage requirements higher than the federal level.
In addition, we may become subject to legislation or regulation seeking to tax and/or regulate high-fat and high-sodium foods, particularly in the United States, the United Kingdom and Spain. For example, the New York City Health Department recently adopted an amendment to the New York City Health Code that requires New York City restaurants and other food service establishments to phase out artificial trans fat (which we currently use in our french fries and other products) by July 1, 2008. In addition, the City of Philadelphia recently passed a law that requires restaurants to phase out artificial trans fat by September 1, 2008. More than 12 states are considering laws banning trans fat in restaurant food. New York City’s Board of Health has also approved menu labeling legislation that requires restaurant chains to provide certain nutrition information on menus/menu boards such as: (i) number of calories; (ii) fat content, including saturated and trans fats; (iii) number of carbohydrates; and (iv) milligrams of sodium. Other states and municipalities have announced they are considering or proposing menu labeling legislation, including California, Connecticut, Hawaii, New Jersey, New York, and Chicago. Additional cities or states may propose to adopt trans fat restrictions, menu labeling or similar regulations. The Attorney General of the State of California is currently suing us and our major competitors under Proposition 65 to force the disclosure of warnings that carbohydrate-rich foods cooked at high temperatures, such as french fries, contain the potentially cancer-causing chemical acrylamide. In addition, public interest groups have also focused attention on the marketing of high-fat and high-sodium foods to children in a stated effort to combat childhood obesity and legislators in the United States have proposed replacing the self-regulatory Children’s Advertising Review Board with formal governmental regulation under the Federal Trade Commission.
Internationally, our company and franchise restaurants are subject to national and local laws and regulations, which are generally similar to those affecting our U.S. restaurants, including laws and regulations concerning franchises, labor, health, sanitation and safety. For example, legislators in the United Kingdom have adopted a ban on children’s advertising by fast food restaurants. In addition, the Spanish government and certain industry organizations have focused on reducing advertisements that promote large portion sizes. Our international restaurants are also subject to tariffs and regulations on imported commodities and equipment and laws regulating foreign investment.
Tax matters
As a matter of course, we are regularly audited by various tax authorities. From time to time, these audits result in proposed assessments where the ultimate resolution may result in owing additional cash tax payments. We believe that our tax positions comply with applicable law and that we have adequately provided for these matters. We are in the process of being audited by the U.S. Internal Revenue Service. The audit relates to both executive compensation and income taxes for our 2003 and 2004 fiscal years. At this time, we do not know when this audit will be completed or what its impact, if any, will be.
Legal proceedings
On September 5, 2002, a lawsuit was filed against McDonald’s and us in the Superior Court of California in Los Angeles County (Case No. BC280980) (Council for Education and Research on Toxics v. McDonald’s Corporation, Burger King Corporation, et al.) alleging that the defendants violated Proposition 65 and the California Unfair Competition Act by failing to warn about the presence of acrylamide, a Proposition 65 regulated chemical, in french fries. The case was stayed for three years pending the outcome of a proposed regulatory action by California’s Office of Environmental Health Hazard Assessment (“OEHHA”), the lead agency with primary jurisdiction for implementing Proposition 65. The court agreed to stay the case until the agency proposed updated regulations for acrylamide in foods. In April 2005, the agency proposed new regulations, including safe harbor warning language and a format for warnings to be provided on signs at retail grocery stores or restaurants. On March 30, 2006, OEHHA withdrew its proposed regulations promising to issue a new proposal in 60 days. No new proposals have been issued. As a result, the court lifted the stay on March 31, 2006. The court has set a trial date of November 6, 2007.
On August 26, 2005, the Attorney General for California filed a lawsuit against us and eight others in the food industry, in the Superior Court of California in Los Angeles County (Case No. BC338956) (People of the State of California, ex rel Bill Lockyer, Attorney General of the State of California v. Frito-Lay, Inc., et al.), seeking an order providing for an unspecified warning to be provided to consumers regarding the presence of acrylamide in french fries and an unspecified monetary payment. The Attorney General’s case, the CERT case and a number of other cases filed against other companies by three different private plaintiffs’ groups alleging similar violations were deemed related in January 2006 and assigned to a single judge in the Complex Litigation Division of the Los Angeles Superior Court. On March 31, 2006, the court lifted the stay in the related cases, allowing the matters to proceed. Discovery and motions practice has commenced in the related cases.
On July 24, 2006, we were served with a lawsuit against us and CKE Restaurants in the Superior Court of California in Sacramento County (Case No. 06AS02168) (Leeman v. Burger King Corporation, et al.). The complaint alleges that we violated Proposition 65 by failing to warn consumers about the presence of chemicals known as polycyclic aromatic hydrocarbons (commonly referred to as PAHs) found in flame-broiled meats, including our large flame-

broiled burgers such as the Triple Whopper. The chemicals at issue are listed in Proposition 65 as possible human carcinogens or reproductive toxicants.
On September 7, 2006, Physicians Committee for Responsible Medicine filed a lawsuit against us and others in our industry in the Superior Court of California, Los Angeles County (Case No. BC35927, Physicians Committee for Responsible Medicine vs. McDonald’s Corporation, Burger King Corporation et al.), alleging a violation of Proposition 65 for not warning about the chemical compounds PhIP allegedly found in grilled chicken sandwiches served at restaurants in California. We believe this lawsuit has no merit, and we plan to vigorously defend this action.
In the event that there is a finding of liability in these cases, we would be exposed to a potential obligation for payment of plaintiff’s attorneys’ fees, penalties (in an amount to be set by the court) and injunctive relief. It is not possible to ascertain with any degree of confidence the amount of our financial exposure, if any.
From time to time, we are involved in other legal proceedings arising in the ordinary course of business, relating to matters including, but not limited to, disputes with franchisees, suppliers, employees and guests and disputes over our intellectual property.

Management
Executive officers and directors
Set forth below is information concerning our executive officers and directors. Our directors are generally elected for one-year terms. We expect to appoint additional directors over time who are not our employees or otherwise affiliated with management or our sponsors.

Name	Age	Position

John W. Chidsey	44	Chief Executive Officer and Director
Russell B. Klein	49	President, Global Marketing Strategy and Innovation
Ben K. Wells	53	Chief Financial Officer and Treasurer
James F. Hyatt	50	Chief Operations Officer
Peter C. Smith	50	Chief Human Resources Officer
Anne Chwat	47	General Counsel and Corporate Secretary
Charles M. Fallon, Jr.	44	President, North America
Amy E. Wagner	41	Senior Vice President, Investor Relations
Christopher M. Anderson	39	Vice President, Finance and Controller
Brian T. Swette	52	Non-Executive Chairman of the Board
Andrew B. Balson	40	Director
David Bonderman	64	Director
Richard W. Boyce	52	Director
David A. Brandon	54	Director
Armando Codina	60	Director
Peter R. Formanek	63	Director
Manuel A. Garcia	63	Director
Adrian Jones	42	Director
Sanjeev K. Mehra	49	Director
Stephen G. Pagliuca	51	Director
Kneeland C. Youngblood	51	Director

John W. Chidsey has served as our Chief Executive Officer and a member of the Board since April 2006. From September 2005 until April 2006, he served as our President and Chief Financial Officer and from June 2004 until September 2005, he was our President of North America. Mr. Chidsey joined us as Executive Vice President, Chief Administrative and Financial Officer in March 2004 and held that position until June 2004. From January 1996 to March 2003, Mr. Chidsey served in numerous positions at Cendant Corporation, including Chief Executive Officer of the Vehicle Services Division and the Financial Services Division. Mr. Chidsey is a director of Doctors Hospital, a part of Baptist Health South Florida, South Florida’s largest not-for-profit healthcare organization. He is also a member of the Board of Trustees of Davidson College.
Russell B. Klein has served as our President, Global Marketing Strategy and Innovation since June 2006. Previously, he served as Chief Marketing Officer from June 2003 to June 2006. From August 2002 to May 2003, Mr. Klein served as Chief Marketing Officer at 7-Eleven Inc. From January 1999 to July 2002, Mr. Klein served as a Principal at Whisper Capital.

Ben K. Wells has served as our Chief Financial Officer and Treasurer since April 2006. From May 2005 to April 2006, Mr. Wells served as our Senior Vice President, Treasurer. From June 2002 to May 2005 he was a Principal and Managing Director at BK Wells & Co., a corporate treasury advisory firm in Houston, Texas. From June 1987 to June 2002, he was at Compaq Computer Corporation, most recently as Vice President, Corporate Treasurer. Before joining Compaq, Mr. Wells held various finance and treasury responsibilities over a 10-year period at British Petroleum.
James F. Hyatt has served as our Chief Operations Officer since August 2005. Mr. Hyatt had previously served as Executive Vice President, U.S. Franchise Operations from July 2004 to August 2005 and Senior Vice President, U.S. Franchise Operations from February 2004 to July 2004. Mr. Hyatt joined us as Senior Vice President, Operations Services and Programs in May 2002. From 1995 to May 2002, Mr. Hyatt was a Burger King franchisee in Atlanta, Georgia.
Peter C. Smith has served as our Chief Human Resources Officer since December 2003. From September 1998 to November 2003, Mr. Smith served as Senior Vice President of Human Resources at AutoNation.
Anne Chwat has served as our General Counsel and Corporate Secretary since September 2004. From September 2000 to September 2004, Ms. Chwat served in various positions at BMG Music (now SonyBMG Music Entertainment) including as Senior Vice President, General Counsel and Chief Ethics and Compliance Officer.
Charles M. Fallon, Jr. has served as our President, North America since June 2006. From November 2002 to June 2006, Mr. Fallon served as Executive Vice President of Revenue Generation for Cendant Car Rental Group, Inc. Mr. Fallon served in various positions with Cendant Corporation, including as Executive Vice President of Sales for Avis Rent-A-Car, from August 2001 to October 2002.
Amy E. Wagner has served as our Senior Vice President, Investor Relations since April 2006. From February 1990 to April 2006, Ms. Wagner served in various corporate finance positions at Ryder System, Inc., including as Vice President, Risk Management and Insurance Operations from January 2003 to April 2006 and Group Director, Investor Relations from June 2001 to January 2003.
Christopher M. Anderson has served as our Vice President, Finance and Controller since February 2005. From May 2002 to February 2005, Mr. Anderson served as Director of Finance and Controller for a division of Hewlett-Packard. From February 2000 through May 2002, he served as a Director of Finance and Controller for a division of Compaq Computer Corporation.
Brian T. Swette has served on our board since April 2003 and became Non-Executive Chairman of our board in April 2006. Mr. Swette served as Chief Operating Officer of eBay in San Jose, California from 1998 to 2002. Mr. Swette is a director of Jamba Juice Company.
Andrew B. Balson has served on our board since December 2002. Mr. Balson is a Managing Director of Bain Capital Partners, where he has worked since 1996. Mr. Balson is a director of Domino’s Pizza and UGS Corp.
David Bonderman has served on our board since December 2002. Mr. Bonderman is a Founding Partner of Texas Pacific Group and has served in that role since 1992. Mr. Bonderman is a director of the following public companies: CoStar Group, Inc., RyanAir Holdings, plc and Gemalto N.V.

Richard W. Boyce has served on our board since December 2002. Mr. Boyce has been a Partner of Texas Pacific Group based in San Francisco, California since January 1999. Mr. Boyce is a director of ON Semiconductor and J. Crew Group, Inc.
David A. Brandon has served on our board since September 2003. Mr. Brandon is Chairman and CEO of Domino’s Pizza in Ann Arbor, Michigan and has served in that role since March 1999. From 1989 to 1998, Mr. Brandon served as President and CEO of Valassis Communication, Inc. and he was Chairman of Valassis from 1997 to 1998. Mr. Brandon is a director of The TJX Companies, Domino’s Pizza and Kaydon Corporation.
Armando Codina has served on our board since November 2005. Mr. Codina is founder and Chairman of Codina Group, Inc., a real estate development company, established in 1979. In April, 2006, Codina Group, Inc. was acquired by Florida East Coast Industries, Inc. and Mr. Codina became Chief Executive Officer and President of both Flagler Development Company and Codina Group, Inc. Mr. Codina is a director of AMR Corporation, BellSouth Corporation, Florida East Coast Industries, Inc., General Motors Corporation and Merrill Lynch & Co., Inc.
Peter R. Formanek has served on our board since September 2003. Mr. Formanek has been a private investor in Memphis, Tennessee since May 1994. Mr. Formanek is a co-founder of AutoZone, Inc.
Manuel A. Garcia has served on our board since September 2003. Mr. Garcia has served as President and Chief Executive Officer of Atlantic Coast Management, Inc., an operator of various restaurants in the Orlando, Florida area, since 1996. Mr. Garcia is Chairman of the Board of Culinary Concepts, Inc.
Adrian Jones has served on our board since December 2002. Mr. Jones has been with Goldman, Sachs & Co. in New York, New York and London, UK since 1994, and has been a Managing Director since November 2002. Mr. Jones is a director of Autocam Corporation, Signature Hospital Holding, LLC and HealthMarket Inc.
Sanjeev K. Mehra has served on our board since December 2002. Mr. Mehra has been with Goldman, Sachs & Co. in New York, New York since 1986, and has been a Managing Director since 1996. Mr. Mehra is a director of Aramark Holdings Corporation, The Nalco Company, Madison River Telephone Company, LLC and SunGard Data Systems, Inc.
Stephen G. Pagliuca has served on our board since December 2002. Mr. Pagliuca has served as a Managing Director of Bain Capital Partners since 1989. Mr. Pagliuca is a director of Gartner Group, Inc., Instinet Group Incorporated and ProSeibenSat Media AG.
Kneeland C. Youngblood has served on our board since October 2004. Mr. Youngblood has served as Co-Founder and Managing Partner of Pharos Capital Group, LLC in Dallas, Texas, a private equity firm focused on technology companies, business service companies and health care companies, since January 1998. Mr. Youngblood is Chairman of the Board of the American Beacon Funds and is a director of Starwood Hotels and Resorts Worldwide, Inc. and Gap Inc.
Board structure and composition
As of December 31, 2006, our board of directors had twelve non-management members and one management member. Messrs. Balson, Bonderman, Boyce, Jones, Mehra and Pagliuca were appointed to our board of directors by the sponsors pursuant to a shareholders’ agreement under which each of the sponsors currently has the right to appoint two members of our board of directors. For more information on this shareholders’ agreement, see “Description of Capital Stock— Shareholders’ Agreement”.
We are deemed to be a “controlled company” under the rules of the New York Stock Exchange, and we rely on, and intend to continue to rely on, the “controlled company” exception to the board of directors and committee composition requirements under the rules of the New York Stock Exchange. Pursuant to this exception, we are exempt from the rule that requires our board of directors to be composed of a majority of “independent directors;” our compensation committee be composed solely of “independent directors;” and our executive and corporate governance committee be composed solely of “independent directors” as defined under the rules of the New York Stock Exchange. The “controlled company” exception does not modify the independence requirements for the audit committee, and we intend to comply with the requirements of the Sarbanes-Oxley Act and the New York Stock Exchange rules, which require that our audit committee be composed of at least three independent directors by May 17, 2007.
Director compensation
Prior to July 1, 2006, directors who were employees of the company or the sponsors did not receive any fees for their services as directors. The other directors received an annual retainer of $50,000 for service on our board payable at their option either 100% in cash or 100% in stock options. They also received $1,000 for each board meeting attended. Effective July 1, 2006, we amended our director compensation program to offer the following director compensation. The Non-Executive Chairman of our board receives an annual retainer of $80,000 and the other non-management directors, including those directors who are employed by the sponsors, receive an annual retainer of $50,000. The annual retainers are payable at the directors’ option either 100% in cash or 100% in shares of our common stock. In addition, our Non-Executive Chairman will be granted on an annual basis shares of our common stock having a fair market value on the grant date of $120,000 and each other non-management member of our board will receive a share award with a grant date fair market value of $85,000. The non-management chair of the audit committee receives an additional $20,000 fee and each other non-management committee chair receives an additional $10,000 fee, payable at his or her option either 100% in cash or 100% in shares of our common stock. All shares awarded to the non-management directors will be settled upon termination of board service. No separate committee meeting fees are paid and no compensation is paid to management directors for board or committee service.
All directors are reimbursed for reasonable travel and lodging expenses incurred by them in connection with attending board and committee meetings.
Board committees
Our board of directors has established an audit committee, a compensation committee and an executive and corporate governance committee. The members of each committee are appointed by our board of directors and serve one-year terms.
Audit committee
Our audit committee assists the board in its oversight of the integrity of our financial statements, the qualifications, independence and performance of our independent auditors, the performance of our internal audit function and our compliance with regulatory requirements. This committee is responsible for the appointment, compensation, retention and oversight of the work of our independent auditors. Pursuant to its written charter, our audit committee pre-approves all audit services and permitted non-audit services to be performed by our independent auditors before the firm is engaged to render such services or pursuant to pre-approved policies and procedures established by the committee.
The audit committee is composed of Messrs. Boyce, Garcia and Formanek (chair). Messrs. Formanek and Garcia are independent directors within the requirements of the Sarbanes-Oxley Act and the New York Stock Exchange rules. We expect to replace Mr. Boyce with a director who is independent under the Sarbanes-Oxley Act and the New York Stock Exchange rules, by May 17, 2007. Our board has determined that Mr. Formanek possesses “financial management expertise” under the New York Stock Exchange Rules and qualifies as an “audit committee financial expert” as defined under the Sarbanes-Oxley Act. KPMG LLP currently serves as our independent registered public accounting firm.
Compensation committee
Our compensation committee oversees our compensation and benefits policies, oversees and sets the compensation and benefits arrangements of our Chief Executive Officer and certain other executive officers, provides a general review of, and makes recommendations to our board of directors and/or to the Company’s shareholders with respect to our equity-based compensation plans; reviews and approves all of our equity-based compensation plans that are not otherwise subject to the approval of our shareholders; implements, administers, operates and interprets all equity-based and similar compensation plans to the extent provided under the terms of such plans, including the power to amend such plans; and reviews and approves awards of shares or options to officers and employees pursuant to our equity-based plans. The compensation committee is composed of Messrs. Boyce, Codina, Mehra and Pagliuca (chair).
Executive and corporate governance committee
Our executive and corporate governance committee acts for our board of directors with respect to any matters delegated to it by our board and also acts as our nominating and corporate governance committee. Our board has delegated to this committee the authority to identify and recommend potential candidates qualified to become board members and recommend directors for appointment to board committees. It also exercises general oversight with respect to the governance and performance of our board, as well as corporate governance matters applicable to us and our employees and directors. This committee also has authority to take actions on behalf of the company (except if prohibited by applicable law or regulation) if the amounts associated with such actions do not individually exceed $25 million except the committee has the authority to declare dividends from wholly-owned subsidiaries and make and capitalize loans by and among us and our wholly-owned subsidiaries in excess of $25 million. The executive and corporate governance committee is composed of Messrs. Boyce, Chidsey, Pagliuca and Mehra (chair).
Compensation committee interlocks and insider participation
The following non-management directors serve on the compensation committee: Stephen G. Pagliuca (Chairman), Richard W. Boyce, Armando Codina and Sanjeev K. Mehra. No directors on the compensation committee are or have been officers or employees of us or any of our subsidiaries. None of our executive officers serves, or in the past year has served, on the board of directors or compensation committee of another entity, one or more of whose executive officers served on our board of directors or our compensation committee.
Mr. Codina is an executive officer, director and an approximately 8.2% owner of the outstanding shares of a public company whose wholly-owned subsidiary has agreed to lease us an approximately 224,638 square foot building to be developed in Coral Gables, Florida, which lease has now been assigned to a partnership owned by such public company and wholly-owned subsidiary of a pension fund for which JP Morgan Chase Bank, N.A. acts as trustee. The building will serve as our new global headquarters beginning in 2008. The lease runs for 15 years from the date we occupy the building or 60 days from when the landlord substantially completes construction. The estimated annual rent for the 15-year initial lease term, which is expected to be approximately $8 million per year, will be finalized upon the completion of the building’s construction. Fixed annual rent will escalate by 6% every other year commencing after the second year and operating costs will escalate based upon the inflation rate. The lease terms were negotiated on an arm’s length basis prior to the time that Mr. Codina was asked to join the board of directors, and we believe the terms reflect market terms.
Additional director disclosure
In 2000, a series of private equity funds formed by Texas Pacific Group acquired a 26.4% equity interest in Gemplus International SA (“Gemplus”). In April 2005, a former Gemplus employee and shareholder filed a private criminal complaint before a Paris court against current and former directors and executives of Gemplus, including Mr. Bonderman, and Gemplus’ auditors. In his complaint, the plaintiff generally alleges fraud and disclosure violations arising from Texas Pacific Group’s acquisition of its equity interest in Gemplus and other public disclosures by Gemplus between 2000 and 2002. Mr. Bonderman believes the allegations against him in the complaint to be without merit and intends to vigorously defend the charges.

Executive compensation
The following table sets forth information regarding the compensation paid to John W. Chidsey, our Chief Executive Officer, Gregory D. Brenneman, our former Chairman of the Board and Chief Executive Officer, and our four other most highly compensated executive officers (measured by base salary and annual bonus) during the fiscal years ended June 30, 2006 and June 30, 2005, collectively referred to as our “named executive officers” in this prospectus.
Summary compensation table

					Long term compensation

	Annual					Securities
	compensation			Other annual	Restricted	underlying	All other
			Bonus	compensation	stock awards	options/	compensation
Name and principal position	Year	Salary ($)	($)(3)	($)(4)	($)(5)	SARs(#)	($)(6)

John Chidsey	2006	$814,567	$7,139,170	$53,494	$3,583,073	—	$110,398
Chief Executive	2005	744,231	1,625,000	76,009	—	236,746	246,779
Officer(1)
Peter C. Smith	2006	408,769	1,914,875	30,710	—	13,542	52,474
Chief Human	2005	400,000	294,240	25,937	293,816	52,693	50,127
Resources Officer
Russell B. Klein	2006	436,538	1,555,589	35,315	—	151,939	95,200
President, Global	2005	400,000	309,164	75,107	307,859	—	77,603
Marketing Strategy
and Innovation
James F. Hyatt	2006	408,769	1,478,995	37,123	—	—	72,894
Chief Operations	2005	400,000	588,000	24,047	—	131,732	49,618
Officer
Anne Chwat	2006	434,317	1,334,606	33,222	—	—	118,867
General Counsel and	2005	317,115	541,546	20,259	—	210,770	97,488
Corporate Secretary
Gregory D. Brenneman	2006	1,021,923	12,421,349	186,441	—	—	310,975
Former Chief Executive	2005	$900,000	$2,250,000	$187,207	—	3,025,743(2)	$569,384
Officer(2)

(1)	Mr. Chidsey became Chief Executive Officer on April 7, 2006.

(2)	Mr. Brenneman served as Chairman of the Board from February 17, 2005 until April 7, 2006 and Chief Executive Officer from August 1, 2004 until April 7, 2006. He served as a consultant until June 30, 2006 and received his base salary and bonus based on the entire 2006 fiscal year. Mr. Brenneman forfeited 1,815,509 of his 3,025,743 options upon his separation from employment on April 7, 2006.

(3)	For fiscal 2006, bonuses include amounts paid under our Restaurant Support Incentive Plan (“RSIP”), the February 2006 compensatory make-whole payment which is described below in “Certain Relationships and Related Transactions” and other individual bonuses. For fiscal 2005, bonuses include amounts paid under the RSIP and other individual bonuses. Bonuses are generally paid in the year following the year in which they were earned. Fiscal year 2006 and 2005 bonus payments were made on August 31, 2006 and September 1, 2005, respectively. The 2005 bonuses for Messrs. Klein and Smith do not include their partial deferrals into restricted stock units (see footnote (5) below) which is reflected in table under the column “Restricted Stock Awards.”

(4)	This column includes: (a) in fiscal 2006, the dollar value of interest earned on compensation deferred under our Executive Retirement Plan in excess of 120% of the long-term applicable federal rate (Mr. Chidsey, $6,356; Mr. Smith, $3,820; Mr. Klein, $4,613; Mr. Hyatt, $4,490; Ms. Chwat, $2,465; Mr. Brenneman, $6,267); (b) in fiscal 2005, the dollar value of interest earned on compensation deferred under our Executive Retirement Plan and the Investment Deferred Compensation Plan in excess of 120% of the long-term applicable federal rate (Mr. Chidsey, $6,129; Mr. Klein, $5,007; Mr. Hyatt, $1,434; Mr. Smith, $5,404; Mr. Brenneman, $6,437; and Ms. Chwat $1,522); (c) in fiscal 2006, amounts on account of personal use of company-leased aircraft (calculated using the actual invoice cost associated with such airplane use) (Mr. Chidsey, $13,089 and Mr. Brenneman, $130,887); (d) in fiscal

2005, amounts on account of personal use of company-leased aircraft (calculated using the actual invoice cost associated with such airplane use) (Mr. Klein, $30,876 and Mr. Brenneman, $84,522); (e) perquisite allowances in fiscal 2006 (Mr. Chidsey, $30,987, Mr. Smith, $26,631; Mr. Klein, $30,403; Mr. Hyatt, $25,784; Ms. Chwat, $30,506; and Mr. Brenneman, $29,082); (f) car allowance amounts in fiscal 2005 (Mr. Chidsey, $20,040, Mr. Smith, $20,040, Mr. Klein, $20,040, Mr. Hyatt, $19,852, Mr. Brenneman, $18,036 and Ms. Chwat, $14,953); (g) in fiscal 2006, tax gross-up payments related to relocation expenses and aircraft use (Mr. Chidsey, $2,763, Mr. Hyatt, $6,634 and Mr. Brenneman, $5,532 and $14,321); and (h) in fiscal 2005, tax gross-up payments (Mr. Chidsey, $49,841; Mr. Klein, $17,083; Mr. Hyatt, $2,761; Mr. Smith, $493; Ms. Chwat, $3,116 and Mr. Brenneman, $77,290); Mr. Chidsey’s, Ms. Chwat’s and Mr. Brenneman’s tax gross-up payments for 2005 were primarily related to their relocation expenses. Each of Messrs. Chidsey, Smith, Klein, Hyatt, Brenneman and Ms. Chwat in fiscal 2006 and each of Messrs. Chidsey, Hyatt, Smith and Ms. Chwat in fiscal 2005 received personal benefits having an aggregate value of less than the minimum required for disclosure under the rules of the SEC. Amounts on account of personal airplane use in fiscal 2005 are primarily related to company-mandated hurricane evacuation as well as spousal travel in connection with business functions.

(5)	Mr. Chidsey was granted 210,769 restricted stock units on May 17, 2006. The restricted stock units vest 20% per year over five (5) years. The fair market value of a share of the Company’s common stock on the date of grant was $17 for a total amount of $3,583,073. The value of Mr. Chidsey’s restricted stock unit holdings as of June 30, 2006 was $3,319,612 based on a fair market value of $15.75 per share. To the extent dividends are paid on shares of the Company’s common stock while the restricted stock units remain outstanding, Mr. Chidsey will receive an amount in cash for each of his vested and unvested restricted stock units equal to the amount per share of the dividend. Each of Messrs. Klein and Smith elected to receive one-half of his 2005 fiscal year bonus in the form of restricted stock units (which were granted after the end of fiscal 2005 at the same time as the bonus amounts were paid). Mr. Klein was granted restricted stock units with respect to 30,035 shares of the Company’s common stock on September 1, 2005 and Mr. Smith was granted restricted stock units with respect to 28,665 shares of the Company’s common stock on September 1, 2005. The restricted stock units vest one-half on each anniversary of the grant date. The fair market value of a share of common stock on the date of grant was $10.25. The aggregate number of shares and value with respect to unvested restricted stock unit holdings of Messrs. Chidsey, Klein and Smith on June 30, 2006 were 210,769 shares ($3,319,612); 42,076 shares ($662,697); and 44,526 shares ($701,285), respectively. The fair market value of a share of the Company’s common stock for purposes of determining these values was $15.75.

(6)	This column includes: (a) company match and profit sharing contributions to the Company’s Executive Retirement Plan in fiscal 2006 (Mr. Chidsey, $108,874; Mr. Smith, $50,006; Mr. Klein, $52,154; Mr. Hyatt, $49, 246; Ms. Chwat, $52,324; and Mr. Brenneman, $48,480); and in fiscal 2005 (Mr. Chidsey, $89,654; Mr. Klein, $48,000; Mr. Hyatt, $48,000; Mr. Smith, $48,000; Ms. Chwat, $37,760 and Mr. Brenneman, $114,000); (b) the value of executive life insurance benefits in fiscal 2006 (Mr. Chidsey, $1,524; Mr. Smith, $2,468; Mr. Klein, $2,257; Mr. Hyatt, $2,405; Ms. Chwat, $1,880; and Mr. Brenneman, $1,329); and in fiscal 2005 (Mr. Chidsey, $1,438; Mr. Smith, $2,127; Mr. Klein, $1,903; Mr. Hyatt, $1,618; Ms. Chwat, $751 and Mr. Brenneman, $1,450); (c) subsidy for health coverage in fiscal 2006 (Mr. Brenneman, $2,871); (d) reimbursement of premiums for medical insurance coverage under a prior employer’s health plan in lieu of participation in the Company’s plan in fiscal 2005 (Mr. Brenneman, $5,670); (e) reimbursement of tuition fees in fiscal 2006 (Mr. Klein, $40,789) and fiscal 2005 (Mr. Klein, $27,700 ; Ms. Chwat, $30,438 and Mr. Brenneman, $28,750); (f) relocation related expenses incurred during fiscal 2006 (Mr. Hyatt, $21,243; Ms. Chwat, $64,663; Mr. Brenneman, $258,296) and during fiscal 2005 (Mr. Chidsey $155,687; Ms. Chwat, $28,540 and Mr. Brenneman, $419,514).

Stock option/ SAR grants in last fiscal year
The following table sets forth information concerning grants of stock options made to our named executive officers during our fiscal year ended June 30, 2006. No stock appreciation rights were granted to our named executive officers during our most recent fiscal year.

	Individual grant

		Percent of total			Potential realizable value
					at assumed annual rates
	Number of				of stock price
	securities	Options/SARs			appreciation for option
	underlying	granted to			term(2)
	options/SARs	employees in	Exercise or base	Expiration
Name	granted (#)(1)	fiscal year	price ($/Share)	date	5%($)	10%($)

Peter C. Smith	13,542	0.62%	$10.25	8/21/2015	$87,294	$221,220
Russell B. Klein	20,208	0.93%	$10.25	8/21/2015	$130,264	$330,115
	131,731	6.05%	$17.00	5/17/2016	$1,408,364	$3,569,070

(1)	Options to purchase shares of our common stock were granted by our board under the Burger King Holdings, Inc. Equity Incentive Plan. Options vest 20% per year on each anniversary of the grant date and expire ten years from the grant date.

The exercise price of each of the options granted was equal to the fair market value of a share of the Company’s common stock on the grant date.

(2)	The potential realizable values represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The potential gains shown are net of the option exercise price, but do not include deductions for taxes associated with the exercise. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted (using the fair market value of our common stock on the date of grant) to their expiration date. Actual gains, if any, will depend upon the future market prices of our common stock, the option holder’s continued employment through the option period and the date on which the options are exercised. The 5% and 10% annual rates of appreciation are mandated by the rules of the SEC and are not intended to forecast future appreciation, if any, of our common stock.

Aggregated option and SAR exercises in last fiscal year and fiscal year end option values
The following table sets forth information concerning option exercises by our named executive officers during our most recent fiscal year ended June 30, 2006.

			Number of securities
			underlying unexercised		Value of unexercised in-the-
			options/SARs at fiscal		money options/SARs at
	Shares		year end (#)		fiscal year end ($)(1)
	acquired on	Value
Name	exercise (#)	realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

John W. Chidsey	0	$0	482,954	842,809	$4,603,898	$8,320,448
Peter C. Smith	105,227	$1,877,250	10	197,744	$120	$2,275,695
Russell B. Klein	118,373	$2,111,774	5	329,507	$60	$2,233,082
James F. Hyatt	0	$0	79,037	184,427	$944,492	$2,203,903
Anne Chwat	42,155	$752,045	0	168,615	$0	$2,014,949
Gregory D. Brenneman(2)	0	$0	1,210,234	0	$13,464,579	$0

(1)	The value is based on the difference between the applicable option exercise prices and the fair market value as of June 30, 2006 ($15.75).

(2)	Mr. Brenneman served as Chief Executive Officer from August 1, 2004 through April 7, 2006. He forfeited 1,815,509 of his options upon his separation of employment.
Agreements with our named executive officers
Employment agreement with Mr. Chidsey
On April 7, 2006, we entered into an employment agreement with Mr. John Chidsey, our Chief Executive Officer. The term of the agreement ends on April 6, 2009. At the end of the term, the agreement automatically extends for additional three-year periods, unless either party gives notice of non-renewal to the other at least six months prior to the expiration of the relevant period. Mr. Chidsey receives an annual base salary of $1,012,500 and is eligible to receive a performance-based annual cash bonus with a target payment equal to 100% of his annual base salary if we achieve the target performance goals set by our compensation committee for a particular fiscal year. If we exceed the targets set for a particular fiscal year, Mr. Chidsey is able to earn a cash bonus of up to 200% of his annual base salary and if we achieve at least the threshold performance targets, he will be entitled to a bonus equal to 50% of his annual base salary. In fiscal 2007 and for periods thereafter, performance-based cash bonus awards for Mr. Chidsey will be determined in accordance with the Omnibus Plan (as defined below). Mr. Chidsey may elect to receive his annual bonus in a lump sum cash payment, or at his election, in any form as our compensation committee makes available to members of our senior management team. Mr. Chidsey is also entitled to receive an annual perquisite allowance of $50,000 and is entitled to private charter jet usage for business travel (and up to $100,000 per year for personal use).
On an annual basis, Mr. Chidsey is entitled to receive a target annual performance-based restricted stock and stock option grant with a grant date value equal to 400% of his base salary. The actual value of the grants may be greater or less than the target amount and will depend on our performance, as determined by our compensation committee. In connection with his promotion to Chief Executive Officer, we also granted Mr. Chidsey an award of 210,769 restricted stock units on May 17, 2006. The restricted stock units are priced at $17 per share and will vest in five equal installments on each anniversary of the grant date.
If we terminate Mr. Chidsey’s employment without cause or he terminates his employment with good reason or due to his death or disability (as such terms are defined in the agreement), he will be entitled to receive an amount equal to two times his annual base salary and target annual bonus (or three times, if his termination occurs after a change in control). He will also be entitled to continued coverage under our medical, dental and life insurance plans for him and his eligible dependents and payment of his perquisite allowance, each during the two-year period following termination (or three-year period, if his termination occurs after a change in control). If Mr. Chidsey’s employment is terminated due to his death or disability or during the 24-month period after a change in control of the company either without cause or for good reason, all options and other equity awards held by Mr. Chidsey will vest in full and he will have one year to exercise such awards. Among other events, a resignation for any reason within the 30-day period immediately following the one-year anniversary of a change in control involving a strategic buyer (as determined by our board) constitutes a termination by us without cause under the employment agreement. If any payments due to Mr. Chidsey in connection with a change in control would be subject to an excise tax, we will provide Mr. Chidsey with a related tax gross-up payment, unless a reduction in Mr. Chidsey’s payments by up to 10% would avoid the excise tax.
Employment agreements with Messrs. Smith, Klein and Hyatt and Ms. Chwat
We have entered into employment agreements with each of Mr. Peter C. Smith, our Chief Human Resources Officer, Mr. Russell B. Klein, our President, Global Marketing Strategy and Innovation, Mr. James F. Hyatt, our Chief Operations Officer and Ms. Anne Chwat, our General Counsel and Corporate Secretary. The term of each of the agreements ends on June 30, 2007. At the end of the term, each executive’s employment will be automatically extended for additional one-year periods, unless we have given a notice of non-renewal to the executive at least ninety days prior to the expiration of the relevant period. The agreements provide for an annual base salary of $412,000 for Mr. Smith, $450,000 for Mr. Klein, $412,000 for Mr. Hyatt and $437,750 for Ms. Chwat, subject to annual increases as determined by our board. The annual base salaries for fiscal 2007 are $424,360 for Mr. Smith, $500,000 for Mr. Klein, $424,360 for Mr. Hyatt and $450,883 for Ms. Chwat. Messrs. Smith and Hyatt and Ms. Chwat are eligible to receive a performance-based annual cash bonus with a target payment equal to 70% of their annual base salary if we achieve the target performance goals set by our compensation committee for a particular fiscal year; provided that if we exceed the targets set for a particular fiscal year, the executive is able to earn a cash bonus of up to 140% of his or her annual base salary. Mr. Klein is eligible to receive a performance-based annual cash bonus with a target payment equal to 80% of his annual base salary if we achieve the target performance goals set by our compensation committee for a particular fiscal year; provided that if we exceed the target set for a particular fiscal year, Mr. Klein is eligible to receive a cash bonus of up to 160% of his annual base salary. For fiscal 2007 and for periods thereafter, performance based cash bonus awards will be determined in accordance with the Omnibus Plan. Each executive may elect to receive up to 50% of his annual bonus in the form of restricted stock units or in any other form that our compensation committee makes available to members of our senior management team. Each executive also is entitled to receive an annual perquisite allowance of $35,000 and is eligible to participate in our long-term equity programs.
If we terminate the executive’s employment without cause or if the executive terminates his or her employment with good reason (as defined in the relevant agreement), the executive will be entitled to receive his or her then current base salary and his or her perquisite allowance for one year, a pro-rata bonus for the year of termination and continued coverage for one year under our medical, dental and life insurance plans for him or her and his or her eligible dependents. If the executive’s employment is terminated at any time within 24 months after a change in control of the company either without cause or for good reason, all options held by the executive will become fully vested upon termination and he or she will have 90 days to exercise such options.
Non-competition and confidentiality
Each of our named executive officers listed above has agreed not to compete with us and not to solicit our employees or franchisees during the term of his or her employment and for one year after a termination of his or her employment. If the executive breaches any of these covenants, we will cease paying any severance due to him or her and he or she will be obligated to repay any severance amounts paid to him or her. The agreements also require each executive to maintain the confidentiality of our information.
Separation and consulting services agreement with Mr. Brenneman
Mr. Gregory D. Brenneman served as our chief executive officer from August 1, 2004 until April 7, 2006 and was also our chairman of the board. In connection with his separation, we entered into a separation and consulting services agreement with him. Under this agreement, Mr. Brenneman continued to provide certain consulting services to us through June 30, 2006 in exchange for continued payment of his base salary at the time of separation until such date. He has also received the following benefits in connection with his separation: (a) an annual bonus payment of $2.06 million for fiscal 2006 (which was paid to him at the same time as bonuses were paid to our active employees); (b) a relocation benefit in accordance with company policy; and (c) accelerated vesting of 605,117 stock options that would have vested on August 1, 2006, with all vested options to be exercised on or before April 6, 2007. His remaining unvested options to purchase 1,815,509 shares were cancelled on April 7, 2006. Additionally, Mr. Brenneman continues to receive payment of his base salary at the time of separation of $1.03 million for three years from the end of the consulting period (the unpaid amounts of which will be paid in full on April 2, 2007 if consistent with Section 409A of the Code) and continued coverage under our medical and dental plans until April 30, 2007 (or, if earlier, until he receives such benefits from a subsequent employer). Mr. Brenneman remains bound by the shareholders’ agreement he entered into with us, and we have agreed not to exercise our repurchase rights with respect to any shares he owns or may acquire as a result of option exercises. In addition, Mr. Brenneman remains subject to one-year post-separation non-competition and non-solicitation covenants as well as the other restrictive covenants contained in the employment agreement that governed his employment with us.

Equity incentive plans
Burger King Holdings, Inc. Equity Incentive Plan
The following is a description of the material terms of the Burger King Holdings, Inc. Equity Incentive Plan, which we refer to as the “Equity Incentive Plan”. This summary is not a complete description of all provisions of the Equity Incentive Plan and is qualified in its entirety by reference to the Plan, which is incorporated by reference into the registration statement of which this prospectus is a part.
Purpose. The purpose of the Equity Incentive Plan is to motivate Equity Incentive Plan participants to perform to the best of their abilities and to align their interests with the interests of our shareholders by giving participants an ownership interest in our common stock.
Plan Administration. The Equity Incentive Plan is administered by the compensation committee of our board (referred to as the “compensation committee”). The compensation committee has the authority, among other things, to select eligible individuals to participate in the Equity Incentive Plan, to determine the terms and conditions of awards granted under the Equity Incentive Plan and to make all determinations necessary for the administration of the Equity Incentive Plan.
Authorized Shares. Subject to certain adjustments, the maximum number of shares of common stock that may be delivered pursuant to awards under the Equity Incentive Plan is 13,684,418. Shares of common stock to be issued under the Equity Incentive Plan may be authorized but unissued shares of common stock or shares held in treasury. Any shares of common stock covered by an award that terminates, lapses or is otherwise cancelled will again be available for issuance under the Equity Incentive Plan.
Eligibility. Our officers, designated employees and consultants as well as non-management members of our board are eligible to participate in the Equity Incentive Plan.
Types of Awards. The compensation committee may grant the following types of awards under the Equity Incentive Plan: investment rights, stock options and restricted stock units. The exercise price of an option may not be less than the fair market value of a share of common stock on the date of grant and each option will have a ten-year term, unless otherwise determined by the compensation committee.
An investment right is a one-time opportunity granted to members of our executive team, other senior executives and independent board members to purchase shares of our common stock on or soon after the grant of the right at a price per share equal to the fair market value of our common stock on the date of grant of the investment right. Investment rights were granted to certain of our officers at the time we adopted the plan and, after that date, to newly hired executive team employees and newly appointed members of our board.
A restricted stock unit consists of a contractual right denominated in shares of our common stock which represents the right to receive a share of our common stock at a future date, subject to certain vesting and other conditions.
Vesting; Settlement. The compensation committee has the authority to determine the vesting schedule applicable to each award. Unless otherwise set forth in an award agreement, options granted to employees vest in equal installments on each of the first five anniversaries of the grant date and options granted to members of our board at the election of a director in lieu of receiving a portion of his or her annual cash retainer vest 25% on the last day of each quarter after the grant date. Restricted stock units granted in respect of our 2005 fiscal year or earlier at the election of an employee in lieu of receiving a portion of his or her annual bonus vest in two equal installments on each of the first two anniversaries of the grant date. Vested restricted stock units will be settled upon the earlier of a termination of employment or December 31, 2007.
Termination of Employment. Unless otherwise determined by the compensation committee and provided in an applicable option agreement, upon a termination of employment or service, all unvested options will terminate. A participant will have ninety days to exercise vested options upon a termination without cause or upon his or her resignation and one year upon a termination due to his or her death, disability or retirement (or, if shorter, the remaining term of the option). If a participant’s service is terminated for cause, all options, whether or not vested, will terminate.
Unless otherwise determined by the compensation committee and provided in an applicable restricted stock unit agreement, restricted stock units granted at the election of an employee in lieu of receiving a portion of his or her annual bonus will become fully vested upon a termination without cause or due to death, disability or retirement.
Change in Control. If there is a change of control (as defined in the Equity Incentive Plan) and, within twenty-four months following the change of control, a participant’s employment is terminated without cause, all unvested options will vest upon termination.
In the event of a change of control, the compensation committee may (1) accelerate the vesting of unvested options and restricted stock units, (2) direct that options and restricted stock units be assumed by the acquiror in the change of control transaction or converted into new awards with substantially the same terms or (3) cancel awards in exchange for a payment, which may be in cash or equity securities.
Repurchase Rights. We do not have the ability to repurchase any shares held by participants.
Transferability. Awards granted under the Equity Incentive Plan may not be sold, pledged or otherwise transferred, other than following the death of a participant by will or the laws of descent. A participant’s beneficiary or estate may exercise vested options (but not investment rights) during the applicable exercise period following the death of the participant, subject to the same conditions that would have applied to exercise by the participant.
Adjustment. The compensation committee has the authority to adjust the number of shares covered by outstanding awards, the applicable exercise or purchase price of an existing award and the number of shares of common stock issuable under the Equity Incentive Plan as a result of any change in the number of shares resulting from a reorganization, merger, consolidation, stock split, reverse stock split or other similar transaction.
Amendment and Termination. The compensation committee may amend or terminate the Equity Incentive Plan or any award agreement entered into under the Equity Incentive Plan, except that no amendment shall increase the number of shares available for grant under the Equity Incentive Plan without the approval of our stockholders and no amendment may adversely affect the rights of a participant without a participant’s consent.
Burger King Holdings, Inc. 2006 Omnibus Incentive Plan
Our board of directors and stockholders have approved and adopted the Burger King Holdings, Inc. 2006 Omnibus Incentive Plan (the “Omnibus Plan”). The Omnibus Plan replaced our annual bonus plan described below. The following summary describes the material terms of the

Omnibus Plan. This summary is not a complete description of all provisions of the Omnibus Plan and is qualified in its entirety by reference to the Omnibus Plan, which is incorporated by reference into the registration statement of which this prospectus is a part.
Authorized Shares. Subject to adjustment, up to 7,113,442 shares of our common stock will be available for awards to be granted under the Omnibus Plan. As of December 31, 2006 awards covering 1,050,848 shares of our common stock have been granted under the Omnibus Plan. No participant in the Omnibus Plan may receive stock options and stock appreciation rights in any fiscal year that relate to more than 1,053,843 shares of our common stock. Shares of common stock to be issued under the Omnibus Plan may be made available from authorized but unissued common stock or common stock that we acquire.
If any shares of our common stock covered by an award (other than a substitute award as defined below) terminate or are forfeited, then the shares of our common stock covered by such award will again be available for issuance under the Omnibus Plan. Shares of our common stock underlying substitute awards shall not reduce the number of shares of our common stock available for delivery under the Omnibus Plan. A “substitute award” is any award granted in assumption of, or in substitution for, an outstanding award previously granted by a company acquired by us or with which we combine.
Administration. The compensation committee will administer the Omnibus Plan and will have authority to select individuals to whom awards are granted, determine the types of awards and number of shares covered, and determine the terms and conditions of awards, including the applicable vesting schedule and whether the award will be settled in cash, shares or a combination of the two. The compensation committee may delegate to one or more of our officers the authority to grant awards to participants who are not our directors or executive officers.
Types of Awards. The Omnibus Plan provides for grants of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units, deferred shares, performance awards, including cash bonus awards, and other stock-based awards.

•	Stock options: The exercise price of an option (other than a substitute award) may not be less than the fair market value of a share of our common stock on the date of grant and each option will have a term to be determined by the compensation committee (not to exceed ten years). Stock options will be exercisable at such time or times as determined by the compensation committee.

•	Stock appreciation rights. A stock appreciation right (SAR) may be granted free-standing or in tandem with another award under the plan. Upon exercise of a SAR, the holder of that SAR is entitled to receive the excess of the fair market value of the shares for which the right is exercised over the exercise price of the SAR. The exercise price of a SAR (other than a substitute award) will not be less than the fair market value of a share of our common stock on the date of grant.

•	Restricted stock/restricted stock units: Shares of restricted stock are shares of common stock subject to restrictions on transfer and a substantial risk of forfeiture. A restricted stock unit consists of a contractual right denominated in shares of our common stock which represents the right to receive the value of a share of common stock at a future date, subject to certain vesting and other restrictions. Awards of restricted stock and restricted stock units will be subject to restrictions and such other terms and conditions as the compensation committee may determine, which restrictions and such other terms and conditions may lapse separately or in combination at such time or times, in such installments or otherwise, as the compensation committee may deem appropriate.

•	Deferred shares. An award of deferred shares entitles the participant to receive shares of our common stock upon the expiration of a specified deferral period. In addition, deferred shares may be subject to restrictions on transferability, forfeiture and other restrictions as determined by the compensation committee.

•	Other awards: The compensation committee is authorized to grant other stock-based awards, either alone or in addition to other awards granted under the Omnibus Plan. Other awards may be settled in shares, cash, awards granted under the plan or any other form of property as the compensation committee determines.

Eligibility. Our employees, directors, consultants and other advisors or service providers to the company will be eligible to participate in the Omnibus Plan.
Adjustments. The compensation committee has the authority to adjust the terms of any outstanding awards and the number of shares of common stock issuable under the Omnibus Plan for any change in shares of our common stock resulting from a stock split, reverse stock split, stock dividend, spin-off, combination or reclassification of the common stock, or any other event that the compensation committee determines affects our capitalization if it determines that an adjustment is appropriate in order to prevent enlargement or dilution of the benefits or potential benefits intended to be made available under the plan.
Performance Awards. The Omnibus Plan will provide that grants of performance awards, including cash-denominated awards, and (when determined by the compensation committee) options, deferred shares, restricted stock or other stock-based awards, will be made based upon, and subject to achieving, “performance objectives.” Performance objectives with respect to those awards that are intended to qualify as “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code are limited to specified levels of or increases in our or one of our subsidiaries’ return on equity, diluted earnings per share, total earnings, earnings growth, return on capital, return on assets, return on equity, earnings before interest and taxes, EBITDA, EBITDA minus capital expenditures, sales or sales growth, customer growth, traffic, revenue or revenue growth, gross margin return on investment, increase in the fair market value of common stock, share price (including but not limited to, growth measures and total stockholder return), operating profit, net earnings, cash flow (including, but not limited to, operating cash flow and free cash flow), cash flow return on investment (which equals net cash flow divided by total capital), inventory turns, financial return ratios, total return to stockholders, market share, earnings measures/ratios, economic value added (EVA), balance sheet measurements such as receivable turnover, internal rate of return, increase in net present value, or expense targets, customer satisfaction surveys and productivity.
Performance criteria may be measured on an absolute (e.g., plan or budget) or relative basis. Relative performance may be measured against a group of peer companies, a financial market index or other acceptable objective and quantifiable indices. Except in the case of an award intended to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code, if the compensation committee determines that a change in our business, operations, corporate structure or capital structure, or the manner in which we conduct our business, or other events or circumstances render the performance objectives unsuitable, the compensation committee may modify the performance objectives or the related minimum acceptable level of achievement, in whole or in part, as the compensation committee deems appropriate and equitable. The maximum number of shares of our common stock subject to a performance award in any fiscal year is 1,053,843 shares and the maximum amount that can be earned in respect of a performance award denominated in cash or value other than shares on an annualized basis is $10 million.
Termination of Service. The compensation committee will determine the effect of a termination of employment or service on awards granted under the plan.
Change in Control. Upon the occurrence of a change in control (as defined in the Omnibus Plan), the compensation committee will determine whether outstanding options will become fully exercisable and whether outstanding awards (other than options) will become fully vested or payable. The compensation committee will determine the treatment of outstanding awards in connection with any transaction or transactions resulting in a change in control.
Duration of the Omnibus Plan. The Omnibus Plan was effective on May 1, 2006. No award may be granted under the plan after April 19, 2016. However, unless otherwise expressly provided in the Omnibus Plan or in an applicable award agreement, any award granted prior to this date may extend beyond such date, and the authority of the compensation committee to administer the plan and to amend, suspend or terminate any such award, or to waive any conditions or rights under any such award, and the authority of our board to amend the plan, will extend beyond such date.
Amendment, Modification and Termination. Except as otherwise provided in an award agreement, our board may from time to time suspend, discontinue, revise or amend the Omnibus Plan and the compensation committee may amend the terms of any award in any respect, provided that no such action will adversely impair or affect the rights of a holder of an outstanding award under the plan without the holder’s consent, and no such action will be taken without shareholder approval, if required by the rules of the stock exchange on which our shares are traded.
Annual bonus program
Burger King Corporation Fiscal Year 2007 Restaurant Support Incentive Program
On August 8, 2006, our compensation committee approved, under the Omnibus Plan, the Fiscal Year 2007 Restaurant Support Incentive Program or 2007 RSIP, which provides for performance-based cash bonus awards for fiscal 2007 for certain executives, including our named executive officers. The incentive payout for participants under the 2007 RSIP will be determined by reference to a Company Performance Factor and an Individual Performance Factor, and is expressed as a percentage of the executive’s annual base salary. The “Company Performance Factor” is an overall business performance factor which measures our performance against an EBITDA target set for the fiscal year. EBITDA is measured on a worldwide basis and on the basis of the scope of the executives’ role within the company. Each business performance factor has a minimum “threshold” performance level at which a 50% payout is earned; a “target” performance level at which a 100% payout is earned; and a “maximum” performance level at which up to a 200% payout can be earned. The Company Performance Factor is then multiplied by an executive’s “Individual Performance Factor”, which is based on the executive’s individual performance target and actual performance of the executive for fiscal 2007. The maximum incentive payout under the 2007 RSIP is 250% of base salary for Mr. Chidsey, 200% of base salary for Mr. Klein and 175% of base salary for each of Mr. Hyatt, Mr. Smith and Ms. Chwat.

An executive must be employed by us on the last day of the fiscal year to be entitled to incentive compensation under the 2007 RSIP. If an executive’s employment is terminated prior to such date as a result of death or involuntary termination of employment without cause or with good reason (if applicable), all or a pro-rata amount of the bonus may be paid. Bonus amounts to executives on approved leave of absence will be determined by the compensation committee in its sole discretion.
Executive benefit programs
We sponsor various benefit programs exclusively for certain executives, including the named executive officers who are currently employed by us, as described below.
Our Executive Retirement Program permits certain executives to voluntarily defer portions of their base salary and annual bonus until retirement or termination of employment. Amounts deferred, up to a maximum of 6% of base salary, are matched by us on a dollar-for-dollar basis. Depending on the level at which we achieve specified financial performance results, an officer’s account under the plan may also be credited with up to an additional 6% of his or her base salary. All amounts deferred by the executive or credited to his or her account by us earn interest at a rate that reflects a reasonable long-term return for a balanced portfolio, as of December 31, 2006, an annual rate of 8.5%. All contributions by us vest on a graded basis over a three-year period.
Our Executive Life Insurance Program provides company-paid life insurance coverage to certain executives and allows such executives to purchase additional life insurance coverage at their own cost. Company-paid coverage is limited to the lesser of 2.75 times base salary or $1.3 million.
Our Executive Health Plan covers all currently employed named executive officers and certain other executives. It serves as a fully insured supplement to the medical plan provided to all our employees. Out-of-pocket costs and expenses for deductibles, coinsurance, dental care, orthodontia, vision care, prescription drugs, and preventative care are reimbursed to those executives up to an annual maximum of $100,000.
In addition, each executive officer is provided with an annual perquisite allowance to be used, at his or her election, in connection with financial planning services, automobile allowance and additional life and other insurance benefits. As of December 31, 2006, the allowance amount for Mr. Chidsey is $50,000 and for Messrs. Klein, Hyatt and Smith and Ms. Chwat is $35,000. Mr. Chidsey is also entitled to personal use of company aircraft on the terms set forth in his employment agreement with us, as described above.
Other employee compensation and benefit programs
We also have additional annual bonus plans which cover most of our employees, a 401(k) plan with an employer match feature, a severance program and a comprehensive health and welfare benefit program.
November 2006 director equity grants
On November 29, 2006, we granted an aggregate of 59,193 deferred shares under the Omnibus Plan to the members of our board, with a fair market value of $17.82 per share. The deferred shares vest quarterly on the first day of each calendar quarter and will be settled upon termination of board service.

May 2006 and August 2006 executive equity grants
On May 17, 2006, we granted an aggregate of 869,423 stock options under the Equity Incentive Plan and the Omnibus Plan, including 131,731 to Mr. Klein, with an exercise price of $17 per share. In addition, as described above under “Agreements with Our Named Executive Officers — Employment Agreement with Mr. Chidsey,” we made a grant of 210,769 restricted stock units to Mr. Chidsey in connection with his entering into a new employment agreement with us, which grant was also made on May 17, 2006 at a price of $17 per share.
On August 21, 2006, we made a grant of performance shares under the Omnibus Plan to certain executives, including Messrs. Chidsey, Klein, Smith and Hyatt and Ms. Chwat, who received grants of performance shares in the amount of 142,348; 39,145; 24,192; 21,992; and 23,367 shares of our common stock, respectively, subject to adjustment as described below. Subject to the satisfaction of the vesting conditions described below, the number of shares of our common stock to be issued to each grantee in settlement of the performance shares (“Earned Performance Shares”) will be based on a “Company Performance Factor” which measures our performance against a profit before taxes target for fiscal 2007. The minimum number of Earned Performance Shares for any executive will be 50% of the performance shares granted and the maximum number will be 150% of the number of performance shares granted, depending on attainment of the Company Performance Factor. If our compensation committee certifies attainment of the Company Performance Factor at the end of fiscal 2007, then 100% of the Earned Performance Shares will vest on August 21, 2009 for Mr. Klein; and 50% of the Earned Performance Shares will vest on August 21, 2009 for Messrs. Chidsey, Hyatt, Smith and Ms. Chwat, with the remainder of their Earned Performance Shares vesting on August 21, 2010. If an executive’s employment is terminated at any time within 24 months after a change in control of the company either without cause or for good reason, all performance shares will become fully vested upon termination.
February 2006 employee option grant
On February 14, 2006, we granted options to purchase 53 shares of our common stock to each of approximately 5,000 of our employees worldwide who were not previously eligible to receive option grants, such as restaurant managers and support staff, at an exercise price of $21.64 per share. These options generally vest on February 14, 2011, so long as the employee remains employed by us, and expire on February 14, 2016.

Compensatory make-whole payment
On February 21, 2006 in connection with the payment of a cash dividend to holders of record of our common stock on February 9, 2006, we also made a payment to holders of our options and restricted stock unit awards, primarily members of senior management, which we refer to as the compensatory make-whole payment. Our board of directors decided to pay the compensatory make-whole payment because our board recognized that the payment of the February 2006 dividend and the additional $350 million in debt incurred to finance the payment of the dividend would decrease the value of the equity interests of holders of our options and restricted stock unit awards as these holders were not otherwise entitled to receive the dividend. Our board also recognized that the holders of our options and restricted stock unit awards had significantly contributed to the improvement in our business performance and equity value over the prior two years. Accordingly, our board decided to pay the same amount of the February 2006 dividend, on a per share basis, to the holders of our options and restricted stock unit awards to compensate them for this decline in the value of their equity interests. The chart under the caption “Certain Relationships and Related Transactions — Payment of the February 2006 Dividend, Compensatory Make-Whole Payment and the Sponsor Management Termination Fee” sets forth the amount of the compensatory make-whole payment received by each of our executive officers, including our named executive officers.

Principal and selling stockholders
The following table sets forth certain information as of January 17, 2007, regarding the beneficial ownership of our common stock by:

•	each selling stockholder

•	each of our directors and named executive officers, including Gregory D. Brenneman, our prior Chief Executive Officer, individually;

•	all directors and executive officers as a group; and

•	each person who is known to us to be the beneficial owner of more than 5% of our common stock.
As of January 17, 2007, our outstanding equity securities consisted of 134,448,716 shares of common stock, of which 32,304,065 shares are held by the Goldman Sachs Funds, which are affiliates of Goldman, Sachs & Co., one of the representatives of the underwriters. The Goldman Sachs Funds are selling 6,400,000 shares of our common stock in this offering (or 7,360,000 shares if the underwriters elect to purchase 3,000,000 additional shares in full). The Goldman Sachs Funds are affiliates of a broker-dealer and purchased the shares to be sold in this offering in the ordinary course of its business and at the time of such purchase had no agreements or understandings, directly or indirectly, with any person to distribute such shares. The selling stockholders affiliated with Goldman Sachs in this offering may be deemed to be underwriters.
The number of shares beneficially owned by each stockholder is determined under rules promulgated by the SEC and generally includes voting or investment power over the shares. The information does not necessarily indicate beneficial ownership for any other purpose. Under the SEC rules, the number of shares of common stock deemed outstanding includes shares issuable upon conversion of other securities, as well as the exercise of options or the settlement of restricted stock units held by the respective person or group that may be exercised or settled on or within 60 days of January 17, 2007. For purposes of calculating each person’s or group’s percentage ownership, shares of common stock issuable pursuant to stock options and restricted stock units exercisable or settleable on or within 60 days of January 17, 2007 are included as outstanding and beneficially owned for that person or group but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group.

The address for each listed stockholder, unless otherwise indicated, is: c/o Burger King Holdings, Inc., 5505 Blue Lagoon Drive, Miami, Florida 33126. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

				Shares beneficially
	Shares beneficially			owned after this
	owned before this			offering without
	offering		Shares	exercise of option
			offered
Name and address of beneficial owner	Number	Percent	hereby(b)	Number	Percent

Named Executive Officers and Directors:
John W. Chidsey(a)	924,010	*	—	924,010	*
Russell B. Klein(a)	301,206	*	—	301,206	*
James F. Hyatt(a)	118,557	*	—	118,557	*
Peter C. Smith(a)	325,174	*	—	325,174	*
Anne Chwat(a)	167,102	*	—	167,102	*
Andrew B. Balson(a)(c)	1,192	*	—	1,192	*
David Bonderman(a)(d)	36,340,577	27.03%	7,200,000	29,140,577	21.67%
Richard W. Boyce(a)	1,192	*	—	1,192	*
David M. Brandon(a)	11,192	*	—	11,192	*
Armando Codina(a)	52,673	*	—	52,673	*
Peter R. Formanek(a)	271,029	*	—	271,029	*
Manuel A. Garcia(a)	96,817	*	—	96,817	*
Adrian Jones(a)(e)	32,304,065	24.03%	6,400,000	25,904,065	19.27%
Sanjeev K. Mehra(a)(e)	32,304,065	24.03%	6,400,000	25,904,065	19.27%
Stephen G. Pagliuca(a)(c)	1,192	*		1,192	*
Brian T. Swette(a)	102,308	*	—	102,308	*
Kneeland C. Youngblood(a)	116,799	*	—	116,799	*
Gregory D. Brenneman(a)	1,199,383	*	—	1,199,383	*
All Executive Officers and Directors as a group (21 persons)(a)(c)(d)(e)	71,224,968	52.48%	13,600,000	57,624,968	42.46%
5% Stockholders:
Investment funds affiliated with Bain Capital Investors, LLC(f) c/o
Bain Capital Partners, LLC	32,301,677	24.03%	6,400,000	25,901,677	19.27%
111 Huntington Avenue Boston,
MA 02199
The Goldman Sachs Group, Inc.(g)	32,304,065	24.03%	6,400,000	25,904,065	19.27%
85 Broad Street
New York, NY 10004
TPG BK Holdco LLC(h)	36,339,385	27.03%	7,200,000	29,139,385	21.67%
c/o Texas Pacific Group 301 Commerce Street Suite 3300 Fort Worth, Texas 76102

  * Less than one percent (1%).

(a)	Includes beneficial ownership of shares of common stock for which the following persons hold options exercisable on or within 60 days of January 17, 2007: Mr. Chidsey, 693,650 shares; Mr. Codina, 5,269 shares; Mr. Hyatt, 118,557 shares; Mr. Formanek, 75,587 shares; Mr. Smith, 60,605 shares and Ms. Chwat, 42,152 shares; all directors and executive officers as a group, 1,043,242 shares; and Mr. Brenneman, 685,634 shares. Also includes beneficial ownership of shares of common stock underlying restricted stock units held by the following persons that have vested or will vest on or within 60 days of January 17, 2007: Mr. Chidsey, 105,385 shares; Mr. Klein, 39,098 shares; Mr. Smith, 56,592 shares; and all directors and executive officers as a group, 211,536 shares. Also includes beneficial ownership of shares of common stock underlying deferred stock units held by the following persons that have vested or will vest on or within 60 days of January 17, 2007: each of Messrs. Balson, Bonderman, Boyce, Brandon, Codina, Formanek, Garcia, Pagliuca and Youngblood, 1,192 shares; Messrs. Jones and Menra, 2,384 shares; and Mr. Sweete, 1,683 shares; and all directors and officers as a group, 14,795 shares. Mr. Brenneman resigned effective April 6, 2006. Consequently information for Mr. Brenneman is based on records made available to the company.

(b)	Assumes no exercise of the underwriters’ option to purchase additional shares from the selling stockholders.

(c)	Mr. Balson and Mr. Pagliuca are Managing Directors and Members of Bain Capital Investors, LLC. Messrs. Balson and Pagliuca may be deemed to share voting and dispositive power with respect to all the shares of common stock held by each of the Bain Capital investment funds referred to in note (f) below. Each of Messrs. Balson and Pagliuca disclaims beneficial ownership of securities held by these investment funds except to the extent of his pecuniary interest therein.

(d)	Includes 36,339,385 shares held by TPG BK Holdco LLC, whose managing member is TPG Partners III, LP, whose general partner is TPG GenPar III, LP, whose general partner is TPG Advisors III, Inc., of which 7,200,000 shares of common stock will be sold by TPG BK Holdco LLC in this offering 8,280,000 shares if the underwriters exercise their option to purchase additional shares in full). Mr. Bonderman and James G. Coulter are officers, directors and sole shareholders of TPG Advisors III, Inc. Mr. Coulter is not affiliated with us. Each of Messrs. Bonderman and Coulter disclaims beneficial ownership of such securities.

(e)	Mr. Jones and Mr. Mehra are managing directors of Goldman, Sachs & Co. Messrs. Jones and Mehra and The Goldman Sachs Group, Inc. each disclaims beneficial ownership of the common shares owned directly or indirectly by the Goldman Sachs Funds and Goldman Sachs & Co., except to the extent of his or its pecuniary interest therein, if any. Goldman Sachs & Co. disclaims beneficial ownership of the common shares owned directly or indirectly by the Goldman Sachs Funds, except to the extent of its pecuniary interest therein, if any. Each of Messrs. Jones and Mehra has an understanding with The Goldman Sachs Group, Inc. pursuant to which he holds the deferred stock units he receives as a director for the benefit of The Goldman Sachs Group, Inc.

(f)	The shares included in the table consist of: (i) 25,015,575 shares of common stock owned by Bain Capital Integral Investors, LLC, whose administrative member is Bain Capital Investors, LLC (“BCI”); (ii) 7,149,635 shares of common stock owned by Bain Capital VII Coinvestment Fund, LLC, whose sole member is Bain Capital VII Coinvestment Fund, L.P., whose general partner is Bain Capital Partners VII, L.P., whose general partner is BCI and (iii) 136,467 shares of common stock owned by BCIP TCV, LLC, whose administrative member is BCI. Assuming no exercise of the underwriters’ option to purchase additional shares: (i) 4,956,389 shares of common stock will be sold by Bain Capital Integral Investors, LLC; (ii) 1,416,572 shares of common stock will be sold by Bain Capital VII Coinvestment Fund, LLC; and (iii) 27,039 shares of common stock will be sold by BCIP TCV, LLC. If the underwriters exercise their option to purchase additional shares in full: (i) 5,699,847 shares of common stock will be sold by Bain Capital Integral Investors, LLC; (ii) 1,629,058 shares of common stock will be sold by Bain Capital VII Coinvestment Fund, LLC; and (iii) 31,095 shares of common stock will be sold by BCIP TCV, LLC. Certain partners and other employees of Bain Capital entities may make a contribution of shares of common stock to one or more charities prior to this offering. In such case, a recipient charity, if it chooses to participate in this offering, will be the selling stockholder with respect to the donated shares.

(g)	The Goldman Sachs Group, Inc., and certain affiliates, including, Goldman, Sachs & Co., may be deemed to directly or indirectly own the shares of common stock which are owned directly or indirectly by investment partnerships, which we refer to as the Goldman Sachs Funds, of which affiliates of The Goldman Sachs Group, Inc. and Goldman Sachs & Co. are the general partner, managing limited partner or the managing partner. Goldman, Sachs & Co. is the investment manager for certain of the Goldman Sachs Funds. Goldman, Sachs & Co. is a direct and indirect, wholly owned subsidiary of The Goldman Sachs Group, Inc. The Goldman Sachs Group, Inc., Goldman, Sachs & Co. and the Goldman Sachs Funds share voting and investment power with certain of their respective affiliates. Shares beneficially owned by the Goldman Sachs Funds consist of: (i) 16,877,144 shares of common stock owned by GS Capital Partners 2000, L.P.; (ii) 6,132,511 shares of common stock owned by GS Capital Partners 2000 Offshore, L.P.; (iii) 705,426 shares of common stock owned by GS Capital Partners 2000 GmbH & Co. Beteiligungs KG; (iv) 5,359,077 shares of common stock owned by GS Capital Partners 2000 Employee Fund, L.P.; (v) 248,271 shares of common stock owned by Bridge Street Special Opportunities Fund 2000, L.P.; (vi) 496,542 shares of common stock owned by Stone Street Fund 2000, L.P.; (vii) 827,570 shares of common stock owned by Goldman Sachs Direct

Investment Fund 2000, L.P.; (viii) 959,602 shares of common stock owned by GS Private Equity Partners 2000, L.P.; (ix) 329,853 shares of common stock owned by GS Private Equity Partners 2000 Offshore Holdings, L.P.; and (x) 365,685 shares of common stock owned by GS Private Equity Partners 2000- Direct Investment Fund, L.P. Assuming no exercise of the underwriters’ option to purchase additional shares; (i) 3,343,904 shares of common stock will be sold by GS Capital Partners 2000, L.P.; (ii) 1,215,047 shares of common stock will be sold by GS Capital Partners 2000 Offshore, L.P.; (iii) 139,768 shares of common stock will be sold by GS Capital Partners 2000 GmbH & Co. Beteiligungs KG; (iv) 1,061,805 shares of common stock will be sold by GS Capital Partners 2000 Employee Fund, L.P.; (v) 49,190 shares of common stock will be sold by Bridge Street Special Opportunities Fund 2000, L.P.; (vi) 98,381 shares of common stock will be sold by Stone Street Fund 2000, L.P.; (vii) 163,968 shares of common stock will be sold by Goldman Sachs Direct Investment Fund 2000, L.P.; (viii) 190,128 shares of common stock will be sold by GS Private Equity Partners 2000, L.P.; (ix) 65,355 shares of common stock will be sold by GS Private Equity Partners 2000 Offshore Holdings, L.P.; and (x) 72,454 shares of common stock will be sold by GS Private Equity Partners 2000— Direct Investment Fund, L.P. If the underwriters exercise their option to purchase additional shares in full: (i) 3,845,490 shares of common stock will be sold by GS Capital Partners 2000, L.P.; (ii) 1,397,304 shares of common stock will be sold by GS Capital Partners 2000 Offshore, L.P.; (iii) 160,733 shares of common stock will be sold by GS Capital Partners 2000 GmbH & Co. Beteiligungs KG; (iv) 1,221,076 shares of common stock will be sold by GS Capital Partners 2000 Employee Fund, L.P.; (v) 56,569 shares of common stock will be sold by Bridge Street Special Opportunities Fund 2000, L.P.; (vi) 113,138 shares of common stock will be sold by Stone Street Fund 2000, L.P.; (vii) 188,563 shares of common stock will be sold by Goldman Sachs Direct Investment Fund 2000, L.P.; (viii) 218,647 shares of common stock will be sold by GS Private Equity Partners 2000, L.P.; (ix) 75,158 shares of common stock will be sold by GS Private Equity Partners 2000 Offshore Holdings, L.P.; and (x) 83,322 shares of common stock will be sold by GS Private Equity Partners 2000-Direct Investment Fund, L.P.

(h)	The shares included in the table are owned by TPG BK Holdco LLC. TPG Advisors III, Inc., a Delaware corporation, is the general partner of TPG GenPar III, L.P., a Delaware limited partnership, which in turn is the sole general partner of TPG Partners III, L.P., a Delaware limited partnership which in turn is the managing member of TPG BK Holdco, LLC, which directly holds the securities of the Company.

Certain relationships and related transactions
Management subscription and shareholders’ agreement
We entered into a management subscription and shareholders’ agreement with certain of our directors and executive officers. All of the provisions of the management subscription and shareholders’ agreement terminated upon completion of our initial public offering in May 2006, except for certain transfer restrictions and restrictions on the ability of parties to the agreement to sell shares on or prior to November 13, 2006 and thereafter in accordance with certain applicable securities laws.
Management agreement
In connection with our acquisition of BKC, we entered into a management agreement dated December 13, 2002 with the sponsors and entities affiliated with the sponsors, pursuant to which we agreed to pay the sponsors a quarterly management fee not to exceed 0.5% of the prior quarter’s total revenues. During fiscal 2004, 2005, and 2006, we paid approximately $8 million, $9 million, and $9 million, respectively, in quarterly management fees, which were paid as compensation to the sponsors for monitoring our business through board of director participation, executive team recruitment, interim senior management services that were provided from time-to-time and other services consistent with arrangements with private equity funds. We also reimbursed the sponsors for certain out-of-pocket expenses incurred by their employees. See “— Expense Reimbursement to the Sponsors”. The management agreement includes customary indemnification provisions pursuant to which we indemnify each of the sponsors and those members of our board of directors who hold senior positions at the sponsors or their affiliates from and against all liabilities and expenses incurred in connection with our acquisition of BKC, the management agreement or transactions related to their investment in us, except for such liability or expense arising on account of an indemnified person’s gross negligence or willful misconduct.
In connection with our initial public offering, we paid a one-time sponsor management termination fee of $30 million, which was split equally among the three sponsors, to terminate all provisions of the management agreement, except for the indemnification provisions which survive. The sponsor management termination fee resulted from negotiations with the sponsors to terminate the management agreement which obligated us to pay the quarterly management fee. Our board of directors concluded that it was in the best interests of the company to terminate these arrangements with the sponsors and the resulting payments upon becoming a publicly-traded company.
Payment of the February 2006 dividend, compensatory make-whole payment and the sponsor management termination fee
The table below sets forth the amounts received by the private equity funds controlled by the sponsors, members of our board of directors and our executive officers in connection with the February 2006 dividend and the compensatory make-whole payment. Messrs. Balson, Bonderman, Boyce, Jones, Mehra and Pagliuca, who are each members of our board of directors nominated by the sponsors, did not receive any payments in connection with the February 2006 dividend and the compensatory make-whole payment. In addition to the amounts described below, the $30 million sponsor management termination fee was split equally among the three sponsors.

		Compensatory
	February 2006	make-whole
	dividend amount ($)	payment amount ($)	Total amount ($)

Private Equity Funds Controlled by the Sponsors
GS Capital Partners 2000, L.P.	$59,941,116	$—	$59,941,116
TPG BK Holdco, LLC	129,063,506	—	129,063,506
GS Capital Partners 2000 Employee Fund, L.P.	19,033,377	—	19,033,377
Stone Street Fund 2000, L.P.	1,763,524	—	1,763,524
Bridge Street Special Opportunities Fund 2000, L.P.	881,762	—	881,762
Goldman Sachs Direct Investment Fund 2000, L.P.	2,939,207	—	2,939,207
GS Private Equity Partners 2000, L.P.	3,408,134	—	3,408,134
GS Private Equity Partners 2000-Direct Investment Fund, L.P.	1,298,771	—	1,298,771
Bain Capital Integral Investors, LLC	88,845,694	—	88,845,694
BCIP TCV, LLC	484,674	—	484,674
Bain Capital VII Coinvestment Fund, LLC	25,392,748	—	25,392,748
GS Capital Partners 2000 Offshore, L.P.	21,780,316	—	21,780,316
GS Private Equity Partners 2000 Offshore Holdings, L.P.	1,171,509	—	1,171,509
GS Capital Partners 2000 GmbH & Co. Beteiligungs KG	2,505,402	—	2,505,402
Board of Directors:
Armando Codina	158,245	—	158,245
Peter R. Formanek	586,427	258,840	845,267
Manuel Garcia	293,213	—	293,213
Brian T. Swette	293,213	—	293,213
Kneeland C. Youngblood	395,883	—	395,883
Executive Officers:
John W. Chidsey	410,499	4,900,813	5,311,312
Russell B. Klein	639,927	862,589	1,502,516
Ben K. Wells	—	180,439	180,439
James F. Hyatt	—	902,195	902,195
Peter C. Smith	351,856	1,280,395	1,632,251
Anne Chwat	249,276	721,756	971,032
Chris Anderson	—	107,542	107,542
Amy E. Wagner	—	—	—
Gregory D. Brenneman(1)	$1,759,280	$10,361,349	$12,120,629

(1) Mr. Brenneman served as our Chairman of the Board and Chief Executive Officer until April 7, 2006.

Payment-in-Kind Notes
In order to finance, in part, our acquisition of BKC, we issued $212.5 million in payment-in-kind, or PIK, notes to the private equity funds controlled by the sponsors on December 13, 2002. These private equity funds subsequently transferred an aggregate of $0.9 million in PIK notes to four of our directors, Messrs. Formanek, Garcia, Swette and Youngblood. The PIK notes accreted interest at a rate of 9% per annum. As of June 30, 2004 and 2005, the amounts outstanding under the PIK Notes were $242 million and $264 million, respectively. Our interest expense on the PIK Notes totaled $11 million for the period December 13, 2002 to June 30, 2003, $21 million for the year ended June 30, 2004 and $23 million for the year ended June 30, 2005.
On July 13, 2005, we repaid the PIK notes in full, including accreted interest, as part of the refinancing of our indebtedness. We do not expect to borrow any other amounts in the future from the sponsors or from the private equity funds controlled by the sponsors.
Expense reimbursement to the sponsors
Prior to being a public company, we reimbursed the sponsors for certain travel-related expenses of their employees in connection with meetings of our board of directors and other meetings related to the management and monitoring of our business by the sponsors. During fiscal 2004, 2005, and 2006, we have paid approximately $266,000, $496,000 and $214,000, respectively, in total expense reimbursements to the sponsors. Once we became a public company, we reimbursed traveling expenses for those directors appointed by our sponsors on the same terms as our other non-management directors.
Under the shareholders’ agreement with our sponsors, we agreed to pay all registration expenses relating to the filing of this registration statement on Form S-1 other than underwriter commissions and discounts. The reimbursable amount includes registration and filing fees, printing fees, all reasonable fees and disbursements of one law firm selected by the sponsors and all expenses related to any “road-show” for an underwritten offering. Pursuant to our obligations under the shareholders’ agreement, in July 2006 we paid approximately $90,000 in legal fees in connection with our initial public offering on behalf of the sponsors.
In addition, we paid on behalf of the sponsors approximately $500,000 in legal fees and expenses to Cleary Gottlieb Steen & Hamilton LLP that were incurred by the sponsors in connection with their management of us and arrangements between us and the sponsors. Cleary Gottlieb Steen & Hamilton LLP provided legal advice to the underwriters of our initial public offering and is providing legal advice to the underwriters in connection with this offering.
Initial public offering commissions and related fees
Goldman, Sachs & Co. participated as one of the joint book-running managers of our initial public offering. We paid Goldman, Sachs & Co. approximately $5 million in commissions and related fees pursuant to a customary underwriting agreement among the company and the several underwriters.
New global headquarters
Mr. Codina, a current Director of the Company, is an executive officer, director and an approximately 8.2% owner of the outstanding shares of a public company whose wholly-

owned subsidiary has agreed to lease us an approximately 224,638 square foot building to be developed in Coral Gables, Florida, which lease has now been assigned to a partnership owned by such public company and wholly-owned subsidiary of a pension fund for which JPMorgan Chase Bank, N.A. acts as trustee. The building will serve as our new global headquarters beginning in 2008. The lease runs for 15 years from the date we occupy the building or 60 days from when the landlord substantially completes construction. The estimated annual rent for the 15-year initial lease term, which is expected to be approximately $8 million per year, will be finalized upon the completion of the building’s construction. Fixed annual rent will escalate 6% every other year commencing after the second year and operating costs will escalate based upon the inflation rate. The lease terms were negotiated on an arm’s length basis prior to the time that Mr. Codina was asked to join the Board of Directors, and we believe the terms reflect market terms.
Restaurant lease
The late Mrs. Clarita Garcia was the landlord under a lease with BKC for a Burger King restaurant located in Orlando, Florida. Manuel A. Garcia, one of our current directors, is the son of the late Mrs. Garcia and serves as executor of his mother’s estate. BKC became the lessee in March 1996, prior to Mr. Garcia being named a director. The lease expires in February 2018. During fiscal 2004, fiscal 2005, fiscal 2006, and the six months ended December 31, 2006, BKC paid approximately $111,000, $123,000, $130,000, and $65,000, respectively, (including taxes) in rent payments to Mrs. Garcia or her estate.
Relocation expense
In connection with his relocation from Texas to the Miami area, in accordance with our relocation policy, a relocation firm hired by us advanced our former Chief Executive Officer, Mr. Brenneman, $1.4 million for three months on an interest-free basis in July 2004 in connection with the sale of his home. This advance was repaid in September 2004 when Mr. Brenneman’s Texas home was sold. In connection with his relocation from New Jersey to the Miami area, a relocation firm hired by us purchased the home of our Chief Executive Officer, Mr. Chidsey, in March 2005 for $2.4 million in accordance with our relocation policy.

Description of capital stock
General matters
The following description of our common stock and preferred stock and the relevant provisions of our certificate of incorporation and bylaws are summaries thereof and are qualified by reference to our certificate of incorporation and bylaws, copies of which have been filed with the Securities and Exchange Commission as exhibits to our Form 10-K, and applicable law.
As of December 31, 2006, our authorized capital stock consists of 300,000,000 shares of common stock, $0.01 par value, and 10,000,000 shares of preferred stock, $0.01 par value.
Common stock
As of January 17, 2007, there were 134,448,716 shares of common stock issued and outstanding.
The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders and do not have cumulative voting rights. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of funds legally available therefor. See “Dividend Policy”. In the event of liquidation, dissolution or winding up of our company, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable, and the shares of common stock to be issued upon completion of this offering will be fully paid and non-assessable. As of January 17, 2007, there were approximately 164 holders of record of our common stock.
Preferred stock
As of January 17, 2007, there were no shares of our preferred stock outstanding.
Our board of directors has the authority to issue preferred stock in one or more classes or series and to fix the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any class or series, without further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without further action by the shareholders and may adversely affect the voting and other rights of the holders of common stock. At present, we have no plans to issue any of the preferred stock.
Voting
The affirmative vote of a majority of the shares of our capital stock present, in person or by written proxy, at a meeting of stockholders and entitled to vote on the subject matter will be the act of the stockholders.

Our certificate of incorporation may be amended in any manner provided by the Delaware General Corporation Law. Our board of directors has the power to adopt, amend or repeal our bylaws.
Action by written consent
Our certificate of incorporation and bylaws provide that stockholder action can be taken by written consent of the stockholders only if the private equity funds controlled by the sponsors collectively own 50% or more of the outstanding shares of common stock.
Ability to call special meetings
Our bylaws provide that special meetings of our stockholders can only be called pursuant to a resolution adopted by a majority of our board of directors or by the chairman of our board of directors. Special meetings may also be called by the holders of at least 25% of the outstanding shares of our common stock if the private equity funds controlled by the sponsors own 50% or more of the outstanding common stock. Thereafter, stockholders will not be permitted to call a special meeting or to require our board to call a special meeting.
Shareholder proposals
Our bylaws establish an advance notice procedure for shareholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of persons for election to the board of directors.
Stockholders at our annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given to our secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. Although neither our certificate of incorporation nor our bylaws gives the board of directors the power to approve or disapprove stockholder nominations of candidates or proposals about other business to be conducted at a special or annual meeting, our bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.
Limitation of liability and indemnification matters
Our certificate of incorporation provides that a director of our company will not be liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director, except in certain cases where liability is mandated by the Delaware General Corporation Law. Our certificate of incorporation also provides for indemnification, to the fullest extent permitted by law, by our company of any person made or threatened to be made a party to, or who is involved in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of our company, or at the request of our CEO or his designee, serves or served as a director or officer of any other enterprise, against all expenses, liabilities and losses actually incurred or suffered by such person in connection with the action, suit or proceeding. Our certificate of incorporation also provides that, to the extent authorized from time to time by our board of directors, we may provide indemnification to any one or more employees and other agents of our company to the extent and effect determined by our board of directors to be appropriate and authorized by the Delaware General Corporation Law. Our certificate of incorporation also permits us to purchase and maintain insurance for the foregoing and we expect to maintain such insurance.
Corporate opportunities
Our certificate of incorporation provides that the sponsors have no obligation to offer us an opportunity to participate in business opportunities presented to the sponsors or their respective affiliates even if the opportunity is one that we might reasonably have pursued, and that neither the sponsors nor their respective affiliates will be liable to us or our stockholders for breach of any duty by reason of any such activities unless, in the case of any person who is a director or officer of our company, such business opportunity is expressly offered to such director or officer in writing solely in his or her capacity as an officer or director of our company. Stockholders will be deemed to have notice of and consented to this provision of our certificate of incorporation.
Shareholders’ agreement
In connection with our acquisition of BKC, we entered into a shareholders’ agreement dated June 27, 2003 with BKC and the sponsors. The shareholders’ agreement provided, among other things, that each of the sponsors would be entitled to appoint three members of our board of directors. Six of our current directors, Messrs. Balson, Bonderman, Boyce, Jones, Mehra and Pagliuca, were appointed pursuant to the shareholders’ agreement. We have entered into an amended and restated shareholders’ agreement with the sponsors that provides for (i) the right of each sponsor to appoint two members to our board of directors, (ii) certain provisions relating to drag-along and tag-along rights and transfer restrictions and (iii) registration rights provisions. A sponsor’s right to appoint directors will be reduced to one director if that sponsor’s stock ownership drops to 10% or less of our outstanding common stock, and will be eliminated if that sponsor’s stock ownership drops to 2% or less of our outstanding common stock. The right to appoint directors to any board committee (with the exception of our audit committee) terminates if the sponsors no longer collectively beneficially own 30% or more of our outstanding common stock. The provisions relating to drag-along and tag-along rights and transfer restrictions obligate or allow a sponsor to participate in the sale of shares by the other sponsors or limit the transfer of shares held by the sponsors to third parties. The registration rights provisions grant shelf registration rights, demand registration rights and piggyback registration rights to those shareholders and transferees. Specifically, we have granted each of the sponsors the right to two demand registrations which can be exercised after the 180th day following our initial public offering and prior to the first anniversary of such date and an unlimited number of demand registrations after the first anniversary of our IPO if there is not a currently effective shelf registration statement at the time of such demand. We also agreed that immediately following the first anniversary of the IPO, we would file with the SEC and use our best efforts to have declared effective as promptly as practicable a shelf registration statement relating to the offer and sale of all registrable securities held by the sponsors. In addition, we granted the sponsors the right to request that their shares be included, subject to certain cut-back provisions, in most registration statements that we file, other than a registration statement on Form S-4 or Form S-8 or a registration statement relating to an employee stock or benefit plan. Under the shareholders’ agreement, we agreed to pay all registration expenses relating to our obligations under the shareholders’ agreement, including registration and filing fees, printing fees, all applicable rating agency fees, all reasonable fees and disbursements of one law firm selected by the sponsors, fees and expenses of any special experts retained by us, and all expenses related to any “road-show” for an underwritten offering. Pursuant to the shareholders’ agreement, the sponsors requested that we prepare and file a registration statement on Form S-1 with respect to this offering.
The shareholders’ agreement includes customary indemnification provisions in favor of all shareholders or transferees that are party to the shareholders’ agreement, the related parties and the controlling persons (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) of such shareholders against liabilities under the Securities Act incurred in connection with the registration of any of our debt or equity securities. We agreed to reimburse these persons for any legal or other expenses incurred in connection with investigating or defending any such liability, action or proceeding, except that we will not be required to indemnify any of these persons or reimburse related legal or other expenses if such loss or expense arises out of or is based on any untrue statement or omission made in reliance upon and in conformity with written information provided by these persons.
As of January 17, 2007, the private equity funds controlled by the sponsors collectively held 100,945,127 shares as to which these registration rights apply. After giving effect to the sale of shares by the selling stockholders in this offering, the private equity funds controlled by sponsors will own 80,945,127 shares of our common stock (or 77,945,127 assuming that the underwriters exercise in full their option to purchase additional shares) of our common stock to which these registration rights apply.
Anti-Takeover Effects of Delaware Law and our Certificate of Incorporation
Certain provisions of Delaware law and our certificate of incorporation, summarized below, may discourage, delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for shares held by our stockholders.
Pursuant to Section 203(b)(1) of the Delaware corporate law, our certificate of incorporation provides that the provisions of Section 203 shall not apply to us. However, the sponsors, as our controlling stockholders, have the power to amend our certificate of incorporation at any time. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the time such stockholder became an interested stockholder unless, subject to exceptions, the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. A “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior, did own, 15% or more of the corporation’s voting stock. If applicable, these provisions may have the effect of delaying, deferring or preventing a change in control without further action by the stockholders.

Listing
Our common stock is listed on the New York Stock Exchange under the symbol “BKC”.
Transfer agent and registrar
The transfer agent and registrar for our common stock is The Bank of New York.

Description of our credit facility
On July 13, 2005, we and BKC entered into a $1.15 billion senior secured credit facility with JPMorgan Chase Bank N.A., as Administrative Agent, Citicorp North America, Inc., as Syndication Agent, and Bank of America N.A., RBC Capital Markets and Wachovia Bank, National Association, as Documentation Agents, and various other lenders. The credit facility consisted of a $150 million revolving credit facility, a $250 million term loan, which we refer to as term loan A, and a $746 million term loan, which we refer to as term loan B. We used $1 billion in proceeds from the term loans A and B, $47 million in proceeds from the revolving credit facility, and cash on hand to pay in full BKC’s existing senior secured credit facility and our payment-in-kind notes outstanding that we incurred in connection with our acquisition of BKC and to pay $16 million in financing costs.
On February 15, 2006, we amended and restated the senior secured credit facility. We borrowed $350 million under our senior secured credit facility, all the proceeds of which were used to pay, along with $55 million of cash on hand, the February 2006 dividend, the compensatory make-whole payment and financing costs and expenses. The amendments replaced the $746 million then outstanding under term loan B with a new term loan B, which we refer to as term loan B-1, in an amount of $1.096 billion.
In May 2006, we utilized a portion of the $392 million in net proceeds we received from our initial public offering to prepay $350 million of term debt, resulting in a debt balance of $994 million outstanding under the term loan A and B-1 facilities. In July 2006, we prepaid an additional $50 million of term debt, reducing the term loan A and B-1 balance to $944 million. In the quarter ended December 31, 2006, we made an additional $50 million prepayment, reducing the outstanding debt balance under our senior secured credit facility to $894 million. In January 2007, we made an additional $25 million prepayment, reducing the total outstanding debt balance under the term loan A and term loan B-1 to $869 million. As a result of these prepayments, our next scheduled principal payment on the senior secured credit facility is in June 2009. The level of required principal repayments increases over time thereafter. The maturity date for term loan A is June 2011 and the maturity date for term loan B-1 is June 2012.
The interest rate under the senior secured credit facility for term loan A and the revolving credit facility is, at our option, either (a) the greater of the federal funds effective rate plus 0.50% and the prime rate, which we refer to as ABR, plus a rate not to exceed 0.75%, which varies according to our leverage ratio or (b) LIBOR plus a rate not to exceed 1.75%, which varies according to our leverage ratio. The interest rate for term loan B-1 is, at our option, either (a) ABR, plus a rate of 0.50% or (b) LIBOR plus 1.50%, in each case so long as our leverage ratio remains at or below certain levels (but in any event not to exceed 0.75%, in the case of ABR loans, and 1.75% in the case of LIBOR loans). As of December 31, 2006, amounts outstanding under the term loan A and the term B-1 both accrued interest at a per annum rate of 6.875%.
Our senior secured credit facility contains certain customary financial and other covenants. These covenants impose restrictions on additional indebtedness, liens, investments, advances, guarantees, mergers and acquisitions. These covenants also place restrictions on asset sales, sale and leaseback transactions, dividends, payments between us and our subsidiaries and certain transactions with affiliates. Additionally, our senior secured credit facility contains customary events of default, including payment defaults, breaches of representations and warranties, covenant defaults, cross-defaults to other material indebtedness, events of bankruptcy and insolvency, judgment defaults, failure of any guaranty or security document to be in full force and effect and a change of control of our business.
The financial covenants include a requirement to maintain a certain interest expense coverage ratio and leverage ratio, which are calculated excluding the effect of the payments of the February 2006 dividend, the compensatory make-whole payment and the sponsor management termination fee, and limit the maximum amount of capital expenditures to $180 million in 2006 and either $200 million or $250 million in each fiscal year thereafter depending on our rent-adjusted leverage ratio (as defined in our senior secured credit facility). To the extent that we do not use the entire basket available for capital expenditures in any fiscal year, 50% of the unused amount is allowed to be carried forward into the next fiscal year less amounts carried forward to the prior fiscal year, subject to certain limitations. Following the end of each fiscal year, we are required to prepay the term debt in an amount equal to 50% of excess cash flow (as defined in our senior secured credit facility) for such fiscal year. This prepayment requirement is not applicable if our leverage ratio is less than a predetermined amount. There are other events and transactions, such as certain asset sales, sale and leaseback transactions resulting in aggregate net proceeds over $2.5 million in any fiscal year, proceeds from casualty events and incurrence of debt that will trigger additional mandatory prepayment.
Our senior secured credit facility permits us to pay cash dividends on our common stock, in an aggregate amount, taken together with the amount of certain investments permitted under our senior secured credit facility, following the completion of this offering, equal to the greater of (i) 50% of excess cash flow of BKC for the period from July 1, 2005 through the end of the most-recently ended fiscal year of BKC and (ii) the sum of (A) $50 million, (B) 50% of consolidated net income for the period from December 31, 2005 to the end of the most-recently ended fiscal quarter (or where consolidated net income is a deficit, minus 100% of the deficit) and (C) the aggregate amount of proceeds received by us from the issuance of certain equity interests. In addition, after July 1, 2007, we will be permitted to pay cash dividends on our common stock, in an aggregate amount, taken together with the amount of certain investments permitted under our senior secured credit facility, equal to 50% of excess cash flow of BKC for the period from July 1, 2005 through the end of the most recently ended fiscal year of BKC.
While BKC is the only borrower under our senior secured credit facility, we and certain of our subsidiaries have jointly and severally unconditionally guaranteed the payment of the amounts due under our senior secured credit facility. We and certain of our subsidiaries, including BKC, have pledged as collateral a 100% equity interest in our and BKC’s domestic subsidiaries with some exceptions. Furthermore, BKC has pledged as collateral a 65% equity interest in certain of its foreign subsidiaries.
As of December 31, 2006, we had $116 million available for borrowing under our $150 million revolving credit facility (net of $34 million in letters of credit issued under the revolving credit facility). The maturity date for all amounts due under the revolving credit facility is June 2011.
See Note 7 to our unaudited consolidated financial statements for the period ended December 31, 2006, and Note 10 to our audited consolidated financial statements included elsewhere in this prospectus for further information about our senior secured credit facility.

Material United States federal tax consequences
for non-United States holders of common stock
The following is a general discussion of the material U.S. federal income and estate tax consequences of the ownership and disposition of common stock by a beneficial owner that is a “non-U.S. holder” and that does not own, and is not deemed to own, more than 5% of the Company’s common stock. A “non-U.S. holder” is a person or entity that, for U.S. federal income tax purposes, is a:

•	non-resident alien individual, other than certain former citizens and residents of the United States subject to tax as expatriates,

•	foreign corporation,

•	foreign partnership, or

•	foreign estate or trust.
A “non-U.S. holder” does not include an individual who is present in the United States for 183 days or more in the taxable year of disposition and is not otherwise a resident of the United States for U.S. federal income tax purposes. Such an individual is urged to consult his or her own tax advisor regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of common stock.
This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein. This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant to non-U.S. holders in light of their particular circumstances and does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction. Prospective holders are urged to consult their tax advisors with respect to the particular tax consequences to them of owning and disposing of common stock, including the consequences under the laws of any state, local or foreign jurisdiction.
Dividends
Dividends paid by the Company to a non-U.S. holder of common stock generally will be subject to withholding tax at a 30% rate or a reduced rate specified by an applicable income tax treaty. In order to obtain a reduced rate of withholding, a non-U.S. holder will be required to provide an Internal Revenue Service Form W-8BEN certifying its entitlement to benefits under a treaty.
The withholding tax does not apply to dividends paid to a non-U.S. holder who provides a Form W-8ECI, certifying that the dividends are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. income tax as if the non-U.S. holder were a U.S. resident. A non-U.S. corporation receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate).

Gain on disposition of common stock
A non-U.S. holder generally will not be subject to U.S. federal income tax on gain realized on a sale or other disposition of common stock unless:

•	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States, subject to an applicable treaty providing otherwise, or

•	the Company is or has been a U.S. real property holding corporation, as defined below, at any time within the five-year period preceding the disposition or the non-U.S. holder’s holding period, whichever period is shorter, and its common stock has ceased to be traded on an established securities market prior to the beginning of the calendar year in which the sale or disposition occurs.
The Company believes that it is not, and does not anticipate becoming, a U.S. real property holding corporation.
Information reporting requirements and backup withholding
Information returns will be filed with the Internal Revenue Service in connection with payments of dividends and the proceeds from a sale or other disposition of common stock. You may have to comply with certification procedures to establish that you are not a U.S. person in order to avoid information reporting and backup withholding tax requirements. The certification procedures required to claim a reduced rate of withholding under a treaty will satisfy the certification requirements necessary to avoid the backup withholding tax as well. The amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that the required information is furnished to the Internal Revenue Service.
Federal estate tax
An individual non-U.S. holder who is treated as the owner of, or has made certain lifetime transfers of, an interest in the common stock will be required to include the value of the stock in his gross estate for U.S. federal estate tax purposes, and may be subject to U.S. federal estate tax, unless an applicable estate tax treaty provides otherwise.

Underwriting
The selling stockholders are offering the shares of common stock described in this prospectus through a number of underwriters. J.P.Morgan Securities Inc., Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated are acting as joint book-running managers of the offering and as representatives of the underwriters. We and the selling stockholders have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, the selling stockholders have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, the number of shares of common stock listed next to its name in the following table:

Name	Number of Shares

J.P.Morgan Securities Inc.
Goldman, Sachs & Co.
Morgan Stanley & Co. Incorporated
Banc of America Securities LLC
Citigroup Global Markets Inc.
Loop Capital Markets, LLC
Wachovia Capital Markets, LLC
Total

The underwriters are committed to purchase all the common shares offered by the selling stockholders if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.
The underwriters propose to offer the common shares directly to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $           per share. Any such dealers may resell shares to certain other brokers or dealers at a discount of up to $           per share from the initial public offering price. After the initial public offering of the shares, the offering price and other selling terms may be changed by the underwriters.
The underwriters have an option to buy up to 3,000,000 additional shares of common stock from the selling stockholders to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters have 30 days from the date of this prospectus to exercise this over-allotment option. If any shares are purchased with this over-allotment option, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered. We will not receive any of the proceeds from a sale of shares by the selling stockholders.
The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to the selling stockholders per share of common stock. The following table shows the per share and total underwriting discounts and commissions to be paid by the selling stockholders to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Without over-	With full over-
	allotment	allotment
Paid by the selling stockholders	exercise	exercise

Per Share	$	$
Total	$	$

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $           million.
A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders.
Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.
We have agreed that, subject to certain exceptions, we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of J.P. Morgan Securities Inc. for a period of 90 days after the date of this prospectus. Notwithstanding the foregoing, if (1) during the last 17 days of the 90-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or (2) prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.
All of our directors and executive officers and certain other equity holders, including the selling stockholders, have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons or entities, with certain exceptions, for a period of 90 days after the date of this prospectus, have agreed that they will not, without the prior written consent of J.P. Morgan Securities Inc., (1) offer, pledge, announce the intention to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock (including, without limitation, common stock which may be deemed to be beneficially owned by such persons in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant) or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise, subject to certain exceptions, including sales made in this offering and, with respect to certain directors and executive officers, transfers made 30 days or later after completion of this offering pursuant to a plan that complies with Rule 10b5-1 under the Exchange Act and was entered into prior to the pricing of this offering. Notwithstanding the foregoing, if (1) during the last 17 days of the 90-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or (2) prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.
We and the selling stockholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.
Our common stock is listed on the New York Stock Exchange under the symbol “BKC.”
In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of the common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ over allotment option referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their over allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the over allotment option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.
The underwriters have advised us that, pursuant to Regulation M of the Securities Act of 1933, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.
These activities, as well as other purchases by the underwriters for their own account, may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

Each underwriter has represented that (i) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of any common stock in circumstances in which Section 21(1) of the FSMA does not apply to us and (ii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.
In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the European Union Prospectus Directive (the “EU Prospectus Directive”) is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of common stock to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the EU Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

•	in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.
For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Member State by any measure implementing the EU Prospectus Directive in that Member State and the expression EU Prospectus Directive means Directive 2003/71/ EC and includes any relevant implementing measure in each Relevant Member State.
The shares may not be offered or sold by means of any document other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong, and no advertisement, invitation or document relating to the shares may be issued, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.
This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.
The securities have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.
Because, prior to this offering, the Goldman Sachs Funds, affiliates of Goldman, Sachs & Co., own in excess of 10% of the issued and outstanding shares of our common stock, under Rule 2720 of the NASD, Inc.’s Conduct Rules (“Rule 2720”), Goldman Sachs & Co. may be deemed to be our “affiliate.” Accordingly, this offering is being made in compliance with Rule 2720. Pursuant to Rule 2720, the appointment of a qualified independent underwriter is not necessary in connection with this offering, as a bona fide independent market (as defined in Rule 2720) exists in the shares.
Certain of the underwriters and their affiliates have provided in the past to us, our affiliates and the sponsors and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us, such affiliates and the sponsors in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. For example, J.P. Morgan Chase Bank N.A., an affiliate of J.P. Morgan Securities Inc., is the administrative agent for our senior secured credit facility and Citicorp North America Inc., an affiliate of Citigroup Global Markets Inc., is syndication agent for our senior secured credit facility. Affiliates of each of the underwriters, except Loop Capital Markets, LLC, are lenders under our senior credit facility. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

Legal matters
The validity of the shares of common stock offered hereby will be passed upon for us by Holland & Knight LLP, Miami, Florida, and certain legal matters will be passed upon for the underwriters by Cleary Gottlieb Steen & Hamilton LLP, New York, New York. Cleary Gottlieb Steen & Hamilton LLP has in the past provided legal services to us and the sponsors, including in connection with the acquisition of BKC in December 2002, and may in the future continue to provide legal services to us and the sponsors. In addition, Cleary Gottlieb Steen & Hamilton LLP currently provides legal services to the sponsors.
Experts
The consolidated financial statements of Burger King Holdings, Inc. and subsidiaries as of June 30, 2006 and 2005, and for each of the years in the three-year period ended June 30, 2006, have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.
Where you can find more information
We have filed with the Securities and Exchange Commission or SEC, in Washington, D.C., a registration statement on Form S-1 under the Securities Act with respect to the common stock offered hereby. For further information with respect to us and our common stock, reference is made to the registration statement and the exhibits and any schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference. A copy of the registration statement, including the exhibits and schedules thereto, may be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, DC 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access the registration statement, including the exhibits and any schedules thereto. The registration statement, including the exhibits and schedules thereto, are also available for reading and copying at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.
We are subject to the full informational requirements of the Securities Exchange Act of 1934, as amended. These periodic reports and other information are available for inspection and copying at the public reference room and website of the SEC referred to above. We also maintain an Internet site at http://www.bk.com. Our website and the information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus or the registration statement of which it forms a part. You may access our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13 (a) or 15 (d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such information is electronically filed with, or furnished to, the SEC.
You may obtain a copy of any of our filings, at no cost, by writing or telephoning us at:
Burger King Holdings, Inc.
5505 Blue Lagoon Drive
Miami, Florida 33126
(305) 378-3000
Attn: Corporate Secretary

BURGER KING HOLDINGS, INC. AND SUBSIDIARIES

BURGER KING HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets

	As of

	December 31, 2006	June 30, 2006

	(in millions, except share data)
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$135	$259
Trade and notes receivable, net	117	109
Prepaids and other current assets, net	51	40
Deferred income taxes, net	38	45

Total current assets	341	453
Property and equipment, net	866	886
Intangible assets, net	980	975
Goodwill	22	20
Net investment in property leased to franchisees	146	148
Other assets, net	76	70

Total assets	$2,431	$2,552

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts and drafts payable	$73	$100
Accrued advertising	54	49
Other accrued liabilities	253	338
Current portion of debt and capital leases	5	5

Total current liabilities	385	492
Long term debt	896	997
Capital leases, net of current portion	64	63
Other deferrals and liabilities	342	349
Deferred income taxes, net	106	84

Total liabilities	1,793	1,985
Commitments and Contingencies (Note 13)
Stockholders’ equity:
Preferred stock, $0.01 par value; 10,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.01 par value; 300,000,000 shares authorized; 133,805,018 and 133,058,640 shares issued and outstanding at December 31, 2006 and June 30, 2006, respectively	1	1
Restricted stock units	5	5
Additional paid-in capital	554	545
Retained earnings	81	3
Accumulated other comprehensive income	—	15
Treasury stock, at cost; 643,698 and 590,841 shares, at December 31, 2006 and June 30, 2006, respectively	(3)	(2)

Total stockholders’ equity	638	567

Total liabilities and stockholders’ equity	$2,431	$2,552

See accompanying notes to condensed consolidated financial statements.

BURGER KING HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income

	Three Months		Six Months
	Ended		Ended
	December 31,		December 31,

	2006	2005	2006	2005

	(in millions, except per
	share data)
	(unaudited)
Revenues:
Company restaurant revenues	$417	$379	$822	$754
Franchise revenues	112	104	225	209
Property revenues	30	29	58	57

Total revenues	559	512	1,105	1,020
Company restaurant expenses:
Food, paper and product costs	125	119	247	237
Payroll and employee benefits	123	109	242	219
Occupancy and other operating costs	103	93	205	184

Total Company restaurant expenses	351	321	694	640
Selling, general and administrative expenses	119	106	231	207
Property expenses	15	14	31	28
Fees paid to affiliates	—	3	—	6
Other operating income, net	(1)	(2)	(8)	(3)

Total operating costs and expenses	484	442	948	878

Income from operations	75	70	157	142

Interest expense	19	18	38	37
Interest income	(2)	(1)	(4)	(3)

Total interest expense, net	17	17	34	34
Loss on early extinguishment of debt	—	—	1	13

Income before income taxes	58	53	122	95
Income tax expense	20	26	44	46

Net income	$38	$27	$78	$49

Earnings per share:
Basic	$0.28	$0.25	$0.59	$0.45
Diluted	$0.28	$0.24	$0.57	$0.43
Weighted average shares outstanding:
Basic	133.5	106.9	133.3	106.8
Diluted	136.5	112.9	136.1	112.9

See accompanying notes to condensed consolidated financial statements.

BURGER KING HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows

	Six months ended
	December 31,

	2006	2005

	(unaudited)
	(in millions)
Cash flows from operating activities:
Net income	$78	$49
Adjustments to reconcile net income to net cash used for operating activities:
Depreciation and amortization	43	42
Gain on hedging activities	(2)	—
Gain on remeasurement of foreign denominated transactions	(13)	—
Gain on asset disposals	(7)	(1)
Pension curtailment gain	—	(6)
Loss on early extinguishment of debt	1	13
Stock-based compensation	2	—
Deferred income tax expense	8	31
Changes in current assets and liabilities, net of acquisitions:
Trade and notes receivables	(7)	1
Prepaids and other current assets	(10)	(12)
Accounts and drafts payable	(28)	(20)
Accrued advertising	5	8
Other accrued liabilities	(86)	(27)
Payment of interest on PIK notes	—	(103)
Other long-term assets and liabilities	14	27

Net cash (used for) provided by operating activities	$(2)	$2

Cash flows from investing activities:
Purchases of available-for-sale securities	(308)	—
Proceeds from sale of available-for-sale securities	308	—
Payments for property and equipment	(31)	(30)
Proceeds from asset disposals and restaurant closures	15	10
Payments for acquired franchisee operations	(8)	(7)
Investment in franchisee debt	(4)	(3)
Collections on franchisee debt	1	1

Net cash used for investing activities	$(27)	$(29)

Cash flows from financing activities:
Proceeds from term debt and credit facility	1	1,047
Repayments of term debt, credit facility and capital leases	(103)	(1,229)
Payments for financing costs	—	(16)
Proceeds from sale of common stock	2	—
Excess tax benefits from stock-based compensation	4	—
Treasury stock purchases	(1)	—

Net cash used for financing activities	$(97)	$(198)

Effect of exchange rates on cash and cash equivalents	2	—
Decrease in cash and cash equivalents	(124)	(225)
Cash and cash equivalents at beginning of period	259	432

Cash and cash equivalents at end of period	$135	$207

Supplemental cash flow disclosures:
Interest paid(1)	$27	$139
Income taxes paid(2)	$114	$7
Non-cash investing and financing activities:
Acquisition of property with capital lease obligations	$5	$10

(1) Amount for the six month period ended December 31, 2006 is net of $12 million received upon settlement of interest rate swaps. Amount for the six month period ended December 31, 2005 includes $103 million of interest paid on PIK notes held by affiliates which was included in term debt at June 30, 2005.
(2) Amount for the six month period ended December 31, 2006 includes payment of $82 million in income taxes incurred, primarily resulting from the realignment of the European and Asian businesses.
See accompanying notes to condensed consolidated financial statements.

BURGER KING HOLDINGS, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(Unaudited)
Note 1. Organization and Basis of Presentation
Burger King Holdings, Inc. (“BKH” or the “Company”) is a Delaware corporation formed on July 23, 2002. It is the parent of Burger King Corporation (“BKC”), a Florida corporation that franchises and operates fast food hamburger restaurants, principally under the Burger King® brand. As of December 31, 2006, the Company was approximately 75% owned by private equity funds controlled by Texas Pacific Group, the Goldman Sachs Funds and Bain Capital Partners (collectively, the “Sponsors”).
The Company generates revenues from three sources: (i) sales at restaurants owned by the Company; (ii) royalties and franchise fees paid by franchisees; and (iii) property income from the franchise restaurants that the Company leases or subleases to franchisees. The Company receives monthly royalties and advertising contributions from franchisees based on a percentage of restaurant sales.
Basis of Presentation and Consolidation
The accompanying condensed consolidated financial statements should be read in conjunction with the consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2006. In the opinion of management, all adjustments (consisting of normal recurring accruals) necessary for a fair presentation have been included. The results for the three and six months ended December 31, 2006 do not necessarily indicate the results that may be expected for the full year.
The condensed consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries. All material intercompany balances and transactions have been eliminated in consolidation. Investments in affiliates where the Company owns between 20% and 50% are accounted for under the equity method, except as discussed below.
In December 2003, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 46R, Consolidation of Variable Interest Entities — an interpretation of ARB No. 51 (“FIN 46R”). FIN 46R establishes guidance to identify variable interest entities (“VIE’s”). FIN 46R requires VIE’s to be consolidated by the primary beneficiary who is exposed to the majority of the VIE’s expected losses, expected residual returns, or both. FIN 46R excludes from its scope operating businesses unless certain conditions exist.
A majority of franchise entities meet the definition of an operating business and, therefore, are exempt from the scope of FIN 46R. Additionally, there are a number of franchise entities which do not meet the definition of a business, as a result of leasing arrangements and other forms of subordinated financial support provided by the Company, including certain franchise entities that participated in the franchisee financial restructuring program (see Note 13) and, therefore, are considered VIE’s. However, the Company is not exposed to the majority of expected losses in any of these arrangements and, therefore, is not the primary beneficiary required to consolidate any of these franchisee entities.

BURGER KING HOLDINGS, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(Unaudited) — (Continued)
The Company has consolidated one joint venture created in fiscal 2005 that operates restaurants where the Company is a 49% partner, but is deemed to be the primary beneficiary, as the joint venture agreement provides protection to the joint venture partner from absorbing expected losses. The results of operations of this joint venture are not material to the Company’s results of operations or financial position.
Use of Estimates
The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the Company’s condensed consolidated financial statements and accompanying notes. Actual results could differ from those estimates.
Reclassifications
Certain reclassifications have been made to the prior periods to conform to the current period’s presentation. The reclassifications had no effect on previously reported net income or stockholders’ equity.
Inventories
Inventories, totaling $17 million and $14 million as of December 31, 2006 and June 30, 2006, respectively, are stated at the lower of cost (first-in, first-out) or net realizable value, and consist primarily of restaurant food items and paper supplies. Inventories are included in prepaids and other current assets in the accompanying condensed consolidated balance sheets.
Note 2. Stock-based Compensation
Prior to February 16, 2006, the date the Company filed its Form S-1 registration statement with the Securities and Exchange Commission (the initial public offering was effective on May 17, 2006), the Company accounted for stock-based compensation in accordance with the intrinsic-value method of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB No. 25”). Under the intrinsic value method of APB No. 25, stock options were granted by the Company at fair value, with no compensation cost being recognized in the financial statements over the vesting period. In addition, the Company issued restricted stock units (“RSU’s”) under APB No. 25 and recognized compensation cost over the vesting period of the awards. For pro forma disclosure required by Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (“SFAS No. 123”), compensation expense for stock options was measured using the minimum value method, which assumed no volatility of the Company’s common stock in the Black-Scholes model used to calculate the option’s fair value.
As a result of filing the Form S-1 registration statement, the Company transitioned from a nonpublic entity to a public entity as defined by Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment(“SFAS No. 123R”). Since the Company applied SFAS No. 123 pro forma disclosure for stock options using the minimum value method prior to becoming a public entity, SFAS No. 123R requires that the Company adopt SFAS No. 123R,

BURGER KING HOLDINGS, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(Unaudited) — (Continued)
using a combination of the prospective and modified prospective transition methods. The Company applied the prospective transition method for those awards granted prior to the Form S-1 filing date that were measured at minimum value. The unrecognized compensation cost relating to these awards is recognized in the financial statements subsequent to the adoption of SFAS No. 123R, using the same method of recognition and measurement originally applied to those awards. As there was no compensation cost recognized by the Company in the financial statements for these awards under APB No. 25, no compensation cost has been or will be recognized for these awards after the Company’s adoption of SFAS No. 123R on July 1, 2006, unless such awards are modified after that date. For those awards granted subsequent to the Form S-1 filing date, but prior to the adoption date of July 1, 2006, the Company applied the modified prospective transition method, under which compensation expense is recognized for any unvested portion of the awards granted between the Form S-1 filing date and the adoption date of SFAS 123R over the remaining vesting period of the awards beginning on the adoption date of July 1, 2006.
On July 1, 2006, the Company adopted SFAS No. 123R, which requires share-based compensation cost to be recognized based on the grant date estimated fair value of each award, net of estimated forfeitures, over the employee’s requisite service period.
Non-qualified stock option awards (“NQSO”) granted by the Company expire ten years from the grant date and generally vest ratably over a five-year service period commencing on the grant date. RSU’s granted by the Company generally vest ratably over a two to five year service period commencing on the grant date. For those vested and unvested RSU’s granted prior to the Company’s initial public offering, settlement of these awards (i.e., the issuance of shares of the Company’s common stock to the recipients) will occur on December 31, 2007 or upon termination of the holder’s employment, if earlier. For the six months ended December 31, 2006, the Company granted performance-based restricted stock (“PBRS”) awards of 706,422 shares to eligible employees as long-term incentive compensation. The actual number of shares earned by the employee depends on specific performance criteria of the Company during the one-year performance period ended June 30, 2007 and will be adjusted at the end of the performance period. The PBRS awards have a three or four-year vesting period from the grant date, depending on the employee, which includes the one-year performance period.
The Company recorded $1 million and $2 million of pre-tax stock-based compensation expense for the three and six months ended December 31, 2006, respectively.
Equity Incentive Plan and 2006 Omnibus Incentive Plan
The Company’s Equity Incentive Plan and 2006 Omnibus Incentive Plan (collectively, “the Plans”) permit the grant of stock-based compensation awards including NQSO’s, RSU’s and PBRS awards to eligible employees for up to 20.8 million shares of the Company’s common stock. Awards are granted with an exercise price equal to the closing price of the Company’s common stock on the date of grant. The number of shares available to be granted under the Plans totaled 8.4 million as of December 31, 2006.

BURGER KING HOLDINGS, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(Unaudited) — (Continued)
The Company also maintains Deferred Stock Award arrangements under the 2006 Omnibus Incentive Plan for non-employee members of the Board of Directors. Pursuant to these arrangements, non-employee directors receive an annual grant of deferred shares of the Company’s common stock and may elect to receive their quarterly retainer and Committee fees in deferred shares in lieu of cash. In November 2006, the Company granted 59,193 deferred shares as an annual grant to non-employee directors. The deferred shares vest in quarterly installments over a one-year period on the first day of each calendar quarter following the grant date. The deferred shares will settle and common shares will be issued at the time the non-employee director no longer provides services to the Board.
The fair value of each stock option granted under the Plans during the quarter ended December 31, 2006 was estimated on the date of grant using the Black-Scholes option pricing model based on the following weighted average assumptions:

Risk-free interest rate	4.59%
Expected term (in years)	6.25
Expected volatility	33.01%
Expected dividend yield	0.00%

A summary of NQSO activity under the Plans as of December 31, 2006 and changes during the three and six months ended December 31, 2006 is as follows:

	Number	Weighted Average	Weighted Average
	of Options	Exercise Price	Remaining
	(in 000’s)	Per Share($)	Contractual life

Outstanding at June 30, 2006	7,408	$7.75	7.06
Granted	81	14.05	—
Exercised	(5)	3.80	—
Forfeited	(255)	6.42	—

Outstanding at September 30, 2006	7,229	7.87	6.65
Granted	150	15.96	—
Exercised	(623)	3.86	—
Forfeited	(89)	9.11	—

Outstanding at December 31, 2006	6,667	8.41	6.86

Exercisable at December 31, 2006	2,516	$5.07	4.67

The aggregate intrinsic value as of December 31, 2006 for outstanding and exercisable NQSO awards was $85 million and $40 million, respectively. The intrinsic value of a stock option is the amount by which the market value of the underlying stock exceeds the exercise price of the option. For the six months ended December 31, 2006, the total intrinsic value of stock options exercised was $9 million and proceeds from stock options exercised was $2 million. For the six months ended December 31, 2006, actual tax benefits realized for tax deductions from stock options exercised was $4 million.

BURGER KING HOLDINGS, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(Unaudited) — (Continued)
A summary of RSU activity under the Plans as of December 31, 2006 and changes during the three and six months ended December 31, 2006 is as follows:

	Number	Weighted average
	of RSU’s	grant date fair
	(in 000’s)	value ($)

Outstanding at June 30, 2006	957	$12.11
Granted	—	—
Exercised	151	5.54
Forfeited	—	—

Outstanding at September 30, 2006	806	9.65
Granted	—	—
Exercised	(20)	6.83
Forfeited	(9)	10.25

Outstanding at December 31, 2006	777	9.85

Exercisable at December 31, 2006	441	$5.93

As of December 31, 2006, there was $8 million of total unrecognized compensation cost related to nonvested share-based compensation arrangements (NQSO’s and RSU awards) granted under the Plans. That cost is expected to be recognized over a weighted-average period of 4.3 years. The total fair value of shares vested during six months ended December 31, 2006 was $14 million.
In August 2006, the Company granted PBRS awards under the 2006 Omnibus Incentive Plan, as long-term incentive compensation to selected executives and other key employees. PBRS awards are based on an individual’s total annual long-term incentive target award. The performance measure of PBRS awards is the Company’s profit before taxes for fiscal year 2007.
The fair value of the PBRS awards was the closing price of the Company’s common stock on the grant date and assumes that the target performance will be achieved. The number of PBRS awards earned by an employee may be adjusted up or down each reporting period during the performance period, based on the Company’s probable performance over the performance period. At the end of the one-year performance period, the value of the PBRS awards will be adjusted to the actual awards earned based on the performance of the Company. The PBRS awards have a 3 or 4-year vesting requirement from the grant date, depending on the employee.

BURGER KING HOLDINGS, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(Unaudited) — (Continued)
A summary of PBRS activity under the 2006 Omnibus Incentive Plan as of December 31, 2006 and changes during the three and six months ended December 31, 2006 is as follows:

	Number	Weighted average
	of PBRS	grant date fair
	(in 000’s)	value ($)

Outstanding at June 30, 2006	—	$—
Granted	706	14.05
Exercised	—	—
Forfeited	(4)	14.05

Outstanding at September 30, 2006	702	14.05
Granted	—	—
Exercised	—	—
Forfeited	(16)	14.05

Outstanding at December 31, 2006	686	14.05

Exercisable at December 31, 2006	—	$—

As of December 31, 2006, there was $9 million of total unrecognized compensation cost related to PBRS awards granted under the 2006 Omnibus Incentive Plan. That cost is expected to be recognized over a weighted average period of 2.6 years. No performance shares vested during the six months ended December 31, 2006. Compensation expense recorded during the six months ended December 31, 2006 for performance shares was $1 million.
Note 3. Acquisitions, Closures and Dispositions
Acquisitions
All acquisitions of franchised restaurant operations are accounted for using the purchase method of accounting under Statement of Financial Accounting Standards No. 141, Business Combinations (“SFAS 141”). These acquisitions are summarized as follows:

	Three months		Six months
	ended		ended
	December 31,		December 31,

	2006	2005	2006	2005

Number of restaurant acquisitions	41	28	46	38
Prepaids and other current assets	$1	$—	$1	$—
Property and equipment, net	5	1	5	2
Goodwill and other intangible assets	6	4	6	6
Assumed liabilities	(4)	(1)	(4)	(1)

Total purchase price	$8	$4	$8	$7

BURGER KING HOLDINGS, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(Unaudited) — (Continued)
Asset and Business Dispositions
Gains and losses on asset closures and dispositions represent sales of Company-owned properties related to restaurant closures and sales of Company-owned restaurants to franchisees, or “refranchisings”, and are recorded in other operating income, net in the accompanying condensed consolidated statements of income, (See Note 12). Gains and losses recognized in the current period may reflect closures that occurred in previous periods.

	Three months		Six months
	ended		ended
	December 31,		December 31,

	2006	2005	2006	2005

Number of restaurant closures	4	1	8	6
Number of refranchisings	3	—	4	2
Losses (gains) on asset closures and dispositions	$2	$(1)	$(4)	$(1)

Included in the gains on asset closures and dispositions for the six months ended December 31, 2006 is a $5 million gain from the sale of an investment in a non-consolidated joint venture.
Note 4. Earnings Per Share
Basic and diluted earnings per share are calculated as follows:

	Three months ended		Six months ended
	December 31,		December 31,

	2006	2005	2006	2005

Numerator:
Numerator for basic and diluted earnings per share:
Net income	$37,782,214	$26,790,797	$78,227,071	$48,586,669

Denominator:
Denominator for basic earnings per share:
Weighted average shares	133,450,444	106,853,404	133,264,354	106,806,402
Effect of dilutive securities:
Restricted stock units	393,883	705,179	395,004	465,720
Performance-based restricted stock	129,385	—	—	—
Non-qualified stock options	2,481,631	5,337,689	2,445,638	5,585,290

Denominator for diluted earnings per share	136,455,343	112,896,272	136,104,996	112,857,412

Basic earnings per share	$0.28	$0.25	$0.59	$0.45
Diluted earnings per share	$0.28	$0.24	$0.57	$0.43

BURGER KING HOLDINGS, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(Unaudited) — (Continued)
The Company does not include unexercised NQSO’s to purchase shares of the Company’s common stock with exercise prices equal to or greater than the average market price (anti-dilutive stock options) in its computation of diluted earnings per share as those options would result in anti-dilution. There were 800,000 of anti-dilutive stock options outstanding during the three months ended December 31, 2006 and none during the three months ended December 31, 2005. There were 1.2 million and 1 million of anti-dilutive stock options outstanding during the six months ended December 31, 2006 and 2005, respectively.
Note 5. Comprehensive Income
Comprehensive income is comprised of the following (in millions):

	Three
	months		Six months
	ended		ended
	December 31,		December 31,

	2006	2005	2006	2005

Net income	$38	$27	$78	$49
Translation adjustment	(7)	1	(5)	3
Cash flow hedges:
Net change in fair value of derivatives	—	3	(8)	5
Amounts reclassified to earnings during the period	(1)	—	(2)	—
Minimum pension liability	—	(6)	—	(6)

Total other comprehensive (loss) income	(8)	(2)	(15)	2

Total comprehensive income	$30	$25	$63	$51

Note 6. Other Accrued Liabilities
Included in other accrued liabilities as of December 31, 2006 and June 30, 2006, were accrued payroll and employee-related benefit costs totaling $84 million and $101 million, respectively, and income taxes payable of $12 million and $96 million, respectively.
Note 7. Long-Term Debt
As of December 31, 2006, and June 30, 2006, the Company had $896 million and $997 million, respectively, of long-term debt outstanding. During the six months ended December 31, 2006, the Company prepaid $100 million of term debt. As of December 31, 2006, the next scheduled principal payment on the term debt is March 31, 2009. See subsequent events in footnote 15 for pre-payment in January 2007.

BURGER KING HOLDINGS, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(Unaudited) — (Continued)
Note 8. Derivative Instruments
Interest rate swaps
In September 2005, the Company entered into interest rate swap contracts with a notional value of $750 million that qualify as cash flow hedges under Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended (“SFAS No. 133”). These swaps were used to convert the floating interest rate component of a portion of the Company’s LIBOR-based term debt to fixed rates. In September 2006, the Company terminated these hedges, which had a remaining value of $12 million. In accordance with SFAS No. 133, this remaining value is included in accumulated other comprehensive income and is recognized into earnings as a reduction to interest expense over the remaining life of the term debt underlying the hedge. For the three months ended December 31, 2006, $2 million was recognized into earnings as a reduction to interest expense in the accompanying condensed consolidated statement of income.
In September 2006, the Company entered into interest rate swap contracts with a notional value of $440 million to hedge forecasted LIBOR-based interest payments on its variable rate debt. These swaps mature through September 2011 and qualify as cash flow hedges under SFAS No. 133. The fair value of these interest rate swaps was $1 million as of December 31, 2006 and is recorded within other assets, net in the accompanying condensed consolidated balance sheets. Unrealized gains and losses related to these hedges are expected to be reclassified into earnings in the future and will offset interest expense on the forecasted interest payments. The actual amounts that will be reclassified could vary from the estimated amount as a result of changes in interest rates in the future. For the three months ended December 31, 2006, approximately $1 million was recognized into earnings as a reduction to interest expense in the accompanying condensed consolidated statement of income. No ineffectiveness was recognized during the three and six months ended December 31, 2006 for interest rate swaps designated as cash flow hedges.
Foreign currency forward contracts
In September 2006, the Company entered into three-month foreign currency forward contracts which matured in December 2006, to sell Euros with an aggregate contract amount of $344 million, in order to offset the impact from foreign currency fluctuations on certain foreign-denominated intercompany loans. The Company recognized a $16 million gain during the three months ended December 31, 2006 as a result of the foreign currency translation of these foreign denominated intercompany loans. This gain was offset by a corresponding realized loss on the foreign currency forward contracts of $15 million. The net gain of $1 million is attributable to the difference between the spot rate and the forward exchange rate and is recognized in earnings during the three months ended December 31, 2006. For the six months ended December 31, 2006, the Company has recognized a $12 million gain as a result of the foreign currency translation of these foreign denominated intercompany loans, which has been offset by a corresponding realized loss on foreign currency forward contracts of $9 million. The net gain of $3 million is attributable to the difference between the spot rate and the foreign exchange rate and is recognized in earnings during the six months ended

BURGER KING HOLDINGS, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(Unaudited) — (Continued)
December 31, 2006. In December 2006, the Company entered into three-month foreign currency forward contracts, which mature in March 2007, to sell Euros with an aggregate contract amount of $347 million, in order to economically hedge the impact from foreign currency fluctuations on these foreign denominated intercompany loans for this period.
As of December 31, 2006, a liability in the amount of $12 million related to the foreign currency forward contracts that matured in December 2006, was recorded in other current liabilities in the accompanying condensed consolidated balance sheets.
Note 9. Income Taxes
The U.S. Federal tax statutory rate reconciles to the effective tax rate as follows:

	Three months		Six months
	ended		ended
	December 31,		December 31,

	2006	2005	2006	2005

U.S. Federal income tax rate	35.0%	35.0%	35.0%	35.0%
State income taxes, net of federal income tax benefit	2.6	1.0	2.6	2.3
Benefit and taxes related to foreign operations	(1.1)	9.2	(3.0)	3.5
Foreign exchange differential on tax benefits	(3.6)	(0.2)	(2.2)	(0.2)
Change in valuation allowance	2.7	(1.2)	2.7	4.1
Change in accrual for tax uncertainties	(0.3)	5.7	1.3	3.8
Other	(0.8)	(0.4)	(0.3)	(0.1)

Effective income tax rate	34.5%	49.1%	36.1%	48.4%

Note 10. Related Party Transactions
In connection with the Company’s acquisition of BKC, the Company entered into a management agreement with the Sponsors for monitoring the Company’s business through board of director participation, executive team recruitment, interim senior management services and other services consistent with arrangements with private equity funds (“the management agreement”). Pursuant to the management agreement, the Company was charged a quarterly fee not to exceed 0.5% of the prior quarter’s total revenues. In May 2006, the Company paid $30 million to the Sponsors to terminate the management agreement upon the completion of its initial public offering eliminating management fees subsequent to that date. Prior to the termination of the management agreement, the Company incurred management fees and reimbursable out-of-pocket expenses under the management agreement totaling $3 million and $6 million for the three and six months ended December 31, 2005, respectively. These fees and reimbursable out-of-pocket expenses are recorded within fees paid to affiliates in the consolidated statement of operations.
The outstanding balance of the payment-in-kind (“PIK”) notes to the private equity funds controlled by the Sponsors included $103 million of PIK interest as of June 30, 2005, and $2 million of accrued interest for the three months ended fiscal year 2006, and was repaid in

BURGER KING HOLDINGS, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(Unaudited) — (Continued)
July 2005. Interest expense on the PIK notes totaled $2 million for the three and six months ended December 31, 2005.
A member of the Board of Directors of the Company has a direct financial interest in a company with which the Company has entered into a lease agreement for the Company’s new corporate headquarters (see Note 13).
Note 11. Retirement Plan and Other Postretirement Benefits
A summary of the components of net periodic benefit cost for the Pension Plans (retirement benefits) and Postretirement Plans (other benefits) is presented below (in millions):

	Retirement Benefits

	Three months		Six months
	ended		ended
	December 31,		December 31,

	2006	2005	2006	2005

Service cost-benefits earned during the period	$—	$1	$1	$3
Interest costs on projected benefit obligations	3	2	5	5
Expected return on plan assets	(2)	(2)	(4)	(4)
Curtailment gain	—	(6)	—	(6)

Net periodic benefit cost	$1	$(5)	$2	$(2)

Other benefits costs were $1 million for both three month periods ended December 31, 2006 and 2005. Other benefit costs were $1 million for both six month periods ended December 31, 2006 and 2005.
Note 12. Other Operating Income, Net
Other operating income, net, consists of the following (in millions):

	Three months		Six months
	ended		ended
	December 31,		December 31,

	2006	2005	2006	2005

Losses (gains) on asset closures and dispositions	$2	$(1)	$(4)	$(1)
(Recovery) impairment of investments in franchisee debt	—	—	—	(2)
Other, net	(3)	(1)	(4)	—

Other operating income, net	$(1)	$(2)	$(8)	$(3)

The $1 million of other operating income, net for the three months ended December 31, 2006, includes a gain of $1 million on forward currency contracts, a $1 million gain on asset sales, offset by $2 million of expenses associated with franchise system distress in the United Kingdom. The $2 million of other operating income, net for the three months ended

BURGER KING HOLDINGS, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(Unaudited) — (Continued)
December 31, 2005, includes a gain on asset sales of $1 million and a foreign currency transaction gain of $1 million.
The $8 million of other operating income, net for the six months ended December 31, 2006, includes a $5 million gain from the sale of the Company’s investment in a joint venture in New Zealand, a gain on forward currency contracts of $3 million, and $2 million of expenses associated with franchise system distress in the United Kingdom. The $3 million of other operating income, net for the six months ended December 31, 2005, includes a recovery of investments in franchisee debt of $2 million and a $1 million gain on asset sales.
Note 13. Commitments and Contingencies
Franchisee Restructuring Program
During fiscal 2003, the Company initiated a program designed to provide assistance to franchisees in the United States and Canada experiencing financial difficulties. Under this program, the Company worked with franchisees meeting certain operational criteria, their lenders, and other creditors to attempt to strengthen the franchisees’ financial condition. As part of this program, the Company agreed to provide financial support to certain franchisees.
In order to assist certain franchisees in making capital improvements to restaurants in need of remodeling, the Company provided commitments to fund capital expenditure loans (“Capex Loans”) and to make capital expenditures related to restaurant properties that the Company leases to franchisees. Capex Loans are typically unsecured, bear interest, and have 10-year terms. During the three and six months ended December 31, 2006, the Company funded $2 million and $3 million in Capex Loans, respectively, and made $1 million of improvements to restaurant properties that the Company leases to franchisees in connection with these commitments. As of December 31, 2006, the Company has commitments remaining to provide future Capex Loans of $8 million and to make up to $10 million of improvements to properties that the Company leases to franchisees extending over a period of up to five years.
During the three months ended December 31, 2006, temporary reductions in rent (“rent relief”), for certain franchisees that leased restaurant property from the Company were not significant. For the six months ended December 31, 2006, the Company provided approximately $1 million in rent relief. As of December 31, 2006, the Company had remaining commitments to provide future rent relief of up to $7 million extending over a period of up to 17 years.
Contingent cash flow subsidies represent commitments by the Company to provide future cash grants to certain franchisees for limited periods in the event of failure to achieve their debt service coverage ratio. For the three and six months ended December 31, 2006, contingent cash flow subsidies provided to franchisees were not significant. The maximum contingent cash flow subsidy commitment for future periods as of December 31, 2006 is $5 million extending over a period of up to five years. Upon funding, in most instances, the subsidies will be added to the franchisee’s existing note balance.

BURGER KING HOLDINGS, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(Unaudited) — (Continued)
Guarantees
The Company guarantees certain lease payments of franchisees arising from leases assigned in connection with sales of Company restaurants to franchisees, by remaining secondarily liable for base and contingent rents under the assigned leases of varying terms. The maximum contingent rent amount is not determinable as the amount is based on future revenues. In the event of default by the franchisees, the Company has typically retained the right to acquire possession of the related restaurants, subject to landlord consent. The aggregate contingent obligation arising from these assigned lease guarantees was $106 million as of December 31, 2006, expiring over an average period of six years.
Other commitments arising out of normal business operations were $12 million as of December 31, 2006, of which $8 million were guaranteed under bank guarantee arrangements.
Letters of Credit
As of December 31, 2006, the Company had $34 million in irrevocable standby letters of credit outstanding, which were issued primarily to certain insurance carriers to guarantee payment for various insurance programs such as health and commercial liability insurance. As of December 31, 2006, none of these irrevocable standby letters of credit had been drawn upon.
As of December 31, 2006, the Company had posted bonds totaling $2 million, which related to certain utility deposits.
Vendor Relationships
In fiscal 2000, the Company entered into long-term, exclusive contracts with the Coca-Cola Company and with Dr Pepper/ Seven Up, Inc. to supply Company and franchise restaurants with their products and obligating Burger King restaurants in the United States to purchase a specified number of gallons of soft drink syrup. These volume commitments are not subject to any time limit. As of December 31, 2006, the Company estimates that it will take approximately 16 years to complete the Coca-Cola and Dr Pepper/ Seven Up, Inc. purchase commitments. In the event of early termination of these arrangements, the Company may be required to make termination payments that could be material to the Company’s results of operations and financial position. Additionally, in connection with these contracts, the Company received upfront fees, which are being amortized over the term of the contracts. As of December 31, 2006 and June 30, 2006, the deferred amounts totaled $21 million and $23 million, respectively. These deferred amounts are amortized as a reduction to food, paper and product costs in the accompanying condensed consolidated statements of income.
The Company has $5 million in aggregate contractual obligations for the year ending June 30, 2007 with a vendor providing information technology services under three separate arrangements. These contracts extend up to five years with a termination fee ranging from $1 million to $8 million during those years.
The Company also enters into commitments to purchase advertising for periods up to twelve months. As of December 31, 2006, commitments to purchase advertising totaled $87 million.

BURGER KING HOLDINGS, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(Unaudited) — (Continued)
New Global Headquarters
In May 2005, the Company entered into an agreement to lease a building in Coral Gables, Florida, to serve as the Company’s new global headquarters beginning in fiscal 2009. The estimated annual rent for the 15 year initial term, which is expected to be approximately $8 million per year, will be finalized upon the completion of the building’s construction. Fixed annual rent under the lease will escalate by 6% every other year commencing after the second year and operating costs will escalate based upon the inflation rate. The Company also expects to spend approximately $18 million in tenant improvements, furniture and fixtures, information technology and moving costs. Of this amount, approximately $17 million will be capitalized and amortized over the shorter of the asset’s useful life or the term of the lease.
Other
The Company has insurance programs with deductibles ranging between $500,000 to $1 million to cover claims such as workers’ compensation, general liability, automotive liability, executive risk, and property. The Company is self-insured for healthcare claims for eligible participating employees. The Company determines its liability for claims based on actuarial analysis. As of December 31, 2006, the Company had a balance of $37 million in accrued liabilities to cover such claims.
The Company had claims for certain years which were insured by a third party carrier, which was insolvent at June 30, 2006. During the first quarter of fiscal 2007, the Company entered into a novation agreement whereby the insolvent carrier was replaced by another third party carrier which will take over the administration of pending and potential claims for these years.
Note 14. Segment Reporting
The Company operates in the fast food hamburger restaurant category of the quick service segment of the restaurant industry. Revenues include retail sales at Company-owned restaurants and franchise revenues. The business is managed in three distinct geographic segments: United States and Canada; Europe, the Middle East, Africa and Asia Pacific (“EMEA/ APAC”); and Latin America.

BURGER KING HOLDINGS, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(Unaudited) — (Continued)
The following tables present revenues and operating income by geographic segment (in millions):

	Three months
	ended		Six months ended
	December 31,		December 31,

	2006	2005	2006	2005

Revenues:
United States and Canada	$362	$341	$724	$682
EMEA/ APAC	171	147	330	293
Latin America	26	24	51	45

Total revenues	$559	$512	$1,105	$1,020

Other than the United States and Germany, no other individual country represented 10% or more of the Company’s total revenues. Revenues in the United States totaled $323 million and $647 million for the three and six months ended December 31, 2006, respectively. Revenues in Germany totaled $79 million and $152 million for the three and six months ended December 31, 2006, respectively. Revenues in the United States totaled $305 million and $611 million for the three and six months ended December 31, 2005. Revenues in Germany totaled $68 and $135 million for the three and six months ended December 31, 2005.
The unallocated amount reflected in the Operating Income table below includes corporate support costs in areas such as facilities, finance, human resources, information technology, legal, marketing and supply chain management.

	Three months		Six months
	ended		ended
	December 31,		December 31,

	2006	2005	2006	2005

Operating Income:
United States and Canada	$84	$74	$171	$152
EMEA/ APAC	13	21	33	42
Latin America	10	8	18	15
Unallocated	(32)	(33)	(65)	(67)

Total operating income	$75	$70	$157	$142
Interest expense, net	17	17	34	34
Loss on early distinguishment of debt	—	—	1	13

Income before income taxes	$58	$53	$122	$95
Income tax expense	20	26	44	46

Net income	$38	$27	$78	$49

BURGER KING HOLDINGS, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(Unaudited) — (Continued)
Note 15. Subsequent Event
On January 30, 2007, the Company announced a quarterly dividend of 6.25 cents per share. The dividend will be paid on March 15, 2007 to shareholders of record as of the close of business on February 15, 2007.
On January 30, 2007, the Company prepaid an additional $25 million of term debt, reducing the total outstanding long-term debt balance to $871 million. As a result of this payment, the next scheduled principal payment on the amended facility is in June 2009.

Report of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
Burger King Holdings, Inc.:
We have audited the accompanying consolidated balance sheets of Burger King Holdings, Inc. and subsidiaries as of June 30, 2006, and 2005, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended June 30, 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Burger King Holdings, Inc. and subsidiaries as of June 30, 2006 and 2005, and the results of their operations and their cash flows for each of the years in the three-year period ended June 30, 2006, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP
August 31, 2006
Miami, Florida
Certified Public Accountants

BURGER KING HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Balance Sheets

	As of June 30,

	2006	2005

	(in millions,
	except share
	data)
ASSETS
Current assets:
Cash and cash equivalents	$259	$432
Trade and notes receivable, net	109	110
Prepaids and other current assets, net	40	35
Deferred income taxes, net	45	57

Total current assets	453	634
Property and equipment, net	886	899
Intangible assets, net	975	995
Goodwill	20	17
Net investment in property leased to franchisees	148	149
Other assets, net	70	29

Total assets	$2,552	$2,723

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts and drafts payable	$100	$83
Accrued advertising	49	59
Other accrued liabilities	338	248
Current portion of long term debt and capital leases	5	4

Total current liabilities	492	394
Term debt, net of current portion	997	1,282
Capital leases, net of current portion	63	53
Other deferrals and liabilities	349	375
Deferred income taxes, net	84	142

Total liabilities	1,985	2,246
Commitments and Contingencies (Note 19)
Stockholders’ equity:
Preferred stock, $0.01 par value; 10,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.01 par value; 300,000,000 shares authorized; 133,058,640 and 106,734,893 shares issued and outstanding at June 30, 2006 and June 30, 2005, respectively	1	1
Restricted stock units	5	2
Additional paid-in capital	545	406
Retained earnings	3	76
Accumulated other comprehensive income (loss)	15	(6)
Treasury stock, at cost; 590,841 shares, at June 30, 2006 and June 30, 2005, respectively	(2)	(2)

Total stockholders’ equity	567	477

Total liabilities and stockholders’ equity	$2,552	$2,723

See accompanying notes to consolidated financial statements.

BURGER KING HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Statements of Operations

	Fiscal Years Ended June 30,

	2006	2005	2004

	(in millions, except
	per share data)
Revenues:
Company restaurant revenues	$1,516	$1,407	$1,276
Franchise revenues	420	413	361
Property revenues	112	120	117

Total revenues	2,048	1,940	1,754
Company restaurant expenses:
Food, paper and product costs	470	437	391
Payroll and employee benefits	446	415	382
Occupancy and other operating costs	380	343	314

Total company restaurant expenses	1,296	1,195	1,087
Selling, general and administrative expenses	488	487	474
Property expenses	57	64	58
Fees paid to affiliates	39	9	8
Other operating (income) expenses, net	(2)	34	54

Total operating costs and expenses	1,878	1,789	1,681

Income from operations	170	151	73

Interest expense	81	82	68
Interest income	(9)	(9)	(4)

Total interest expense, net	72	73	64
Loss on early extinguishment of debt	18	—	—

Income before income taxes	80	78	9
Income tax expense	53	31	4

Net income	$27	$47	$5

Earnings per share:
Basic	$0.24	$0.44	$0.05
Diluted	$0.24	$0.44	$0.05
Weighted average shares outstanding:
Basic	110.3	106.5	106.1
Diluted	114.7	106.9	106.1

See accompanying notes to consolidated financial statements.

BURGER KING HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Statements of Stockholders’ Equity
and Comprehensive Income (Loss)

		Issued
	Issued	Common	Restricted	Additional		Accum. Other
	Common	Stock	Stock	Paid-in	Retained	Comprehensive	Treasury
	Stock Shares	Amount	Units	Capital	Earnings	Income (Loss)	Stock	Total

	(in millions)
Balances at June 30, 2003	107	$1	$—	$397	$24	$10	$—	$432
Sale of common stock	—	—	—	6	—	—	—	6
Comprehensive loss:
Net income		—	—	—	5	—	—	5
Translation adjustment		—	—	—	—	(19)	—	(19)

Comprehensive loss								(14)

Balances at June 30, 2004	107	1	—	403	29	(9)	—	424
Sale of common stock	—	—	—	3	—	—	—	3
Treasury stock purchases	—	—	—	—	—	—	(2)	(2)
Issuance of restricted stock units	—	—	2	—	—	—	—	2
Comprehensive income:
Net income		—	—	—	47	—	—	47
Translation adjustment		—	—	—	—	6	—	6
Minimum pension liability adjustment, net of tax of $2		—	—	—	—	(3)	—	(3)

Comprehensive income								50

Balances at June 30, 2005	107	1	2	406	76	(6)	(2)	477
Sale of common stock	26	—	—	399	—	—	—	399
Stock option tax benefits	—	—	—	7	—	—	—	7
Issuance of restricted stock units	—	—	3	—	—	—	—	3
Dividend paid on common shares		—	—	(267)	(100)	—	—	(367)
Comprehensive income:
Net income		—	—	—	27	—	—	27
Translation adjustment		—	—	—	—	2	—	2
Unrealized gain on hedging activity, net of tax of $(10)		—	—	—	—	16	—	16
Minimum pension liability adjustment, net of tax of $(2)		—	—	—	—	3	—	3

Comprehensive income								48

Balances at June 30, 2006	133	$1	$5	$545	$3	$15	$(2)	$567

See accompanying notes to consolidated financial statements.

BURGER KING HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows

	Years ended June 30,

	2006	2005	2004

	(in millions)
Cash flows from operating activities:
Net income	$27	$47	$5
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	88	74	63
Interest expense payable in kind	—	45	41
(Gain) loss on asset disposals	(1)	(4)	12
(Recoveries) provision for bad debt expense, net	(2)	1	11
Impairment of debt investments and investments in unconsolidated companies and joint ventures	—	4	24
Impairment of long-lived assets	—	4	—
Pension curtailment gain	(6)	—	—
Loss on early extinguishment of debt	18	—	—
Amortization of unearned compensation	1	—	—
Deferred income tax (benefit) expense	68	9	(12)
Changes in current assets and liabilities, net of acquisitions:
Trade and notes receivables	7	(2)	(8)
Prepaids and other current assets	(4)	(2)	(6)
Accounts and drafts payable	8	(21)	23
Accrued advertising	(10)	7	(3)
Other accrued liabilities	(30)	48	28
Payment of interest on PIK notes	(103)	—	—
Other long-term assets and liabilities, net	13	8	21

Net cash provided by operating activities	74	218	199

Cash flows from investing activities:
Purchases of available for sale securities	—	(768)	(308)
Proceeds from available for sale securities	—	890	186
Payments for property and equipment	(85)	(93)	(81)
Proceeds from asset disposals and restaurant closures	18	18	26
Payments for acquired franchisee operations	(8)	(28)	(6)
Investment in franchisee debt	(4)	(27)	(22)
Repayments of franchisee debt	5	3	3
Net proceeds for purchase of BKC	—	—	5
Release from restricted cash/escrow account	—	—	13

Net cash used for investing activities	(74)	(5)	(184)

Cash flows from financing activities:
Proceeds from term debt and credit facility	2,143	—	—
Repayments of term debt, credit facility and capital leases	(2,329)	(3)	(3)
Payments for financing costs	(19)	—	—
Proceeds from sale of common stock, net	399	3	6
Dividends paid on common stock	(367)	—	—
Treasury stock purchases	—	(2)	—

Net cash (used for) provided by financing activities	(173)	(2)	3

(Decrease) increase in cash and cash equivalents	(173)	211	18
Cash and cash equivalents at beginning of period	432	221	203

Cash and cash equivalents at end of period	$259	$432	$221

Supplemental cash-flow disclosures:
Interest paid(1)	$180	$26	$21
Income taxes paid	$16	$14	$13
Non-cash investing and financing activities:
Acquisition of franchisee operations	$—	$16	$3
Acquisition of property with capital lease obligations	$13	$—	$—

(1) Amount for the year ended June 30, 2006 includes $103 million of interest paid on PIK notes which was included in term debt at June 30, 2005.
See accompanying notes to consolidated financial statements.

BURGER KING HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
Note 1. Description of Business and Organization
Description of Business
Burger King Holdings, Inc. (“BKH” or the “Company”) is a Delaware corporation formed on July 23, 2002. It is the parent of Burger King Corporation (“BKC”), a Florida corporation that franchises and operates fast food hamburger restaurants, principally under the Burger King brand. BKH is approximately 75.9% owned by private equity funds controlled by Texas Pacific Group, the Goldman Sachs Capital Funds and Bain Capital Partners (collectively, the “Sponsors”).
The Company generates revenues from three sources: (i) sales at restaurants owned by the Company; (ii) royalties and franchise fees paid by franchisees; and (iii) property income from the franchise restaurants that the Company leases or subleases to franchisees. The Company receives monthly royalties and advertising contributions from franchisees based on a percentage of restaurant sales.
Organization
On December 13, 2002 (the “Transaction Date”), Gramet Holding Corporation (“GHC”), a wholly-owned subsidiary of Diageo plc and the former parent of BKC, completed its sale of 100% of the outstanding common stock of BKC to Burger King Acquisition Corporation (“BKAC”) for $1.51 billion, subject to adjustments (the “Transaction”).
BKAC was established as an acquisition vehicle by the Sponsors for the purpose of acquiring BKC. BKAC was capitalized with an $822.5 million capital contribution from BKH. Of the aggregate contribution, $610 million was paid in cash and $212.5 million was due from the Company.
On the Transaction Date, BKAC paid GHC a total of $1,404.3 million, calculated as $1,510 million less a preliminary purchase price adjustment of $105.7 million. The Company and GHC ultimately settled on a further reduction to the purchase price of $5 million. Of the total amount, GHC received $441.8 million in cash from BKAC, $750 million in loan proceeds from BKAC’s lenders and $212.5 million in the form of a payment-in-kind note, or PIK note, issued by BKH to GHC. Additionally, BKAC paid $62.5 million in costs associated with the Transaction, comprised of $28.8 million in deferred financing fees and $33.7 in professional fees. Of the $33.7 in professional fees, $22.4 million was paid to the Sponsors.
On the Transaction Date, BKH also issued PIK notes in the aggregate amount of $212.5 million to the private equity funds controlled by the Sponsors, and the proceeds were contributed to BKAC. The terms of these PIK notes were identical to the PIK note issued to GHC.
BKAC was merged into BKC upon completion of the Transaction. The merger was accounted for as a combination of entities under common control.
The Transaction was accounted for using the purchase method of accounting, or purchase accounting, in accordance with Statement of Financial Accounting Standard (“SFAS”) No. 141, Business Combinations (“SFAS No. 141”). At the time of the Transaction, the Company made a preliminary allocation of the purchase price to the assets acquired and liabilities assumed at

BURGER KING HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
their estimated fair market value. After the transaction, the Company hired a third party valuation firm to assist in determining the fair market value of the assets. In December 2003, the Company completed its fair market value calculations and finalized the purchase accounting adjustments to these preliminary allocations. The sum of the fair value of assets acquired and liabilities assumed exceeded the acquisition cost, resulting in negative goodwill of $154 million. The negative goodwill was allocated on a pro rata basis to reduce the carrying value of long-lived assets in accordance with SFAS No. 141.
In connection with the final allocation of the purchase price, the Company adjusted the valuation of its long-lived assets, primarily property and equipment, and recorded favorable and unfavorable leases as intangible assets and other liabilities, respectively. In connection with these adjustments to the preliminary allocations, the Company recognized a net benefit of $2 million as a change in accounting estimate in the fiscal year ended June 30, 2004. This net benefit consisted of $23 million in additional amortization related to the adjustment to unfavorable leases and $1 million in other adjustments, partially offset by $18 million in additional depreciation expense related to the adjustment to property and equipment and $4 million of additional amortization expense related to the adjustment to favorable leases.
Initial Public Offering
In May 2006 the Company completed its initial public offering of 25,000,000 shares of common stock, $0.01 par value, at a per share price of $17.00 with net proceeds after transaction costs to the Company of approximately $392 million (the “initial public offering”). The Sponsors sold an additional 3,750,000 shares, to settle the underwriters’ over-allotment option at $17.00 per share. After the consummation of the initial public offering, the equity funds controlled by the Sponsors owned approximately 75.9% of the Company’s outstanding common stock. In connection with the initial public offering, the Board of Directors of the Company authorized an increase in the number of shares of the Company’s common stock to 300 million shares, authorized a 26.34608 to one stock split, and authorized 10 million shares of a new class of preferred stock, with a par value of $0.01 per share. As of June 30, 2006, no shares of this new class of preferred stock were issued or outstanding. All references to the number of shares in these consolidated financial statements and accompanying notes have been adjusted to reflect the stock split on a retroactive basis.
Note 2. Summary of Significant Accounting Policies
Basis of Presentation and Consolidation
The consolidated financial statements include the accounts of BKH and its majority-owned subsidiaries. All material intercompany balances and transactions have been eliminated in consolidation. Investments in affiliates where the Company owns between 20% and 50% are accounted for under the equity method, except as discussed below.
In December 2003, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 46R, Consolidation of Variable Interest Entities— an interpretation of ARB No. 51 (“FIN 46R”). FIN 46R establishes guidance to identify variable interest entities (“VIE’s”). FIN 46R requires VIE’s to be consolidated by the primary beneficiary who is exposed to the majority of

BURGER KING HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
the VIE’s expected losses, expected residual returns, or both. FIN 46R excludes from its scope operating businesses unless certain conditions exist.
A majority of franchise entities meet the definition of an operating business and, therefore, are exempt from the scope of FIN 46R. Additionally, there are a number of franchise entities which do not meet the definition of a business as a result of leasing arrangements and other forms of subordinated financial support provided by the Company, including certain franchise entities that participated in the franchise financial restructuring program (see Note 19) and, therefore, are considered variable interest entities. However, the Company is not exposed to the majority of expected losses in any of these arrangements and, therefore, is not the primary beneficiary required to consolidate any of these franchisees.
The Company has consolidated one joint venture created in fiscal 2005 that operates restaurants where the Company is a 49% partner, but is deemed to be the primary beneficiary, as the joint venture agreement provides protection to the joint venture partner from absorbing expected losses. The results of operations of this joint venture are not material to the Company’s results of operations and financial position.
Concentrations of Risk
The Company’s operations include Company-owned and franchise restaurants located throughout the U.S., its territories and 64 other countries. Of the 11,129 restaurants in operation as of June 30, 2006, 1,240 are Company-owned and operated and 9,889 are franchisee operated.
The Company has an operating agreement with a third party, Restaurant Services, Inc., or RSI, which acts as the exclusive purchasing agent for Company-owned and franchised Burger King restaurants in the United States for the purchase of food, packaging, and equipment. These restaurants place purchase orders and receive the respective products from distributors with whom, in most cases, RSI has service agreements. For the year ended June 30, 2006, the five largest U.S. distributors serviced approximately 88% of total U.S. purchases by Company-owned and franchised restaurants.
Use of Estimates
The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the Company’s consolidated financial statements and accompanying notes. Actual results could differ from those estimates.
Foreign Currency Translation
Foreign currency balance sheets are translated using the end of period exchange rates, and statements of operations are translated at the average exchange rates for each period. The resulting translation adjustments are recorded in accumulated other comprehensive income (loss) within stockholders’ equity.

BURGER KING HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
Foreign Currency Transaction Gain or Losses
Foreign currency transaction gains or losses resulting from the re-measurement of foreign-denominated assets and liabilities of the Company or its subsidiaries are reflected in earnings in the period when the exchange rates change.
Cash and Cash Equivalents
Cash and cash equivalents include short-term, highly liquid investments with original maturities of three months or less.
Investment in Auction Rate Notes
Auction rate notes represent long-term variable rate bonds tied to short-term interest rates that are reset through a “dutch auction” process, which occurs every seven to thirty-five days, and are classified as available for sale securities. Auction rate notes are considered highly liquid by market participants because of the auction process. However, because the auction rate notes have long-term maturity dates and there is no guarantee the holder will be able to liquidate its holding, they do not meet the definition of cash equivalents in SFAS No. 95, Statement of Cash Flows and, accordingly, are recorded as investments. There were no investments in auction rate notes at June 30, 2006 and 2005.
Allowance for Doubtful Accounts
The Company evaluates the collectibility of its trade receivable from franchisees based on a combination of factors, including the length of time the receivables are past due and the probability of any success from litigation or default proceedings, where applicable. The Company records a specific allowance for doubtful accounts in an amount required to adjust the carrying values of such balances to the amount that the Company estimates to be net realizable value. The Company writes off a specific account when (a) the Company enters into an agreement with a franchisee that releases the franchisee from outstanding obligations, (b) franchise agreements are terminated and the projected costs of collections exceed the benefits expected to be received from pursuing the balance owed through legal action, or (c) franchisees do not have the financial wherewithal or unprotected assets from which collection is reasonably assured.
Notes receivable represent loans made to franchisees arising from re-franchisings of company owned restaurants, sale of property, and in certain cases when past due trade receivables from franchisees are generally restructured into an interest bearing note. Trade receivables which are restructured to interest bearing notes are generally already fully reserved, and as a result, are transferred to notes receivables at a net carrying value of zero. Notes receivable with a carrying value greater than zero are impaired when it is probable or likely that the Company is unable to collect all amounts in accordance with the contractual terms of the loan agreement, in accordance with SFAS No. 114, “Accounting by Creditors for Impairment of a Loan” and SFAS No. 118, “Accounting by Creditors for Impairment of a Loan—Income Recognition and Disclosures.”

BURGER KING HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
Inventories
Inventories, totaling $14 million and $15 million at June 30, 2006 and 2005, respectively, are stated at the lower of cost (first-in, first-out) or net realizable value, and consist primarily of restaurant food items and paper supplies. Inventories are included in prepaids and other current assets in the accompanying consolidated balance sheets.
Property and Equipment, net
Property and equipment, net, owned by the Company are recorded at historical cost less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method based on the estimated useful lives of the assets. Leasehold improvements to properties where the Company is the lessee are amortized over the lesser of the remaining term of the lease or the life of the improvement.
Improvements and major repairs with a useful life greater than one year are capitalized, while minor maintenance and repairs are expensed when incurred.
Leases
The Company accounts for leases in accordance with SFAS No. 13, Accounting for Leases (“SFAS No. 13”), and other related authoritative literature. Assets acquired under capital leases are stated at the lower of the present value of future minimum lease payments or fair market value at the date of inception of the lease. Capital lease assets are depreciated using the straight-line method over the shorter of the useful life or the underlying lease term.
The Company records rent expense for operating leases that contain scheduled rent increases on a straight-line basis over the lease term, including any renewal option periods considered in the determination of that lease term. Contingent rentals are generally based on sales levels in excess of stipulated amounts, and thus are not considered minimum lease payments.
The Company also enters into capital leases as lessor. Capital leases meeting the criteria of direct financing leases under SFAS No. 13 are recorded on a net basis, consisting of the gross investment and residual value in the lease less the unearned income. Unearned income is recognized over the lease term yielding a constant periodic rate of return on the net investment in the lease. Direct financing leases are reviewed for impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable based on the payment history under the lease.
Favorable and unfavorable lease contracts were recorded as part of the Transaction (see Note 1). The Company amortizes these favorable and unfavorable lease contracts on a straight-line basis over the remaining term of the leases. Upon early termination of a lease, the favorable or unfavorable lease contract balance associated with the lease contract is recognized as a loss or gain in the statement of operations.
Goodwill and Intangible Assets
Goodwill and the intellectual property associated with the Burger King brand are assessed for impairment by segment annually or more frequently if events or circumstances indicate that

BURGER KING HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
either asset may be impaired in accordance with SFAS No. 142, Goodwill and Other Intangible Assets (“SFAS No. 142”).
In accordance with the requirements of SFAS No. 142, goodwill is recorded at the reporting unit level for purposes of impairment testing. The reporting units are the Company’s operating segments. As of June 30, 2006, all of the goodwill recorded is included in the United States and Canada operating segment.
Long-Lived Assets
In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, long-lived assets, such as property and equipment, and acquired intangibles subject to amortization, are reviewed for impairment annually or more frequently if events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Some of the events or changes in circumstances that would trigger an impairment review include, but are not limited to, a significant under-performance relative to expected and/or historical results (two years comparable restaurant sales decrease or two years negative operating cash flows), significant negative industry or economic trends, or knowledge of transactions involving the sale of similar property at amounts below the carrying value. Assets are grouped for recognition and measurement of impairment at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets. Assets are grouped together for impairment testing at the operating market level (based on geographic areas) in the case of the United States, Canada, the United Kingdom and Germany. The operating market asset groupings within the United States and Canada are predominantly based on major metropolitan areas within the United States and Canada. Similarly, operating markets within the other foreign countries with larger asset concentrations (the United Kingdom and Germany) are comprised of geographic regions within those countries (three in the United Kingdom and four in Germany). These operating market definitions are based upon the following primary factors:

•	management views profitability of the restaurants within the operating markets as a whole, based on cash flows generated by a portfolio of restaurants, rather than by individual restaurants, and area managers receive incentives on this basis; and

•	the Company does not evaluate individual restaurants to build, acquire or close independent of an analysis of other restaurants in these operating markets.
In countries in which the Company has a smaller number of restaurants (The Netherlands, Spain, Mexico and China), most operating functions and advertising are performed at the country level, and shared by all restaurants in each country. As a result, the Company has defined operating markets as the entire country in the case of The Netherlands, Spain, Mexico and China. If the carrying amount of an asset exceeds the estimated and undiscounted future cash flows generated by the asset, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset.
Other Comprehensive Income (Loss)
Other comprehensive income (loss) refers to revenues, expenses, gains, and losses that are included in comprehensive income (loss) but are excluded from net income as these amounts

BURGER KING HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
are recorded directly as an adjustment to stockholders’ equity, net of tax. The Company’s other comprehensive income (loss) is comprised of unrealized gains and losses on foreign currency translation adjustments, unrealized gain on hedging activity, net of tax, and minimum pension liability adjustments, net of tax.
Derivative Financial Instruments
SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended, establishes accounting and reporting standards for derivative instruments and for hedging activities by requiring that all derivatives be recognized in the balance sheet and measured at fair value. Gains or losses resulting from changes in the fair value of derivatives are recognized in earnings or recorded in other comprehensive income (loss) and recognized in the statement of operations when the hedged item affects earnings, depending on the purpose of the derivatives and whether they qualify for hedge accounting treatment.
When applying hedge accounting, the Company’s policy is to designate, at a derivative’s inception, the specific assets, liabilities or future commitments being hedged, and to assess the hedge’s effectiveness at inception and on an ongoing basis. The Company may not designate the derivative as a hedging instrument where the same financial impact is achieved in the financial statements. The Company does not enter into or hold derivatives for trading or speculative purposes.
Disclosures About Fair Value of Financial Instruments
Cash and cash equivalents, trade and notes receivable: The carrying value equals fair value based on the short-term nature of these accounts.
Debt, including current maturities: The carrying value of term debt was $998 million at June 30, 2006 and $1.28 billion at June 30, 2005 which approximated fair value as the debt at both of these dates carry a floating interest rate and reflect the Company’s credit ratings at each date.
Revenue Recognition
Revenues include retail sales at Company-owned restaurants and franchise and property revenues. Franchise and property revenues include royalties, initial and renewal franchise fees, and property revenues, which include pass-through rental income from operating lease rentals and earned income on direct financing leases on property leased to franchisees. Retail sales are recognized at the point of sale. Royalties are based on a percentage of sales by franchisees. Royalties are recorded as earned and when collectibility is reasonably assured. Initial franchise fees are recognized as income when the related restaurant begins operations. A franchisee may pay a renewal franchise fee and renew its franchise for an additional term. Renewal franchise fees are recognized as income upon receipt of the non-refundable fee and execution of a new franchise agreement. In accordance with SFAS No. 45, Accounting for Franchise Fee Revenue, the cost recovery accounting method is used to recognize revenues for franchisees for whom collectibility is not reasonably assured.
Pass-through rental income on operating lease rentals and earned income on direct financing leases are recognized as earned and when collectibility is reasonably assured.

BURGER KING HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
Advertising and Promotional Costs
The Company expenses the production costs of advertising when the advertisements are first aired or displayed. All other advertising and promotional costs are expensed in the period incurred, in accordance with Statement of Position (“SOP”) No. 93-7, Reporting on Advertising Costs.
Franchised restaurants and Company-owned restaurants contribute to advertising funds managed by the Company in the United States and certain international markets where Company-owned restaurants operate. Under the Company’s franchise agreements, contributions received from franchisees must be spent on advertising, marketing and related activities, and result in no gross profit recognized by the Company. Amounts which are contributed to the advertising funds by company owned restaurants are recorded as selling, general and administrative expenses. Advertising expense, net of franchisee contributions, totaled $74 million for the year ended June 30, 2006, $87 million for the year ended June 30, 2005, and $100 million for the year ended June 30, 2004 and is included in selling, general and administrative expenses.
To the extent that contributions received exceed advertising and promotional expenditures, the excess contributions are accounted for as deferred credits, in accordance with SFAS No. 45, and are recorded in accrued advertising in the accompanying consolidated balance sheets.
Franchisees in markets where no Company-owned restaurants operate contribute to advertising funds not managed by the Company. Such contributions and related fund expenditures are not reflected in the Company’s results of operations or financial position.
Income Taxes
The Company files a consolidated U.S. federal income tax return. Amounts in the financial statements related to income taxes are calculated using the principles of SFAS No. 109, Accounting for Income Taxes (“SFAS No. 109”). Under SFAS No. 109, deferred tax assets and liabilities reflect the impact of temporary differences between the amounts of assets and liabilities recognized for financial reporting purposes and the amounts recognized for tax purposes, as well as tax credit carryforwards and loss carryforwards. These deferred taxes are measured by applying currently enacted tax rates. The effects of changes in tax rates on deferred tax assets and liabilities are recognized in income in the year in which the law is enacted. A valuation allowance reduces deferred tax assets when it is “more likely than not” that some portion or all of the deferred tax assets will not be recognized.
Earnings per Share
Basic earnings per share is computed by dividing net income attributable to common stockholders by the weighted average number of common shares outstanding for the period. The computation of diluted earnings per share is consistent with that of basic earnings per share, while giving effect to all dilutive potential common shares that were outstanding during the period.

BURGER KING HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
Stock-based Compensation
The Company accounts for stock-based compensation using the intrinsic-value method in accordance with Accounting Principles Board Opinion (“APB”) No. 25, Accounting for Stock Issued to Employees (“APB No. 25”), and related interpretations. Pro forma information regarding net income and earnings per share is required by SFAS No. 123, Accounting for Stock Based Compensation (“SFAS No. 123”). In estimating the fair value of its options under SFAS No. 123, the Company uses the minimum value method. In addition, the Company will adopt SFAS 123(R), Share-Based Payment, (“SFAS 123(R)”) on July 1, 2006. As such, the Company became a public company, as the term is defined in SFAS 123(R), on February 16, 2006, the date the Company filed its S-1 registration statement with the SEC in anticipation of its initial public offering of common stock, which was completed in May 2006. In accordance with SFAS 123(R), the Company is required to apply the modified prospective transition method to any share-based payments issued subsequent to the filing of the registration statement; however no stock compensation cost will begin to be recognized for such awards in the financial statements until the Company adopts SFAS 123(R) on July 1, 2006. As a result, the pro-forma information regarding net income and earnings per share required by SFAS 123 would also include an estimated volatility factor for those share-based payment awards issued for the period February 16, 2006 to June 30, 2006. However, the amount of stock compensation for these awards was immaterial, therefore, the following assumptions for the Black-Scholes model are only those used to calculate compensation cost using the minimum value method.
Compensation value for the fair value disclosure is estimated for each option grant using a Black-Scholes option-pricing model. The following weighted average assumptions were used for option grants:

	Years ended June 30,

	2006	2005	2004

Risk-free interest rate	4.78%	3.88%	3.98%
Expected term (in years)	5.0	5.0	5.0
Expected volatility	0.0%	0.0%	0.0%
Expected dividend yield	0.0%	0.0%	0.0%

The following table illustrates the effect on net income and earnings per share had the Company applied the minimum value recognition provisions of SFAS No. 123, as amended by

BURGER KING HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
SFAS No. 148, Accounting for Stock-Based Compensation Transition and Disclosure, to stock-based employee compensation (in millions, except per share data):

	Years ended June 30,

	2006	2005	2004

Net income, as reported	$27	$47	$5
less: Stock-based compensation expense under minimum value method, net of related tax effects	(2)	(1)	(1)

Net income, pro forma	$25	$46	$4

Basic earnings per share, as reported	$0.24	$0.44	$0.05
Basic earnings per share, pro forma	$0.23	$0.43	$0.04
Diluted earnings per share, as reported	$0.24	$0.44	$0.05
Diluted earnings per share, pro forma	$0.22	$0.43	$0.04

Reclassifications
Certain reclassifications have been made to the prior periods to conform to the current period’s presentation. The reclassifications had no effect on previously reported net income or stockholder’s equity.
Note 3. Acquisitions, Closures and Dispositions
Acquisitions
All acquisitions of franchised restaurant operations are accounted for using the purchase method of accounting under SFAS 141. These acquisitions are summarized as follows (in millions, except for number of restaurants):

	Years ended June 30,

	2006	2005	2004

Number of restaurants acquired	50	101	38
Inventory	$—	$1	$—
Property and equipment, net	5	34	4
Goodwill and other intangible assets	7	12	5
Assumed liabilities	(4)	(3)	—

Total purchase price	$8	$44	$9

Closures and Dispositions
(Gains) losses on asset and business disposals are comprised primarily of lease termination costs relating to restaurant closures and refranchising of Company-owned restaurants, and are recorded in other operating expenses (income), net in the accompanying consolidated

BURGER KING HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
statements of operations. The closures and refranchisings are summarized as follows (in millions, except for number of restaurants):

	Years ended June 30,

	2006	2005	2004

Number of restaurant closures	14	23	20
(Gains) losses on closures and dispositions, net	$(3)	$6	$12

Number of refranchisings	6	11	21
Loss on refranchisings	$—	$7	$3

Note 4. Franchise Revenues
Franchise revenues are comprised of the following (in millions):

	Years ended June 30,

	2006	2005	2004

Franchise royalties	$401	$396	$346
Initial franchise fees	10	9	7
Other	9	8	8

Total	$420	$413	$361

In accordance with SFAS No. 45, the Company deferred the recognition of revenues totaling $1 million and $22 million for the years ended June 30, 2005 and 2004, respectively. The Company had recoveries of $4 million and write-offs of $11 million for the year ended June 30, 2005. As of June 30, 2005 and 2004, the Company had deferred revenue balances of $8 million and $22 million, respectively. The Company did not defer recognition of revenues for the fiscal year ended June 30, 2006.
Note 5. Trade and Notes Receivable, Net
Trade and notes receivable, net, are comprised of the following (in millions):

	Years ended
	June 30,

	2006	2005

Trade accounts receivable	$134	$133
Notes receivable, current portion	7	6

	141	139
Allowance for doubtful accounts and notes receivable, current portion	(32)	(29)

Total, net	$109	$110

BURGER KING HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
The Company recorded net recoveries of $2 million for the year ended June 30, 2006, and bad debt expense, net of recoveries, of $1 million for the year ended June 30, 2005, and $11 million for the year ended June 30, 2004. The change in allowances for doubtful accounts for each of the three years ending June 30, 2006 are as follows:

	Years ended June 30,

	2006	2005	2004

Beginning balance	$29	$79	$106
Bad debt expense, net of recoveries	(2)	1	11
Write-offs and transfers to/from notes receivable, net	5	(51)	(38)

Ending balance	$32	$29	$79

Note 6. Property and Equipment, Net
Property and equipment, net, along with their estimated useful lives, consist of the following (in millions):

			Years ended
			June 30,

			2006	2005

Land			$379	$384
Buildings and improvements	(up to 40 years	)	517	470
Machinery and equipment	(up to 18 years	)	228	234
Furniture, fixtures, and other	(up to 10 years	)	85	37
Construction in progress			34	26

			1,243	1,151
Accumulated depreciation and amortization			(357)	(252)

Property and equipment, net			$886	$899

Depreciation expense on property and equipment totaled $109 million for the year ended June 30, 2006, $100 million for the year ended June 30, 2005, and $112 million for the year ended June 30, 2004.
Property and equipment, net, includes assets under capital leases, net of depreciation, of $47 million and $39 million at June 30, 2006 and 2005, respectively.
Note 7. Intangible Assets, Net and Goodwill
The Burger King brand of $896 million and $909 million at June 30, 2006 and 2005, respectively and goodwill of $20 million and $17 million at June 30, 2006 and 2005, respectively, represent the Company’s indefinite-lived intangible assets. The increase in goodwill of $3 million is attributable to acquisitions during 2006. The decrease in the net carrying amount of the brand is attributable to a $12 million reduction in pre-acquisition deferred tax valuation allowances and $6 million deferred tax liability associated with these reductions, both of which were

BURGER KING HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
recorded as part of the Transaction, and were applied against the brand in accordance with SFAS No. 109. These amounts were offset by the foreign currency translation effect of $3 million on the value of the brand transferred to EMEA operating segment as part of the realignment of the European and Asian businesses (See Note 13).
The table below presents intangible assets subject to amortization, along with their useful lives (in millions):

		Years ended
		June 30,

		2006	2005

Franchise agreements	26 years	$68	$65
Favorable lease contracts	Up to 20 years	32	36

		100	101
Accumulated amortization		(21)	(15)

Net carrying amount		$79	$86

Amortization expense on franchise agreements totaled $3 million for the years ended June 30, 2006, 2005 and 2004, respectively. The amortization of favorable lease contracts totaled $4 million for the year ended June 30, 2006, $3 million for the year ended June 30, 2005, and $5 million for the year ended June 30, 2004.
As of June 30, 2006, estimated future amortization expense of intangible assets subject to amortization for each of the years ended June 30 is $5 million in 2007; $4 million in each of 2008, 2009, 2010, and 2011; and $58 million thereafter.

BURGER KING HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
Note 8. Earnings Per Share
Basic and diluted earnings per share were calculated as follows (in millions, except share amounts):

	Years ended June 30,

	2006	2005	2004

Numerator:
Numerator for basic and diluted earnings per share:
Net income	$27	$47	$5

Denominator:
Denominator for basic earnings per share:
Weighted average shares	110,327,949	106,499,866	106,061,888
Effect of dilutive securities:
Restricted stock units	707,836	410,261	—
Employee stock options	3,654,800	—	—

Denominator for diluted earnings per share	114,690,585	106,910,127	106,061,888

Basic earnings per share	$0.24	$0.44	$0.05
Diluted earnings per share	$0.24	$0.44	$0.05

Unexercised employee stock options to purchase 1.2 million, 9.0 million and 6.8 million shares of the Company’s common stock for the years ended June 30, 2006, 2005 and 2004, respectively, were not included in the computation of diluted earnings per share as their exercise prices were equal to or greater than the average market price of the Company’s common stock during those respective periods, which would have resulted in dilution.
Note 9. Other Accrued Liabilities
Included in other accrued liabilities as of June 30, 2006 and 2005, were accrued payroll and employee-related benefit costs totaling $101 million and $93 million, respectively, and income taxes payable of $96 million and $5 million, respectively.

BURGER KING HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
Note 10. Term Debt
Term debt is comprised of the following:

	Years ended
	June 30,

	2006	2005

PIK notes	$—	$528
Term loan	—	750
Term loan A	185	—
Term loan B-1	809	—
Other	4	5

Total term debt	998	1,283
Less: current maturities of term debt	(1)	(1)

Long term portion of term debt	$997	$1,282

In July 2005, the Company entered into a $1.15 billion credit agreement, which consists of a $150 million revolving credit facility, a $250 million term loan (“Term loan A”), and a $750 million term loan (“Term loan B”). The Company utilized $1 billion in proceeds from Term loan A and Term loan B, $47 million from the revolving credit facility, and cash on hand to repay in full BKC’s Term loan, PIK Notes and $16 million in financing costs associated with the new facility. The unamortized balance of deferred financing costs, totaling $13 million, related to the existing Term loan was recorded as a loss on early extinguishment of debt in the accompanying condensed consolidated statement of operations for the year ended June 30, 2006. In the first quarter of 2006, the Company repaid the $47 million outstanding balance on the revolving debt facility.
In February 2006, the Company amended and restated its $1.15 billion secured credit facility (“amended facility”) to replace the existing $750 million Term loan B with a new Term loan B-1 (“Term loan B-1”) in an amount of $1.1 billion. As a result of this transaction, the Company received net proceeds of $347 million. The $347 million of net proceeds and cash on hand was used to make a $367 million dividend payment to the holders of the Company’s common stock (see Note 16) and to make a one-time compensatory make-whole payment in the amount of $33 million to certain option and restricted stock unit holders in the Company’s common stock (see Note 16). The Company recorded deferred financing costs of $3 million in connection with the amended facility in addition to a $1 million write-off of deferred financing costs, which is recorded as a loss on early extinguishment of debt in the consolidated statement of operations for the fiscal year ended June 30, 2006.
In May 2006, the Company utilized a portion of the $392 million in net proceeds received from the initial public offering to prepay $350 million of Term loans. As a result of this prepayment, the Company recorded a $4 million write-off of deferred financing fees as a loss on the early extinguishment of debt in the consolidated statement of operations for the fiscal year ended June 30, 2006.

BURGER KING HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
The interest rate under Term loan A and the revolving credit facility is, at the Company’s option, either (a) the greater of the federal funds effective rate plus 0.50% or the prime rate (“ABR”), plus a rate not to exceed 0.75%, which varies according to the Company’s leverage ratio or (b) LIBOR plus a rate not to exceed 1.75%, which varies according to Company’s leverage ratio. The interest rate for Term loan B-1 is, at Company’s option, either (a) ABR, plus a rate of 0.50% or (b) LIBOR plus 1.50%, in each case so long as the Company’s leverage ratio remains at or below certain levels (but in any event not to exceed 0.75% in the case of ABR loans and 1.75% in the case of LIBOR loans). The weighted average interest rates related to the Company’s term debt was 5.89% and 5.40% at June 30, 2006 and June 30, 2005, respectively.
The amended credit facility contains certain customary financial and other covenants. These covenants impose restrictions on additional indebtedness, liens, investments, advances, guarantees, mergers and acquisitions. These covenants also place restrictions on asset sales, sale and leaseback transactions, dividends, payments between the Company and its subsidiaries and certain transactions with affiliates.
The financial covenants limit the maximum amount of capital expenditures to an amount ranging from $180 million to $250 million per fiscal year over the term of the amended facility, subject to certain financial ratios. Following the end of each fiscal year, the Company is required to prepay the term debt in an amount equal to 50% of excess cash flow (as defined in the senior secured credit facility) for such fiscal year. This prepayment requirement is not applicable if the Company’s leverage ratio is less than a predetermined amount. There are other events and transactions, such as certain asset sales, sale and leaseback transactions resulting in aggregate net proceeds over $2.5 million in any fiscal year, proceeds from casualty events and incurrence of debt that will trigger additional mandatory prepayment.
The amended facility also allows the Company to make dividend payments, subject to certain covenant restrictions.
BKC is the borrower under the amended facility and the Company and certain subsidiaries have jointly and severally unconditionally guaranteed the payment of the amounts under the amended facility. The Company, BKC and certain subsidiaries have pledged, as collateral, a 100% equity interest in the domestic subsidiaries of the Company and BKC with some exceptions. Furthermore, BKC has pledged as collateral a 65% equity interest in certain foreign subsidiaries.
As a result of the May 2006 prepayment of $350 million and July 2006 prepayment of $50 million (see Note 23), the next scheduled principal payment on the amended facility is December 31, 2008. The level of required principal repayments increases over time thereafter. The maturity dates of Term loan A, Term loan B-1, and amounts drawn under the revolving credit facility are June 2011, June 2012, and June 2011, respectively. The aggregate debt

BURGER KING HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
maturities, including the Term loan A, Term loan B-1 and other debt as of June 30, 2006, are as follows (in millions):

2007	$1
2008	1
2009	35
2010	63
2011	88
Thereafter	810

$998

At June 30, 2006, there were no borrowings outstanding under the revolving credit facility. At June 30, 2006, there were $41 million of irrevocable standby letters of credit outstanding, which are described further in Note 19. Accordingly, the availability of the revolving credit facility was $109 million as of June 30, 2006. BKC incurs a commitment fee on the unused revolving credit facility at the rate of 0.50%.
The Company also has lines of credits with foreign banks, which can also be used to provide guarantees, in the amounts of $5 million and $4 million at June 30, 2006 and 2005, respectively. The Company had issued $2 million of guarantees against these lines of credit at both June 30, 2006 and 2005, respectively.
Note 11. Derivative Instruments
Interest rate swaps
During the year ended June 30, 2006, the Company entered into interest rate swap contracts with a notional value of $750 million that qualify as cash flow hedges under SFAS No. 133, as amended. These interest rate swaps are used to convert the floating interest-rate component of certain debt obligations to fixed rates.
The fair value of the interest rate swaps was $26 million as of June 30, 2006 and is recorded within other assets, net in the accompanying consolidated balance sheet. At June 30, 2006, a $16 million, net of tax, unrealized gain on hedging activity is included in accumulated other comprehensive income (loss) included in the consolidated statement of stockholder’s equity and other comprehensive income (loss), resulting from the increase in fair value of the interest rate swaps. Unrealized gains and losses in other comprehensive income related to these hedges are expected to be recorded to the Company’s statement of operations in the future and will offset interest expense on certain variable rate debt. The actual amounts that will be recorded to the Company’s consolidated statement of operations could vary from this estimated amount as a result of changes in interest rates in the future. No ineffectiveness was recognized in fiscal 2006 for those interest rate swaps designated as cash flow hedges.
Forward Contracts
The Company enters into foreign currency forward contracts with the objective of reducing its exposure to foreign currency fluctuations associated with foreign-denominated assets. As part of the realignment of the European and Asian businesses, the Company recorded Euro-

BURGER KING HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
denominated intercompany receivables with a principal amount equivalent to $340 million as consideration for intellectual property and other assets transferred to certain foreign subsidiaries. Concurrently, the Company entered into foreign currency forward contracts that mature in October 2006 to sell Euros and buy approximately $346 million U.S. Dollars in order to reduce the Company’s cash flow and income statement exposure to changes in the U.S. and Euro exchange rates associated with the principal and interest amounts of such receivables. The notional amount of the contracts associated with the principal portion of the intercompany receivables totaling $342 million is recorded at fair value on the consolidated balance sheet with the corresponding amount recorded in other income (expense). The change in fair value of these contracts through June 30, 2006 resulted in a $5 million loss, and is included in other income (expense), net in the consolidated statement of operations, which is offset by a corresponding gain recorded upon the remeasurement of the principal portion of intercompany receivables for the same period.
The Company also entered into and designated the notional amount of the contracts associated with the interest portion of the receivables totaling $4 million as cash flow hedges. As the notional amount, maturity date and currency of these contracts match those of the underlying receivable, these foreign currency forward contracts are considered to be effective cash flow hedges according to the criteria specified in SFAS No. 133. Accordingly, the gains and losses for these foreign currency forward contracts are reported in accumulated other comprehensive income and will be reclassified into earnings when the impact of the hedged transaction (i.e., receipt of the interest payment) occurs. For those foreign currency exchange forward contracts that the Company has designated as cash flow hedges, the Company measures ineffectiveness by comparing the cumulative change in the foreign currency forward contract with the cumulative change in the hedged item. The Company excludes the difference between the spot rate and the forward rate of the contracts entered into from the assessment of hedge ineffectiveness for its cash flow hedges. No ineffectiveness was recognized in fiscal 2006 for those foreign currency forward contracts designated as cash flow hedges.
Note 12. Interest expense
Interest expense is comprised of the following (in millions):

	Years ended June 30,

	2006	2005	2004

Term loans and PIK Notes	$72	$74	$61
Capital lease obligations	9	8	7

Total	$81	$82	$68

As discussed in Note 10, the Company incurred $19 million in deferred financing fees in conjunction with the July 2005 refinancing and the February 2006 amended facility, of which $5 million have been written off as a loss on the early extinguishment of debt resulting from pre-payments and refinancings. These fees are classified in other assets, net and are amortized over the term of the debt into interest expense on term debt using the effective interest method.

BURGER KING HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
Note 13. Income Taxes
Income (loss) before income taxes, classified by source of income, is as follows (in millions):

	Years ended June 30,

	2006	2005	2004

Domestic	$79	$93	$(25)
Foreign	1	(15)	34

Income before income taxes	$80	$78	$9

Income tax expense (benefit) attributable to income from continuing operations consists of the following (in millions):

	Years ended June 30,

	2006	2005	2004

Current:
Domestic
Federal	$(16)	$18	$10
State, net of federal income tax benefit	(1)	2	5
Foreign	2	2	1

	(15)	22	16

Deferred:
Domestic
Federal	50	13	(22)
State, net of federal income tax benefit	5	(3)	—
Foreign	13	(1)	10

	68	9	(12)

Total	$53	$31	$4

The U.S. Federal tax statutory rate reconciles to the effective tax rate as follows:

	Years ended June 30,

	2006	2005	2004

U.S. Federal income tax rate	35.0%	35.0%	35.0%
State income taxes, net of federal income tax benefit	2.8	2.8	25.2
Benefit and taxes related to foreign operations	11.1	(12.2)	(28.8)
Foreign exchange differential on tax benefits	(1.9)	4.8	(87.2)
Change in valuation allowance	0.9	10.1	80.4
Change in accrual for tax uncertainties	18.4	4.4	33.7
Other	—	(5.2)	(13.9)

Effective income tax rate	66.3%	39.7%	44.4%

BURGER KING HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
During the year ended June 30, 2006, the Company recorded accruals for tax uncertainties of $15 million and changes in the estimate of tax provisions of $7 million, which resulted in a higher effective tax rate for the year.
The income tax expense includes an increase in valuation allowance related to deferred tax assets in foreign countries of $1 million, $12 million, and $7 million for the years ending June 30, 2006, 2005 and 2004, respectively. For the year ended June 30, 2005, the valuation allowance decreased by $4 million in certain states. This reduction was a result of determining that it was more likely than not that certain state loss carryforwards and other deferred tax assets would be realized. The valuation allowance increased by $1 million for certain state loss carryforwards as their realization was not considered more likely than not for the year ended June 30, 2004.
The following table provides the amount of income tax expense (benefit) allocated to continuing operations and amounts separately allocated to other items (in millions):

	Years ended
	June 30,

	2006	2005	2004

Income tax expense from continuing operations	$53	$31	$4
Interest rate swaps in accumulated other comprehensive income (loss)	10	—	—
Minimum pension liability in accumulated other comprehensive income (loss)	2	(2)	—
Adjustments to deferred income taxes related to brand	(6)
Adjustments to the valuation allowance related to brand (See note 7)	(12)	—	(2)

	$47	$29	$2

The significant components of deferred income tax expense (benefit) attributable to income from continuing operations are as follows (in millions):

	Years ended
	June 30,

	2006	2005	2004

Deferred income tax expense (benefit) (exclusive of the effects of components listed below)	$67	$2	$(20)
Change in valuation allowance, net of amounts allocated as adjustments to purchase accounting	1	8	8
Change in effective state income tax rate	—	(1)	—

Total	$68	$9	$(12)

Deferred tax assets and liabilities at the date of transaction were recorded based on management’s best estimate of the ultimate tax basis that will be accepted by the tax authorities. At the date of a change in management’s best estimate, deferred tax assets and liabilities are adjusted to reflect the revised tax basis. Pursuant to SFAS No. 109, certain

BURGER KING HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
adjustments to deferred taxes and reductions of valuation allowances established in purchase accounting would be applied as an adjustment to the Company’s intangible assets. During the year ended June 30, 2004, the Company recognized the effect of benefits arising from these items by recording a deferred tax asset of $41 million, which resulted in a related decrease in the value of the Burger King brand recorded in connection with the Transaction. During the year ended June 30, 2006, the Company recorded reductions in the valuation allowance of $12 million which were applied to reduce intangible assets. Based on the provisions of SFAS No. 109, approximately $64 million of valuation allowance, if realized, will be applied to reduce intangible assets.
The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below (in millions):

	Years ended
	June 30,

	2006	2005

Deferred tax assets:
Trade and notes receivable, principally due to allowance for doubtful accounts	$28	$36
Accrued employee benefits	31	29
Unfavorable leases	101	106
Liabilities not currently deductible for tax	45	70
Tax loss and credit carryforwards	38	79
Property and equipment, principally due to differences in depreciation	61	49
Other	7	1

	311	370
Valuation allowance	(89)	(78)

	222	292
Less deferred tax liabilities:
Intangible assets	212	328
Leases	49	49

	261	377

Net deferred tax liability	$39	$85

For the year ended June 30, 2006, the valuation allowance increased by $11 million. After considering the level of historical taxable income, projections for future taxable income over the periods in which the deferred tax assets are deductible, and the reversal of deferred tax liabilities, management believes it is more likely than not that the benefits of certain state and foreign net operating loss carryforwards and other deferred tax assets will not be realized.

BURGER KING HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
Changes in valuation allowance for the years ended June 30, 2006, 2005 and 2004 are as follows:

	Years ended
	June 30,

	2006	2005	2004

Beginning balance	$78	$65	$22
Purchase accounting adjustments	—	—	31
Change in estimates recorded to deferred income tax expense	1	8	8
Change in estimates in valuation allowance recorded to intangible assets	(12)	—	(2)
Change due to increase in deferred tax assets that are fully reserved	20	5	—
Changes from foreign currency exchange rates	2	—	6

Ending balance	$89	$78	$65

The Company has no federal loss carryforwards in the United States and has state loss carryforwards of $37 million, expiring between 2007 and 2025. In addition, the Company has foreign loss carryforwards of $83 million expiring between 2007 and 2019, and foreign loss carryforwards of $131 million that do not expire.
Deferred taxes have not been provided on basis difference related to investments in foreign subsidiaries. These differences consist primarily of $19 million of undistributed earnings, which are considered to be permanently reinvested in the operations of such subsidiaries.
As a matter of course, the Company is regularly audited by various tax authorities. From time to time, these audits result in proposed assessments where the ultimate resolution may result in the Company owing additional taxes. The Company believes that its tax positions comply with applicable tax law and that it has adequately provided for these matters.
During 2006, the Company regionalized the activities associated with managing its European and Asian businesses, including the transfer of rights of existing franchise agreements, the ability to grant future franchise agreements and utilization of the Company’s intellectual property assets in EMEA/APAC, in new European and Asian holding companies. The new holding companies acquired the intellectual property rights from BKC, a U.S. company, in a transaction that generated a taxable gain for BKC in the United States of $328 million resulting in a $126 million tax liability. This liability is recorded in other accrued liabilities in the consolidated balance sheet and is offset by $40 million through the utilization of net operating loss carryforwards and other foreign tax credits, resulting in a cash tax payment obligation of $86 million, which the Company expects to make in the first quarter of fiscal 2007. In accordance with the guidance provided by ARB 51, Consolidated Financial Statements, the resulting tax amount of $126 million was recorded as a prepaid tax asset and offset by the reversal of a $105 million deferred tax liability, which the Company had previously recorded associated with the transferred asset resulting in a net prepaid asset of $21 million, which is included in other assets, net on the accompanying consolidated balance sheet.

BURGER KING HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
Note 14. Related Party Transactions
In connection with the Company’s acquisition of BKC, the Company entered into a management agreement with the Sponsors for monitoring the Company’s business through board of director participation, executive team recruitment, interim senior management services and other services consistent with arrangements with private equity funds (“the management agreement”). Pursuant to the management agreement, the Company was charged a quarterly fee not to exceed 0.5% of the prior quarter’s total revenues. The Company incurred management fees and reimbursable out-of-pocket expenses under the management agreement totaling $9 million per year for the fiscal years ended June 30, 2006 and 2005, and $8 million for the fiscal year ended June 30, 2004. These fees and reimbursable out-of-pocket expenses are recorded within fees paid to affiliates in the consolidated statement of operations. At June 30, 2005, amounts payable to the Sponsors for management fees and reimbursable out-of-pocket expenses totaled $2 million, which are included within other accrued liabilities in the consolidated balance sheets. In May 2006, the Company paid a termination fee totaling $30 million to the Sponsors to terminate the management agreement upon the completion of the initial public offering. As a result, the Company recognized an expense of $30 million in the period and included in fees paid to affiliates.
As of June 30, 2005, the Company had PIK Notes outstanding to the private equity funds controlled by the Sponsors of $528 million. The outstanding balance of the PIK Notes, which included $103 million of payment-in-kind interest as of June 30, 2005, and $2 million of accrued interest for the fiscal year 2006, was repaid in July 2005. Interest expense on the PIK Notes totaled $2 million and $23 million for the years ended June 30, 2006 and 2005, respectively.
A member of the Board of Directors of the Company has a direct financial interest in a company with which the Company has entered into a lease agreement for the Company’s new corporate headquarters (see Note 19).
An affiliate of one of the Sponsors participated as one of the joint book-running managers of our initial public offering. This affiliate was paid $5 million pursuant to a customary underwriting agreement among the Company and the several underwriters.
Note 15. Leases
At June 30, 2006, the Company leased 1,090 restaurant properties to franchisees and other non-restaurant third parties under capital and operating leases. The building portions of the capital leases with franchisees are accounted for as direct financing leases and recorded as a net investment in property leased to franchisees, while the land and restaurant equipment components are recorded as operating leases and are included in the table below.

BURGER KING HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
Property and equipment, net leased to franchisees and other third parties under operating leases was as follows (in millions):

	Years ended
	June 30,

	2006	2005

Land	$196	$201
Buildings and improvements	78	67
Restaurant equipment	2	2

	276	270
Accumulated depreciation	(23)	(18)

Property and equipment, net leased to franchisees and other third parties under operating leases	$253	$252

Net investment in property leased to franchisees and other third parties under direct financing leases was as follows (in millions):

	Years ended
	June 30,

	2006	2005

Future minimum rents to be received	$353	$373
Estimated unguaranteed residual value	4	4
Unearned income	(200)	(218)
Allowance on direct financing leases	(2)	(2)

	155	157
Current portion included within trade receivables	(7)	(8)

Net investment in property leased to franchisees	$148	$149

In addition, the Company leases land, buildings, office space, and warehousing, including 194 restaurant buildings under capital leases.

BURGER KING HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
At June 30, 2006, future minimum lease receipts and commitments were as follows (in millions):

	Lease Receipts		Lease Commitments

	Direct
	Financing	Operating	Capital	Operating
	Leases	Leases	Leases	Leases

2007	$30	$73	$13	$153
2008	30	68	13	145
2009	30	62	12	130
2010	30	58	11	121
2011	28	54	11	110
Thereafter	205	352	74	732

Total	$353	$667	$134	$1,391

The total minimum obligations of capital leases are $134 million at June 30, 2006. Of this amount, $67 million represents interest. The remaining balance of $67 million is reflected as capital lease obligations recorded in the Company’s consolidated balance sheet, of which $4 million is classified as current portion of long-term debt and capital leases.
Property revenues, which are classified within franchise and property revenues, are comprised primarily of rental income from operating leases and earned income on direct financing leases with franchisees as follows (in millions):

	Years ended June 30,

	2006	2005	2004

Rental income:
Minimum	$74	$78	$78
Contingent	14	13	10

Total rental income	88	91	88
Earned income on direct financing leases	24	29	29

Total property revenues	$112	$120	$117

BURGER KING HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
Rent expense associated with the lease commitments is as follows (in millions):

	Years ended
	June 30,

	2006	2005	2004

Rental expense:
Minimum	$151	$145	$137
Contingent	6	6	5
Amortization of favorable and unfavorable lease contracts, net	(24)	(29)	(52)

Total rental expense	$133	$122	$90

Favorable and unfavorable lease contracts are amortized over a period of up to 20 years and are included in occupancy and other operating costs and property expenses, respectively, in the consolidated statements of operations. Amortization of unfavorable lease contracts totaled $28 million for the year ended June 30, 2006, $32 million for the year ended June 30, 2005, and $57 million for the year ended June 30, 2004. Amortization of favorable lease contracts totaled $4 million for the year ended June 30, 2006, $3 million for the year ended June 30, 2005, and $5 million for the year ended June 30, 2004.
Unfavorable leases, net of accumulated amortization totaled $234 million and $261 million at June 30, 2006 and June 30, 2005, respectively. Unfavorable leases, net of amortization are classified within other deferrals and liabilities in the consolidated balance sheets.
As of June 30, 2006, estimated future amortization expense of unfavorable lease contracts subject to amortization for each of the years ended June 30 is $26 million in 2007, $24 million in 2008, $22 million in 2009, $21 million in 2010, $19 million in 2011, and $122 million thereafter.
Note 16. Stockholders’ equity
Capital Stock
The Company was initially capitalized on December 13, 2002 with $398 million in cash, as a limited liability company. On June 27, 2003, the Company was converted to a corporation and issued an aggregate 104,692,735 common shares to the private equity funds controlled by the Sponsors.
As described in Note 1, in connection with the initial public offering, the Board of Directors of the Company authorized an increase in the number of shares of the Company’s $0.01 par value common stock to 300 million shares, authorized a 26.34608 to one stock split on common stock and authorized 10 million shares of a new class of preferred stock, with a par value of $0.01 per share. As of June 30, 2006, no shares of this new class of preferred stock were issued or outstanding.
Dividends Paid and Return of Capital
On February 21, 2006, the Company paid a dividend of $367 million, or $3.42 per issued and outstanding share, to holders of record of the Company’s common stock on February 9, 2006,

BURGER KING HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
including members of senior management. The payment of the dividend was financed primarily from proceeds of the amended facility (see Note 10) and was recorded as a cash dividend of $100 million ($0.93 per share) charged to the Company’s historical cumulative retained earnings through the dividend date, and as a return of capital of $267 million ($2.49 per share) charged to additional paid-in capital in the accompanying consolidated statement of stockholders’ equity and other comprehensive income (loss) for the year ended June 30, 2006.
Stock-Based Compensation
Burger King Holdings, Inc. 2006 Omnibus Incentive Plan
Prior to the Company’s initial public offering, the Company adopted the Burger King Holdings, Inc. 2006 Omnibus Incentive Plan (the “2006 Omnibus Incentive Plan”). The 2006 Omnibus Incentive Plan provides for the possible issuance of up to 7,113,442 shares of BKH common stock through grants of stock options, stock appreciation rights (“SAR’s”), restricted stock and restricted stock units, deferred stock and performance-based awards to certain officers, employees and non-management members of the Board of Directors.
Burger King Holdings, Inc. Equity Incentive Plan
In July 2003, the Company implemented the Burger King Holdings, Inc. Equity Incentive Plan (the “Equity Incentive Plan”). The Equity Incentive Plan provides for the possible issuance of up to 13,684,418 shares of BKH common stock through the sale of common stock to certain officers of the Company and independent members of the Board of Directors; grants of stock options to certain officers, employees, and independent board members of the Company; and grants of restricted stock units to certain officers of the Company.
Options generally vest over five years and have a 10-year life from the date of grant. In conjunction with the initial public offering, the Company granted a one-time grant of 447,886 options to purchase shares of BKH common stock to certain executive officers.

BURGER KING HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
The following table summarizes the status and activity of options granted during fiscal 2005 and 2006:

		Weighted
		average
	Number of	exercise
	Options	price

Outstanding at June 30, 2003	—	$—
Granted	8,787,366	4.86
Forfeited	(1,969,211)	5.16

Outstanding at June 30, 2004	6,818,155	4.78
Granted	5,142,728	4.28
Exercised	(21,446)	3.80
Forfeited	(2,930,316)	4.62

Outstanding at June 30, 2005	9,009,121	4.55
Granted	2,247,383	13.69
Exercised	(1,247,776)	4.78
Forfeited	(2,600,489)	4.50

Outstanding at June 30, 2006	7,408,239	$7.75

The following table summarizes information about stock options outstanding at June 30, 2006:

		Weighted
		average	Weighted
		remaining	average
Exercise	Number of	contractual	exercise
price	Options	life	price

$ 3.80	4,686,502	6.29	$3.80
7.59	263,250	0.77	7.59
10.25	830,709	9.16	10.25
11.39	384,522	7.74	11.39
17.00	447,886	9.88	17.00
18.91	29,007	9.92	18.91
$21.64	766,363	9.54	$21.64

	7,408,239

Restricted Stock Units
During the years ended June 30, 2006, 2005 and 2004, the Company granted 508,379, 482,212 and 109,969 restricted stock units (“RSU’s”), respectively, at fair value to certain officers of BKC and its subsidiaries. In addition, during the years ended June 30, 2006 and 2005, 29,745 and 17,888 shares, respectively, of common stock were issued in settlement of RSU’s and 3,267 RSU’s were forfeited during the year ended June 30, 2006. There were no shares of common stock issued in settlement of RSU’s in 2004 and no RSU’s forfeited in 2005 and 2004.

BURGER KING HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
Compensatory Make-Whole-Payment
In February 2006, the Company paid $33 million to holders of vested and unvested stock options and RSU’s of the Company, primarily members of senior management and the Board of Directors, in order to compensate such holders for the decrease in value of their equity interests as a result of the February 2006 dividend payment. The make-whole payment was recorded as employee compensation cost, and is included in selling, general and administrative expenses in the accompanying statement of operations for the year ended June 30, 2006.
Note 17. Retirement Plan and Other Postretirement Benefits
The Company has noncontributory defined benefit plans for its salaried employees in the United States (the “Plans”) and noncontributory defined benefit plans for certain employees in the United Kingdom and Germany. In November 2005, the Company announced that effective December 31, 2005 all benefits accrued under the Plans would be frozen at the benefit level attained on that date. As a result, the Company recognized a one-time pension curtailment gain of $6 million, as a component of selling, general and administrative expenses in the accompanying consolidated statement of operations for the fiscal year ended June 30, 2006, equal to the unamortized balances as of December 31, 2005 from prior plan amendments and allowable gains to be realized.
BKC has the Burger King Savings Plan (the “Savings Plan”), a defined contribution plan that is provided to all employees who meet the eligibility requirements. Eligible employees may contribute up to 50% of pay on a pre-tax basis, subject to IRS limitations.
Effective August 1, 2003, BKC implemented the Executive Retirement Plan (“ERP”) for all officers and senior management. Officers and senior management may elect to defer up to 50% of base pay and up to 100% of incentive pay on a before-tax basis under the ERP. BKC provides dollar-for-dollar match on up to the first 6% of base pay. Additionally, the Company may make a discretionary contribution ranging from 0% to 6% based on Company’s performance.
In conjunction with the curtailment gain, the Company approved a distribution totaling $6 million on behalf of those participants who were affected by the curtailment of the Plans. The distribution was recorded as a component of selling, general and administrative expenses in the accompanying consolidated statements of operations for the fiscal year ended June 30, 2006 and was paid by the Company to employees in cash or contributed to the 401(k) plan in which the employee participates.
Expenses incurred for the savings plan and ERP totaled $6 million for the year ended June 30, 2006, $5 million for the year ended June 30, 2005, and $5 million for the year ended June 30, 2004.
BKC uses a measurement date of March 31 and April 30 for all of its US and Non-US Plans.

BURGER KING HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
Obligations and Funded Status
The following table sets forth the change in benefit obligations, fair value of plan assets and amounts recognized in the balance sheets for the Pension Plans and Postretirement Plans (in millions):

	Retirement		Other
	Benefits		Benefits

	June 30,		June 30,

	2006	2005	2006	2005

Change in benefit obligation
Benefit obligation at beginning of year	$181	$167	$22	$21
Service cost	5	6	1	1
Interest cost	10	10	1	1
Actuarial (gain) loss	(9)	3	(1)	(1)
Curtailment (gain)	(21)	—	—	—
Benefits paid	(4)	(5)	(1)	—

Benefit obligation at end of year	162	181	22	22

Change in fair value of plan assets
Fair value of plan assets at beginning of year	93	86	—	—
Actual return on plan assets	10	4	—	—
Company contributions	11	8	—	—
Benefits paid	(4)	(5)	—	—

Fair value of plan assets at end of year	110	93	—	—

Accrued benefit cost
Funded status of plan	(52)	(88)	(22)	(22)
Unrecognized net actuarial (gain) loss	(2)	23	(2)	(1)
Minimum pension liability adjustment	—	(5)	—	—
Other	—	10	—	—

Net accrued benefit cost	(54)	(60)	(24)	(23)

Recognized in Statement of Financial Position
Accrued benefit liability	(54)	(55)	(24)	(23)
Accumulated other comprehensive loss	—	(5)	—	—

Net accrued benefit cost	$(54)	$(60)	$(24)	$(23)

BURGER KING HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
Additional year-end information for Pension Plans with accumulated benefit obligations in excess of plan assets
The following sets forth the projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for the Pension Plans with accumulated benefit obligations in excess of plan assets (in millions):

	Years ended
	June 30,

	2006	2005

Projected benefit obligation	$162	$181
Accumulated benefit obligation	155	153
Fair value of plan assets	$110	$93

Components of Net Periodic Benefit Cost
A summary of the components of net periodic benefit cost for the Pension Plans (retirement benefits) and Postretirement Plans (other benefits) is presented below (in millions):

	Retirement Benefits			Other Benefits

	Years ended			Years Ended
	June 30,			June 30,

	2006	2005	2004	2006	2005	2004

Service cost-benefits earned during the period	$5	$6	$6	$1	$1	$1
Interest costs on projected benefit obligations	10	10	9	1	1	1
Expected return on plan assets	(9)	(7)	(6)	—	—	—
Curtailment gain	(6)	—	—	—	—	—
Recognized net actuarial loss	1	1	—	—	—	—

Net periodic benefit cost and total annual pension cost	$1	$10	$9	$2	$2	$2

Assumptions
The weighted-average assumptions used in computing the benefit obligations of the U.S. Pension Plans (retirement benefits) and Postretirement Plans (other benefits) are as follows:

	Retirement Benefits			Other Benefits

	Years ended June 30,			Years Ended June 30,

	2006	2005	2004	2006	2005	2004

Discount rate as of year-end	6.09%	5.86%	6.00%	6.09%	5.86%	6.00%
Range of compensation rate increase	4.75%	4.75%	4.75%	0.00%	0.00%	0.00%

BURGER KING HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
The Company uses the Moody’s long-term corporate bond yield indices for Aa bonds plus an additional 25 basis points to reflect the longer duration of the plans, as the discount rate used in the calculation of the benefit obligation.
The weighted-average assumptions used in computing the net periodic benefit cost of the U.S. Pension Plans (retirement benefits) and Postretirement Plans (other benefits) are as follows:

	Retirement Benefits			Other Benefits

	Years ended June 30,			Years Ended June 30,

	2006	2005	2004	2006	2005	2004

Discount rate	5.86%	6.00%	6.25%	5.86%	6.00%	6.25%
Range of compensation rate increase	4.75%	4.75%	4.75%	0.00%	0.00%	0.00%
Expected long-term rate of return on plan assets	8.75%	8.75%	8.75%	0.00%	0.00%	0.00%

The expected long-term rate of return on plan assets is determined by expected future returns on the asset categories in target investment allocation. These expected returns are based on historical returns for each asset’s category adjusted for an assessment of current market conditions.
The assumed healthcare cost trend rates are as follows:

	Years ended June 30,

	2006	2005	2004

Healthcare cost trend rate assumed for next year	10.00%	9.00%	9.50%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	5.00%	5.00%	5.00%
Year that the rate reaches the ultimate trend rate	2016	2013	2013

Assumed healthcare cost trend rates do not have a significant effect on the amounts reported for the postretirement healthcare plans, since a one-percentage point change in the assumed healthcare cost trend rate would have very minimal effects on service and interest cost and the postretirement obligation.
Plan Assets
The fair value of plan assets for BKC’s U.S. pension benefit plans as of March 31, 2006 and 2005 was $95 million and $82 million, respectively. The fair value of plan assets for BKC’s pension benefit plans outside the U.S. was $15 million and $11 million at April 30, 2006 and 2005, respectively.

BURGER KING HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
The following table sets forth the asset allocation for BKC’s U.S. pension plans’ assets:

	Retirement
	Benefits

	Years ended
	June 30,

	2006	2005

Equity securities	72%	71%
Debt securities	27%	28%
Short-term investments	1%	1%

	100%	100%

The investment objective for the U.S. pension plans is to secure the benefit obligations to participants while minimizing costs to the Company. The goal is to optimize the long-term return on plan assets at an average level of risk. The target investment allocation is 65% equity and 35% fixed income securities. The portfolio of equity securities includes primarily large-capitalization U.S. companies with a mix of some small-capitalization U.S. companies and international entities.
Estimated Future Cash Flows
Total contributions to the Pension Plans were $2 million, $17 million and $1 million for the years ended June 30, 2006, 2005, and 2004, respectively.
The Pension and Postretirement Plans expected contributions to be paid in the next fiscal year, the projected benefit payments for each of the next five fiscal years, and the total aggregate amount for the subsequent five fiscal years are as follows:

	Retirement Benefits
				Other
	Qualified	Excess	Total	Benefits

Estimated net employer contributions during fiscal 2007	$4.2	$0.6	$4.8	$0.8
Estimated future fiscal year benefit payments during fiscal:
2007	$4.1	$0.6	$4.7	$0.8
2008	4.4	0.5	4.9	1.0
2009	4.5	0.5	5.0	1.1
2010	4.7	0.5	5.2	1.2
2011	4.9	0.5	5.4	1.3
2012 - 2016	$32.6	$3.1	$35.7	$8.8

BURGER KING HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
Note 18. Other Operating Expenses (Income), Net
Other operating expenses (income), net, consist of the following (in millions):

	Years ended June 30,

	2006	2005	2004

(Gains) losses on asset acquisitions, closures and dispositions	$(3)	$13	$15
Impairment of long-lived assets	—	4	—
(Recovery) impairment of investments in franchisee debt	(2)	4	19
Impairment of investments in unconsolidated companies	—	—	4
Litigation settlements and reserves	—	2	4
Other, net	3	11	12

Other operating expenses (income), net	$(2)	$34	$54

(Gains) Losses on Asset Acquisitions, Closures and Dispositions
Losses on asset acquisitions, closures and business dispositions are primarily related to restaurant closures and refranchising of Company-owned restaurants. See Note 3 for further details.
Litigation Settlements and Reserves
The Company is a party to legal proceedings arising in the ordinary course of business, some of which are covered by insurance. In the opinion of management, disposition of these matters will not materially affect the Company’s financial condition and statements of operations.
For the year ended June 30, 2004, the Company recognized a charge of $3 million for settlement of a claim in Australia by BKC’s joint venture partner. Under the terms of a settlement agreement, BKC paid $3 million to terminate certain development rights granted to the joint venture in June 2002. BKC’s joint venture partner also had the option to buy BKC’s interest in the joint venture for approximately $6 million by giving notice to BKC on or before June 30, 2006. The joint venture partner exercised its option and purchased BKC’s interest in the joint venture in August 2006. In addition, BKC agreed to forgive the note receivable from the joint venture plus accrued interest and accordingly, the Company recognized an impairment loss of $7 million for the year ended June 30, 2004.
(Recovery) Impairment of Investment in Franchisee Debt
The Company assesses impairment on franchise debt in accordance with SFAS No. 114. For the year ended June 30, 2004, the Company assessed the collectibility of certain acquired franchisee third-party debt, and recorded an impairment charge of $12 million. As noted above, for the year ended June 30, 2004, the Company agreed to forgive the note receivable from the Australia joint venture partner plus accrued interest and thus the Company recognized an impairment loss of $7 million. There were no impairments for the year ended June 30, 2006 and 2005.

BURGER KING HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
Other, net
Items included within Other, net in fiscal 2005 include settlement losses in connection with the acquisition of franchise restaurants of $5 million and $5 million of costs associated with the FFRP program. Items in Other, net in fiscal 2004 include losses from unconsolidated investments of $3 million in EMEA/ APAC and $2 million each of losses from transactions denominated in foreign currencies, property valuation reserves and re-branding costs related to our operations in Asia.
Note 19. Commitments and Contingencies
Franchisee Restructuring Program
During 2003, the Company initiated a program designed to provide assistance to franchisees in the United States and Canada experiencing financial difficulties. Under this program, the Company worked with franchisees meeting certain operational criteria, their lenders, and other creditors to attempt to strengthen the franchisees’ financial condition. As part of this program, the Company has agreed to provide financial support to certain franchisees.
In order to assist certain franchisees in making capital improvements to restaurants in need of remodeling, the Company provided commitments to fund capital expenditure loans (“Capex Loans”) and to make capital expenditures related to restaurant properties that the Company leases to franchisees. Capex Loans are typically unsecured, bear interest, and have 10-year terms. Through June 30, 2006, the Company has funded $3 million in Capex Loans and has made $7 million of improvements to restaurant properties that the Company leases to franchisees in connection with these commitments. As of June 30, 2006, the Company has commitments remaining to provide future Capex Loans of $10 million and to make up to $12 million of improvements to properties that the Company leases to franchisees.
The Company provided $2 million and $3 million of temporary reductions in rent (“rent relief”) for certain franchisees that leased restaurant property from the Company in the fiscal years ended June 30, 2006 and 2005, respectively. There was no rent relief provided in the fiscal year ended 2004. As of June 30, 2006, the Company has commitments remaining to provide future rent relief of up to $9 million.
Contingent cash flow subsidies represent commitments by the Company to provide future cash grants to certain franchisees for limited periods in the event of failure to achieve their debt service coverage ratio. No contingent cash flow subsidy has been provided through June 30, 2006. The maximum contingent cash flow subsidy commitment for future periods as of June 30, 2006 is $5 million. Upon funding, in most instances, the subsidies will be added to the franchisee’s existing note balance.
Guarantees
The Company guarantees certain lease payments of franchisees arising from leases assigned in connection with sales of company restaurants to franchisees, by remaining secondarily liable for base and contingent rents under the assigned leases of varying terms. The maximum contingent rent amount is not determinable as the amount is based on future revenues. In the event of default by the franchisees, the Company has typically retained the right to acquire

BURGER KING HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
possession of the related restaurants, subject to landlord consent. The aggregate contingent obligation arising from these assigned lease guarantees was $112 million at June 30, 2006, expiring over an average period of five years.
Other commitments arising out of normal business operations were $10 million and $12 million as of June 30, 2006 and 2005, respectively, of which $6 million and $4 million, respectively were guaranteed under bank guarantee arrangements.
Letters of Credit
At June 30, 2006, there were $42 million in irrevocable standby letters of credit outstanding, which were issued primarily to certain insurance carriers to guarantee payment for various insurance programs such as health and commercial liability insurance. Included in that amount was $41 million of standby letters of credit issued under the Company’s $150 million revolving credit facility. As of June 30, 2006, none of these irrevocable standby letters of credit had been drawn upon.
As of June 30, 2006, the Company had posted bonds totaling $2 million, which related to certain utility deposits.
Vendor Relationships
In fiscal 2000, the Company entered into long-term, exclusive contracts with the Coca-Cola Company and with Dr Pepper/ Seven Up, Inc. to supply Company and franchise restaurants with their products and obligating Burger King restaurants in the United States to purchase a specified number of gallons of soft drink syrup. These volume commitments are not subject to any time limit. As of June 30, 2006, the Company estimates that it will take approximately 16 years and 17 years to complete the Coca-Cola and Dr Pepper/ Seven Up, Inc. purchase commitments, respectively. In the event of early termination of these arrangements, the Company may be required to make termination payments that could be material to the Company’s results of operations and financial position. Additionally, in connection with these contracts, the Company has received upfront fees, which are being amortized over the term of the contracts. At June 30, 2006 and 2005, the deferred amounts totaled $23 million and $26 million, respectively. These deferred amounts are amortized as a reduction to food, paper and product costs in the accompanying consolidated statements of operations.
As of June 30, 2006 the Company had $11 million in aggregate contractual obligations for the year ended June 30, 2007 with a vendor providing information technology services under three separate arrangements. These contracts extend up to five years with a termination fee ranging from less than $1 million to $3 million during those years.
The Company also enters into commitments to purchase advertising for periods up to twelve months. At June 30, 2006, commitments to purchase advertising totaled $45 million.
New Global Headquarters
In May 2005, the Company entered into an agreement to lease a building in Coral Gables, Florida, to serve as the Company’s new global headquarters beginning in fiscal 2009. Under this agreement, the estimated annual rent for the 15 year initial term is expected to be

BURGER KING HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
approximately $7 million a year, which will be finalized upon the completion of the building’s construction and will escalate based on the annual inflation rate.
Other
The Company is self-insured for most domestic workers’ compensation, general liability, and automotive liability losses subject to per occurrence and aggregate annual liability limitations. The Company is also self-insured for healthcare claims for eligible participating employees subject to certain deductibles and limitations. The Company determines its liability for claims incurred but not reported based on an actuarial analysis.
The Company has claims for certain years which are insured by a third party carrier, which is currently insolvent. The Company is currently reviewing its options to replace this carrier with another insurance carrier. If the Company is unable to successfully replace the carrier and the existing carrier goes into receivership, then there is the possibility for the State, in which the claim is reported, to take over the pending and potential claims. This may result in an increase in premiums for claims related to this period.
Note 20. Segment Reporting
The Company operates in the fast food hamburger restaurant industry. Revenues include retail sales at Company-owned restaurants and franchise revenues. The business is managed as distinct geographic segments: United States and Canada, Europe, Middle East and Africa and Asia Pacific (“EMEA/ APAC”), and Latin America.
Unallocated amounts reflected in certain tables below included corporate support costs in areas such as facilities, finance, human resources, information technology, legal, marketing, and supply chain management.
The following tables present revenues, operating income, depreciation and amortization, total assets, long-lived assets and capital expenditures information by geographic segment (in millions):

	Years ended June 30,

	2006	2005	2004

Revenues:
United States and Canada	$1,382	$1,275	$1,117
EMEA/ APAC	576	586	566
Latin America	90	79	71

Total revenues	$2,048	$1,940	$1,754

Other than the United States and Germany, no other individual country represented 10% or more of the Company’s total revenues. Revenues in the United States totaled $1,239 million for the year ended June 30, 2006, $1,146 million for the year ended June 30, 2005 and $997 million for the year ended June 30, 2004. Revenues in Germany totaled $269 million for the year ended June 30, 2006, $262 million for the year ended June 30, 2005 and $236 million for the year ended June 30, 2004.

BURGER KING HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)

	Years ended June 30,

	2006	2005	2004

Operating Income:
United States and Canada	$295	$255	$115
EMEA/ APAC	62	36	95
Latin America	29	25	26
Unallocated	(216)	(165)	(163)

Total operating income	170	151	73
Interest expense, net	72	73	64
Loss on early distinguishment of debt	18	—	—

Income before income taxes	80	78	9
Income tax expense	53	31	4

Net income	$27	$47	$5

	Years ended June 30,

	2006	2005	2004

Depreciation and Amortization:
United States and Canada	$60	$52	$56
EMEA/ APAC	9	4	(13)
Latin America	3	2	(1)
Unallocated	16	16	21

Total depreciation and amortization	$88	$74	$63

Depreciation and amortization expense for the year ended June 30, 2004 reflects the initial period of amortization of unfavorable leases recorded as part of the Transaction.

	Years ended
	June 30,

	2006	2005

Assets:
United States and Canada	$1,978	$2,433
EMEA/ APAC	498	220
Latin America	45	47
Unallocated	31	23

Total assets	$2,552	$2,723

BURGER KING HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)

	Years ended
	June 30,

	2006	2005

Long-Lived Assets:
United States and Canada	$854	$892
EMEA/ APAC	114	102
Latin America	35	31
Unallocated	31	23

Total long-lived assets	$1,034	$1,048

Long-lived assets include property and equipment, net, and net investment in property leased to franchisees. Only the United States represented 10% or more of the Company’s total long-lived assets as of June 30, 2006 and 2005. Long-lived assets in the United States, including the unallocated portion, totaled $813 million and $845 million at June 30, 2006 and 2005, respectively.

	Years ended
	June 30,

	2006	2005	2004

Capital Expenditures:
United States and Canada	$43	$40	$36
EMEA/ APAC	17	27	28
Latin America	10	8	6
Unallocated	15	18	11

Total capital expenditures	$85	$93	$81

Note 21. Quarterly Financial Data (Unaudited)
Summarized unaudited quarterly financial data (in millions, except per share data)

	Quarters Ended

	September 30	December 31,	March 31,	June 30,
	2005	2005	2006	2006

Revenue	$508	$512	$495	$533
Operating income	72	70	14	14
Net income (loss)	22	27	(12)	(10)
Basic earnings (loss) per share	0.21	0.25	(0.11)	(0.08)
Diluted earnings (loss) per share	$0.20	$0.24	$(0.11)	$(0.08)

BURGER KING HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)

	Quarters Ended

	September 30,	December 31,	March 31,	June 30,
	2004	2004	2005	2005

Revenue	$481	$488	$468	$503
Operating income	56	54	17	24
Net income	21	23	1	2
Basic earnings per share	0.20	0.22	0.01	0.02
Diluted earnings per share	$0.20	$0.21	$0.01	$0.02

BURGER KING HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
Quarterly results were impacted by timing of expenses and charges which affect comparability of results. The impact of these items during each quarter for fiscal 2006 and 2005 was as follows:

	For the Quarters Ended

	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,
	2006	2006	2005	2005	2005	2005	2004	2004

	(in millions)
Revenues:
Franchise system distress impact(a)	$—	$—	$—	$—	$(3)	$(1)	$—	$1
Selling, general and administrative:
Franchise system distress impact(b)	(1)	—	—	1	2	9	9	8
Global reorganization and realignment	7	2	1	—	7	4	3	3
Compensatory make-whole payment	—	34	—	—	—	—	—	—
Executive severance	5	—	—	—	—	—	—	—

Total effect on SG&A	11	36	1	1	9	13	12	11
Fees paid to affiliates:
Management fee	1	2	3	3	2	2	2	3
Management agreement termination fee	30	—	—	—	—	—	—	—

Total fees paid to affiliates	31	2	3	3	2	2	2	3
Other operating (income) expenses, net:
Franchise system distress impact(c)	1	(2)	1	—	—	7	—	1
Loss on asset disposals and asset impairment	—	—	—	—	9	13	(4)	—

Total effect on other (income) expense, net	1	(2)	1	—	9	20	(4)	1
Total effect on income from operations	43	36	5	4	17	34	10	16

Interest on $350 million loan paid-off at IPO	3	3	—	—	—	—	—	—
Loss on early extinguishment of debt	4	1	—	13	—	—	—	—

Total effect on income before income taxes	$50	$40	$5	$17	$17	$34	$10	$16

(a)	Represents revenues not recognized and (recoveries) of revenues previously not recognized.

(b)	Represents bad debt expense (recoveries), incremental advertising contributions and the internal and external costs of FFRP program administration.

(c)	Represents (recoveries) reserves on acquired debt, net and other items included within operating (income) expenses, net.
Note 22. New Accounting Pronouncements
In December 2004, the FASB issued Statement No. 123 (revised 2004), SFAS No. 123(R), which is a revision of SFAS No. 123, Accounting for Stock-Based Compensation (“SFAS 123”). SFAS 123(R)

BURGER KING HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
supersedes Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB No. 25”). SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative. Under SFAS No. 123(R) the effective date for a nonpublic entity that becomes a public entity after June 15, 2005 is the first interim or annual reporting period beginning after becoming a public company. Further, SFAS No. 123(R) states that an entity that makes a filing with a regulatory agency in preparation for the sale of any class of equity securities in a public market is considered a public entity for purposes of SFAS No. 123(R). The Company implemented SFAS No. 123(R) effective July 1, 2006. As a result, after the filing date of a registration statement in connection with the Company’s initial public offering of its common stock, the Company is required to apply the modified prospective transition method to any share-based payments issued subsequent to the filing of the registration statement but prior to the effective date of the Company’s adoption of SFAS No. 123(R). Under the modified prospective transition method, compensation expense is recognized for any unvested portion of the awards granted between filing date and adoption date of SFAS No. 123(R) over the remaining vesting period of the awards beginning on the adoption date for the Company, July 1, 2006.
As permitted by SFAS No. 123, for periods prior to July 1, 2006 the Company accounted for share-based payments to employees using APB No. 25’s intrinsic value method and, as such, recognized no compensation expense for employee stock options. As the Company currently applies SFAS No. 123 pro forma disclosure using the minimum value method of accounting, the Company is required to adopt SFAS No. 123(R) using the prospective transition method. Under the modified prospective transition method, non-public entities that previously applied SFAS No.S 123 using the minimum value method continue to account for non-vested awards outstanding at the date of adoption of SFAS No. 123(R) in the same manner as they had been accounted to prior to adoption. The Company currently accounts for equity awards using the minimum value method under APB No. 25, and will continue to apply APB No. 25 to equity awards outstanding at the adoption date of SFAS No. 123(R). The Company will not recognize compensation expense for awards issued prior to the date of adoption, unless those awards are modified after the Company became a public company, as described above.
For any awards granted subsequent to the adoption of SFAS No. 123(R), compensation expense will be recognized generally over the vesting period of the award.
In June 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The evaluation of a tax position in accordance with FIN 48 is a two-step process. The first step is to determine whether it is more-likely-than-not that a tax position will be sustained upon examination based on the technical merits of the position. The second step is the measurement of any tax positions that meet the more-likely-than-not recognition threshold is measured to determine the amount of benefit to recognize in the financial statements. The tax position is measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. An enterprise that presents a classified statement of financial position

BURGER KING HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
should classify a liability for unrecognized tax benefits as current to the extent that the enterprise anticipates making a payment within one year or the operating cycle. FIN 48 is effective for fiscal years beginning after December 15, 2006 or fiscal year 2008 for the Company. The Company is currently evaluating the impact that FIN 48 may have on our statements of operations and statement of financial position.
Note 23. Subsequent Event
On July 31, 2006 the Company prepaid an additional $50 million of term debt reducing the total outstanding debt balance to $948 million. As a result of this payment, the next scheduled principal payment on the amended facility is December 31, 2008.

20,000,000 Shares
Burger King Holdings, Inc.
Common Stock

Prospectus
           , 2007
JPMorgan

Goldman, Sachs & Co.
Morgan Stanley
Banc of America Securities LLC

Citigroup

Loop Capital Markets, LLC
Wachovia Securities
You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock.

Part II
Information not required in prospectus
Item 13.      Other expenses of issuance and distribution.
The following table sets forth the expenses (other than compensation to the underwriters) expected to be incurred in connection with this offering. All such amounts (except the SEC registration fee, the NASD filing fee and the New York Stock Exchange listing fee) are estimated.

SEC registration fee	$51,000
NASD filing fee	48,500
Printing and engraving expenses	200,000
Legal fees and expenses	250,000
Accounting fees and expenses	150,000
Blue Sky fees and expenses	15,000	*
Transfer Agent and Registrar fees	10,000	*
Miscellaneous	800,000

Total	$1,524,500

*	Estimate.
Item 14.      Indemnification of directors and officers.
Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the Registrant. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. The Registrant’s Certificate of Incorporation provides for indemnification by the Registrant of its directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law.
Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant’s Certificate of Incorporation provides for such limitation of liability to the fullest extent permitted by the Delaware General Corporation Law.
The Registrant maintains standard policies of insurance under which coverage is provided (a) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, while acting in their capacity as directors and officers of the Registrant, and (b) to the Registrant with respect to payments which may be made by the Registrant to such officers and directors pursuant to any indemnification provision contained in the Registrant’s Certificate of Incorporation or otherwise as a matter of law.
The proposed form of underwriting agreement filed as Exhibit 1.1 to this Registration Statement provides for indemnification of directors and certain officers of the Registrant by the underwriters against certain liabilities.
Item 15.      Recent sales of unregistered securities.
Since August 2003, the Registrant has issued the following securities which were not registered under the Securities Act of 1933, as amended:
Between August 2003 and January 17, 2007, the Registrant issued an aggregate of 2,858,567 shares of its common stock to directors, employees and former employees for an aggregate of $11,865,919 in consideration of services rendered or in private placements and (ii) an aggregate of 1,339,940 shares of its common stock to employees and former employees pursuant to the exercise of outstanding options for an aggregate of $6,465,616 in consideration of services rendered.
The issuances listed above were deemed exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) of the Securities Act or Rule 701 thereunder. In accordance with Rule 701, the shares were issued pursuant to a written compensatory benefit plan and the issuances did not, during any consecutive 12-month period, exceed 15% of the outstanding shares of the Registrant’s common stock, calculated in accordance with the provisions of Rule 701.
Item 16.      Exhibits and financial statement schedules.
(a) Exhibits.

Exhibit
Number		Description

1	.1*	Form of Underwriting Agreement
3	.1**	Amended and Restated Certificate of Incorporation of Burger King Holdings, Inc.
3	.2**	Amended and Restated By-Laws of Burger King Holdings, Inc.
4	.1***	Form of Common Stock Certificate
5	.1******	Legal Opinion of Holland & Knight LLP
10	.1***	Amended and Restated Credit Agreement, dated February 15, 2006, among Burger King Corporation, Burger King Holdings, Inc., the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, Citicorp North America, Inc., as syndication agent, and Bank of America, N.A., RBC Capital Markets and Wachovia Bank, National Association, as documentation agents
10	.2***	Form of Amended and Restated Shareholders’ Agreement by and among Burger King Holdings, Inc., Burger King Corporation, TPG BK Holdco LLC, GS Capital Partners 2000, L.P., GS Capital Partners 2000 Offshore, L.P., GS Capital Partners 2000 GmbH & Co. Beteiligungs KG, GS Capital Partners 2000 Employee Fund, L.P., Bridge Street Special Opportunities Fund 2000, L.P., Stone Street Fund 2000, L.P., Goldman Sachs Direct Investment Fund 2000, L.P., GS Private Equity Partners 2000, L.P., GS Private Equity Partners 2000 Offshore Holdings, L.P., GS Private Equity Partners 2000-Direct Investment Fund, L.P., Bain Capital Integral Investors, LLC, Bain Capital VII Coinvestment Fund, LLC and BCIP TCV, LLC

Exhibit
Number		Description

10	.3***	Form of Management Subscription and Shareholders’ Agreement among Burger King Holdings, Inc., Burger King Corporation and its officers
10	.4***	Form of Board Member Subscription and Shareholders’ Agreement among Burger King Holdings, Inc., Burger King Corporation and its directors
10	.5***	Amendment to the Management Subscription and Shareholders’ Agreement among Burger King Holdings, Inc., Burger King Corporation and John W. Chidsey
10	.6***	Management Subscription and Shareholders’ Agreement among Burger King Holdings, Inc., Burger King Corporation and Gregory D. Brenneman
10	.7***	Management Agreement, dated December 13, 2002, among Burger King Corporation, Bain Capital Partners, LLC, Bain Capital Integral Investors, LLC, Bain Capital VII Coinvestment Fund, LLC, BCIP TCV, LLC, Goldman, Sachs & Co., Goldman Sachs Capital Partners 2000, L.P., GS Capital Partners 2000 Offshore, L.P., GS Capital Partners 2000 GmbH & Co. Beteiligungs KG, GS Capital Partners 2000 Employee Fund, L.P., Bridge Street Special Opportunities Fund 2000, L.P., Stone Street Fund 2000, L.P., Goldman Sachs Direct Investment Fund 2000, L.P., GS Private Equity Partners 2000, L.P., GS Private Equity Partners 2000 Offshore Holdings, L.P., GS Private Equity Partners 2000 — Direct Investment Fund, L.P., TPG GenPar III, L.P. and TPG BK Holdco LLC
10	.8***	Letter Agreement Terminating the Management Agreement, dated as of February 3, 2006, among Burger King Corporation, Bain Capital Partners, LLC, Bain Capital Integral Investors, LLC, Bain Capital VII Coinvestment Fund, LLC, BCIP TCV, LLC, Goldman, Sachs & Co., Goldman Sachs Capital Partners 2000, L.P., GS Capital Partners 2000 Offshore, L.P., GS Capital Partners 2000 GmbH & Co. Beteiligungs KG, GS Capital Partners 2000 Employee Fund, L.P., Bridge Street Special Opportunities Fund 2000, L.P., GS Private Equity Partners 2000, L.P., GS Private Equity Partners 2000 Offshore Holdings, L.P., GS Private Equity Partners 2000— Direct Investment Fund, L.P., TPG GenPar III, L.P. and TPG BK Holdco LLC
10	.9***	Lease Agreement, dated as of May 10, 2005, between CM Lejeune, Inc. and Burger King Corporation
10	.10***	Burger King Holdings, Inc. Equity Incentive Plan
10	.11***	Burger King Holdings, Inc. 2006 Omnibus Incentive Plan
10	.12***	Burger King Corporation Fiscal Year 2006 Executive Team Restaurant Support Incentive Plan
10	.13***	Form of Management Restricted Unit Agreement
10	.14***	Form of Amendment to Management Restricted Unit Agreement
10	.15***	Management Restricted Unit Agreement among John W. Chidsey, Burger King Holdings, Inc. and Burger King Corporation, dated as of October 8, 2004
10	.16***	Special Management Restricted Unit Agreement among Peter C. Smith, Burger King Holdings, Inc. and Burger King Corporation, dated as of December 1, 2003
10	.17***	Form of 2003 Management Stock Option Agreement
10	.18***	Form of 2005 Management Stock Option Agreement
10	.19***	Form of Board Member Stock Option Agreement
10	.20***	Form of Special Management Stock Option Agreement among John W. Chidsey, Burger King Holdings, Inc. and Burger King Corporation
10	.21***	Management Stock Option Agreement among Gregory D. Brenneman, Burger King Holdings, Inc. and Burger King Corporation, dated as of August 1, 2004
10	.22***	Stock Option Agreement among Armando Codina, Burger King Holdings, Inc. and Burger King Corporation, dated as of February 14, 2006

Exhibit
Number		Description

10	.23***	Employment Agreement between John W. Chidsey and Burger King Corporation, dated as of April 7, 2006
10	.24***	Employment Agreement between Russell B. Klein and Burger King Corporation, dated as of April 20, 2006
10	.25***	Employment Agreement between Ben K. Wells, and Burger King Corporation, dated as of April 7, 2006
10	.26***	Employment Agreement between James F. Hyatt and Burger King Corporation, dated as of April 20, 2006
10	.27***	Employment Agreement between Peter C. Smith and Burger King Corporation, dated as of April 20, 2006
10	.28***	Separation and Consulting Services Agreement between Gregory D. Brenneman and Burger King Corporation, dated as of April 6, 2006
10	.29***	Separation Agreement between Bradley Blum and Burger King Corporation, dated as of July 30, 2004
10	.30***	Restricted Stock Unit Award Agreement between Burger King Holdings, Inc. and John W. Chidsey, dated as of May 2006
10	.31***	Form of Restricted Stock Unit Award Agreement under the Burger King Holdings, Inc. 2006 Omnibus Incentive Plan
10	.32***	Form of Restricted Stock Unit Award Agreement under the Burger King Holdings, Inc. 2006 Equity Incentive Plan
10	.33***	Form of Option Award Agreement under the Burger King Holdings, Inc. 2006 Omnibus Incentive Plan
10	.34***	Form of Option Award Agreement under the Burger King Holdings, Inc. Equity Incentive Plan
10	.35****	Form of Performance Award Agreement under the Burger King Holdings, Inc. 2006 Omnibus Incentive Plan
10	.36*****	Form of Retainer Stock Award Agreement For Directors under the Burger King Holdings, Inc. 2006 Omnibus Incentive Plan
10	.37*****	Form of Annual Deferred Stock Award Agreement for Directors under the Burger King Holdings, Inc. 2006 Omnibus Incentive Plan
10	.38*****	Employment Agreement between Anne Chwat and Burger King Corporation dated as of April 20, 2006
14**		Burger King Code of Business Ethics and Conduct
21	.1******	List of Subsidiaries of the Registrant
23.1		Consent of Independent Registered Public Accounting Firm
23	.2******	Consent of Holland & Knight LLP (included as Exhibit 5.1)
24	.1******	Power of Attorney (included on signature page)

*	To be filed by amendment.

**	Incorporated herein by reference to the Burger King Holdings, Inc. Annual Report on Form 10-K dated August 31, 2006.

***	Incorporated herein by reference to the Burger King Holdings, Inc. Registration Statement on Form S-1 (File No. 333-131897).

****	Incorporated herein by reference to the Burger King Holdings, Inc. Current Report on Form 8-K dated August 14, 2006.

*****	Incorporated herein by reference to the Burger King Holdings, Inc. Quarterly Report on Form 10-Q dated February 2, 2006.

******	Previously filed.

Item 17.      Undertakings.
(a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.
(b) The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Signatures
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on the 9th day of February, 2007.

BURGER KING HOLDINGS, INC.

By:	/s/ JOHN W. CHIDSEY

Name: John W. Chidsey
Title: Chief Executive Officer and Director
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JOHN W. CHIDSEY John W. Chidsey	Chief Executive Officer and Director (principal executive officer)	February 9, 2007

/s/ BEN K. WELLS Ben K. Wells	Chief Financial Officer and Treasurer (principal financial officer)	February 9, 2007

* Brian T. Swette	Non-Executive Chairman	February 9, 2007

/s/ CHRISTOPHER M. ANDERSON Christopher M. Anderson	Vice President, Finance and Controller (principal accounting officer)	February 9, 2007

* Andrew B. Balson	Director	February 9, 2007

* David Bonderman	Director	February 9, 2007

* Richard W. Boyce	Director	February 9, 2007

* David A. Brandon	Director	February 9, 2007

Signature	Title	Date

* Armando Codina	Director	February 9, 2007

Peter R. Formanek	Director	February , 2007

* Manny Garcia	Director	February 9, 2007

* Adrian Jones	Director	February 9, 2007

* Sanjeev K. Mehra	Director	February 9, 2007

* Stephen G. Pagliuca	Director	February 9, 2007

* Kneeland C. Youngblood	Director	February 9, 2007

*/s/ JOHN W. CHIDSEY John W. Chidsey Attorney-in-fact

Exhibit index

Exhibit
Number	Description

23.1	Consent of Independent Registered Public Accountants